As filed with the Securities and Exchange Commission on March 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DENDREON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3203193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3005 First Avenue

Seattle, Washington 98121

(877) 256-4545

(address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mitchell H. Gold, M.D.

Chief Executive Officer

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

(877) 256-4545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John J. Halle, Esq. L. John Stevenson, Jr., Esq. Christopher J. Voss, Esq. Stoel Rives LLP 600 University Street, Suite 3600 Seattle, Washington 98101 (206) 624-0900	Barbara L. Borden, Esq. Carl R. Sanchez, Esq. Deyan P. Spiridonov, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this registration statement and the effective time of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.001 par value, including related rights to purchase Series A junior participating preferred stock	15,800,000 shares	N/A	$63,726,667	$5,160

(1)	Based upon the maximum number of shares of Dendreon common stock that may be issued in connection with the first merger described in this registration statement.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933. The calculation of the registration fee is based on $1.815, the average of the high and low per share prices of the common stock, $.001 par value per share, of Corvas International, Inc., as reported on the Nasdaq Stock Market on March 26, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Dendreon may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 31, 2003

Merger Proposed—Your Vote Is Important

Dendreon Corporation and Corvas International, Inc. have agreed to the combination of the two companies under the terms of a merger agreement. We are proposing the combination because we believe it will benefit the stockholders of both companies by creating greater stockholder value and by allowing stockholders to participate in a larger, more diversified company. We also believe that the combination enhances Dendreon’s potential to become a top-tier biotechnology company with a more diverse portfolio of therapeutic drug candidates and opportunities to develop successful therapeutic products in areas of large unmet needs.

The combination will be completed by means of two sequential mergers.

•	In the first merger, a subsidiary of Dendreon will be merged with and into Corvas, and Corvas stockholders will receive 0.45 of a share of Dendreon common stock for each share of Corvas common stock that they own.

•	Immediately thereafter, in the second merger, Corvas will be merged with and into a limited liability company of which Dendreon is the sole member, with Corvas becoming a wholly-owned subsidiary of Dendreon existing in the form of a limited liability company. No additional shares of Dendreon common stock will be issued in the second merger.

We estimate that Dendreon will issue approximately 12.4 million shares of common stock in the first merger and that immediately thereafter Corvas stockholders will hold approximately 31.7% of the then-outstanding shares of Dendreon common stock, based on the number of shares of Dendreon and Corvas common stock outstanding on March 25, 2003. After the combination, Dendreon stockholders will continue to own their existing shares of Dendreon common stock, which will not be affected by the combination.

Dendreon common stock is traded on the Nasdaq National Market under the trading symbol “DNDN.” On [    •    ], 2003, Dendreon common stock closed at $[    •    ] per share as reported on the Nasdaq National Market.

The combination cannot be completed unless the Dendreon stockholders approve the issuance of shares of Dendreon common stock in the first merger and the Corvas stockholders adopt the merger agreement. The obligations of Dendreon and Corvas to complete the combination are also subject to the satisfaction or waiver of several closing conditions.

More information about Dendreon, Corvas and the combination is contained or incorporated by reference in this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 21, before voting.

The board of directors of Dendreon has unanimously approved the merger agreement and the issuance of shares of Dendreon common stock in the first merger, and the board of directors of Corvas has unanimously approved the merger agreement. Dendreon’s board of directors unanimously recommends that Dendreon stockholders vote “FOR” the proposal to approve the issuance of shares of Dendreon common stock in the first merger. The Corvas board of directors unanimously recommends that Corvas stockholders vote “FOR” the proposal to adopt the merger agreement.

Dendreon has scheduled its Annual Meeting and Corvas has scheduled a Special Meeting of stockholders in connection with the respective votes required. In addition to considering and voting on the proposed issuance of common stock in the first merger, stockholders at the Dendreon Annual Meeting will elect directors and transact other business as described herein. The dates, times and places of the Dendreon and Corvas meetings are as follows:

For Dendreon Stockholders:	For Corvas Stockholders:
Dendreon Corporation	Hilton La Jolla Torrey Pines
3005 First Avenue	10950 North Torrey Pines Road
Seattle, Washington 98121	La Jolla, California 92037
Date & Time: [ • ], 2003 at 10:00 a.m.	Date & Time: [ • ]

Your vote is very important. Whether or not you plan to attend the Dendreon Annual Meeting or the Corvas Special Meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by submitting your voting instructions over the Internet or by telephone, if those options are available to you.

Sincerely yours,

Mitchell H. Gold, M.D.	Randall E. Woods
Chief Executive Officer	President and Chief Executive Officer
Dendreon Corporation	Corvas International, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMBINATION DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE DENDREON CORPORATION COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE COMBINATION, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [    •    ], 2003 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF DENDREON CORPORATION ON OR ABOUT [    •    ], 2003 AND TO STOCKHOLDERS OF CORVAS INTERNATIONAL, INC. ON OR ABOUT [    •    ], 2003.

DENDREON CORPORATION

3005 First Avenue

Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    •    ], 2003

TO THE STOCKHOLDERS OF DENDREON CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of DENDREON CORPORATION, a Delaware corporation (“Dendreon”), will be held on [    •    ] [    •    ], 2003 at 10:00 a.m., Pacific time, at Dendreon’s corporate offices, located at 3005 First Avenue, Seattle, Washington 98121, for the following purposes:

1.  To consider and vote upon a proposal, which we also refer to as the combination proposal, to approve the issuance of shares of Dendreon common stock in accordance with the terms of the Agreement and Plan of Merger, dated February 24, 2003 (“Merger Agreement”), by and among Dendreon, Seahawk Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Dendreon (“Merger Sub”), Charger Project LLC, a Delaware limited liability company of which Dendreon is the sole member (“Charger LLC”), and Corvas International, Inc., a Delaware corporation (“Corvas”). Pursuant to the merger agreement, among other things: (a) Merger Sub will merge with and into Corvas, with Corvas surviving as a wholly-owned subsidiary of Dendreon; and (b) immediately thereafter, Corvas will merge with and into Charger LLC, with Charger LLC surviving as a wholly-owned subsidiary of Dendreon. As a part of the first merger, each outstanding share of Corvas common stock, $.001 par value per share, will be converted into 0.45 of a share of Dendreon common stock, $.001 par value per share, all as more fully set forth in the accompanying joint proxy statement/prospectus and in the merger agreement, a copy of which is attached thereto as Annex A.

2.  To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

3.  To approve amendments to the Dendreon 2000 Equity Incentive Plan (“Equity Incentive Plan”) to (a) increase the number of shares of Dendreon common stock authorized for issuance under the Equity Incentive Plan by 2,000,000 shares; (b) increase the number of shares of Dendreon common stock that may be added annually to the Equity Incentive Plan from 550,000 shares to 750,000 shares; and (c) permit the assumption of existing options, stock bonuses and restricted stock that were granted or issued by another corporation and assumed by Dendreon in connection with a merger, consolidation or other corporate reorganization in which Dendreon is a party.

4.  To ratify the selection of Ernst & Young LLP as independent auditors of Dendreon for its fiscal year ending December 31, 2003.

5.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus accompanying this Notice. The board of directors unanimously recommends that Dendreon stockholders vote “FOR” each of the proposals and “FOR” each nominee to the Dendreon board of directors identified in the joint proxy statement/prospectus.

All Dendreon stockholders are cordially invited to attend the Annual Meeting. If you plan to attend the Annual Meeting, please contact investor relations at (877) 256-4545 or ir@dendreon.com. Even if you plan to be present, the board of directors requests that you promptly complete, sign, date and mail the enclosed proxy or vote by telephone or the Internet. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

A special committee of the board of directors has fixed the close of business on [    •    ], 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

T. Dennis George, J.D.

Senior Vice President, Corporate Affairs,

General Counsel and Secretary

Seattle, Washington

[    •    ], 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU ALSO MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CORVAS INTERNATIONAL, INC.

3030 Science Park Road

San Diego, CA 92121-1146

(858) 455-9800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    •    ], 2003

TO THE STOCKHOLDERS OF CORVAS INTERNATIONAL, INC.:

Notice is hereby given that a Special Meeting of Stockholders of CORVAS INTERNATIONAL, INC., a Delaware corporation (“Corvas”), will be held on [    •    ], [    •    ] 2003 at [    •    ], Pacific time, at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, 92037, for the following purposes:

1.	To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated February 24, 2003 (the “Merger Agreement”), by and among Dendreon Corporation, a Delaware corporation (“Dendreon”), Seahawk Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Dendreon (“Merger Sub”), Charger Project LLC, a Delaware limited liability company of which Dendreon is the sole member (“Charger LLC”), and Corvas, pursuant to which, among other things, Merger Sub will merge with and into Corvas, with Corvas surviving as a wholly-owned subsidiary of Dendreon; and immediately thereafter Corvas will merge with and into Charger LLC, with Charger LLC surviving as a wholly-owned subsidiary of Dendreon (collectively, with the merger of Merger Sub and Corvas, the “Combination”), and each outstanding share of Corvas common stock, $.001 par value per share, will be converted into 0.45 of a share of Dendreon common stock, $.001 par value per share, all as more fully set forth in the accompanying joint proxy statement/prospectus and in the Merger Agreement, a copy of which is attached thereto as Annex A; and

2.	To consider and transact such other matters which may properly come before the Special Meeting or any adjournment or postponement thereof.

The Corvas stockholders of record at the close of business on [    •    ], 2003, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. At the close of business on the record date, Corvas had [    •    ] shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Corvas common stock is required to adopt the Merger Agreement. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the adoption of the Merger Agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the effect of counting as a vote against the adoption of the Merger Agreement.

If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

The Corvas board of directors (1) has unanimously approved the Merger Agreement and declared the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (2) has unanimously declared that it is in the best interest of Corvas stockholders that Corvas enter into the Merger Agreement and complete the Combination on the terms and conditions in the Merger Agreement, and (3) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

By Order of the Board of Directors,

Randall E. Woods

President and Chief Executive Officer

Corvas International, Inc.

San Diego, California

[    •    ], 2003

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Dendreon from other documents that are not included in, incorporated by reference or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find Additional Information” beginning on page 146.

Dendreon will provide you with copies of this information, without charge, upon written or oral request to:

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

(877) 256-4545

Attn: Investor Relations

In addition, you may obtain copies of the information relating to Dendreon, without charge, by sending an e-mail to ir@dendreon.com or by making a request through the Dendreon investor relations Web site at http://www.dendreon.com/legal/den_legal_notice_global_main.html. None of the information on the Dendreon Web site is a part of this joint proxy statement/prospectus.

In order for you to receive timely delivery of the documents in advance of the Dendreon Annual Meeting, Dendreon should receive your request no later than [    •    ], 2003.

Dendreon®, the Dendreon logo, DACS®, Provenge®, Simplesep Enrichment System®, Mylovenge™, Myezenium™, Neuvenge™, Neuzenium™, Provenge™, Prozenium™ and the Antigen Delivery Cassette™ are trademarks of Dendreon Corporation. CORVAS® and the Corvas logo are trademarks of Corvas International, Inc. All other trademarks appearing or incorporated by reference into this joint proxy statement/prospectus are the property of their respective owners.

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QUESTIONS AND ANSWERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Dendreon and Corvas have agreed to the acquisition of Corvas by Dendreon under the terms of a merger agreement that is described in this joint proxy statement/prospectus. The merger agreement calls for two sequential mergers, as further described herein, which we refer to together as the combination. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the combination, Dendreon stockholders must vote for a proposal, which we also refer to as the combination proposal, to approve the issuance of shares of Dendreon common stock in accordance with the terms of the merger agreement, and Corvas stockholders must vote to adopt the merger agreement.

Dendreon and Corvas will hold separate meetings of their respective stockholders to obtain approval of the combination proposal and adoption of the merger agreement and, in the case of Dendreon, the election of three directors and the approval of certain other matters. This joint proxy statement/prospectus contains important information about the combination and the meetings of the respective stockholders of Dendreon and Corvas, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Dendreon and Corvas proposing the combination?

A:	We believe that the combination will provide significant strategic and financial benefits to the stockholders of both companies by creating a combined company with a more diversified technology base and product pipeline that enhances Dendreon’s potential to become a top-tier biotechnology company. The combination will create a stronger, more competitive and sustainable enterprise.

Q:	What will happen in the combination?

A:	Initially, a wholly-owned subsidiary of Dendreon will merge with and into Corvas, with Corvas surviving as a wholly-owned subsidiary of Dendreon. In the first merger, each outstanding share of Corvas common stock will be converted into 0.45 of a share of Dendreon common stock. Holders of Corvas common stock will be entitled to receive an amount in cash equal to the market value of any fraction of a share resulting from the conversion.

Example: If you own 100 shares of Corvas common stock on the effective date of the first merger, then, as a result of the first merger, you will receive 45 shares of Dendreon common stock.

Based on the number of shares of Dendreon and Corvas common stock outstanding on March 25, 2003, we estimate that Dendreon will issue approximately 12.4 million shares of common stock in the first merger and that immediately after the first merger the former Corvas stockholders, in the aggregate, will own approximately 31.7% of the then-outstanding shares of Dendreon common stock.

Immediately after the first merger, Corvas will merge with and into a limited liability company of which Dendreon is the sole member, with the limited liability company surviving as a wholly-owned subsidiary of Dendreon. The second merger will not cause any change in the ownership of Dendreon common stock and the only material non-tax consequence of the second merger will be to cause the business of Corvas to be owned by Dendreon through a limited liability company rather than a corporation.

Q:	Will the combination be taxable to me?

A:	It is expected that Corvas stockholders who exchange their shares of Corvas common stock for shares of Dendreon common stock pursuant to the merger agreement will not recognize any gain or loss on the exchange for U.S. federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of Dendreon common stock. Dendreon stockholders will not recognize gain or loss as a result of the combination. We encourage you to read “The Combination—Material U.S. Federal Income Tax Consequences” beginning on page 71 for a more complete discussion of the federal income tax consequences of the combination.

Tax matters can be complicated and the tax consequences of the combination to you will depend on your particular tax situation. We urge you to consult your tax advisor to fully understand the tax consequences of the combination to you.

Q:	Am I entitled to appraisal rights?

A:	No. Under Delaware law, neither the holders of Dendreon common stock nor the holders of Corvas common stock are entitled to appraisal rights in connection with the combination.

Q:	Will the combination affect the board of directors of Dendreon?

A.	Yes. At the Dendreon Annual Meeting, Dendreon stockholders will elect three directors to terms expiring in 2006. Seven other directors, whose terms expire either in 2004 or in 2005, will not be considered for re-election at the Annual Meeting. The merger agreement provides that, if the first merger is consummated, Dendreon will cause two directors of Corvas to be appointed to Dendreon’s board of directors, which will continue to consist of ten directors. To accomplish that, a Dendreon director who has been nominated for election at the Annual Meeting to serve an additional term expiring in 2006, and one of the current Dendreon directors whose term expires in 2005, will resign effective as of the date of the first merger. Dendreon’s board of directors will then appoint one former director of Corvas to fill the remaining term of the director elected at the Dendreon Annual Meeting, and one former director of Corvas to fill the remaining term of the Dendreon director whose term expires in 2005.

Q:	When do you expect the combination to be completed?

A:	The parties are working to complete the combination as quickly as possible. In addition to obtaining stockholder approval, the parties must satisfy other closing conditions. Dendreon and Corvas currently expect to complete the combination promptly following the Dendreon Annual Meeting, which is scheduled for May 22, 2003, and the Corvas Special Meeting, which is scheduled for [ • ], 2003.

Q:	Where and when are the stockholder meetings?

A:	The Dendreon Annual Meeting will be held on [ • ], [ • ], 2003 at 10:00 a.m., Pacific time, at Dendreon’s corporate offices, located at 3005 First Avenue, Seattle, Washington 98121.

The Corvas Special Meeting will be held on [    •    ], [    •    ], 2003 at [    •    ], Pacific time, at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, 92037.

Q:	How does my company’s board of directors recommend that I vote?

A:	The Dendreon board of directors unanimously recommends that Dendreon stockholders vote “FOR” the combination proposal, “FOR” the approval of the amendments to the Dendreon 2000 Equity Incentive Plan, or Equity Incentive Plan, “FOR” ratification of Ernst & Young LLP as Dendreon’s independent auditors, and “FOR” each of the nominees to the Dendreon board of directors.

The Corvas board of directors unanimously recommends that Corvas stockholders vote “FOR” the proposal to adopt the merger agreement.

Q:	What vote of the Dendreon stockholders is required to approve the combination proposal?

A:	Assuming a quorum is present at the Dendreon Annual Meeting, at least a majority of the total votes cast, in person or by proxy, must be voted “FOR” the combination proposal for it to be adopted. In connection with the execution of the merger agreement, the directors and executive officers and certain other stockholders of Dendreon represented on the board of directors have agreed to vote all of the shares of Dendreon common stock owned by them in favor of the combination proposal. As of [ • ], 2003, these Dendreon directors, executive officers and stockholders collectively owned approximately [ • ]% of the outstanding shares of Dendreon common stock.

Q:	What vote of the Corvas stockholders is required to adopt the merger agreement?

A:	The holders of at least a majority of the outstanding shares of Corvas common stock must vote “FOR” the adoption of the merger agreement. In connection with the execution of the merger agreement, each of the directors and executive officers of Corvas has agreed to vote all of the shares of Corvas common stock that he or she owns in favor of the adoption of the merger agreement. As of [ • ], 2003, these Corvas directors and executive officers collectively owned approximately [ • ]% of the outstanding shares of Corvas common stock.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the combination proposal or adoption of the merger agreement, as the case may be. With respect to the other matters to be voted on by stockholders at the Dendreon Annual Meeting, your proxy will be counted as a vote for approval on those matters and for election of the directors nominees.

Stockholders who own their shares of record also may submit a proxy over the Internet or by telephone. For specific instructions on how to use the Internet or the telephone to submit a proxy, please refer to the instructions on your proxy card.

Q:	What happens if I am a Corvas stockholder and do not submit a proxy or vote in person at the Corvas Special Meeting?

A:	Because the required vote of Corvas stockholders is based upon the number of outstanding shares of common stock as of the record date for the Corvas Special Meeting, rather than upon the shares actually voted, the failure by the holder of any shares of Corvas common stock to submit a proxy or to vote in person at the Corvas Special Meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Q:	What happens if I am a Dendreon stockholder and do not submit a proxy or vote in person at the Annual Meeting?

A:	Assuming a quorum is present at the Annual Meeting, the approval of the combination proposal requires the affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting. The amendments to the Equity Incentive Plan and the ratification of the selection of Dendreon’s independent auditors require the affirmative vote of a majority of the Dendreon common stock entitled to vote on the subject matter at a meeting at which a quorum is present. Directors will be elected by a plurality of the common stock voting at a meeting at which a quorum is present. Therefore, unless your failure to submit a proxy or vote in person at the Annual Meeting contributes to the failure to achieve a quorum, if you neither submit a proxy nor vote in person at the Annual Meeting, or if you abstain with respect to the combination proposal, each of the proposals will be decided by the stockholders who do vote.

Q:	Is the approval of the combination proposal contingent upon the approval of the other proposals to be considered at the Dendreon Annual Meeting?

A:	No. Approval of the combination proposal is not contingent upon approval of any other proposal submitted to the Dendreon stockholders for a vote at the Dendreon Annual Meeting. Approval of the combination proposal will not be affected if a Dendreon stockholder votes “AGAINST” any other proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the applicable stockholders’ meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Dendreon or Corvas, as the case may be, before the applicable stockholders’ meeting. If you have submitted your proxy via telephone or the Internet, you can revoke your proxy by the same means, if you do so by the time stated on your proxy card. Instructions for doing this are given on pages 33 and 36. Third, you can attend the meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person. Attendance at the meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All Dendreon and Corvas stockholders are invited to attend their respective company’s stockholder meeting. Stockholders of record as of the record date can vote in person at their respective stockholder meetings. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at your respective stockholder meeting.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:	Except with respect to a vote of the Dendreon stockholders in favor of the board nominees to Dendreon’s board of directors and ratification of the selection of Dendreon’s independent auditors, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	What if I fail to instruct my broker or bank about how to vote?

A:	If you are a Corvas stockholder, failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as a vote against the adoption of the merger agreement. If you are a Dendreon stockholder, failure to instruct your broker, bank or other nominee to vote your shares in favor of the combination proposal or the amendments to the Equity Incentive Plan will result in those matters being decided by the Dendreon stockholders who do vote on those matters.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate proxy or voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card or voting instruction card. In addition, if you are a stockholder of Dendreon and a stockholder of Corvas, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	If I am a Corvas stockholder, should I send in my stock certificates now?

A:	No. After the combination is completed, you will receive a transmittal form with instructions for the surrender of Corvas stock certificates. Please do not send in your stock certificates with your proxy.

Q:	Who can help answer my questions?

A:	If you are a Dendreon stockholder and you have any questions about the combination proposal or other matters to be voted upon at the Annual Meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact Julie Rathbun at Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, tel. (877) 256-4545, or by email to ir@dendreon.com.

If you are a Corvas stockholder and you have any questions about the combination or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact Georgeson Shareholder Communications, Inc. at 17 State Street, 10th Floor, New York, New York 10004, tel. (800) 223-2064.

You also may obtain additional information about Dendreon and Corvas from the documents filed with the Securities and Exchange Commission, or SEC, or by following the instructions in the section entitled “Where You Can Find Additional Information” on page 146.

SUMMARY

The following is a summary of information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the combination that is important to you. For a more complete description of the combination and other matters to come before the Dendreon and Corvas stockholders, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and reference is made thereto for a complete description of the terms of the combination. In addition, Dendreon and Corvas encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Dendreon that it has filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” All information concerning Dendreon included or incorporated by reference in this joint proxy statement/prospectus has been furnished by Dendreon, and all information concerning Corvas included herein has been furnished by Corvas.

General (See page 38)

This joint proxy statement/prospectus relates to the proposed combination of Dendreon and Corvas pursuant to the merger agreement, whereby Corvas will become a wholly-owned subsidiary of Dendreon. This joint proxy statement/prospectus also relates to the Annual Meeting of Dendreon stockholders at which stockholders will elect three directors and act on certain other matters.

The Parties to the Combination (See page 95)

Dendreon Corporation.    Dendreon is a biotechnology company dedicated to the discovery and development of novel products for the treatment of diseases through innovative manipulation of the immune system. Dendreon’s product pipeline is focused on cancer, and includes therapeutic vaccines, monoclonal antibodies, and small molecule product candidates. The principal executive offices of Dendreon are located at 3005 First Avenue, Seattle, Washington 98121, and its telephone number is (877) 256-4545.

Corvas International, Inc.    Corvas is a biopharmaceutical company focused on the development of new biotherapeutics that address large medical markets, including cardiovascular disease and cancer. The principal executive offices of Corvas are located at 3030 Science Park Road, San Diego, California 92121, and its telephone number is (858) 455-9800.

Seahawk Acquisition, Inc.    Seahawk Acquisition, Inc., which we refer to as Merger Sub, was formed on February 19, 2003 as a wholly-owned subsidiary of Dendreon to serve as a vehicle to effect the first merger. Merger Sub’s address and telephone number are the same as Dendreon’s.

Charger Project LLC.    Charger Project LLC, which we refer to as Charger LLC, was formed on February 21, 2003 as a wholly-owned subsidiary of Dendreon to serve as a vehicle to effect the second merger. Charger LLC’s address and telephone number are the same as Dendreon’s.

The Annual Meeting of Dendreon Stockholders (See page 31)

Time, Date and Place.    The Dendreon Annual Meeting will be held on [    •    ], [    •    ], 2003 at 10:00 a.m., Pacific time, at Dendreon’s corporate offices, located at 3005 First Avenue, Seattle, Washington 98121.

Purpose of Meeting.    At the Dendreon Annual Meeting, stockholders will be asked to consider and vote on the combination proposal, elect three directors, amend the Equity Incentive Plan, ratify the selection of Ernst & Young LLP as Dendreon’s independent auditors, and such other matters as may be properly brought before the meeting.

Solicitation.    The form of proxy accompanying the joint proxy statement/prospectus to be mailed to Dendreon stockholders is solicited on behalf of the board of directors of Dendreon for use at the

Dendreon Annual Meeting, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying meeting notice. Dendreon intends to mail the joint proxy statement/prospectus and accompanying proxy card on or about [    •    ], 2003, to all the stockholders of Dendreon entitled to vote at the Dendreon meeting.

Dendreon and Corvas will share equally the expense (other than attorneys’ fees) of preparing and filing this joint proxy statement/prospectus, and Dendreon will bear the cost of solicitation of proxies from its stockholders, including the printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to Dendreon stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Dendreon’s common stock beneficially owned by others to forward to such beneficial owners. Dendreon may reimburse persons representing beneficial owners of Dendreon’s common stock for the costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of Dendreon. No additional compensation will be paid to directors, officers or other employees for such services. In addition, Dendreon has retained Mellon Investor Services LLC to assist it in soliciting proxies for the Annual Meeting.

Record Date, Quorum and Shares Entitled to Vote.    Only holders of record of shares of Dendreon common stock at the close of business on [    •    ], 2003 are entitled to vote at the Dendreon Annual Meeting and at any adjournments or postponements thereof. As of [    •    ], 2003, there were outstanding [    •    ] shares of Dendreon common stock which are entitled to vote at the Dendreon Annual Meeting. Each share of Dendreon common stock is entitled to one vote on each matter to be voted upon at the Dendreon Annual Meeting.

The presence either in person or by properly authorized proxy of the holders of a majority of the outstanding shares of Dendreon common stock entitled to vote at the Dendreon Annual Meeting is necessary to constitute a quorum at such meeting. If a quorum is not present at the meeting, either the chairman of the meeting or the stockholders present, by vote of a majority of the votes cast by stockholders entitled to vote thereon, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted that might have been transacted at the meeting as originally held and proxies will be voted as directed.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions are treated as shares present and entitled to vote at the meeting for purposes of establishing a quorum. Broker non-votes are generally treated as shares present and entitled to vote at the meeting for purposes of establishing a quorum if the broker is granted a limited proxy or has the authority to vote on a specific proposal at the meeting. Broker non-votes are not counted for any purpose in determining whether a proposal has been approved. Abstentions with respect to the combination proposal are not counted in determining whether that matter has been approved. Abstentions with respect to the proposed Equity Incentive Plan amendments and the ratification of the selection of Ernst & Young LLP as Dendreon’s independent auditors will have the effect of negative votes on those proposals.

Voting Via the Internet or by Telephone.    The Delaware General Corporation Law, under which Dendreon is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. Dendreon stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet.

The telephone and Internet voting procedures are described on the proxy cards. They are designed to authenticate stockholders’ identities, to allow stockholders to grant or revoke a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote by telephone or the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by such stockholders.

Votes submitted by Dendreon stockholders by telephone or the Internet must be received by 4:00 p.m., Eastern time, on [    •    ], 2003. Submitting your proxy by telephone or the Internet will not affect a Dendreon stockholder’s right to vote in person should a Dendreon stockholder decide to attend the Dendreon Annual Meeting.

Proxies and Revocation of Proxies.    The enclosed Dendreon proxy card permits each Dendreon stockholder to specify that shares be voted “FOR” or “AGAINST” (or “ABSTAIN” from) the combination proposal, the amendments to the Equity Incentive Plan, and ratification of the independent auditors, and “FOR” or to “WITHHOLD” a vote for all or any individual nominee for election as a director. If properly executed and returned, such proxies will be voted in accordance with the choices specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted “FOR” the combination proposal, election of the three nominees as directors, the amendments to the Equity Incentive Plan, and ratification of Ernst & Young as independent auditors.

Any Dendreon stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of Dendreon at its address set forth herein for the delivery of proxies, or it may be revoked by attending the meeting and voting in person. If you have submitted your proxy via the telephone or Internet, you can revoke your proxy by the same means, if you do so by the time stated on your proxy card. Attendance at the meeting will not, by itself, revoke a proxy.

Certain Voting Information.    As of [    •    ], 2003, Dendreon directors and executive officers and certain stockholders represented on Dendreon’s board of directors, as a group, owned approximately [    •    ]% of the outstanding Dendreon common stock entitled to vote at the Dendreon Annual Meeting. These directors, officers and stockholders have agreed to vote all outstanding shares of Dendreon common stock owned by them for approval of the combination proposal.

Other Matters.    Representatives of Ernst & Young LLP, Dendreon’s independent auditors, are expected to be present at the Dendreon Annual Meeting.

Required Vote.    For the combination proposal to be approved, a majority of the total votes cast in person or by proxy must vote in favor of the proposal. The affirmative vote of the holders of a majority of the outstanding shares of Dendreon common stock present in person or by proxy at the Dendreon Annual Meeting and entitled to vote on the proposal is required to approve the amendments to the Equity Incentive Plan and to ratify the selection of Ernst & Young as the company’s independent auditors. Directors will be elected by a plurality of votes cast. Each share of Dendreon common stock is entitled to one vote at the Dendreon Annual Meeting.

The Special Meeting of Corvas Stockholders  (See page 34)

Time, Date and Place.    The Corvas Special Meeting will be held on [    •    ], 2003 at [    •    ], Pacific time, at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, 92037.

Purpose of Meeting.    At the Corvas Special Meeting, stockholders of Corvas will be asked to consider and vote on a proposal to adopt the merger agreement and such other matters as may be properly brought before the meeting.

Solicitation.    The form of proxy accompanying the joint proxy statement/prospectus to be mailed to Corvas stockholders is solicited on behalf of the board of directors of Corvas for use at the Corvas Special Meeting, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying meeting notice. Corvas intends to mail this joint proxy statement/prospectus and accompanying proxy card on or about [    •    ], 2003, to all the stockholders of Corvas entitled to vote at the Corvas Special Meeting.

Corvas and Dendreon will share equally the expense (other than attorneys’ fees) of preparing and filing this joint proxy statement/prospectus, and

Corvas will bear the cost of solicitation of proxies from its stockholders, including the printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to Corvas stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Corvas common stock beneficially owned by others to forward to such beneficial owners. Corvas may reimburse persons representing beneficial owners of Corvas common stock for the costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of Corvas. No additional compensation will be paid to directors, officers or other employees for such services. In addition, Corvas has retained Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies for the Special Meeting.

Record Dates, Quorum and Shares Entitled to Vote.    Only holders of record of shares of Corvas common stock at the close of business on [    •    ], 2003 are entitled to vote at the Corvas Special Meeting. At the close of business on [    •    ], 2003, there were outstanding [    •    ] shares of Corvas common stock which are entitled to vote at the Corvas Special Meeting and at any adjournments or postponements thereof. Each share of Corvas common stock is entitled to one vote at the Corvas Special Meeting.

The presence either in person or by properly authorized proxy of the holders of a majority of the outstanding shares of Corvas common stock entitled to vote at the Corvas Special Meeting is necessary to constitute a quorum at such meeting. If a quorum is not present at the meeting, either the chairman of the meeting or the stockholders present, by vote of a majority of the votes cast by stockholders entitled to vote thereon, may adjourn the meeting for the purpose of soliciting additional proxies, and at any such adjourned meeting at which a quorum is present any business may be transacted that might have been transacted at the meeting as originally held and proxies will be voted as directed.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions are treated as shares present and entitled to vote at the meeting for purposes of establishing a quorum. Broker non-votes are generally treated as shares present and entitled to vote at the meeting for purposes of establishing a quorum if the broker is granted a limited proxy or has the authority to vote on a specific proposal at a meeting. For purposes of the proposal to adopt the merger agreement, abstentions and broker non-votes will have the same effect as negative votes.

Voting Via the Internet or by Telephone.    The Delaware General Corporation Law, under which Corvas is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. Corvas stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet.

The telephone and Internet voting procedures are described on the proxy cards. They are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote by telephone or the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.

Votes submitted by Corvas stockholders by telephone or the Internet must be received by [    •    ], Pacific time, on [    •    ], [    •    ] , 2003. Submitting your proxy by telephone or the Internet will not affect a Corvas stockholder’s right to vote in person should a Corvas stockholder decide to attend the Corvas Special Meeting.

Proxies and Revocation of Proxies.    The enclosed Corvas proxy card permits each stockholder to specify that shares be voted “FOR” or “AGAINST” (or “ABSTAIN” from) the adoption of the merger agreement. If properly executed and returned, such proxies will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted “FOR” adoption of the merger agreement.

Any Corvas stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of Corvas at its address set forth herein for the delivery of proxies, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Certain Voting Information.    As of [    •    ], 2003, Corvas directors and executive officers, as a group, beneficially owned [    •    ] shares (or approximately [    •    ]%) of the outstanding Corvas common stock entitled to vote at the Corvas Special Meeting. All directors and executive officers of Corvas have agreed to vote all outstanding shares of Corvas common stock beneficially owned by them for the adoption of the merger agreement.

Other Matters.    Representatives of KPMG LLP, Corvas’ independent auditors, are expected to be present at the Corvas Special Meeting.

Required Vote.    The affirmative vote of the holders of a majority of the outstanding shares of Corvas common stock is required to adopt the merger agreement. Each share of Corvas common stock is entitled to one vote at the Corvas Special Meeting.

Recommendation of the Board of Directors of Dendreon (See page 31)

Dendreon’s board of directors has unanimously approved the merger agreement and the issuance of Dendreon common stock pursuant thereto and unanimously recommends that the Dendreon stockholders vote “FOR” the combination proposal, “FOR” the three nominees for election as directors, “FOR” the amendments to the Equity Incentive Plan, and “FOR” ratification of Ernst & Young LLP as the company’s independent auditors.

Recommendation of the Board of Directors of Corvas (See page 34)

Corvas’ board of directors has unanimously approved the merger agreement and unanimously recommends that the Corvas stockholders vote “FOR” adoption of the merger agreement. In considering the recommendation of the Corvas board of directors with respect to the combination, Corvas stockholders should be aware that certain directors and officers of Corvas have interests in the combination different from the interests of other Corvas stockholders. See “The Combination—Interests of Certain Persons in the Combination.”

Opinion of Financial Advisor of Dendreon  (See page 55)

The Dendreon board of directors has received the opinion of Needham & Company, Inc. (“Needham & Company”), Dendreon’s financial advisor in connection with the combination, that, as of the date of the merger agreement, the Conversion Number (as defined in the merger agreement) at which Corvas common stock will be exchanged for Dendreon common stock is fair to the stockholders of Dendreon from a financial point of view. A copy of Needham & Company’s opinion is attached as Annex D to this joint proxy statement/prospectus and should be read in its entirety for information with respect to the assumptions made, and matters considered, by Needham & Company in rendering its opinion.

Opinion of Financial Advisor of Corvas  (See page 60)

The Corvas board of directors has received the opinion of Lazard Frères & Co. LLC (“Lazard Frères”), Corvas’ financial advisor in connection with the combination, that, as of the date of the merger agreement, the consideration offered to the holders of shares of Corvas common stock pursuant to the first merger is fair to such stockholders from a financial point of view. A copy of Lazard Frères’ opinion is attached as Annex E to this joint proxy statement/prospectus and should be read in its entirety for information with respect to the assumptions made, and matters considered, by Lazard Frères in rendering its opinion.

The Combination (See page 38)

General.    In the first merger, Merger Sub will be merged with and into Corvas, and Dendreon will thereby acquire all of the issued and outstanding shares of Corvas. Merger Sub will cease to exist as a separate corporation and Corvas will be the surviving corporation in the first merger. Immediately after the first merger, Corvas will merge with and into a limited liability company of which Dendreon is the sole member, with the limited liability company surviving as a wholly-owned subsidiary of Dendreon. The second merger will not cause any change in the ownership of Dendreon common stock and the only material non-tax consequence of the second merger will be to cause the business of Corvas to be owned by Dendreon through a limited liability company rather than a corporation.

Conversion of Shares.    In the first merger, each outstanding share of Corvas common stock will be converted into 0.45 of a share of Dendreon common stock. The stockholders of Dendreon will continue to hold their shares of capital stock of Dendreon without any change in number, designation, terms or rights. For a summary of the differences between the rights of Corvas stockholders and the rights of Dendreon stockholders, see “Comparative Rights of Dendreon and Corvas Stockholders.”

Effective Time of the First Merger.    Subject to the terms and conditions of the merger agreement, the first merger is expected to become effective as soon as practicable after the Dendreon Annual Meeting and the Corvas Special Meeting. See “The Merger Agreement—Effective Time and Effect of the First Merger.”

Conditions to the First Merger.    The obligations of Dendreon and Corvas to effect the first merger are subject to certain conditions, including, among other things, that the combination proposal shall have been approved by the holders of Dendreon common stock and that the merger agreement shall have been adopted by the holders of Corvas common stock. Other than the required stockholder approvals, substantially all of the conditions to the obligation of Dendreon or Corvas to consummate the first merger may be waived or modified by the party that is entitled to the benefits thereof.

Stock Options.    Pursuant to the merger agreement, each outstanding option to acquire shares of Corvas common stock will be assumed by Dendreon and will entitle the holder thereof to acquire Dendreon common stock based on the Conversion Number, and the exercise price of such option will be correspondingly adjusted.

Amendment, Termination and Waiver.    The merger agreement may be amended at any time, provided that after the combination proposal has been approved by the stockholders of Dendreon and the merger agreement has been adopted by the stockholders of Corvas, it may be amended only as permitted by applicable law. Under certain conditions, the merger agreement may be terminated prior to the effective time of the first merger, whether before or after the approval of the combination proposal by the Dendreon stockholders or adoption of the merger agreement by the Corvas stockholders. The conditions under which the merger agreement may be terminated include termination by mutual consent of Dendreon and Corvas, termination by either party if the first merger has not been consummated by August 24, 2003, termination by either party upon the failure of either Dendreon or Corvas to receive the requisite stockholder approval relating to the combination at the Dendreon Annual Meeting or the Corvas Special Meeting, or adjournments or postponements thereof, and termination by either Dendreon or Corvas if there has been a breach of any representation, warranty, covenant or agreement on the part of the other company that has not been cured within the prescribed cure period and that has had a material adverse effect on the breaching company. The merger agreement also may be terminated by either Dendreon or Corvas if the recommendation of the combination by the board of directors of the other principal party is withdrawn or modified in a manner adverse to such party or if the board of directors of the other principal party engages in certain activity inconsistent with the consummation of the first merger. The merger agreement may be terminated by Corvas if it receives an unsolicited superior offer for a merger, sale of substantial assets or similar transaction, and its board of directors determines in good faith that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law. See “The Merger Agreement—Conditions to Consummation of the First Merger,” “—Amendment of the Merger Agreement; Waiver of Conditions” and  “—Termination of the Merger Agreement.”

Termination Fee.    If the merger agreement is terminated, the merger agreement provides, in certain specified circumstances, for the payment by one party to the other of a termination fee of $2.187 million. See “The Merger Agreement—Fees and Expenses; Termination Fees.”

Solicitation of Third-Party Offers.    In the merger agreement, each of Dendreon and Corvas has agreed not to solicit, initiate, encourage, induce or facilitate proposals or offers, or take certain other actions, relating to competing acquisition proposals, but each is permitted to supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such a proposal if the appropriate board of directors determines in good faith that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law. See “The Merger Agreement—Other Agreements and Covenants.”

Surrender of Share Certificates.    After the effective time of the first merger, each stockholder of Corvas will be entitled to receive, upon surrender of certificates previously representing shares of Corvas common stock, certificates representing the number of full shares of Dendreon common stock to which such stockholder is entitled pursuant to the merger agreement. No fractional shares of Dendreon common stock will be issued, and holders of Corvas common stock will be entitled to receive an amount in cash equal to the value of any such fraction of a share based upon the closing price of Dendreon common stock on the Closing Date, as defined in the merger agreement. See “The Merger Agreement—Exchange of Shares.”

STOCKHOLDERS OF CORVAS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS, WHICH WILL BE MAILED FOLLOWING THE EFFECTIVE TIME.

Management after the Combination.    After the combination, Dendreon’s board will consist of two former directors of Corvas and eight continuing directors of Dendreon. The executive officers of Dendreon after the combination are expected to include all of the present executive officers of Dendreon. See “The Combination—Management and Operations After the Combination” and “Management and Certain Securityholders of Dendreon.”

Risk Factors (See page 21)

Ownership of Dendreon common stock and the business to be conducted by Dendreon after the combination involve certain risks, including but not limited to risks associated with combining the two companies.

No Appraisal Rights in the Combination  (See page 75)

Dendreon stockholders and Corvas stockholders will not be entitled to demand appraisal of, or to receive any appraisal payment for, their shares in connection with the combination.

Certain U.S. Federal Income Tax Consequences  (See page 71)

As a condition to Corvas’ obligation to consummate the first merger, Corvas must have received the opinion of its counsel, Cooley Godward LLP, to the effect that the combination will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”). As a condition to Dendreon’s obligation to consummate the first merger, Dendreon must have received the opinion of its counsel, Stoel Rives LLP, to the effect that the combination will constitute a reorganization within the meaning of Section 368(a) of the Code.

Comparative Rights of Corvas Stockholders Before and After the Combination (See page 126)

The rights of the stockholders of Corvas are currently governed by Delaware law and by Corvas’ Restated Certificate of Incorporation and Bylaws. At the effective time of the first merger, Corvas stockholders will become stockholders of Dendreon, and their rights as Dendreon stockholders will be governed by Delaware law and by Dendreon’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Market Price and Dividend Data (See page 125)

The shares of Dendreon common stock and the shares of Corvas common stock are each listed on the Nasdaq National Market. The following table sets forth for the periods indicated the high and low closing sale prices per share of Dendreon common stock and Corvas common stock, as reported on the Nasdaq National Market:

	Dendreon		Corvas
	High	Low	High	Low
2001
First Quarter	$14.81	$6.78	$13.88	$7.09
Second Quarter	16.73	5.81	12.02	8.00
Third Quarter	16.30	7.40	12.49	5.25
Fourth Quarter	11.76	8.05	7.05	5.30

2002
First Quarter	9.80	3.25	7.30	5.68
Second Quarter	6.76	2.00	5.98	2.15
Third Quarter	4.14	1.40	2.24	1.24
Fourth Quarter	5.75	2.81	1.68	1.24

2003
First Quarter (through March 25, 2003)	6.40	4.07	1.92	1.35

On February 24, 2003, the last trading day prior to the public announcement of the combination, the closing sale prices per share of Dendreon common stock and Corvas common stock as reported on the Nasdaq National Market were $5.79 and $1.42, respectively. On [    •    ], 2003, the last trading day for which closing sale prices were available at the time of the printing of this joint proxy statement/prospectus, the closing sale prices per share of Dendreon common stock and Corvas common stock as reported on the Nasdaq National Market were $[    •    ] and $[    •    ], respectively. Neither Dendreon nor Corvas has paid cash dividends on shares of its common stock.

Before the effective time of the first merger, Dendreon will cause the shares of Dendreon common stock issuable in connection with the first merger to be listed on the Nasdaq National Market.

Dendreon Selected Historical Financial Data

Set forth below is a summary of selected historical financial information with respect to Dendreon as of the dates and for the periods indicated. The statements of operations data set forth below for the fiscal years ended December 31, 2002, 2001 and 2000 and the balance sheets data as of December 31, 2002 and 2001 have been derived from Dendreon’s financial statements which have been audited and are incorporated in this joint proxy statement/prospectus by reference. The statements of operations data set forth below for the fiscal years ended December 1999 and 1998 and the balance sheets data as of December 31, 2000, 1999 and 1998 have been derived from Dendreon’s financial statements which have been audited, but are not included in this joint proxy statement/prospectus.

The following selected historical financial information of Dendreon should be read in conjunction with Dendreon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Dendreon and related notes thereto, which are incorporated in this joint proxy statement/prospectus by reference to Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statements of Operations Data:
Total revenue	$15,269	$13,824	$6,519	$3,719	$866
Operating expenses:
Research and development	30,927	31,314	17,191	10,222	8,064
General and administrative	9,542	8,117	7,262	6,110	2,893
Marketing	719	1,788	250	—	—

Total operating expenses	41,188	41,219	24,703	16,332	10,957

Loss from operations	(25,919)	(27,395)	(18,184)	(12,613)	(10,091)
Interest income, net:
Interest income	1,803	4,795	2,828	414	361
Interest expense	(353)	(558)	(613)	(351)	(41)
Other income (loss), net	—	—	—	32	(2)

Interest income, net	1,450	4,237	2,215	95	318

Loss before income taxes	(24,469)	(23,158)	(15,969)	(12,518)	(9,773)
Foreign income tax expense	200	—	100	—	600

Net loss	(24,669)	(23,158)	(16,069)	(12,518)	(10,373)
Deemed dividend upon issuance of convertible preferred stock	—	—	(4,110)	(285)	—

Net loss attributable to common stockholders	$(24,669)	$(23,158)	$(20,179)	$(12,803)	$(10,373)

Basic and diluted net loss per common share (A)	$(0.96)	$(0.94)	$(1.57)	$(13.54)	$(16.48)

Shares used in computation of basic and diluted net loss per common share (A)	25,576	24,760	12,840	946	630

(A)	Excludes common stock equivalents, including convertible preferred stock, as they are antidilutive to the loss per share. Pro forma basic and diluted net loss per share and pro forma shares used in computation of this net loss data adjusted to give effect to the conversion of the convertible preferred stock, was $1.04 and $1.07 in 2000 and 1999 and 19,339 and 11,963 shares in 2000 and 1999, respectively.

Dendreon Selected Historical Financial Data—(Continued)

	As of December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheets Data:
Cash, cash equivalents, short- and long-term investments	$54,979	$81,242	$97,155	$13,813	$9,930
Working capital	37,104	59,685	74,560	9,738	6,465
Total assets	63,724	91,082	109,558	17,375	12,038
Long-term obligations, less current portion	1,081	2,013	1,469	2,799	531
Total stockholders’ equity	44,743	65,211	85,519	5,569	2,779

Corvas Selected Historical Financial Data

Set forth below is a summary of selected historical financial information with respect to Corvas as of the dates and for the periods indicated. The statements of operations and balance sheets data set forth below for and as of the end of each of the years in the five year period ended December 31, 2002 have been derived from Corvas’ audited financial statements. The audited financial statements as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 and report thereon are included elsewhere in this joint proxy statement/prospectus.

The following selected historical financial information of Corvas should be read in conjunction with Corvas’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Corvas and related notes thereto included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:

Revenues from collaborative agreements	$—	$—	$3,263	$6,088	$6,985
License fees and milestones	—	—	2,500	—	2,795
Net product sales	—	—	—	—	44
Royalties	142	117	167	190	145
Research grants	—	195	198	14	—

Total revenues	142	312	6,128	6,292	9,969

Costs and expenses:

Research and development	16,649	24,020	14,928	14,669	15,800
General and administrative	5,161	5,123	4,068	5,320	3,670
Restrucuturing charges	1,929	—	—	—	—
Cost of products sold	—	—	—	—	18

Total costs and expenses	23,739	29,143	18,996	19,989	19,488

Loss from operations	(23,597)	(28,831)	(12,868)	(13,697)	(9,519)
Other income (expense):

Interest income	3,260	6,187	2,941	901	1,201
Interest expense	(841)	(797)	(762)	(221)	—
Other income	—	—	—	—	214

Net other income	2,419	5,390	2,179	680	1,415

Net loss and other comprehensive loss	$(21,178)	$(23,441)	$(10,689)	$(13,017)	$(8,104)

Basic and diluted net loss per share	$(0.77)	$(0.85)	$(0.49)	$(0.82)	$(0.56)

Shares used in calculation of basic and diluted net loss per share	27,537	27,426	21,801	15,842	14,460

Corvas Selected Historical Financial Data—(Continued)

	As of December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheets Data:
Cash, cash equivalents and investments	$90,474	$112,299	$135,585	$21,511	$17,613
Working capital	79,755	76,594	122,547	20,278	16,902
Total assets	96,593	117,003	139,022	23,889	19,912
Long-term debt	12,558	11,736	10,958	10,215	—
Accumulated deficit	(146,178)	(125,000)	(101,559)	(90,870)	(77,853)
Total stockholders’ equity	81,531	102,457	124,933	11,275	18,386

Selected Unaudited Pro Forma Combined Financial Data

of Dendreon and Corvas

The following selected unaudited pro forma combined balance sheet data as of December 31, 2002 and the selected unaudited pro forma combined statement of operations data for the year ended December 31, 2002 are based on the historical financial statements of Dendreon and Corvas after giving effect to the proposed combination using the purchase method of accounting on a pro forma basis. The financial information of Corvas has been adjusted to conform Corvas’ presentation format to that of Dendreon. The unaudited pro forma combined financial statements do not purport to represent what Dendreon’s financial position or results of operations actually would have been if the proposed combination had in fact occurred on those dates or to project Dendreon’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	Dendreon’s balance sheet as of December 31, 2002 has been combined with Corvas’ balance sheet as of December 31, 2002 as if the proposed combination had occurred on December 31, 2002; and

•	Dendreon’s statement of operations for the year ended December 31, 2002 has been combined with Corvas’ statement of operations as if the proposed combination had occurred on January 1, 2002.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets acquired in connection with the proposed combination, based on their estimated fair values as of December 31, 2002. A preliminary valuation was conducted in order to determine the fair values of a significant portion of these assets. This preliminary valuation has been the basis for the fair values reflected in the unaudited pro forma condensed combined financial statements. Based on the preliminary valuation, as of December 31, 2002, the fair value of the net assets acquired exceeds the estimated purchase price. As a result, the estimated fair values of property and equipment were reduced to zero for purchase accounting purposes. After this reduction in values, and in accordance with Statement of Financial Accounting Standards No. 141, or SFAS No. 141, “Business Combinations,” estimated remaining negative goodwill of approximately $9.1 million would be recorded as an extraordinary gain in Dendreon’s statement of operations upon consummation of the proposed combination. However, given Corvas’ historical consumption of its working capital, the pro forma negative goodwill of approximately $11.5 million may be substantially reduced, eliminated or become positive goodwill upon completion of the final purchase price allocation. The extraordinary gain has been excluded from the pro forma condensed combined statement of operations due to its non-recurring nature. A final determination of fair values, which cannot be made prior to the completion of the proposed combination, will be based on the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Corvas that exist as of the date of completion of the proposed combination. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the proposed combination, and other changes in Corvas’ net tangible assets, which occur prior to completion of the proposed combination could cause material differences in the information presented.

These unaudited selected pro forma combined financial data should be read in conjunction with the historical financial statements and the related notes thereto of Dendreon and Corvas and other financial information pertaining to Dendreon and Corvas, including Dendreon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference to Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Corvas’ “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” included herein under “Business of Corvas,” and the unaudited pro forma condensed combined financial statements of Dendreon and Corvas and the accompanying notes included elsewhere in this joint proxy statement/prospectus.

Selected Unaudited Pro Forma Combined Financial Data

of Dendreon and Corvas—(Continued)

Year Ended December 31, 2002
(in thousands, except per share data)
Pro Forma Statement of Operations Data:
Total revenue	$15,411
Operating expenses:
Research and development	46,887
General and administrative	14,710
Marketing	719
Restructuring charges	1,929

Total operating expenses	64,245

Loss from operations	(48,834)
Interest income, net:
Interest income	5,063
Interest expense	(1,194)

Interest income, net	3,869

Loss before income taxes	(44,965)
Foreign income tax expense	200

Net loss	$(45,165)

Basic and diluted net loss per share	$(1.19)

Shares used in computation of basic and diluted net loss per share	37,992

As of December 31, 2002
(in thousands)
Pro Forma Balance Sheet Data:
Cash, cash equivalents, short-and long-term investments	$145,547
Convertible notes payable	12,558
Working capital	99,953
Total assets	158,308
Long-term obligations, less current portion	1,081
Total stockholders’ equity	119,907

Comparative Historical and Pro Forma Combined Per Share Data

The following table sets forth historical per share data of Dendreon and Corvas and combined per share data on an unaudited pro forma basis after giving effect to the proposed combination based on the fixed exchange ratio of 0.45 of Dendreon common stock for each share of Corvas common stock, and resulting in the issuance of approximately 12,416,000 shares of Dendreon common stock. This number is based on the total outstanding shares of common stock of Corvas as of February 24, 2003.

The pro forma per share data presented below is based on Dendreon’s and Corvas’ unaudited pro forma combined per share data for the year ended December 31, 2002. You should read this information along with the selected historical financial data, the unaudited pro forma condensed combined financial statements and the separate audited historical financial statements of Dendreon and Corvas and the notes thereto incorporated into or included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined per share data is not necessarily indicative of the operating results that would have been achieved had the proposed combination been consummated at the beginning of the period presented or the financial position at December 31, 2002 had the proposed combination been consummated as of that date. You should not consider the data to be representative of future operating results of the combined company.

The historical book value per share of common stock is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at December 31, 2002. The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock as of December 31, 2002. The equivalent pro forma loss per share is computed by multiplying the pro forma loss per share by the fixed exchange ratio, and the equivalent pro forma book value per share is computed by multiplying the pro forma combined book value per share by the fixed exchange ratio.

As of and for the year ended December 31, 2002
Historical—Dendreon:
Basic and diluted net loss per share	$(0.96)
Book value per share	1.68

Historical—Corvas:
Basic and diluted net loss per share	$(0.77)
Book value per share	2.95

Pro forma combined:
Basic and diluted net loss per share	$(1.19)
Book value per share	3.08

Equivalent pro forma combined—per Corvas shares
Basic and diluted net loss per share	$(0.54)
Book value per share	1.39

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement, in the case of Corvas stockholders, or for approval of the issuance of shares of Dendreon common stock in the first merger, in the case of Dendreon stockholders. In addition, you should read and consider the risks associated with each of the businesses of Dendreon and Corvas because these risks also will affect the combined company. With respect to Dendreon, these risks can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which has been filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. With respect to Corvas, these risks are described below. Additional risks and uncertainties not presently known to Dendreon and Corvas or that are not currently believed to be important to you also may adversely affect Dendreon following the combination.

Risks Related to the Combination

The value of Dendreon common stock to be received by stockholders of Corvas in the first merger will fluctuate and may decline before the transaction closes.

In the first merger, an aggregate of approximately 15.8 million shares of Dendreon common stock will be:

•	issued in exchange for all outstanding shares of Corvas common stock;

•	reserved for issuance upon exercise of the outstanding stock options of Corvas that will be assumed by Dendreon in the combination; and

•	reserved for issuance in the event of the conversion of Corvas’ 5.5% convertible senior subordinated notes.

This aggregate number of shares of Dendreon common stock will not be adjusted as a result of any change in the price of Dendreon or Corvas common stock. Therefore, the value of the per share merger consideration to be received by Corvas stockholders as of the effective date of the first merger will depend on the market price of Dendreon common stock at the time the first merger becomes effective. The market price of Dendreon common stock at the closing of the first merger may be lower than its market price on the date the merger agreement was signed, the date the combination was announced, the date of this joint proxy statement/prospectus or the dates of the Dendreon and Corvas stockholders’ meetings. In addition, because the date that the first merger is completed will be later than the date of the Dendreon Annual Meeting and Corvas Special Meeting, Dendreon and Corvas stockholders will not know the exact value of the Dendreon common stock that will be issued in the first merger at the time they vote on the combination proposal or proposal to adopt the merger agreement, respectively.

There are many factors that could cause the market price of Dendreon common stock to decrease, including adverse changes in the business, operations or prospects of Dendreon or the combined company, the timing of the combination, general market and economic conditions and the other factors described in this joint proxy statement/prospectus or incorporated by reference herein. Neither Dendreon nor Corvas has the right to terminate the merger agreement or to resolicit the vote of its respective stockholders based on changes in the price of the other party’s common stock unless the price changes because of a material adverse effect on that party.

After the combination, the price of the Dendreon common stock is likely to continue to fluctuate based on the results of Dendreon’s operations and numerous other factors beyond Dendreon’s control. There is no assurance that Corvas stockholders will be able to sell their Dendreon shares at any particular price.

Dendreon may not realize all of the anticipated benefits of the combination.

The success of the combination will depend, in part, on the ability of Dendreon to realize the anticipated synergies, cost savings and other opportunities from integrating the business of Corvas with the business of Dendreon including advancing Provenge and other clinical drug candidates through clinical trials, developing new clinical drug candidates from the preclinical cancer programs and achieving cost savings to reduce the combined company’s burn rate. Dendreon’s success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Corvas. The difficulties of combining the operations of the companies include, among others:

•	consolidating research and development operations;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	preserving the licensing, research and development, manufacturing, supply, collaboration and other important relationships of Dendreon and Corvas;

•	motivating employees in light of organizational changes resulting from the combination;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Dendreon and Corvas cannot assure you that the integration of their businesses will result in the realization of all of the benefits anticipated by them to result from the combination.

Integration of operations may be difficult and may lead to adverse effects. Dendreon may not accomplish this integration as quickly as it would like or as smoothly or successfully. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent Dendreon from realizing the full benefits anticipated to result from the combination and adversely affect Dendreon’s business.

The issuance of shares of Dendreon common stock in the first merger will dilute the interests of existing Dendreon stockholders in the company.

Dendreon estimates that it will issue approximately 12.4 million shares of common stock in the first merger and that immediately thereafter Corvas stockholders will hold approximately 31.7% of the then-outstanding shares of Dendreon common stock, based on the number of shares of Dendreon and Corvas common stock outstanding as of March 25, 2003. This issuance of common stock will be dilutive to Dendreon’s existing stockholders.

The combination may fail to qualify for tax-free treatment.

Dendreon and Corvas have structured the combination to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service has not provided a ruling on the matter, each of Dendreon and Corvas will obtain a legal opinion from their respective legal counsels that, subject to certain assumptions deemed reasonable by the law firm rendering the opinion, the combination qualifies as a tax-free reorganization. The opinions neither bind the Internal Revenue Service nor prevent the Internal Revenue Service from adopting a contrary position. If the combination fails to qualify as a tax-free reorganization, a Corvas stockholder would recognize gain or loss on each Corvas share surrendered in the amount of the difference between the cost basis in such share and the fair market value of the Dendreon shares received by such Corvas stockholder in exchange for it at the time of the combination, and not only on the cash received.

Risks Related to the Business of Dendreon

Risks related to Dendreon’s business, results of operation, and financial condition can be found under the caption “Risk Factors” in Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which has been filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus.

Risks Related to the Business of Corvas

Corvas has never had a product candidate advance beyond Phase II clinical trials and Corvas does not have, and may never develop, any commercial drugs or other products that generate revenues.

Corvas is at an early stage of development as a biopharmaceutical company, and Corvas does not have any commercial products. In November 2002, Corvas initiated the ANTHEM/TIMI-32 trial for its only clinical stage product candidate, rNAPc2. rNAPc2 will require significant additional development, clinical trials, regulatory clearances and additional investment before it can be commercialized. Corvas’ product development efforts may not lead to commercial drugs, either because Corvas’ product candidates fail to be safe or effective in clinical trials or because Corvas has inadequate financial or other resources to pursue the program through the clinical trial process. Corvas does not expect to be able to market rNAPc2 or any future product candidates for a number of years, if at all. If Corvas remains a stand-alone company and it is unable to develop any commercial drugs, or if such development is delayed, Corvas may be required to raise additional capital through financings, scale back or discontinue some part of its operations, or cease its operations entirely.

Corvas is dependent on the successful outcome of the clinical trials for its rNAPc2 product candidate.

Because Corvas currently has only one product in clinical development, its business prospects depend in large part on its ability, alone or with collaborators, to successfully complete clinical trials of rNAPc2. Many factors will affect Corvas’ current and future clinical trials for rNAPc2 including patient enrollment, which is affected by the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drug approvals. Delays in patient enrollment in Corvas’ current or any future trials may result in increased costs, program delays, or both, which could slow down Corvas’ product development and approval process. If clinical trials for rNAPc2 are not completed or conducted as planned, due to any reason including, but not limited to, rNAPc2 not being safe or effective, the commercialization of rNAPc2 would likely be delayed or prevented, Corvas’ business would likely be materially harmed and, if Corvas remains a stand-alone company, its stock price would likely decline. In addition, if Corvas does not receive required regulatory approvals, Corvas may never commercialize rNAPc2 and therefore may never be profitable. Finally, if rNAPc2 were to fail in the ANTHEM/TIMI-32 trial prior to the closing of the proposed combination with Dendreon, then Dendreon would have the right to terminate the merger agreement due to the occurrence of a material adverse event.

Corvas’ rNAPc2 clinical trials may take longer to complete than Corvas projects.

Many factors including, but not limited to, difficulty recruiting and enrolling patients who meet Corvas’ trial eligibility criteria, regulatory requirements, and problems at the clinical sites may cause delays that would extend the duration of any of the three parts of the ANTHEM/TIMI-32 trial, or prevent the completion of any part of this trial. Further, Corvas is relying primarily upon third parties to conduct, supervise and monitor its rNAPc2 clinical trials under the oversight of its clinical group and, therefore, has less control over the timing and other aspects of this program than if Corvas conducted the trials on its own. If such delays are significant, Corvas may never commercialize rNAPc2 and therefore may never be profitable.

Corvas’ preclinical and clinical testing results are uncertain. If trial results are negative, Corvas may be forced to stop developing product candidates important to its future.

The results of preclinical studies and initial clinical trials of Corvas’ product candidates will not necessarily predict the results obtained from later-stage clinical trials. Product candidates in later stages of clinical trials may fail to meet the desired safety and efficacy endpoints despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of Corvas’ product candidates may not be sufficient to support FDA or other regulatory approval. Although Corvas has completed a Phase IIa clinical trial of rNAPc2 in patients undergoing elective coronary angioplasty to establish safety prior to conducting additional clinical trials in patients with UA/NSTEMI, results from its ANTHEM/TIMI-32 trial may not support the continued development of rNAPc2.

rNAPc2, or any future product candidates Corvas may develop, may not be safe for human use. Administering any of Corvas’ product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or cause Corvas or the FDA to halt clinical trials of Corvas’ product candidates and could result in the FDA or other regulatory authorities denying approval of Corvas’ product candidates for any or all targeted indications. Along with the FDA or other regulatory authorities, Corvas, or its collaborators, may suspend or terminate clinical trials at any time.

The FDA has never approved any Corvas product candidate and Corvas may never be permitted to commercialize any product Corvas develops.

Corvas has never had a product candidate advance beyond the early stages of development and none have received the regulatory clearance required from the FDA or any other regulatory body to be commercially marketed and sold. While Corvas’ goal is to commence commercial sales of rNAPc2 and any other product candidate it may develop, Corvas may not achieve this goal for any product candidate in the expected timeframe, or at all. The regulatory clearance process typically takes many years and is very expensive, and regulatory clearance is never guaranteed. If Corvas fails to obtain regulatory clearance for its current or future product candidates, Corvas will be unable to market and sell any products and therefore may never be profitable.

As part of the regulatory clearance process, for each of its product candidates Corvas must conduct, at its own expense or a collaborator’s expense, preclinical research and clinical trials to demonstrate safety and efficacy. In addition, it is difficult to predict if the FDA will agree with the design of Corvas’ clinical trials. Even though earlier clinical trial results for a particular compound and a specific indication may indicate that the compound appears to be safe and effective, the FDA may suggest or even require that additional clinical trials be completed before advancing to later-stage trials. The number of preclinical studies and clinical trials that will be required varies depending on many factors including the product, disease or condition that the product is in development for, and regulations applicable to a particular product.

The FDA can delay, limit or not grant approval for many reasons, including:

•	a product candidate may not demonstrate sufficient safety or efficacy;

•	FDA officials may interpret data from preclinical testing and clinical trials in different ways than Corvas interprets it, or require data that is different from what was obtained in Corvas’ clinical trials;

•	the FDA may not approve Corvas’ manufacturing processes or facilities, or the processes or facilities of Corvas’ collaborators; and

•	the FDA may change its approval policies or adopt new regulations.

The FDA also may approve a product candidate for fewer indications than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if Corvas receives FDA and other regulatory approvals, its product candidates may later exhibit adverse effects that limit or prevent their widespread use or that force Corvas to withdraw those product candidates from the market. In addition, any marketed product and its manufacturer continue to be subject to strict regulations after approval. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market.

The process of obtaining approvals in foreign countries is subject to delay and failure for many of the same reasons. Any delay in, or failure to receive approval for, any of Corvas’ products could materially harm Corvas’ business, financial condition and results of operations.

If Corvas fails to enter into funded collaboration agreements for its drug programs, Corvas may be unable to complete the development and commercialization of rNAPc2 and any other product candidates Corvas may develop, or to continue its research and development programs.

Corvas’ operations have consumed substantial amounts of cash since inception. Corvas’ sources of revenue have been primarily limited to research funding, license fees and milestone payments from corporate collaborators. In 2002, Corvas had a net loss of approximately $21.2 million and Corvas anticipates that its 2003 net loss will be equal to or greater than its 2002 net loss. As a stand-alone company, Corvas expects that it will continue to spend substantial amounts on research and development, including the costs of its ongoing ANTHEM/TIMI-32 trial as well as clinical trials for future product candidates, if any. Corvas’ future burn rate and capital needs will depend on many factors, including, but not limited to, the outcome of the first part of the ongoing ANTHEM/TIMI-32 trial and those factors outlined in “Corvas Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Corvas does not have committed external sources of funding. If Corvas is unable to enter into future collaboration agreements, including co-development and marketing agreements, or raise additional capital when required or on acceptable terms, Corvas may have to significantly delay, scale back or discontinue one or more of its drug discovery programs, clinical trials or other aspects of its operations. Corvas also could be required to:

•	seek corporate collaborators for programs at an earlier stage than would be desirable to maximize the rights that Corvas retains to future product candidates; and/or

•	relinquish or license rights to technologies, product candidates or products that Corvas would otherwise seek to develop or commercialize itself on terms that are less favorable to Corvas than might otherwise be available.

If Corvas does not find collaborators for rNAPc2 and for any other product candidates Corvas may develop, Corvas may have to reduce or delay its rate of product development and/or increase its expenditures.

Corvas’ strategy for developing, manufacturing and commercializing its products includes entering into various relationships with pharmaceutical and/or biotechnology companies to advance its programs and reduce its expenditures on each program. Corvas may not be able to negotiate additional collaborations on acceptable terms or at all. If Corvas is not able to establish additional collaborative arrangements, Corvas may have to reduce or delay further development of rNAPc2 or some of its cancer programs in the future and/or increase its expenditures and undertake further development activities at its own expense. Beyond completion of the ongoing ANTHEM/TIMI-32 trial, future clinical development of rNAPc2 may depend on securing an appropriate development collaborator. If Corvas elects to increase its expenditures to fund its development programs, Corvas will need to obtain additional capital, which may not be available on acceptable terms or at all.

Corvas may have to rely on its collaborators for all aspects of partnered programs, including the conduct of research and development that the collaborator chooses to conduct, clinical trials and the regulatory approval process. Corvas may have no control over the amount and timing of resources that its collaborators dedicate to the development of Corvas’ licensed product candidates, if any. Corvas’ ability to generate royalties from its collaborators depends on their abilities to establish the safety and efficacy of Corvas’ product candidates, obtain regulatory approvals and achieve market acceptance of Corvas’ products.

Collaborative agreements generally pose the following risks:

•	collaborators may not pursue further development and commercialization of compounds resulting from collaborations or may elect not to renew research and development programs;

•	collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials, require a new formulation or encounter other manufacturing difficulties with a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that could compete with Corvas’ future products;

•	the terms of Corvas’ agreements with current or future collaborators may not be favorable to Corvas in the future;

•	a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of Corvas’ products, limiting Corvas’ potential revenues from the commercialization of a product;

•	disputes may arise delaying or terminating the research, development or commercialization of Corvas’ product candidates, or result in significant litigation or arbitration;

•	collaborations through which Corvas’ collaborator is funding all or a portion of the research and development may be terminated and Corvas will experience increased capital requirements if it elects to pursue further development of the product candidate; and

•	collaborators may not have the financial or other resources to fund the research, development or commercialization of Corvas’ product candidates, and Corvas will experience increased capital requirements if it elects to pursue further development of these candidates.

In addition, there have been a significant number of business consolidations among and between large pharmaceutical and biopharmaceutical companies that have resulted in a reduced number of potential future collaborators. If business combinations involving Corvas’ existing or potential collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of Corvas’ product development programs.

Corvas’ competitors may develop and market drugs that are less expensive, more effective, or safer, or reach the market sooner, which may diminish or eliminate the commercial success of any products Corvas may commercialize.

The biopharmaceutical market is highly competitive. Corvas expects that competition from other biopharmaceutical companies, pharmaceutical companies, universities and public and private research institutions will increase. Almost all of the larger biopharmaceutical companies have developed, or are attempting to develop, products that will compete with products Corvas may develop, including some that are in advanced stage clinical trials. In particular, many other companies and institutions have active programs for cardiovascular disease and cancer against which Corvas’ program may compete. It is possible that Corvas’ competitors will develop and market products that are less expensive, more effective or safer than Corvas’ future products, if any, or that will render Corvas’ products obsolete. It is also possible that Corvas’ competitors will commercialize competing products before any of Corvas’ products are approved and marketed. Many of Corvas’ competitors have substantially greater financial, technical, research and other resources than Corvas does. Corvas may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

Market acceptance of rNAPc2 and future product candidates, if any, is uncertain.

If approved, Corvas intends for rNAPc2 to be used in combination with the current treatment regimen for UA/NSTEMI. However, physicians may not ultimately use rNAPc2. Physicians will only prescribe rNAPc2 or any of Corvas’ future products if they determine, based on experience, clinical data, side effect profiles and other factors, that they are beneficial in combination with other products or preferable to other products then in use. Recommendations and endorsements by influential physicians will be essential for market acceptance of rNAPc2 or future products, if any, and Corvas may not be able to obtain these recommendations and endorsements. In addition, many other factors influence the adoption of new drugs, including marketing and distribution restrictions, adverse publicity, product pricing and reimbursement by third-party payers. Even if rNAPc2 and Corvas’ future product candidates, if any, achieve market acceptance, the market may not be sufficiently large to result in significant revenues. If any of Corvas’ products do not achieve adequate sales, Corvas may never be profitable and its business and financial condition would be adversely affected.

Failure to retain key scientific personnel could decrease Corvas’ ability to develop its product candidates and, if Corvas remains a stand-alone company, to continue to obtain new collaborations or other sources of funding.

Corvas depends, to a significant extent, on the efforts of its key employees. The loss of these individuals may delay or prevent Corvas from achieving its business objective of commercializing its product candidates. Corvas’ future success will also depend in large part on its continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and governmental regulation. Corvas faces intense competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If Corvas is unsuccessful in its recruitment and retention efforts, its business operations will be harmed.

Because Corvas has limited manufacturing experience and Corvas relies on third-party manufacturers, Corvas is unable to control the availability of, and manufacturing costs for, its product candidates.

In order to be successful, Corvas’ product candidates must be capable of being manufactured in sufficient quantities, in compliance with regulatory requirements, and at an acceptable cost. Corvas has only limited experience in pilot scale manufacturing. For larger-scale production, which is required for clinical testing, Corvas expects to continue to rely on third parties to manufacture its product candidates. There are only a limited number of contract manufacturers capable of manufacturing rNAPc2. If Corvas cannot continue to contract for large-scale manufacturing capabilities on acceptable terms, or if Corvas encounters delays or difficulties with manufacturers, Corvas may not be able to conduct clinical trials as planned. This would delay or cause Corvas to halt submission of its product candidates for regulatory clearance, and may prevent Corvas from selling its products and achieving profitability. Also, Corvas’ third-party manufacturers may be unable to manufacture any product candidate Corvas develops in commercial quantities on a cost-effective basis.

Corvas may need to expand its existing relationships or establish new relationships with third-party manufacturers for rNAPc2 and for future product candidates, if any. Corvas may be unable to establish or maintain relationships with third-party manufacturers on acceptable terms, or at all. Corvas’ dependence on third parties may reduce its profit margins and delay or limit its ability to develop and commercialize its products on a timely and competitive basis. Furthermore, third-party manufacturers may encounter manufacturing or quality control problems in connection with the manufacture of Corvas’ product candidates and may be unable to obtain or maintain the necessary governmental licenses and approvals to manufacture Corvas’ product candidates. Any such failure could delay or preclude receiving regulatory approvals to sell Corvas’ product candidates.

If Corvas is unable to protect its proprietary technology, Corvas may not be able to compete as effectively.

Corvas’ success depends in part on its ability to obtain and enforce patent protection for its products, both in the United States and other countries, and operate without infringing the proprietary rights of third parties. The scope and extent of patent protection for Corvas’ product candidates is uncertain and frequently involves complex legal and factual questions. Corvas cannot predict the breadth of claims that will be allowed and issued in patents related to biotechnology or pharmaceutical applications. Once patents have issued, Corvas cannot predict how the claims will be construed or enforced. In addition, statutory differences between countries may limit the protection Corvas can obtain on some of its inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. Corvas relies on patent and other intellectual property protection to prevent its competitors from developing, manufacturing and marketing products based on Corvas’ technology. Corvas’ patents may not be enforceable and they may not afford Corvas protection against competitors, especially since there is a lengthy lead time between when a patent application is filed and when it is actually issued. Because of this, Corvas may infringe on intellectual property rights of others without being aware of the infringement. If a patent holder believes that one of Corvas’ product candidates infringes on their patent, they may sue Corvas even if Corvas has applied, or received patent protection, for its technology. If another party claims Corvas is infringing their technology, Corvas could face a number of issues, including the following:

•	defending a lawsuit, which is very expensive and time consuming;

•	paying a large sum for damages if Corvas is found to be infringing;

•	being prohibited from selling or licensing its products or product candidates until Corvas obtains a license from the patent holder, who may refuse to grant Corvas a license or only agree to do so on unfavorable terms. Even if Corvas is granted a license, Corvas may have to pay substantial royalties or grant cross-licenses to its patents; and

•	redesigning Corvas’ drug so it does not infringe on the patent holder’s technology. This may not be possible and, even if possible, it would require substantial additional capital, FDA approval, and would delay commercialization.

The coverage claimed in a patent application can be significantly narrowed before a patent is issued, either in the United States or abroad. Corvas does not know whether any of its pending or future patent applications will result in the issuance of patents. To the extent patents have been issued or will be issued, Corvas does not know whether these patents will be subjected to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Furthermore, patents already issued to Corvas, or patents that may issue on Corvas’ pending applications, may become subject to dispute, including interference proceedings in the United States to determine priority of invention or opposition proceedings in foreign countries contesting the validity of issued patents.

Corvas also relies on trade secrets, proprietary know-how and continuing inventions to develop and maintain its competitive position. While Corvas believes that it has protected its trade secrets, some of Corvas’ current or former employees, consultants or scientific advisors, or current or prospective corporate collaborators, may unintentionally or willfully disclose Corvas’ confidential information to competitors or use Corvas’ proprietary technology for their own benefit. Furthermore, enforcing a claim alleging the infringement of Corvas’ trade secrets would be expensive and difficult to prove, making the outcome uncertain. Corvas’ competitors may also independently develop equivalent knowledge, methods and know-how or gain access to Corvas’ proprietary information through some other means.

Because Corvas collaborates with third parties on some of its technology, there is also the risk that disputes may arise as to the rights to technology or drugs developed in collaboration with other parties.

If Corvas becomes subject to product liability claims, the damages may exceed Corvas’ insurance.

It is impossible to fully predict the potential adverse effects that a product candidate may have in humans from the results of studies in animals. Because Corvas conducts clinical trials on humans, Corvas faces the risk that the use of its product candidates will result in adverse effects. These risks will exist even for products that may be cleared for commercial sale. Although Corvas maintains liability insurance of $10.0 million for its product candidates in clinical trials, the amount of insurance coverage Corvas currently holds may not be adequate to protect it from any liabilities. Furthermore, coverage is becoming increasingly expensive and Corvas may not be able to maintain or obtain insurance at a reasonable cost or in sufficient amounts to protect it against potential losses. Corvas may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of its insurance coverage.

The reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate reimbursement could limit Corvas’ ability to market any products it may develop and decrease Corvas’ ability to generate revenue.

There is significant uncertainty related to the reimbursement of newly approved pharmaceutical products. Corvas’ ability, and that of its collaborators, to commercialize Corvas’ products in both domestic and foreign markets will partially depend on the reimbursements obtained from third-party payers such as government health administration authorities, private health insurers, managed care programs and other organizations. Third-party payers are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new pharmaceutical products. Cost control initiatives could decrease the price that Corvas, or its collaborators, would receive for Corvas’ products and affect Corvas’ ability to commercialize any products Corvas may develop so that the sale of Corvas’ drugs would not be economically feasible. If third parties fail to provide reimbursement for any drugs Corvas may develop, consumers and physicians may not choose to use Corvas’ products, and Corvas may not realize an acceptable return on its investment in product development.

If Corvas is unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, Corvas will not be able to commercialize its products.

Because Corvas does not have any marketed products, Corvas has virtually no experience in sales, marketing and distribution. To directly market and distribute any products Corvas may develop, Corvas must build a substantial marketing and sales force with appropriate technical expertise and supporting distribution capabilities. Alternatively, Corvas may obtain the assistance of a pharmaceutical company or other entity with a large distribution system and a large direct sales force. Corvas may not be able to establish sales, marketing and distribution capabilities of its own or enter into such arrangements with third parties in a timely manner or on acceptable terms. To the extent that Corvas enters into co-promotion or other licensing arrangements, its product revenues are likely to be lower than if Corvas directly marketed and sold its products, and some or all of the revenues Corvas receives will depend upon the efforts of third parties, which efforts may not be successful.

Corvas uses hazardous materials in its business and Corvas must comply with environmental laws and regulations, which can be expensive.

Corvas’ research and development activities involve the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Corvas’ operations also produce hazardous waste products. Corvas is subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. Corvas generally contracts with third parties for the disposal of such substances, and stores its low level radioactive waste at its facility until the materials are no longer considered radioactive because there are no facilities permitted to accept such waste in California or neighboring states. Corvas cannot eliminate the risk of accidental contamination or injury from these materials. Corvas may be required to incur substantial costs to comply with current or future environmental and safety regulations. In the event of an accident or contamination, Corvas would likely incur significant costs associated with civil penalties or criminal fines, lawsuits from regulatory authorities and private parties, and in complying with environmental laws and regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for potential products, plans and objectives of management, and markets for the stock of Dendreon and Corvas and other matters. Statements in this joint proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and Section 27A of the Securities Act of 1933, or the Securities Act. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, in each case relating to Dendreon or Corvas, respectively, wherever they occur in this joint proxy statement/prospectus or the other documents incorporated by reference, are necessarily estimates reflecting the best judgment of the respective management of Dendreon and Corvas and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. In addition to the factors identified under “Risk Factors,” important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the ability to integrate the operations of Dendreon and Corvas, including their respective research and development operations, personnel, product lines and technology;

•	timing and success of product development and market acceptance of products that are developed;

•	regulatory approvals and restrictions;

•	guidelines and recommendations in the health care and patient communities;

•	intellectual property positions and litigation;

•	competition in the pharmaceutical and biotechnology industries and in the specific markets in which Dendreon and Corvas, respectively, operate;

•	fluctuations in operating results; and

•	management of rapid growth.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Dendreon nor Corvas undertakes any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE DENDREON ANNUAL MEETING

Dendreon is furnishing this joint proxy statement/prospectus to Dendreon stockholders in connection with the solicitation of proxies from Dendreon stockholders for use at the Dendreon Annual Meeting to be held on [    •    ], 2003, and any adjournments or postponements thereof. The approximate date on which this joint proxy statement/prospectus and the enclosed proxy card will first be sent to Dendreon stockholders is [    •    ], 2003.

Date, Time and Place

The Dendreon Annual Meeting will be held on [    •    ] [    •    ], 2003 at 10:00 a.m., Pacific time, at Dendreon’s corporate offices, located at 3005 First Avenue, Seattle, Washington 98121, or at any adjournment or postponement of that meeting.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, and any adjournment or postponement of the Annual Meeting, Dendreon stockholders will be asked:

•	To consider and vote upon a proposal to approve the issuance of shares of Dendreon common stock in accordance with the terms of the merger agreement by and among Dendreon, Merger Sub, Charger LLC, and Corvas;

•	To elect three directors to hold office until the 2006 Annual Meeting of stockholders;

•	To amend the Equity Incentive Plan to (i) increase the number of shares of Dendreon common stock authorized for issuance under the Equity Incentive Plan by 2,000,000 shares; (ii) increase the number of shares of Dendreon common stock that may be added annually to the Equity Incentive Plan from 550,000 shares to 750,000 shares; and (iii) permit the assumption of existing options, stock bonuses and restricted stock that were granted or issued by another corporation and assumed by Dendreon in connection with a merger, consolidation or other corporate reorganization in which Dendreon is a party;

•	To ratify the selection of Ernst & Young LLP as independent auditors of Dendreon for its fiscal year ending December 31, 2003; and

•	To transact such other business as may properly come before the Annual Meeting.

Recommendation of the Board of Directors

Dendreon’s board has unanimously approved the combination proposal, the nomination of Messrs. Henney, Urdal and Watson for election as directors, the amendments to the Equity Incentive Plan, and the selection of Ernst & Young LLP as independent auditors of Dendreon, and unanimously recommends that the Dendreon stockholders vote:

•	“FOR” the combination proposal;

•	“FOR” the election of the three nominees as directors;

•	“FOR” the amendments to the Equity Incentive Plan; and

•	“FOR” the ratification of Ernst & Young LLP as Dendreon’s independent auditors.

The approval of the combination proposal is not contingent upon the approval of any of the other proposals or the election of the three nominees.

Record Date

A special committee of Dendreon’s board of directors has fixed [    •    ], 2003 as the record date for the Annual Meeting. Accordingly, only holders of record of Dendreon common stock at the close of business on [    •    ], 2003 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Quorum

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Dendreon common stock on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Dendreon common stock represented at the Annual Meeting but not voted, including shares of Dendreon common stock for which proxies have been received but for which the holders have abstained, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Stockholders Entitled to Vote

At the close of business on the record date, there were [    •    ] shares of Dendreon common stock outstanding and entitled to vote held by approximately [    •    ] stockholders of record.

A holder of Dendreon common stock is entitled to cast one vote, in person or by proxy, for each share held in his, her or its name as of the record date on each matter submitted to the Dendreon stockholders for a vote at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Dendreon common stock present in person or by proxy at the Dendreon Annual Meeting and entitled to vote on the proposal is required to approve the amendments to the Equity Incentive Plan and to ratify the selection of Ernst & Young LLP as Dendreon’s independent auditors. For the combination proposal to be approved, a majority of the total votes cast in person or by proxy must vote in favor of the proposal. Directors will be elected by a plurality of votes cast. Neither broker non-votes nor abstentions will be deemed to be cast either for or against the combination proposal. Broker non-votes will not be counted for any purpose in determining whether any proposal is approved. Abstentions have the effect of negative votes with respect to the proposals to approve the amendments to the Equity Incentive Plan and to ratify the selection of Ernst & Young LLP as Dendreon’s independent auditors. Abstentions will have no effect on either the combination proposal or the election of directors.

Lock-up and Voting Agreements

As of February 24, 2003, the directors, executive officers and certain other stockholders of Dendreon entered into lock-up and voting agreements pursuant to which, among other things, they agreed to vote their shares of Dendreon stock to approve the combination proposal. A copy of the form of this lock-up and voting agreement is attached as Annex B to this joint proxy statement/prospectus. Each of these Dendreon stockholders also has granted an irrevocable proxy and a power of attorney to Corvas and certain Corvas representatives to vote his, her or its shares of Dendreon common stock to approve the combination proposal. On the record date, the Dendreon stockholders that are parties to the lock-up and voting agreements collectively owned approximately [    •    ]% of the outstanding shares of Dendreon common stock.

Proxies

Each share represented by a properly authorized and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified therein. PROPERLY AUTHORIZED

PROXY CARDS (AND PROXIES AUTHORIZED BY THE TELEPHONE OR THE INTERNET) THAT DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED “FOR” APPROVAL OF THE PROPOSALS DESCRIBED HEREIN, INCLUDING “FOR” ELECTION OF THE NOMINEES TO THE BOARD.

Dendreon does not know of any matters, other than those described in the Dendreon Notice of Annual Meeting, which will come before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxies

You may revoke your proxy at any time prior to its use:

•	by delivering to the Secretary of Dendreon at the address set forth below a signed notice of revocation or a later-dated, signed proxy card;

•	by telephone or the Internet, if you have authorized a proxy by the same means and effectively revoke your proxy by the time stated on the proxy card; or

•	by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting is not in itself sufficient to revoke a proxy.

All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the Dendreon stockholder authorizing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Dendreon or other person responsible for tabulating votes on Dendreon’s behalf.

Solicitation of Proxies and Expenses

The accompanying proxy is being solicited on behalf of Dendreon’s board of directors. All expenses of this solicitation of proxies will be borne by Dendreon and the cost of preparing this joint proxy statement/prospectus to Dendreon stockholders will be shared equally by Dendreon and Corvas. In addition to solicitation by use of the mails, proxies may be solicited from Dendreon stockholders by directors, officers and employees of Dendreon in person or by telephone, fax, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements also have been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the Dendreon common stock held of record by such person, and Dendreon will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Dendreon has retained Mellon Investor Services LLC to assist it in the solicitation of proxies for a base fee of $8,500, plus $5.50 per stockholder contact. Dendreon will pay such fees and reimburse Mellon Investor Services LLC for all out-of-pocket expenses.

THE CORVAS SPECIAL MEETING

Corvas is furnishing this joint proxy statement/prospectus to Corvas stockholders in connection with the solicitation of proxies from Corvas stockholders for use at the Corvas Special Meeting to be held on [    •    ] , 2003, and any adjournments or postponements thereof. The approximate date on which this joint proxy statement/prospectus and the enclosed proxy card will first be sent to Corvas stockholders is [    •    ], 2003.

Date, Time and Place

The Special Meeting will be held on [    •    ], [    •    ], 2003 at [    •    ], Pacific time, at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California, 92037, or at any adjournment, postponement or rescheduling of that meeting.

Matters to be Considered at the Special Meeting

At the Special Meeting, and any adjournment or postponement of the Special Meeting, Corvas stockholders will be asked:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and among Dendreon, Seahawk Acquisition Inc., Charger Project LLC and Corvas, dated February 24, 2003; and

•	to consider and transact such other matters that may properly come before the Special Meeting.

Recommendation of the Board of Directors

The Corvas board of directors has unanimously determined that the combination is advisable and in the best interests of Corvas and its stockholders, and the Corvas board of directors has unanimously approved the combination and the merger agreement and recommends a vote “FOR” the adoption of the merger agreement.

Record Date

The Corvas board of directors fixed [    •    ], 2003 as the record date for the Special Meeting. Accordingly, only stockholders of record of Corvas common stock at the close of business on [    •    ], 2003 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

Quorum

The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Corvas common stock on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the Special Meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Corvas common stock represented at the Special Meeting but not voted, including shares of Corvas common stock for which proxy cards have been received but for which the holders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Stockholders Entitled to Vote

At the close of business on the record date, [    •    ], 2003, there were [    •    ] shares of Corvas common stock outstanding and entitled to vote held by approximately [    •    ] stockholders of record.

A holder of Corvas common stock is entitled to cast one vote, in person or by proxy, for each share held in his, her or its name as of the record date on each matter submitted to the Corvas stockholders for a vote at the Special Meeting.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Corvas common stock outstanding on the record date.

Failures to vote and abstentions will not be deemed to be cast either “FOR” or “AGAINST” the adoption of the merger agreement. However, because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Corvas common stock, failures to vote and abstentions will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Brokers who hold shares of Corvas common stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption of the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as broker non-votes. If your broker holds your Corvas common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will have the same effect as voting against the merger agreement.

You should vote your proxy even if you plan to attend the Corvas Special Meeting. You can always change your vote at the Special Meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Corvas in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

The method of voting by proxy differs for shares held as a record holder and shares held in street name. If you hold your shares of Corvas common stock as a record holder you should complete, date and sign the enclosed proxy card and promptly return it in the enclosed, pre-addressed, postage-paid envelope or otherwise mail it to Corvas. If you hold your shares of Corvas common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker or bank may allow you to deliver your voting instructions by the telephone or over the Internet.

Lock-up and Voting Agreements

As of February 24, 2003, certain Corvas stockholders, including certain officers and directors of Corvas, entered into lock-up and voting agreements, pursuant to which, among other things, they agreed to vote their shares of Corvas stock “FOR” adoption of the merger agreement. The form of this lock-up and voting agreement is attached as Annex C to this joint proxy statement/prospectus. Each of these Corvas stockholders has also granted an irrevocable proxy and a power of attorney to Dendreon and certain Dendreon representatives to vote his or her shares of Corvas common stock “FOR” adoption of the merger agreement. On the record date, the Corvas stockholders that are parties to the voting agreements collectively owned approximately [    •    ]% of the outstanding shares of Corvas common stock.

Proxies

All shares represented by properly executed and unrevoked proxy cards received in time for the Special Meeting will be voted at the Special Meeting in the manner specified therein. Properly executed proxy cards that do not contain voting instructions with respect to adoption of the merger agreement will be voted “FOR” adoption of the merger agreement.

Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxy cards that do not contain voting instructions, will be counted as votes in favor of the adoption of the merger agreement.

The persons named as proxies by a Corvas stockholder may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement and approve the merger will be voted in favor of any adjournment or postponement.

Other Business; Adjournments

Corvas does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Corvas Special Meeting. However, if other matters incident to the conduct of the Special Meeting are properly presented at the Special Meeting or any adjournment or postponement of the Special Meeting, the persons named as proxies will vote in accordance with their best judgment with respect of those matters.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by the chairman of the meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Special Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Special Meeting. Corvas does not currently intend to seek an adjournment of the Special Meeting.

Revocability of Proxies

You may revoke your proxy at any time prior to its use:

•	by delivering to the Secretary of Corvas at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

•	by attending the Special Meeting and voting in person.

Attendance at the Special Meeting is not in itself sufficient to revoke a proxy.

All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Corvas International, Inc., 3030 Science Park Road, San Diego, CA 92121-1146, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or incapacity of the Corvas stockholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Corvas or other person responsible for tabulating votes on Corvas’ behalf.

Solicitation of Proxies and Expenses

The accompanying proxy is being solicited on behalf of the Corvas board of directors. All expenses of this solicitation of proxies will be borne by Corvas and the cost of preparing this joint proxy statement/prospectus to Corvas stockholders will be shared equally by Dendreon and Corvas. In addition to solicitation by use of the mails, proxies may be solicited from Corvas stockholders by directors, officers and employees of Corvas in person or by telephone, telegram, fax, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the Corvas common stock held of record by such person, and Corvas will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Georgeson Shareholder Communications, Inc. will assist Corvas in the solicitation of proxies for a fee of $7,500. Corvas and Dendreon will share such fees and reimburse Georgeson for all out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Corvas Special Meeting, please contact Georgeson Shareholder Communications, Inc. at (800) 223-2064 or write to the following address:

Georgeson Shareholder Communications, Inc.

17 State Street

10th Floor

New York, New York 10004

Please do not send stock certificates with your proxy card. A transmittal form with instructions concerning the surrender of Corvas stock certificates will be mailed to you by Corvas promptly after completion of the first merger.

DENDREON AND CORVAS PROPOSAL 1—THE COMBINATION

The following is a description of the material aspects of the combination. While Dendreon and Corvas believe that the following description summarizes the material terms of the combination, the description may not contain all of the information that is important to you. Dendreon and Corvas encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the transaction.

General

Each of Dendreon’s and Corvas’ board of directors has unanimously approved the merger agreement, pursuant to which, among other things, Merger Sub will merge with and into Corvas, with Corvas surviving as a wholly-owned subsidiary of Dendreon; and, immediately thereafter, Corvas will merge with and into Charger LLC, with Charger LLC surviving as a wholly-owned subsidiary of Dendreon. In the first merger, each outstanding share of Corvas common stock will be converted into 0.45 of a share of Dendreon common stock.

Background of the Combination

In March 2002, Corvas retained the investment bank, Lazard Frères & Co. LLC, to assist it in executing on its strategic plan of diversifying its product pipeline through acquisitions of or by Corvas or through collaborations, alliances or joint ventures.

During the period from March 2002 through June 2002, Corvas’ executive management, with the assistance of Lazard Frères, developed criteria for identifying public and private companies for a potential strategic transaction and then used the criteria to screen candidates. Corvas concluded that it should emphasize cardiovascular and/or cancer companies with synergistic clinical drug programs. Corvas’ executive management also solicited individual board members for recommendations on potential candidates and received unsolicited advice from certain stockholders on potential candidates. Throughout this period, Corvas continued to pursue its ongoing corporate development activities for its clinical and preclinical programs and Corvas’ executive management held management meetings with potential collaborators.

On April 23, 2002, Corvas announced that the preliminary analysis of the primary end point data from a multi-center Phase IIb study of UK-279,276, also known as rNIF, being conducted by Pfizer Inc. did not support initiation of a Phase III study of the drug candidate for acute ischemic strokes. Corvas did not have access to clinical trial data at the time and reported that the complete data analysis and review would not be available until mid 2002. On June 14, 2002, Corvas announced that Pfizer had elected not to pursue further development of UK-279,276.

On June 4, 2002, the Corvas board of directors held a regular meeting and received an update on corporate development activities. In addition, executive management updated the board of directors on the merger and acquisition process. Representatives of Lazard Frères made a presentation on trends in the biotechnology industry, the impact of the failure of Corvas’ drug candidate UK-279,276 and its views of Corvas’ strategic alternatives. The board of directors agreed to hold a special meeting the following month to consider a restructuring that would give the company greater flexibility to pursue its best strategic alternatives. The board of directors also authorized Corvas’ executive management and Lazard Frères to approach candidates to obtain preliminary indications of interest for a strategic transaction.

On July 16, 2002, the Corvas board of directors held a special meeting to consider a restructuring recommended by management. The board approved management’s plan to reduce Corvas’ research and administrative staff by nearly 40% and to focus its continuing development efforts on rNAPc2 for the treatment of acute coronary syndromes and its most advanced preclinical cancer programs. Corvas would continue to seek strategic ways to diversify its drug pipeline and redeploy its cash resources to maximize long term stockholder value. The board of directors also discussed the status of the acquisition candidates being approached for preliminary indications of interest, management’s efforts to identify later stage clinical drug candidates or marketed drugs available for sale and other strategic alternatives.

Through February 14, 2003, Corvas’ executive management or its financial advisors contacted 54 companies about the potential for engaging in strategic discussions. Corvas held management meetings with 14 companies, conducted scientific diligence on a number of companies and received five preliminary merger proposals (including a merger proposal from Dendreon). Throughout this period, Corvas’ executive management continued to engage in ongoing corporate development activities for Corvas as an independent company.

On September 23, 2002, the Corvas board of directors at its regular meeting received a detailed update on the company’s merger and acquisition discussions. Executive management updated the board on the status of its discussions, including its assessment of the potential strategic fit of the most active prospects. Prior to the meeting, executive management had met with the management of ten candidates and had analyzed the strategic benefits of potential combinations with these companies. During the meeting, executive management presented a more detailed review of the drug pipeline of Private Company A and the potential synergies of a combination with that company. Executive management also reviewed the drug pipeline of Private Company B. Executive management recommended that Corvas continue to pursue a transaction with Private Company A while continuing to explore other options. Executive management also updated the board of directors on the status of its ongoing corporate development activities, including a planned trip to China to explore a potential collaboration.

Following the September 2002 board meeting, Corvas’ executive management continued to engage in scientific diligence and other extensive discussions with Private Company A. Discussions were subsequently terminated because of differences in opinion on relative valuation and clinical priorities. Discussions with Private Company B were terminated in November because of due diligence concerns.

In October 2002, Corvas’ executive management began discussions concerning a possible spin-out of its serine protease cancer programs as a way to further reduce the company’s expense levels. Executive management also explored obtaining development agreements for the small molecule programs that were terminated as part of the restructuring. Corvas’ executive management also considered how each of these potential spin-outs and development agreements could impact a larger potential merger or acquisition transaction.

Beginning in October 2002, Corvas’ executive management held discussions with Public Company C, including meetings in which the companies shared scientific information about their technologies. Corvas also retained outside experts to assist in scientific, clinical and patent due diligence.

On December 2, 2002, Dr. Mitchell Gold, then Dendreon’s Chief Business Officer, met with Randall Woods, the Chief Executive Officer of Corvas, to discuss opportunities for potential collaborations between the companies. They agreed to arrange for a meeting to discuss a possible strategic combination between Corvas and Dendreon.

On December 12, 2002, the Corvas board of directors at its regular meeting received an update of the status of the merger and acquisition discussions. At this meeting:

•	Executive management gave a report on the preliminary scientific diligence performed by Corvas management on several candidates. The board of directors instructed executive management to investigate in more detail Private Company D as a potential candidate.

•	Executive management also informed the board of directors of the terms of a potential spin-out of some or all of the cancer programs to a private company.

•	A representative of Lazard Frères gave an oral presentation regarding potential financial terms regarding a transaction involving Corvas as well as possible financial metrics regarding Corvas.

•	The board of directors discussed in detail alternatives to a merger or acquisition, including continuing to execute on its strategic plan as an independent company and liquidation of the company. Following the discussion, the board of directors concluded that the company should continue to pursue a strategic merger in addition to continuing to consider other options.

•	The board of directors reviewed and approved an operating and capital budget for fiscal year 2003, including the budgets for the ongoing ANTHEM/TIMI-32 trial and the preclinical cancer programs.

On December 19, 2002, Dr. Gold, Dr. David Urdal, Dendreon’s President and Chief Scientific Officer, Mr. Woods, Stephen Keane, Corvas’ Vice President of Corporate Development, Dr. Edwin Madison, Corvas’ Vice President of Biological Research, and Derek Kelaita, Corvas’ Associate Director of Business Development, met and discussed potential synergies between the companies, including a combination of each company’s cancer programs. At the end of December 2002, Dendreon retained outside consultants to assist it in a preliminary evaluation of Corvas’ cardiovascular programs.

On January 7, 2003, Dr. Gold, now Dendreon’s Chief Executive Officer, Dr. Christopher Henney, Executive Chairman of the board of directors of Dendreon, Mr. Woods and Mr. Keane, met during the JP Morgan H&Q Healthcare Conference in San Francisco, California and agreed that the parties would consider engaging in merger discussions. Thereafter, Dendreon retained Needham & Company and SG Cowen as its financial advisors for a possible transaction with Corvas.

On January 10, 2003, Dendreon and Corvas entered into a mutual nondisclosure agreement providing for safeguarding confidential information that the parties might disclose to one another during discussions.

On January 10, 2003, Dr. Gold, Dr. Henney, Dr. Urdal, Martin Simonetti, Dendreon’s Chief Financial Officer, Grant Pickering, Dendreon’s Vice President of Operations, Dr. Reiner Laus, Dendreon’s Vice President of Research, Dr. Jelle Kylstra, Dendreon’s Senior Medical Director, an outside consultant to Dendreon, and representatives of Dendreon’s financial advisors, Needham & Company and SG Cowen, met with Mr. Woods, Dr. George Vlasuk, Corvas’ Chief Scientific Officer, Mr. Keane, Mr. Kelaita, and Dr. Madison as well as representatives of Lazard Frères, at Dendreon’s offices in Seattle, Washington, to share information about the scientific and clinical programs at both companies. No terms of a potential transaction were discussed.

Following that meeting, the executive management of each company retained outside expert professionals to assist it with scientific and clinical diligence, diligence on the commercial viability of the other company’s products, patent due diligence and legal due diligence. Beginning January 15, 2003, Dendreon and Corvas each submitted due diligence requests and began to exchange diligence materials. The parties also held diligence conference calls and meetings during the period from January 10, 2003 through February 21, 2003.

On January 21, 2003, Dr. Gold and Mr. Simonetti as well as its financial advisors met with Mr. Woods, Dr. Vlasuk, Carolyn Felzer, Corvas’ Vice President and Controller, Dr. Madison, Mr. Kelaita and a representative of Lazard Frères at Corvas’ San Diego, California offices to conduct further diligence. Dr. Gold, Mr. Simonetti, Mr. Woods and Mr. Keane met separately and discussed the combined company’s clinical and preclinical pipelines, the synergies in Dendreon’s and Corvas’ oncology programs, the combined company’s ability to deploy the existing infrastructure of Dendreon and Corvas to provide needed expertise, and the strength of the balance sheet of the combined company. In Dendreon’s case, among other things, Corvas could provide expertise in developing small molecule inhibitors to enhance Dendreon’s capabilities for its collaboration with Genentech on its trp-p8 target. In Corvas’ case, among other things, Dendreon’s strong clinical development capabilities could help to advance rNAPc2 and its preclinical cancer programs through the clinical development stage.

On January 28, 2003, the Dendreon board of directors held a special telephonic board meeting. At that meeting, Dendreon’s executive management discussed the strategic rationale for a combination with Corvas and the status of the discussions and the alternatives to the combination, and reviewed information about the Corvas product development programs, personnel, and financial condition. Executive management also described the structure of a possible transaction with Corvas, including the potential financial terms.

On January 29, 2003, Dr. Gold and Mr. Simonetti held a conference call with Mr. Woods, Mr. Keane and Mr. Kelaita to discuss the terms of a written nonbinding proposal that Dendreon intended to submit to Corvas.

On January 29, 2003, following discussions with its legal counsel and financial advisors and review of analyses prepared by its financial advisors, Dendreon submitted to Corvas a written nonbinding letter expressing Dendreon’s interest in proceeding with an acquisition of Corvas. The letter proposed a fixed exchange ratio of 0.4216 shares of Dendreon’s common stock for each share of Corvas common stock without any price protection and assumed that Corvas’ 5.5% convertible senior subordinated notes with an assumed value of $14.6 million at maturity would remain outstanding until maturity. The proposal indicated that Corvas would be entitled to appropriate representation on the board of directors of the combined company. The proposal was subject to completion of Dendreon’s due diligence and contained a request for a 60-day exclusivity period for negotiating a definitive agreement.

On January 30, 2003, the Corvas board of directors held a special meeting to discuss the outcome of the diligence on Public Company C. Executive management made a presentation on its diligence findings and recommended that discussions be terminated because Public Company C’s development strategy, capitalization and intellectual property position were not sufficient to merit a combination. Executive management also informed the board of directors of the receipt of the written nonbinding letter from Dendreon. The board of directors agreed that the merger discussions with Public Company C should be terminated, agreed that Corvas should continue discussions with Dendreon to seek an improved proposal, and requested that Lazard Frères follow up with several other potential candidates that were previously discussed, including two candidates that were suggested by Corvas’ largest stockholder, Biotechnology Value Fund.

On January 30, 2003, Dr. Gold and Mr. Simonetti held a teleconference with Mr. Woods, Mr. Keane and Mr. Kelaita to discuss the terms outlined in the January 29, 2003 nonbinding proposal. The parties discussed the fact that the exchange ratio of 0.4216 offered on January 29, 2003 would need to be increased.

Following that teleconference, on January 30, 2003, after further discussions with its legal counsel and financial advisors, Dendreon sent a revised proposal to Mr. Woods that increased the fixed exchange ratio to 0.4804 shares of Dendreon stock for each share of Corvas stock and reduced the proposed exclusivity period to 15 days.

Following receipt of the revised proposal, Corvas’ executive management met with its counsel and its financial advisor to review and discuss the nonbinding proposal, including the proposed fixed exchange ratio and potential price protections.

Through the week of February 3, 2003, Lazard Frères followed up with other potential candidates, including the candidates suggested by Biotechnology Value Fund. One of these candidates took the Corvas overture to its board of directors and communicated that, while its board of directors was interested in the Corvas opportunity, it was not prepared to pursue a strategic transaction at this time. The other candidate discussed the Corvas transaction amongst its management team and decided not to proceed. Private Company D, with which discussions had begun in late 2002, gave Corvas a preliminary merger proposal. No other candidate expressed interest in proceeding.

Also, during the week of February 3, 2003, Corvas management conducted further due diligence including the preparation of a five year financial forecast for Dendreon and for the combined company based on detailed discussions with Dendreon management and other due diligence. During that week, Dendreon also conducted further due diligence of Corvas. Dendreon management visited Corvas’ San Diego headquarters on February 4,

2003, to continue scientific due diligence and to review Corvas’ regulatory, clinical, manufacturing and quality infrastructure.

On February 7, 2003, Corvas’ board of directors held a special telephonic board meeting. At the meeting:

•	Executive management updated the board of directors on the status of additional contacts made to solicit interest from potential merger candidates, including the preliminary proposal from Private Company D. That proposal was rejected because of a substantial difference in opinion as to the relative valuations of the companies.

•	Executive management presented the proposal received from Dendreon, including the proposed fixed exchange ratio and the proposed exclusivity period.

•	A representative of Lazard Frères made an oral presentation regarding potential financial terms of a transaction involving Corvas and possible financial metrics regarding Corvas.

•	Executive management discussed the diligence process being pursued.

•	Executive management reviewed with the board of directors the strategic rationale for a merger, the potential benefits and risks of a merger and the alternatives to a merger.

•	The board of directors indicated that it supported Corvas entering into an exclusivity agreement with Dendreon of not more than 10 business days if Dendreon agreed to an exchange ratio of not less than 0.4804 and directed management and financial advisors to explore obtaining price protection.

Following the board meeting on February 7, 2003, Corvas submitted a nonbinding counterproposal to Dendreon that proposed an exchange ratio of 0.4804 shares or approximately 33% of the combined company, and an exclusivity period of 10 business days subject to a price protection mechanism to be negotiated. The exchange ratio was not conditioned upon the assumption of the Corvas debt. Corvas also requested up to one-third of the board seats of the combined company.

On February 11, 2003, Dendreon and Corvas entered into a mutual nondisclosure agreement that superceded the original nondisclosure agreement.

On February 11, 2003, members of Corvas executive management as well as representatives of its financial advisor and outside legal counsel met at Dendreon’s offices in Seattle, Washington to conduct additional due diligence.

Also on that date, Dr. Gold, Mr. Simonetti, Deborah Elvins, Dendreon’s Vice President Legal Affairs, Mr. Woods, Mr. Keane as well as Corvas’ outside counsel from Cooley Godward LLP, Dendreon’s outside legal counsel from Stoel Rives LLP, and the financial advisors to Dendreon and Corvas held a negotiating session by telephone conference. During the negotiations, Corvas and its advisors sought to include price protection in the form of either a collar on the exchange ratio or a right to terminate the merger agreement based upon a decline in Dendreon’s stock price to a specific price. Dendreon indicated that it was unwilling to proceed with the transaction involving any price protection mechanisms. Corvas offered to proceed if the merger agreement contained minimal conditions to closing and if the officers and directors of Dendreon—who represent collectively approximately 35% of the outstanding voting power of Dendreon—entered into binding voting agreements to vote in favor of the combination with the understanding that the Corvas officers and directors—who represent less than 1% of the outstanding voting power of Corvas—would enter into similar voting agreements. In addition, the definitive agreement would contain a fiduciary termination right in the event of Corvas’ receipt of a superior offer. Finally, the parties discussed the composition of the board of directors of the combined company and agreed that it would include appropriate Corvas representation without resolving the size of the board or the number of Corvas representatives.

On February 11, 2003, the board of directors of Dendreon held a special telephonic board meeting to discuss the proposed transaction. At that meeting, executive management reviewed the events that had occurred since the

January 28, 2003 special meeting and the current status of the proposed transaction. Executive management also summarized the results of Dendreon’s due diligence review to date, and outlined the financial and other terms of a potential transaction. At that meeting, the board approved the execution of a nonbinding term sheet, and authorized executive management to proceed with negotiations for a definitive merger agreement.

Later on February 11, 2003, Dendreon and Corvas executed the nonbinding term sheet.

On February 14, 2003, Dendreon and Corvas entered into a mutual exclusivity and standstill agreement pursuant to which Corvas and Dendreon each agreed not to solicit or encourage the initiation or submission of any defined acquisition transactions until the earlier of February 26, 2003 or the date on which the other party advised it in writing that it was terminating all negotiations regarding a potential business transaction. The exclusivity provisions expressly permitted Corvas’ Vice President of Corporate Development to continue to provide diligence information to a named private company in connection with a possible spin-out of the cancer program subject to certain conditions. The agreement also contained a mutual 18 month standstill agreement pursuant to which both parties agreed not to seek to acquire control of the other party other than through a negotiated transaction.

On February 14, 2003, Dendreon’s outside legal counsel, Stoel Rives LLP, circulated a first draft of the merger agreement.

On February 18 and 19, 2003, members of Dendreon’s management team, as well as Dendreon’s outside legal counsel and Dendreon’s financial advisors met in San Diego at the offices of Cooley Godward with members of Corvas’ management team, as well as Corvas’ outside legal counsel and Corvas’ financial advisors. During this period, representatives of both Corvas and Dendreon, including members of their respective financial and legal advisory teams, conducted face to face negotiations with respect to the terms of the proposed merger agreement. In addition, from February 17 through February 23, the parties conducted numerous conference calls and on February 24 held in-person discussions to negotiate the terms and conditions of the merger agreement and related documents and discussed various other legal, financial and regulatory matters related to the combination.

On February 18, 2003, the Human Resources Committee of Corvas held a regularly scheduled meeting during which target bonuses were determined for the Corvas executive officers for 2003. Mr. Woods and outside counsel reviewed with the Committee how the determination and communication of target bonuses for 2003 would impact any severance payments made under the company’s change in control plan for executive officers and informed the Committee that the projected cash being used by Dendreon assumed that Mr. Woods and Dr. Vlasuk received benefits under the plan at the maximum targeted bonus. Following a discussion, the Human Resources Committee approved the dollar amount of the target bonuses for each of the executive officers.

On February 19, 2003, the Corvas board of directors held a regularly scheduled board meeting. At the meeting:

•	Dr. Gold, with Dr. Henney in attendance, gave a presentation on Dendreon, the synergies between Dendreon and Corvas and the strategic benefits of the proposed combination and then left the meeting.

•	Executive management of Corvas then gave detailed reports on the results of the scientific, clinical, manufacturing, commercialization, patent, regulatory and legal diligence conducted by outside consultants and Corvas personnel. The board of directors discussed in detail these diligence reports and the board of directors requested that management share one of the diligence reports with Dendreon and follow up with one of the outside consultants on the questions raised in his preliminary report.

•	A representative of Lazard Frères orally reviewed potential financial terms and possible financial metrics regarding Corvas.

•	A representative of Cooley Godward reviewed the status of the combination discussions, including the overall structure of the merger agreement, the pre-closing covenants, the conditions to closing, regulatory approvals, the termination provisions and termination fees, and the board size and composition and the status of open issues. During the executive session, the board of directors also discussed the potential representatives of Corvas on the combined company board.

•	Corvas executive management reviewed with the board of directors the strategic rationale for a combination, the potential benefits and risks of the proposed combination as well as alternatives to the combination.

On February 20, 2003, Dr. Henney, Dr. Urdal, Mr. Pickering, Dr. Klystra, Dr. Israel Rios, Dendreon’s Vice President, Clinical Affairs and an outside statistician used by Dendreon in connection with its analysis of the data of the D9901 trial of Provenge held a teleconference with the outside professional who was hired by Corvas to provide due diligence on the planned pivotal trial for Provenge for the treatment of androgen independent prostrate cancer, Dr. Vlasuk, Mr. Keane, and representatives from Corvas’ financial advisors and legal counsel. The purpose of the call was to address questions about the D9901 trial data.

On February 21, 2003, Dr. Gold and Mr. Woods met with representatives of Artisan Equity Limited, the holder of Corvas’ 5.5% convertible senior subordinated notes, for purposes of determining whether Artisan Equity would be willing to waive its right to require the redemption by Corvas of the convertible senior subordinated notes upon the change in control of Corvas. At that meeting, the representatives of Artisan Equity indicated that the holding of convertible debt of Dendreon would be inconsistent with Artisan Equity’s investment strategy and that Artisan Equity had made its original investment in Corvas in material part because of Mr. Woods’ role as Chief Executive Officer, and that Mr. Woods would not be part of the executive management of the combined company. Consequently, Artisan Equity decided it would not waive its redemption right following the change in control of Corvas.

Following that meeting, on February 21, 2003, Dr. Gold informed Mr. Woods that Dendreon intended to revise its proposal in order to obtain the approval of its board of directors. The executive management, financial advisors and legal counsel of Dendreon and Corvas held a teleconference that day to discuss the notes, during which Corvas and its advisors presented a rationale for not reopening the exchange ratio negotiations and Dendreon presented its rationale for reopening the exchange ratio because of the difference in the capitalization of the combined company as a consequence of Artisan Equity’s decision. During the call, Dr. Henney had a separate conference call with Dr. Blake Ingle, Corvas’ Chairman of the Board, in which Dr. Henney indicated that Dendreon intended to submit a revised proposal.

On February 22, 2003, Dendreon sent Corvas a written proposal to change the fixed exchange ratio to 0.4097 shares of Dendreon common stock for each share of Corvas common stock. The executive management, financial advisors and legal counsel for Dendreon and Corvas held several conference call negotiating sessions to discuss the basis for the revised calculation and to negotiate the fixed exchange ratio.

On February 23, 2003, the Corvas board of directors held a special meeting to discuss the revised exchange ratio presented by Dendreon and other open issues in the negotiations, including the size and composition of the board of directors of the combined company and Dendreon’s right to incur debt or issue equity securities prior to the closing of the transaction. Executive management also updated the board on the outcome of the follow-up diligence session with Corvas’ outside professional and Dendreon and concluded that the remaining diligence questions were resolved. The board of directors authorized executive management and the financial advisors to negotiate as favorable a deal as possible within a range of authorized exchange ratios.

On February 23, 2003, executive management, legal counsel and financial advisors for Dendreon and Corvas continued negotiations of the fixed exchange ratio and ultimately agreed on 0.45 per share. The parties also negotiated the debt and equity covenants consistent with the directions from the Corvas board of directors, agreed that two members of the Corvas board would become directors of Dendreon, and agreed to certain restrictions on Dendreon’s ability to increase the size of the board of directors of the combined company for a period of time following closing of the combination.

On February 24, 2003, a special meeting of the Dendreon board of directors by telephone and in person was held at the offices of Cooley Godward in San Diego, California. Prior to the meeting, the directors were provided with the draft merger agreement, voting and lock-up agreement, and diligence, strategic, financial and other materials relevant to the proposed combination. At the meeting:

•	Dr. Gold described the events that had occurred since the February 11, 2003 board meeting.

•	Dr. Urdal provided a detailed review and analysis of the results of the company’s investigation and due diligence regarding Corvas’ preclinical and clinical product candidates and management’s assessment of available safety and efficacy information and the development and market risks associated with Corvas’ rNAPc2 product candidate.

•	Dr. Harris described the results of the due diligence he had conducted of Corvas’ small molecule capabilities.

•	Dr. Gold described the strategic rationale for the acquisition, including a review of the company’s previous discussions about potential strategic partners, and the advantages and potential risks of a combination with Corvas.

•	Dr. Gold summarized the history of the negotiations and described the financial terms of the acquisition and the analysis on which those terms were based. He also discussed other principal business terms of the proposed transaction.

•	Needham & Company opined that the Conversion Number of 0.45 was fair to the stockholders of Dendreon from a financial point of view and provided the board with the analyses underlying its opinion.

•	Ms. Elvins reviewed legal matters, including the structure of the proposed transaction and the terms of the merger agreement and the voting and lock-up agreement.

Following a discussion, the Dendreon board of directors unanimously approved the merger agreement and unanimously resolved to recommend that Dendreon stockholders vote in favor of the issuance of shares of Dendreon common stock to Corvas stockholders in the combination.

On February 24, 2003, the Corvas board of directors met by teleconference to consider the proposed combination with Dendreon. Prior to the meeting, Corvas directors were provided with draft agreements and other materials regarding the proposed transaction. At the meeting:

•	Mr. Woods updated the Corvas board of directors on developments since the telephonic board meeting on February 23, 2003, including the outcome of the negotiations of open issues.

•	Representatives of Lazard Frères made a financial presentation and presented orally the fairness opinion of Lazard Frères discussed in “Opinion of Corvas’ Financial Advisor.

•	A representative of Cooley Godward reviewed legal matters, including terms of the proposed merger agreement and the lock-up and voting agreements, including changes negotiated since February 19, 2003.

Following a discussion, the Corvas board of directors unanimously approved the merger agreement and the amendment to the equity plan and unanimously resolved to recommend that Corvas stockholders vote in favor of the approval of the merger agreement.

On February 24, 2003, the parties completed negotiations of the definitive merger agreement and related agreements. The merger agreement, the voting and lock-up agreements, and the amendment to the Corvas rights agreement were executed by the parties on the evening of February 24, 2003.

On February 25, 2003, Dendreon and Corvas issued a joint press release announcing the execution of the merger agreement and held a conference call to discuss the transaction.

On February 28, 2003, Mark Lampert, the President of Biotechnology Value Fund, sent a letter to each of the members of the Corvas board of directors expressing his opposition to the combination and urging the board of directors to terminate the merger agreement and immediately liquidate the company. On March 3, 2003, Biotechnology Value Fund amended its Schedule 13D with respect to its beneficial ownership in Corvas to publish the letter sent to the Corvas board.

On March 4, 2003, Corvas filed with the Securities and Exchange Commission a Current Report on Form 8-K that stated that the Corvas board of directors disagrees with the statements and conclusions of Biotechnology Value Fund and urged the stockholders to withhold judgment on the facts presented in the letter and on the pending combination until the joint proxy statement/prospectus of Corvas and Dendreon is filed with the Securities and Exchange Commission.

On March 4, 2003, Asset Value Fund Limited filed a class action lawsuit against Corvas and the members of the Corvas board of directors in the Delaware Chancery Court. The complaint alleges that the Corvas board of directors breached its fiduciary duties in approving the combination.

On March 6, 2003, SC Fundamental LLC, a stockholder of Corvas, issued a press release urging the board of directors of Corvas to immediately curtail all company spending to preserve cash, negotiate an immediate termination of the merger agreement and barring a transaction with superior value, pursue a prompt liquidation of the company.

Dendreon’s Reasons for the Combination

Dendreon’s board of directors believes that the acquisition of Corvas will provide significant strategic and financial benefits. Corvas’ strong balance sheet combined with its portfolio of promising product candidates in oncology enhances Dendreon’s potential to become a top-tier biotechnology company through a near-term product opportunity in Provenge, its therapeutic vaccine for prostate cancer which is in Phase III clinical trials, and, in the longer term, a diverse portfolio of other oncology product candidates. Dendreon’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Dendreon stockholders vote “FOR” approval of the issuance of shares of Dendreon common stock in the combination.

In reaching its decision to approve the merger agreement, Dendreon’s board of directors consulted with senior members of Dendreon’s management team regarding the strategic and operational aspects of the combination and the results of the due diligence efforts undertaken by management, third party consultants, and Dendreon’s legal and financial advisors. In addition, Dendreon’s board of directors held discussions with members of senior management and representatives of Needham & Company regarding the past and current business operations, financial condition, competitive position, stock performance, and future prospects of Corvas and Dendreon. Dendreon’s board of directors also consulted with Needham & Company as to the fairness, from a financial point of view to Dendreon stockholders, of the merger consideration to be paid by Dendreon. Dendreon’s board of directors also consulted with Dendreon’s counsel regarding legal due diligence matters and the terms of the merger agreement and related agreements. In reaching its decision to approve the merger agreement, Dendreon’s board of directors considered a variety of factors, a number of which are summarized below:

•	Strengthened Strategic Position.

Dendreon’s board of directors considered the potential strategic and other benefits of the combination, including the complementary nature of the businesses of Corvas and Dendreon. Dendreon’s board of directors concluded that the combination would enhance Dendreon’s potential to become a top-tier biotechnology company through a stronger balance sheet and a more diversified technology base and product pipeline. Dendreon’s board determined that the combination of Corvas’ oncology products in preclinical development with Dendreon’s existing preclinical and clinical product pipeline would strengthen Dendreon’s position in oncology therapeutics and enhance Dendreon’s strategic position within the biotechnology market.

•	Complementary Technology Base.

Dendreon’s board of directors considered the performance and future prospects of Corvas’ preclinical products based upon the serine protease gene family and management’s belief that the combined company will be better positioned to achieve their full market potential as described below.

Development of novel therapeutic products is a complex process that requires the application of management and scientific expertise from a range of disciplines. The combination will combine the scientific expertise of Corvas with the diverse scientific expertise, and the experienced clinical trial and management team of Dendreon to enhance the probability of successful development of the combined company’s preclinical and clinical products. This combination of expertise and experience would, among other things, facilitate clinical development of Corvas’ product candidates and augment Dendreon’s small molecule capabilities.

Corvas’ portfolio of preclinical therapeutic product candidates is focused on distinct oncology applications that will broaden and deepen Dendreon’s existing preclinical product pipeline. All of Corvas’ preclinical drug candidates are directed towards different members of the family of tumor-associated serine proteases. Serine proteases are believed to play key roles in tumor growth, invasion and angiogenesis. The function of serine proteases provides the basis for therapeutics that inhibit the function of serine proteases, provide targets for monoclonal antibodies or leverage their enzymatic activity. Corvas has product candidates in each of these categories.

The group of therapeutic candidates that has advanced the farthest through preclinical studies is derived from Corvas’ “Protease Activated Cancer Therapy,” or PACT, program. These drug candidates carry an inactive precursor of a cytotoxic compound which is only activated in a tumor. This strategy allows the introduction of larger amounts of cytotoxic compound within the tumor while reducing the toxic effect of the compound on normal tissue. The PACT product candidates has the potential to be widely applicable in oncology and would provide Dendreon with a technology platform distinct from, and complementary to, its existing technology platforms.

Dendreon’s board of directors evaluated Corvas’ rNAPc2 product candidate, currently in part 1 of a three-part Phase II clinical trial. This product candidate, currently being tested in patients with acute coronary syndromes, shows promise as a novel cardiovascular product targeting large markets. Results from part 1 are expected to be available in the second half of 2003. At that time, the combined company will be able to evaluate prospects for this product candidate and determine its suitability for further development and possible collaboration. In addition, Dendreon’s board of directors noted that the majority of the clinical trial expenses for part 1 had been paid, reducing the costs to the combined company of continuing the program.

•	Building a More Sustainable Enterprise

The Dendreon board of directors considered that the combination would create a more sustainable enterprise in the following ways:

•	A stronger balance sheet to allow the combined company greater flexibility in timing the need to access capital markets;

•	A combined portfolio of clinical and preclinical products to provide the combined company with a more consistent, diversified flow of product candidates;

•	Substantially greater financial resources to enable the combined company to negotiate more favorable corporate collaborations and licensing opportunities;

•	The leadership of a strong and capable management team with significant experience developing successful biotechnology companies;

•	The ability to select from a broader range of product candidates for significant investments of financial and other resources; and

•	A more robust preclinical program in significant areas of unmet medical needs.

•	Strengthening Competitive Position.

The Dendreon board of directors also considered the opportunity that the combination would strengthen Dendreon’s competitive position, through the following means:

•	The financial resources of the combined company would contribute to the development of Provenge;

•	The financial resources of the combined company would assist in the development of Dendreon’s other clinical stage products, including APC8024, and the combined company’s preclinical product candidates;

•	The combination would add significant expertise in small molecule development, especially with respect to the development of a small molecule targeting trp-p8, and in serine protease development;

•	Dendreon’s experience in managing clinical trials would improve the opportunity for Corvas’ product candidate, rNAPc2, to complete a successful Phase II trial and position it advantageously for a potential collaboration;

•	The combined company would benefit from a significant intellectual property estate, including the patents associated with rNAPc2 and the oncology patent portfolio; and

•	The combined company would benefit from its portfolio of potentially valuable collaborations.

•	Financial Synergies.

Dendreon’s board of directors considered the present plans for the combined company to continue a significant research and development capability in San Diego. The board of directors also considered the cost savings that may be achieved by the combined company including savings from consolidation of corporate and administrative infrastructures and a reduction in force. Dendreon’s board of directors considered the financial strength of Corvas and the prospects of the current capital markets, and management’s estimates that the combined company will have financial resources to fund anticipated operations through approximately December 2005. Dendreon’s board of directors also concluded that the acquisition of Corvas would improve Dendreon’s prospects for long-term growth by creating a larger biotechnology company with more opportunities for future revenues and earnings. Dendreon’s ability to achieve these goals is subject to various factors, a number of which will be beyond its control, including economic conditions and unanticipated changes in business conditions, and, therefore, there can be no assurance that these results will be achieved. See “Cautionary Statement Concerning Forward-Looking Statements.”

•	Strategic Alternatives.

Dendreon’s board of directors considered other possible acquisition opportunities and determined that the acquisition of Corvas was a strategic fit and presented a favorable opportunity to enhance and expand Dendreon’s business, product line and position it for future growth.

•	Integration of Corvas.

Dendreon’s board of directors considered the fact that the combination of the businesses of Dendreon and Corvas would be challenging. However, after consultation with Dendreon management, Dendreon’s board of directors determined that the operations of Corvas could be integrated with those of Dendreon in an efficient manner.

•	Terms of the Merger Agreement.

Dendreon’s board of directors, with the assistance of counsel, considered the general terms of the merger agreement, including:

•	Fixed Conversion Number. Dendreon’s board of directors considered the fact that the fixed Conversion Number provided certainty as to the number of shares of Dendreon common stock to be issued to Corvas stockholders and the percentage of the total shares of Dendreon common stock that current Corvas stockholders would own after the combination. Dendreon’s board also considered the premium that the merger consideration implied in light of the financial, clinical, scientific and other information about Corvas available to it.

•	No Solicitation; Termination Fee. Dendreon’s board of directors reviewed the provisions of the merger agreement that limit the ability of Corvas to solicit other acquisition offers. Dendreon’s board of directors also considered the provisions that require the payment of a $2.187 million termination fee by Dendreon or Corvas if the merger agreement is terminated due to specified reasons. Dendreon’s board of directors believed that these provisions were reasonable under the circumstances.

•	Conditions to Consummation. Dendreon’s board of directors reviewed the conditions to consummation of the combination, in particular the likelihood of obtaining the necessary stockholder approvals, and the likelihood that the combination would be complete, and believed that the necessary approvals would likely be obtained and the conditions to consummation would be timely satisfied.

•	Opinion of Financial Advisor.

Dendreon’s board of directors considered the opinion of Needham & Company that, as of the date of its opinion, and based upon and subject to the considerations described in the opinion and based on such other matters as Needham & Company considered relevant, the Conversion Number was fair from a financial point of view to Dendreon’s stockholders. See “Opinion of Dendreon’s Financial Advisor.”

•	Tax Treatment.

Dendreon’s board of directors also considered the federal income tax treatment of the combination and its expected qualification as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

•	Lock-up and Voting Agreements.

Dendreon’s board of directors also discussed the terms of the lock-up and voting agreements between Dendreon and the directors and executive officers of Corvas. Dendreon’s board of directors noted that these stockholders, which as of the record date for the Corvas Special Meeting owned approximately [    •    ]% of the outstanding shares of Corvas common stock, have agreed to vote for adoption of the merger agreement.

In addition, Dendreon’s board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the combination, including:

•	The risk that the potential benefits sought in the combination might not be fully realized;

•	The possibility that the combination might not be completed, or that completion might be unduly delayed;

•	The effect on Dendreon’s stock price of (i) a public announcement of the combination, and (ii) the failure to complete the combination, to the extent that the market price after public announcement reflected a market assumption that the combination will be completed;

•	The projected dilution of existing stockholders’ interests in Dendreon as a result of the issuance of the shares in the combination, and the estimated time period for the combination to be accretive to Dendreon’s earnings per share;

•	The risk that management’s efforts to integrate Corvas will disrupt Dendreon’s operations;

•	The substantial charges to be incurred in connection with the combination, including costs of integrating the businesses of Dendreon and Corvas and transaction expenses that would be incurred whether or not the combination is completed;

•	The risk that despite the efforts of the combined company, key management and research and development personnel might not remain employed by the combined company; and

•	Various other risks associated with the combination and the businesses of Dendreon, Corvas and the combined company described in the section entitled “Risk Factors” and in the documents incorporated by reference into this joint proxy statement/prospectus.

Dendreon’s board of directors concluded, however, that overall, the potentially negative factors associated with the combination were outweighed by the potential benefits of the combination.

The above discussion of the factors considered by Dendreon’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Dendreon’s board of directors. Dendreon’s board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Dendreon’s board of directors believed were appropriate. In view of the wide variety of factors considered by Dendreon’s board of directors in connection with its evaluation of the combination and the complexity of these matters, Dendreon’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Dendreon’s board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Dendreon’s board of directors unanimously recommends that Dendreon stockholders vote “FOR” approval of the issuance of shares of Dendreon common stock in the first merger.

Corvas’ Reasons for the Combination

While Corvas has a lead clinical drug program that addresses a large potential market, promising preclinical cancer programs and a strong balance sheet that would enable Corvas to remain an independent entity, the Corvas board of directors believes that the combination with Dendreon will provide substantial benefits to the stockholders of Corvas. The combination permits stockholders to obtain an equity interest in a combined company with four product candidates in clinical trials, later stage candidates that Corvas believes have lower inherent risks, potential revenue diversity, stronger alliance partners, stronger technology resources and greater financial strength than Corvas has on its own and enables Corvas to redeploy its cash resources across the combined clinical pipeline. At its meeting on February 24, 2003, the Corvas board of directors unanimously approved the merger agreement and resolved to recommend that the Corvas stockholders vote “FOR” the adoption of the merger agreement.

In making its determination to approve the merger agreement, the Corvas board of directors consulted with the Corvas executive management regarding the strategic and operational aspects of the merger and the results of the due diligence of Dendreon undertaken by management and advisors to Corvas. In addition, the Corvas board of directors consulted with representatives of Lazard Frères regarding financial matters and with representatives of Cooley Godward regarding legal matters. In the course of reaching its determination, the Corvas board of directors considered a variety of factors, including the following:

•	Strategic Benefits of the Combination.

The Corvas board of directors considered the strategic benefits of the combination, including the following benefits:

•	Greater Product Diversification. After the combination, the combined company will have a significantly larger pipeline of clinical drug candidates under development and a greater diversification of development risk than Corvas. The clinical pipeline will include Provenge, a cancer vaccine in Phase III clinical trials for the treatment of androgen independent and androgen dependent prostrate cancer, Mylovenge, a Phase II cancer vaccine for the treatment of multiple myeloma, rNAPc2, a Phase II drug candidate for the treatment of acute coronary syndromes, and APC 8024, a Phase I vaccine for the treatment of advanced metastatic breast, ovarian and colon cancer patients. The Corvas board of directors concluded that the risk to the Corvas stockholders from Corvas’ dependence on rNAPc2 to succeed in the ongoing Phase II clinical trial would be reduced through the diversification of risk through the later stage Dendreon product candidates. The Corvas stockholders could continue to participate in any rNAPc2 benefits while diversifying the risk through the participation in three other clinical stage products.

•	Enhanced Cancer Research and Development Capabilities. The Corvas board of directors believes that the combined company will have a broader array of research and development capabilities to develop new cancer therapeutics to strengthen the clinical pipeline. The combined programs will include the development of antibodies for three Dendreon targets, including DN 1924, DN 1921, and the trp-p8 target for which Dendreon is collaborating with Genentech, and the continuing development of serine protease inhibitors in the Corvas program, the development of small molecule inhibitors for some of the same targets and the Urokinase and Matriptase inhibitors developed by Corvas as well as the Corvas prodrug program and the preclinical cancer vaccine targets being pursued by Dendreon. The combination will allow Dendreon to enhance its expertise in small molecule inhibitors to facilitate its development of a small molecule to trp-p8 under the Genentech collaboration and consolidate its small molecule research efforts under the collaboration in Corvas’ San Diego facility. The board of directors believes that the combined company will have greater resources and the opportunity to pursue the most promising new product opportunities.

•	Enhanced Clinical Development Expertise. The Corvas board of directors believes that Dendreon’s clinical development expertise will strengthen the ability to advance its lead drug, rNAPc2, through its ongoing Phase II clinical trial and, assuming favorable results and a collaborator, to advance rNAPc2 through a Phase III clinical trial. Corvas has operated with a limited executive management staff and internal clinical expertise to minimize its expenses and has long sought to hire a medical director. Dendreon has a larger internal clinical development staff that can provide expertise that Corvas now must seek through outside consultants. The Corvas board of directors also considered the benefits of the combined company for improving the prospects and timeliness for Corvas’ oncology portfolio.

•	Strong Balance Sheet of the Combined Company. The Corvas board of directors believes that the balance sheet of the combined company should improve the ability to generate sustainable growth by enabling the company to focus on advancing the most promising late stage drugs through the clinical trial stages while continuing research and development on promising preclinical drug programs without raising funds in the short term. The Corvas board of directors believes that these financial resources will enable the Corvas stockholders to realize technology value from both the rNAPc2 program and the cancer programs that need to be further advanced to attract corporate collaborations. The strong balance sheet also should enable the combined company to seek the best collaborators for its clinical stage products.

•	Strong Intellectual Property Estate. The Corvas board of directors also considered that the combined company would have a significant intellectual property estate associated with a larger array of potential products than would Corvas on a stand-alone basis.

•

Attractive Financial Terms.    The board of directors believes that the merger consideration, which gives Corvas stockholders approximately 31.4% of the combined company, values Corvas common stock at a financially attractive level in light of the Corvas stock price and trading volumes during the last 52 weeks and the company’s prospects during the next 52 weeks. Corvas stock has been trading at a negative enterprise value and at a discount to its cash position. In reaching this conclusion, the Corvas board of directors considered various factors and analyses with respect to the financial terms of the proposed combination, including the following:

•	information concerning the financial condition, the expenses, cash flow, business and prospects of Corvas and Dendreon, as well as conditions in the biotechnology industry generally;

•	information concerning the recent and historical stock price performance of Corvas common stock and Dendreon common stock, as well as Wall Street equity analysts views regarding Corvas and Dendreon common stock;

•	information concerning forecasted revenues, expenses and cash flows from each of the Corvas lead drug candidate, rNAPc2, and the Dendreon lead drug candidate, Provenge, as well as the risks associated with obtaining marketing approval for these drug candidates from governmental regulators and commercialization related risks;

•	the liquidation value of Corvas assuming that Corvas shut down its operations in the second quarter of 2003, retired its debt and settled its liabilities, including repayment of the convertible senior subordinated debt, its lease obligations and its severance obligations, and distributed remaining cash to the stockholders; and

•	the fixed nature of the exchange ratio of the merger consideration and, therefore, an increase or decrease in the market value of Dendreon common stock following the date of announcement through the closing will increase or decrease the value per share to be received by Corvas stockholders at the time of the closing but the number of shares of Dendreon common stock to be received by each Corvas stockholder and the percentage of the combined company owned by the Corvas stockholders will not change.

•	Alternatives Considered, including Liquidation. Throughout the systematic search that Corvas conducted for a strategic merger or acquisition partner, the Corvas board of directors considered possible alternatives to a merger, including the proposed combination with Dendreon. These alternatives included continuing to execute on the Corvas strategic plan as an independent company involving the continued advancement of rNAPc2 and the oncology programs, liquidation, spin-outs of earlier stage programs, or acquiring more advanced product candidates. Although the Corvas board of directors considered Corvas remaining an independent company a viable and attractive alternative, the board of directors recognized that the rNAPc2 program still requires a substantial investment to complete the ANTHEM/TIMI-32 trial to then determine whether or not to advance rNAPc2 to a Phase III trial and that a negative outcome would significantly reduce the value of the company. During the process, Corvas did not identify any attractive opportunities for acquiring more advanced products other than through the proposed combination with Dendreon. The Corvas board of directors considered diversification of risk while preserving the long-term value of rNAPc2 and the Corvas preclinical programs to be a substantial benefit of a strategic merger that could not be obtained through Corvas remaining an independent company or through an immediate liquidation of the company.

The Corvas board of directors considered a potential liquidation of the company, including the price per share that a stockholder would receive depending upon when the liquidation were commenced, the liquidation procedure and the likely timing for the stockholders’ receipt of a cash distribution and the tax consequences of a liquidation. Corvas management prepared a detailed liquidation analysis based upon three scenarios. The first scenario assumed that liquidation was initiated immediately without waiting for the results of part 1 of the ongoing ANTHEM/TIMI-32 trial. It was estimated that an effective shutdown of operations would continue into the second quarter of 2003. The other two scenarios each assumed that liquidation occurred at the end of 2003, following completion of part 2 of the ANTHEM/TIMI-32 trial and a negative outcome to the trial and assuming continuation of the cancer protease programs at the current expense rate, and, alternatively, assuming an earlier spin-off the cancer programs. Each of the scenarios assumed limited proceeds from the sale of property, plant and equipment and assigned no residual value to the rNAPc2 program or any preclinical cancer programs because of Corvas’ unsuccessful efforts to date to obtain a collaborator for rNAPc2 before receipt of data from the ANTHEM/TIMI-32 trial. Management did not present a scenario assuming positive efficacy data from the ANTHEM/TIMI-32 trial because liquidation was not considered an attractive alternative to a strategic combination that allowed stockholders to participate in the benefits of favorable clinical trial results for rNAPc2 or Corvas’ continuation as an independent company.

The board of directors considered that liquidation value was inherently imprecise and subject to risks and uncertainties that could reduce the liquidation value, including the risk that actual liabilities and expenses, including unforeseen contingent liabilities, could exceed the projected liabilities and expenses. The board of directors also considered the procedure for approving a liquidation and dissolution under Delaware law, including the need to obtain a vote of a majority of the outstanding common stock of Corvas in favor of the liquidation and dissolution and the need to comply with the procedures under the Delaware General Corporation Law to avoid liability for wrongful distributions. This process could take six or more months to complete and could result in additional unexpected expense or delay in making distributions to stockholders. The Corvas board of directors further considered the design of the ANTHEM/TIMI-32 trial that permits the company to make a decision about whether to proceed with the trial at the end of each part, the expectation that results from part 1 of the trial would be available in the second half of 2003 and that efficacy results from part 2 of the trial would be available by the end of 2003, the ongoing expense of the trial (including the positive fact that manufacturing costs were incurred in prior years), and the impact that favorable clinical results could have on the technology value of rNAPc2.

Under the first scenario, Corvas management estimated that Corvas would have net proceeds available for distribution of $61.3 million or $2.22 per share based upon fully diluted shares outstanding of approximately 27.6 million if Corvas commenced the liquidation process as of February 21, 2003.

In the second scenario (which assumed Corvas’ continuation of the protease cancer programs until shutdown and failure of part 2 of the ANTHEM/TIMI-32 trial), Corvas management estimated that Corvas would have net proceeds available for distribution of $48.3 million or $1.75 per share based upon fully diluted shares outstanding of approximately 27.6 million if the shutdown in operations and the liquidation of assets occurred as of December 31, 2003.

In the third scenario (which assumed Corvas completed a spin-out of the cancer protease programs as of March 31, 2003 based upon a non-binding term sheet with a third party that Corvas negotiated and failure of part 2 of the ANTHEM/TIMI-32 trial), management estimated that Corvas would have net proceeds available for distribution of $53.9 million or $1.95 per share based upon fully diluted shares outstanding of approximately 27.6 million if the shutdown in operations and the liquidation of assets occurred as of December 31, 2003.

In considering the strategic combination with Dendreon, the Corvas board of directors considered the liquidation values in each of these scenarios and the risks and benefits of liquidation as an alternative to entering into a strategic merger with Dendreon or remaining an independent company. The Corvas board of directors determined that the liquidation alternative was less attractive than the strategic merger with Dendreon because liquidation would provide no technology value for the Corvas programs and because they believed that the long-term value of the combined company exceeded the liquidation price of Corvas.

•	Opinion of Financial Advisor. The Corvas board of directors reviewed the analyses and presentations prepared by Lazard Frères and the Lazard Frères opinion to the effect that as of the date of the merger agreement the Conversion Number to be offered to the Corvas stockholders in the merger was fair to the Corvas stockholders from a financial point of view. See “Opinion of Corvas’ Financial Advisor.”

•	Terms of the Merger Agreement. The Corvas board of directors, with the assistance of counsel, considered the terms and conditions of the merger, including:

•	restrictions on the conduct of business by both Corvas and Dendreon between signing of the merger agreement and the effective time of the merger;

•	the potential effect of the merger agreement on the potential for a third party to make a proposal to acquire Corvas after execution of the merger agreement, including the right of the Corvas board of directors to provide information in response to an unsolicited superior proposal and to terminate the merger agreement in the event the board of directors determines it is obligated to do so in the exercise of its fiduciary duties following the receipt of a superior proposal; and

•	that the termination payment provisions of the merger agreement could discourage alternative proposals for a business combination with Corvas, but would not preclude bona fide alternative proposals; that the size of the termination fee was reasonable in light of the size and benefits of the transaction; and that such fee would not be payable if the stockholders vote against adoption of the merger agreement and no superior proposal had been announced before the Corvas Special Meeting.

•	Lock-up and Voting Agreements. The Corvas board of directors also reviewed the terms of the lock-up and voting agreements among Dendreon and directors and executive officers of Corvas providing that the directors and officers of Corvas will vote their shares of Corvas common stock, which as of the record date represented less than one percent of the outstanding Corvas common stock, in favor of the adoption of the merger agreement at the Corvas stockholder meeting. The Corvas board of directors also reviewed the terms of the lock-up and voting agreements among Corvas and Dendreon’s directors and executive officers and certain other Dendreon stockholders represented on Dendreon’s board of directors.

•	Tax Treatment. The Corvas board of directors considered the federal income tax treatment of the combination and its expected qualification as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

•	Board of Directors and Employee Matters. The Corvas board of directors considered the terms of the merger agreement and other arrangements with respect to the Corvas board of directors, management and employees intended to maintain the organization of Corvas and preserve the value of Corvas prior to and following the merger, including:

•	Corvas will designate two of ten members to the combined company board of directors to fill terms that are up for reelection in 2005 and 2006;

•	the existence of severance arrangements for Corvas executives; and

•	provision to continuing Corvas employees of the same benefits provided to employees of Dendreon in similar positions and at similar pay grades.

In its review of the proposed merger, Corvas’ board of directors identified and considered a variety of potentially negative risk factors, including:

•	The risks described under the section entitled “Risks Related to the Combination”;

•	The risk of failure of either Dendreon’s or Corvas’ lead drug candidate and the impact of a failure on the stock price of the combined company and its prospects;

•	The possibility that the Dendreon stock price could decline following the announcement of the proposed combination, and that due to the fixed nature of the exchange ratio, the value of the merger consideration to be received by the Corvas stockholders at the time of closing would also decline;

•	The risk that sales of substantial amounts of Dendreon common stock in the public market after the closing of the proposed combination could materially adversely affect the market price of Dendreon common stock;

•	The risk that the proposed combination could not be completed as expected because there could be no assurance that the stockholders of Corvas would approve the transaction or that other conditions to the parties’ obligations to close the combination would be satisfied even if the stockholders approved the transaction;

•	The possibility of disruption in the operations of Corvas or Dendreon and a loss of key employees of either company because of the combination; and

•	The possibility that the benefits anticipated in connection with the combination might not be realized by the combined company.

In addition to the factors considered that are described above, the Corvas board of directors also was aware of the interests that some executive officers and directors of Corvas may have with respect to the combination in addition to their interests as stockholders of Corvas generally. See “The Combination—Interests of Certain Persons in the Combination.”

In analyzing the combination, Corvas’ board of directors did not view any of the factors listed above as determinative or find it practical to quantify or otherwise attempt to assign any rank or assign relative weights to any of the foregoing factors. The Corvas board of directors conducted an overall analysis of the factors described above, including the alternatives, and overall considered the factors to be favorable and to support its determination. The Corvas board of directors determined that the long-term value of the combined company to Corvas stockholders exceeded the long-term value to the stockholders of the alternatives to the combination, including continuing to operate Corvas as an independent company or liquidating Corvas. The individual members of the Corvas board of directors may have given different weight to different factors in considering the factors.

The Corvas board of directors unanimously recommends that the Corvas stockholders vote “FOR” adoption of the merger agreement.

Opinion of Dendreon’s Financial Advisor

Dendreon and Needham & Company entered into an engagement letter dated as of February 4, 2003, pursuant to which Dendreon retained Needham & Company to furnish financial advisory services with respect to the proposed combination and to render an opinion to the board of directors of Dendreon as to the fairness, from a financial point of view, to the stockholders of Dendreon of the Conversion Number pursuant to the Merger Agreement. Needham & Company was selected by the Dendreon board of directors to render an opinion to the Dendreon board of directors because Needham & Company is an internationally recognized investment banking firm and because, as part of its investment banking business, Needham & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On February 24, 2003, Needham & Company provided to Dendreon’s board of directors its oral opinion (which was followed up by its written opinion dated as of February 24, 2003) to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the Conversion Number pursuant to the merger agreement of 0.45 shares of Dendreon common stock per share of Corvas common stock is fair from a financial point of view to the stockholders of Dendreon. The Needham & Company opinion is addressed to the Board of Directors of Dendreon, is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any Dendreon stockholder as to how that stockholder should vote on, or take any other action relating to, the merger. The amount and form of consideration to be paid in the merger was determined through arm’s length negotiations between Dendreon and Corvas and not by Needham & Company. Needham & Company expressed no opinion as to what the value of Dendreon common stock will be when issued to the stockholders of Corvas pursuant to the first merger or the prices at which the Dendreon common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Dendreon’s underlying business decision to engage in the combination, the relative merits of the combination as compared to other business strategies that might exist for Dendreon, or the effect of any other transaction in which Dendreon might engage. Needham & Company expressed no opinion or recommendation as to whether or not stockholders of Corvas should vote in favor of the transaction.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/prospectus statement as Annex D and is incorporated herein by reference. The summary of the Needham & Company opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. Dendreon stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement received on February 24, 2003;

•	certain publicly available information concerning Dendreon and Corvas and certain other relevant financial and operating data of Dendreon and Corvas furnished to Needham & Company by Dendreon and Corvas;

•	the historical stock prices and trading volumes of Dendreon common stock and Corvas common stock;

•	discussions with members of management of Dendreon and Corvas concerning their current and future business prospects and joint prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company;

•	certain financial forecasts prepared by the respective managements of Dendreon and Corvas;

•	the financial terms of certain other business combinations that we deemed generally relevant; and

•	such other studies, analyses, inquiries and investigations as we deemed appropriate.

In conducting its review and arriving at its opinion, Needham & Company, with Dendreon’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Dendreon and Corvas, respectively, or which was publicly available. Needham & Company did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. Needham & Company further relied upon the assurance of the managements of Dendreon and Corvas that they were unaware of any facts that would make the information provided to Needham & Company incomplete or misleading in any respect. Needham & Company, with Dendreon’s consent, assumed that the forecasts and the description of the expected synergies which Needham & Company examined were reasonably prepared by the managements of Dendreon and Corvas on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Dendreon and Corvas and that such projections, and the combined company forecasts and description of expected synergies used in Needham & Company’s analyses, provide a reasonable basis for its opinion.

Needham & Company did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Dendreon or Corvas, nor was Needham & Company furnished with these materials. With respect to all legal matters relating to Dendreon, Needham & Company relied on the advice of legal counsel to Dendreon; however, Dendreon’s counsel was not asked to, nor did it, provide any legal advice to Needham & Company. Needham & Company’s services to Dendreon in connection with the combination were comprised of rendering an opinion from a financial point of view of the Conversion Number pursuant to the merger agreement. Needham & Company’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Needham & Company on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Needham & Company does not have any obligation to update, revise or reaffirm its opinion and Needham & Company expressly disclaims any responsibility to do so.

In rendering its opinion, Needham & Company assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the combination will be satisfied without any material waiver thereof. Needham & Company assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by Needham & Company prior to rendering its opinion. Needham & Company also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Dendreon informed Needham & Company, and Needham & Company assumed, that the combination will be treated as a tax-free reorganization.

The following is a summary of the principal financial analyses performed by Needham & Company to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Needham & Company performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Dendreon the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Dendreon and Corvas. No limitations were imposed by the Dendreon board of directors with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

Stock Trading History.    To provide contextual data and comparative market data, Needham & Company reviewed the historical market prices of Corvas common stock at various points over a two-year period ended February 21, 2003. Needham & Company noted that over the past 12 month period the high and low closing prices of Corvas common stock were $6.65 and $1.24, respectively.

Historical Stock Trading Analyses.    Needham & Company analyzed the closing prices of Corvas common stock at various points over a two-year period ending February 21, 2003. The table below lists the stock prices at those points and the premium or discount implied by the implied offer price of $2.81 in the combination, based on Corvas’ closing stock price of $1.42 on February 21, 2003.

Point	Statistic	Premium/(Discount) Implied by Offer Price
February 21, 2003	$1.42	97.7%
20 Days Prior	1.37	105.0
Three Months Prior	1.41	99.1
Six Months Prior	1.45	93.8
One Year Prior	6.34	(55.7)
Two Years Prior	10.00	(71.9)
52 Week High	6.65	(57.8)
52 Week Low	1.24	126.5

Needham & Company analyzed the historical implied offer prices based on the Conversion Number of 0.45 pursuant to the Merger Agreement and the closing prices of Dendreon Common Stock at various points over a 52 week period ending February 21, 2003. The table below lists the implied offer prices for those points and the premium or discount implied.

Point	Implied Offer Price Based on Dendreon Historical Price	Premium/(Discount) Implied by Offer Price
February 21, 2003	$2.81	97.7%
One Day Prior	2.88	102.8
Five Pays Prior	2.75	93.3
20 Days Prior	1.98	39.8
Three Months Prior	1.76	24.2
Six Months Prior	1.55	9.3
52 Week High	3.04	114.1
52 Week Low	0.63	(55.6)

Historical Conversion Number Analysis.    Needham & Company analyzed the ratios of the closing prices of Corvas common stock to those of Dendreon common stock at various points over a one-year period ending February 21, 2003. The table below lists the exchange ratios at those points and compares them to the Conversion Number of 0.45.

Point	Statistic
One Month Prior	0.2731x
Three Months Prior	0.3597x
Six Months Prior	0.4174x
Nine Months Prior	0.6032x
One Year Prior	1.5277x

Selected Transaction Analysis/Premiums Paid.    Needham & Company analyzed the premiums paid in four biotechnology and five technology stock-for-stock transactions of similar size, which were announced since June 2001. In examining the selected transactions, Needham & Company analyzed premiums paid to the closing stock price of the target on one, five and 20 days prior to the announcement of the transaction. These transactions were (listed as acquiror / target):

Biotechnology Transactions

•	Hyseq, Inc. (now named Nuvelo, Inc.)/Variagenics, Inc.
•	Decode Genetics, Inc./Medichem Life Sciences, Inc.
•	Exelixis, Inc./Genomica Corp.
•	Applera Corp./Axys Pharmaceuticals, Inc.

Technology Transactions

•	Symmetricom, Inc./Datum, Inc.
•	IXYS Corp./Clare, Inc.
•	Digi International, Inc./Netsilicon, Inc.
•	SPSS, Inc./Net.Genesis Corp.
•	Divine, Inc./Eprise Corp.

The following table sets forth information concerning the transaction premiums resulting from Needham & Company’s analysis.

Biotechnology Transactions

	One-Day Premium	Five-Day Premium	20-Day Premium
Mean	59.2%	78.2%	111.7%
Median	38.1	79.7	97.0
High	131.3	113.6	200.1
Low	29.2	39.6	52.5
Technology Transactions
	One-Day Premium	Five-Day Premium	20-Day Premium
Mean	59.2%	57.1%	91.1%
Median	47.5	38.5	66.2
High	173.0	176.9	148.5
Low	(7.7)	1.5	47.2

Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the combination, and none of the companies in those transactions is directly comparable to Dendreon or Corvas. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Corvas to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Needham & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Needham & Company believes, and has advised the Dendreon board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dendreon and Corvas. These analyses performed by Needham & Company are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Dendreon or Corvas or their respective advisors. None of Dendreon, Corvas, Needham & Company or any other person assumes responsibility if future results are materially different from those projected. Needham & Company’s opinion and its related analyses were only one of many factors considered by the board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the board of directors with respect to the fairness of the Conversion Number.

In the ordinary course of its business, Needham & Company and its affiliates trade the equity securities of Dendreon for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Needham & Company and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Dendreon and Corvas, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in September 2002, Needham & Company advised Dendreon regarding the adoption of a stockholder rights plan, for which it received a fee.

Pursuant to the Needham & Company engagement letter, if the combination is consummated, Needham & Company will be entitled to receive a customary transaction fee. Dendreon has also agreed to pay a portion of that customary fee to Needham & Company for rendering its opinion. Additionally, Dendreon has agreed to reimburse Needham & Company for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Needham & Company against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Needham & Company, which are customary in transactions of this nature, were negotiated at arm’s length between Dendreon and Needham & Company, and the Dendreon board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to Needham & Company is contingent upon the completion of the combination.

Opinion of Corvas’ Financial Advisor

Under a letter agreement dated March 25, 2002, the board of directors of Corvas retained Lazard Frères to act as its investment banker. As part of this engagement, the Corvas board of directors requested that Lazard Frères evaluate the fairness, from a financial point of view, to the holders of shares of Corvas common stock of the conversion number to be offered to such holders pursuant to the acquisition of Corvas by Dendreon (referred to in this document as the “combination”). Lazard Frères has delivered to the Board a written opinion dated February 24, 2003 that, as of that date, the conversion number to be offered to the holders of shares of Corvas Common Stock in the combination was fair to such holders from a financial point of view.

THE FULL TEXT OF THE LAZARD FRÈRES OPINION IS ATTACHED HERETO AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE LAZARD FRÈRES OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD FRÈRES OPINION SET FORTH IN ANNEX E. CORVAS STOCKHOLDERS ARE URGED TO READ THE LAZARD FRÈRES OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD FRÈRES IN CONNECTION THEREWITH. LAZARD FRÈRES’ WRITTEN OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF CORVAS AND ONLY ADDRESSES THE FAIRNESS TO THE HOLDERS OF SHARES OF CORVAS COMMON STOCK OF THE CONVERSION NUMBER TO BE OFFERED TO SUCH HOLDERS IN THE COMBINATION FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD FRÈRES’ WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE COMBINATION AND RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CORVAS STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE COMBINATION. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD FRÈRES OPINION. STOCKHOLDERS OF CORVAS ARE URGED TO READ THE ENTIRE OPINION.

In the course of performing its review and analysis for rendering its opinion, Lazard Frères:

•	reviewed the financial terms and conditions of the merger agreement;

•	analyzed certain historical business and financial information relating to Corvas and Dendreon;

•	reviewed various financial forecasts and other data provided to Lazard Frères by management of Corvas and by management of Dendreon relating to their respective businesses;

•	held discussions with members of the senior managements of Corvas and Dendreon with respect to the businesses and prospects of Corvas and Dendreon, respectively, and the strategic objectives of each;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard Frères believed to be generally comparable to the businesses of Corvas and Dendreon;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard Frères believed to be generally comparable to those of Corvas and Dendreon;

•	reviewed the historical stock prices and trading volumes of the Corvas common stock and Dendreon common stock; and

•	conducted such other financial studies, analyses and investigations as were deemed appropriate by Lazard Frères.

Lazard Frères relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Corvas or Dendreon, or concerning the solvency of, or issues relating to solvency concerning, Corvas or Dendreon. With respect to financial forecasts, Lazard Frères assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Corvas and management of Dendreon as to the future financial performance of Corvas and Dendreon, respectively, and of Dendreon with respect to the combined entity. Lazard Frères assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

Further, Lazard Frères noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard Frères as of, the date of its opinion. In rendering its opinion, Lazard Frères did not address the relative merits of the combination, any alternative potential transaction or Corvas’ underlying decision to effect the combination.

In rendering its opinion, Lazard Frères assumed that the combination and related transactions would be consummated on the terms and subject to the conditions described in the merger agreement, without any waiver of any material term or condition by Corvas, and that the combination and related transactions would qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, Lazard Frères assumed that obtaining the necessary regulatory approvals for the combination and related transactions would not have an adverse effect on Corvas or Dendreon.

Lazard Frères also noted that it did not express any opinion as to the price at which the common stock of Corvas or Dendreon may trade subsequent to the announcement of the combination or as to the price at which the Dendreon common stock may trade subsequent to the consummation of the combination.

The following is a brief summary of the material financial and comparative analyses which Lazard Frères deemed to be appropriate for this type of transaction and that were performed by Lazard Frères in connection with rendering its opinion.

Historical Exchange Ratio Analysis.    Lazard Frères examined the historical daily exchange ratios of Dendreon common stock to Corvas common stock based on the closing prices of Dendreon common stock and Corvas common stock for a variety of periods ranging from the 20 day period ending February 21, 2003 to the twelve month period ended February 21, 2003. For the six-month period ended February 21, 2003, which Lazard Frères considered to be the most relevant period for its analysis, the analysis indicated that the low and high historical exchange ratios were 0.2233x and 0.4662x, respectively, with a mean historical exchange ratio of 0.3363x and a median historical exchange ratio of 0.3440x. Based on this analysis and using the closing price of Dendreon common stock on February 21, 2003, Lazard Frères derived a range of implied per share values for Corvas common stock of approximately $1.39 to $2.91, with a mean implied per share value of $2.10 and a median implied per share value of $2.15.

Public Market Comparable Companies Analyses.    Lazard Frères performed public market comparable companies analyses based on the implied technology values per expected marketed compound of the selected companies in order to derive a range of implied per share values for the Corvas common stock and two separate ranges of implied exchange ratios of Dendreon common stock to Corvas common stock.

In order to derive a range of implied per share values for Corvas common stock, Lazard Frères first analyzed the range of implied technology values per expected marketed compound of eleven (11) other public biotechnology companies Lazard Frères deemed to have comparable development pipelines to Corvas. This analysis was used to derive an implied technology value for rNAPc2 in order to then determine an implied per share value for the Corvas common stock (including net cash). Lazard Frères selected the companies based on the fact that they had one or more of the following characteristics: (i) early-stage compounds in pre-clinical, Phase I or Phase II of development, (ii) adverse compound trial or partnership announcements, (iii) market and financial characteristics that were comparable to Corvas, and/or (iv) a therapeutic focus that was comparable to Corvas. The comparable companies included in this analysis were:

• BioCryst Pharmaceuticals, Inc.	• Pharmacyclics, Inc.
• Cardiome Pharma Corp.	• Praecis Pharmaceuticals Incorporated
• GenVec, Inc.	• Progenics Pharmaceuticals, Inc.
• ImmunoGen, Inc.	• Texas Biotechnology Corporation
• Maxim Pharmaceuticals Inc.	• Titan Pharmaceuticals, Inc.
• OXiGENE, Inc.

Using publicly available information and market data as of February 21, 2003, and based on probabilities of market launch of each of the comparable companies expected marketed compounds as indicated in an academic research report which was based on industry data, Lazard Frères calculated the range of derived technology values per expected marketed compound for each of the comparable companies. The results of this calculation for the comparable companies are as follows:

Technology Value Per Expected Marketed Compound

($ in millions)

Low	Median	Mean	High
$(79)	$(9)	$(0)	$50

Using the range of derived technology values per expected marketed compound for the comparable companies and based on the probability of market launch of rNAPc2 (based on estimates of management of Corvas) and the amount of net cash of Corvas as of December 31, 2002 (based on information provided by management of Corvas), Lazard Frères derived a range of implied per share values of $2.26 to $3.18 for the Corvas common stock, with a mean implied per share value of $2.82 and a median implied per share value of $2.76.

As part of the public market comparable companies analyses, Lazard Frères also derived ranges of implied exchange ratios of Dendreon common stock to Corvas common stock based on two methods. In the first method, Lazard Frères determined a range of implied exchange ratios based on the range of implied per share values for the Corvas common stock described above and a derived range of implied per share values for the Dendreon common stock. In order to derive a range of implied per share values for the Dendreon common stock, Lazard Frères first analyzed the range of derived technology values per expected marketed compound of twelve (12) other public biotechnology companies Lazard Frères deemed to have comparable development pipelines to Dendreon. This analysis was used to derive an implied technology value for Dendreon’s expected number of marketed compounds in order to then determine an implied per share value for the Dendreon common stock (including net cash). Lazard Frères selected the companies based on the fact that they had one or more of the following characteristics: (i) late-stage compounds in approximately Phase III of development, (ii) comparable scientific/technological platforms or comparable therapeutic focus and/or (iii) market and financial characteristics that were comparable to Dendreon. The comparable companies included in this analysis were:

• Alteon Inc.	• CV Therapeutics, Inc.
• Antigenics, Inc.	• GenVec, Inc.
• AtheroGenics, Inc.	• Progenics Pharmaceuticals, Inc.
• AVI BioPharma, Inc.	• OSI Pharmaceuticals, Inc.
• Cell Genesys, Inc.	• Telik, Inc.
• Cell Therapeutics, Inc.	• Versicor Inc.

Using publicly available information and market data as of February 21, 2003, and based on probabilities of market launch of each of the comparable companies expected marketed compounds as indicated in an academic research report which was based on industry data, Lazard Frères calculated the range of derived technology values per expected marketed compound for each of the comparable companies. The results of this calculation for the comparable companies are as follows:

Technology Value Per Expected Marketed Compound

($ in millions)

Low	Median	Mean	High
$17	$93	$111	$219

Using the derived technology values per expected marketed compound for the comparable companies and based on the probability of market launch of Provenge, Mylovenge, APC8024, Trp-p8 and DN1924 (probabilities as indicated in an academic research report which was based on industry data, except for the probabilities of market launch for Provenge and APC8024, which were based on estimates of management of Corvas) and the amount of net cash of Dendreon as of December 31, 2002 (based on information provided by management of Dendreon), Lazard Frères derived a range of implied per share values of $2.70 to $12.22 for the Dendreon common stock, with a mean implied per share value of $7.16 and a median implied per share value of $6.29. Using this range of implied per share values for the Dendreon common stock and the range of implied per share values for the Corvas common stock described above, Lazard Frères derived a range of implied exchange ratios of 0.2600 to 0.8375 shares of Dendreon common stock for each share of Corvas common stock, with a mean implied exchange ratio of 0.3942x and a median implied exchange ratio of 0.4387x.

In the second method of the comparable companies analysis that Lazard Frères used to derive a range of implied exchange ratios of Dendreon common stock to Corvas common stock, Lazard Frères determined the range of implied exchange ratios using the range of implied per share values for Corvas common stock described above and the closing price of Dendreon common stock on February 21, 2003 and the 5, 20 and 60 day trading averages of Dendreon common stock as of February 21, 2003. Based on this analysis, Lazard Frères derived a range of implied exchange ratios of 0.3898 to 0.5470 shares of Dendreon common stock for each share of Corvas common stock, with a mean implied exchange ratio of 0.4859x and a median implied exchange ratio of 0.4749x.

Comparable Transactions Analyses.    Lazard Frères performed comparable transactions analyses in order to derive ranges of implied per share values for Corvas common stock and ranges of implied exchange ratios of Dendreon common stock to Corvas common stock. Lazard Frères conducted two separate comparable transactions analyses which were based on different comparison criteria. One such analysis was based on the implied value of the development pipeline of the target in a selected precedent transaction and the other such analysis was based on the range of equity values of each target at announcement of a transaction as a percentage of the estimated net cash of the target as of the closing of the transaction.

In the first comparable transactions analysis, Lazard Frères analyzed the transaction value per expected marketed compound of the target in one transaction involving a biotechnology company which had marketed and potentially marketable pipeline compounds (as opposed to only having a technology platform) and that appears to have been acquired primarily for its available cash based on, among other considerations, the fact that the transaction value at announcement was less than the amount of net cash of the target at such time (based on publicly available information). The transaction that Lazard Frères analyzed in this analysis was the proposed acquisition of Oxford GlycoSciences plc by Cambridge Antibody Technology Group plc. Using publicly available information, Lazard Frères calculated a technology value per expected marketed compound of the target in the comparable transaction of ($30,000,000). Using this data, the probability of market launch of rNAPc2 (estimated by management of Corvas) and the amount of net cash of Corvas as of December 31, 2002 (provided by management of Corvas), Lazard Frères derived an implied per share value of $2.61 for the Corvas common stock. Also based on this analysis and using the closing price of Dendreon common stock on February 21, 2003 and the 5, 20 and 60 day trading averages of Dendreon common stock as of February 21, 2003, Lazard Frères derived a mean implied exchange ratio of 0.4495 shares of Dendreon common stock for each share of Corvas common stock.

In the second comparable transactions analysis, Lazard Frères analyzed the total equity value of the targets at the announcement of the transaction as a percentage of the estimated net cash of each target at the closing of transaction in transactions involving as a target biotechnology companies that appear to have been acquired primarily for their available cash based on, among other considerations, the fact that the transaction value at announcement of a transaction was less than the amount of net cash of the target at such time (based on publicly available information):

Acquiror	Target
Cambridge Antibody Technology Group plc	Oxford GlycoSciences plc
Hyseq Pharmaceuticals, Inc.	Variagenics, Inc.
Invitrogen Corporation	InforMax Inc.
Exelixis, Inc.	Genomica Corporation

Using publicly available information, Lazard Frères calculated the equity value of the targets in each of the selected transactions at announcement of the transaction as a percentage of estimated net cash of the target at closing (with estimated net cash as of closing being calculated based on estimates for cash at announcement less the cash burn for the period between announcement and closing, which was estimated using publicly available information). The results of this calculation for the relevant comparable transactions are as follows:

Equity Value at Announcement as Percentage of Net Cash at Closing

Low	Median	Mean	High
85.0%	96.4%	95.8%	105.2%

Based on the equity values at announcement as a percentage of net cash at closing in the selected precedent transactions and the estimated net cash at closing for Corvas provided by management of Corvas, Lazard Frères derived a range of implied per share values of $2.07 to $2.56 for the Corvas common stock, with a mean implied per share value of $2.33 and a median implied per share value of $2.35. Also, based on this analysis and using the closing price of Dendreon common stock on February 21, 2003 and the 5, 20 and 60 day trading averages of Dendreon common stock as of February 21, 2003, Lazard Frères derived a range of implied exchange ratios of 0.3566 to 0.4412 shares of Dendreon common stock for each share of Corvas common stock, with a mean implied exchange ratio of 0.4017x and a median implied exchange ratio of 0.4045x.

Premium Analysis of Selected Recent Public Biotechnology Merger Transactions.    Lazard Frères performed a premium analysis based on premiums paid in the four (4) transactions discussed in the comparable transactions analyses in order to derive a range of implied per share values for the Corvas common stock and a range of implied exchange ratios of Dendreon common stock to Corvas common stock. Using publicly available information, Lazard Frères calculated the following premiums paid in the comparable transactions it analyzed:

Premium to Stock Prices as of Last Closing before Announcement of Transaction

Premium to:	Low	Median	Mean	High
1 Trading Day	28%	47%	66%	143%
5 Trading Day Average	29%	89%	90%	152%
20 Trading Day Average	34%	83%	86%	144%
60 Trading Day Average	38%	90%	90%	141%

Applying the range of premiums paid in the transactions it analyzed to the corresponding closing prices of the Corvas common stock, Lazard Frères derived a range of implied per share values of approximately $1.90 to $3.52 per share of Corvas common stock, with a mean implied per share value of $2.63 and a median implied per share value of $2.55. Based on this analysis and using the corresponding closing prices of Dendreon common stock as of February 21, 2003, Lazard Frères derived a range of implied exchange ratios of 0.3288 to 0.6060 shares of Dendreon common stock for each share of Corvas common stock, with a mean implied exchange ratio of 0.4545x and a median implied exchange ratio of 0.4416x.

Liquidation Value Analysis.    In order to derive an implied per share value for the Corvas common stock and an implied exchange ratio of Dendreon common stock to Corvas common stock, Lazard Frères examined the potential per share value of Corvas common stock in the case of a decision to move to a liquidation of Corvas as of February 21, 2003. For this analysis, Lazard Frères relied upon forecasts of the estimated net cash available for distribution to shareholders in the case of a liquidation provided by management of Corvas. Based on this analysis, Lazard Frères derived an implied per share value of $2.22 for the Corvas common stock in the case of a decision to move to a liquidation of Corvas as of February 21, 2003. Based on this analysis and using the closing price of Dendreon common stock on February 21, 2003, Lazard Frères derived an implied exchange ratio of 0.3563 shares of Dendreon common stock for each share of Corvas common stock.

Discounted Cash Flow Analysis.    Lazard Frères performed a discounted cash flow analysis in order to derive a range of implied per share values for the Corvas common stock and a range of implied exchange ratios of Dendreon common stock to Corvas common stock. The discounted cash flow analysis was based on financial forecasts for Corvas and Dendreon provided by the management of Corvas.

Lazard Frères performed a discounted cash flow analysis to calculate a range of implied per share values of the Corvas common stock based on two different scenarios, which are described below. Using these analyses, Lazard Frères derived a combined range of implied per share values of $1.53 to $4.75 for the Corvas common stock.

In the first scenario, Lazard Frères’ discounted cash flow analysis valued Corvas based on the outcomes in which rNAPc2 fails in two different burn rate cases after part two of the current Phase II clinical trial at approximately year end 2003 (the earliest time at which efficacy data would be available), after which time Corvas is assumed to be liquidated. The liquidation values of Corvas as of year end 2003 (provided by the management of Corvas) were discounted back at a range of discount rates of 16% to 20%. The implied per share values of the Corvas common stock under this scenario were at the low end of the range of the implied per share values described above.

In the second scenario, Lazard Frères’ discounted cash flow analysis valued Corvas based on the present value of expected future cash flows of Corvas where rNAPc2 achieves marketing approval with a probability weighting of technical success (forecast and probability weighting provided by management of Corvas). This discounted cash flow analysis was based upon the present value of the projected unlevered free cash flow of

rNAPc2 until patent expiration, and the present value of the post-patent expiration cash flows, based on the assumption that rNAPc2 will face generic competition such that the revenues will decline by approximately 50% per year for approximately three years followed by a range of perpetuity decline rates of (10%) to 0%. This analysis was also based on a range of discount rates of 16% to 20%. The implied per share values of the Corvas common stock under this scenario were at the high end of the range of the implied per share values described above.

To determine an implied exchange ratio, Lazard Frères performed a discounted cash flow analysis to calculate a valuation for Dendreon. Lazard Frères’ discounted cash flow analysis valued Dendreon based on the present value of expected future cash flows of Dendreon’s key product candidates, Provenge and APC8024, where the product candidates achieve marketing approval with probability weightings of technical success (forecasts and probability weightings provided by the management of Corvas). This discounted cash flow analysis was based upon the present value of the unlevered free cash flows of Provenge and APC8024 until their respective patent expirations, and the present value of the post-patent expiration cash flows based on the assumption that Provenge and APC8024 will face generic competition such that the revenues will decline by approximately 50% per year for approximately three years followed by a range of perpetuity decline rates of (10%) to 0%. This analysis was also based on a range of discount rates of 16% to 20%. Using this analysis, Lazard Frères derived a range of implied per share values of $7.44 to $9.48 for the Dendreon common stock.

Applying the combined range of implied per share values of $1.53 to $4.75 for the Corvas common stock and the range of implied per share values of $7.44 to $9.48 for the Dendreon common stock, each as derived in the discounted cash flow analyses described above, Lazard Frères derived a range of implied exchange ratios of 0.1653 to 0.5661 shares of Dendreon common stock for each share of Corvas common stock.

Contribution Analysis.    Lazard Frères performed a probability-adjusted contribution analysis in order to evaluate the percentage contribution of each of Corvas and Dendreon to the combined company on a pro forma basis. Lazard Frères calculated the relative contribution by both Corvas and Dendreon to the combined company with respect to certain projected financial data for Corvas and Dendreon, including the revenues, earnings before interest and taxes (EBIT) and net income, as set forth below. The financial data used for this analysis was provided by the management of Corvas.

	Percentage Contribution		Implied Exchange Ratio
	Corvas	Dendreon
Revenues
2008E	11%	89%	0.1220x
2009E	14%	86%	0.1622x
EBIT
2008E	25%	75%	0.3321x
2009E	24%	76%	0.3152x
Net Income
2008E	34%	66%	0.5133x
2009E	32%	68%	0.4706x

Lazard Frères performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Corvas board of directors that the conversion number to be offered in the combination was fair to the holders of Corvas common stock from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard Frères believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard Frères opinion.

In its analyses, Lazard Frères made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Corvas, Dendreon or Lazard Frères. The estimates or forecasts contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard Frères did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

No company or transaction used in any of the analyses is identical to Corvas, Dendreon or the combination. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Corvas and Dendreon and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Corvas and Dendreon and the companies to which the comparison is being made. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Lazard Frères’ opinion and financial analyses were not the only factors considered by Corvas’ board of directors in its evaluation of the combination and should not be viewed as determinative of the views of Corvas’ board of directors or Corvas’ management. Lazard Frères consented in its opinion to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

Under the terms of Lazard Frères’ engagement, Corvas has agreed to pay Lazard Frères a customary fee which is payable upon completion of the transaction. Corvas has agreed to reimburse Lazard Frères for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Corvas agreed to indemnify Lazard Frères against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard Frères’ engagement.

Lazard Frères is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard Frères and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Corvas and Dendreon for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard Frères was selected to act as investment banker to the Corvas board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions.

Interests of Certain Persons in the Combination

In considering the unanimous recommendation of the board of directors of Corvas to vote for the proposal to adopt the merger agreement, stockholders of Corvas should be aware that members of the Corvas board of directors and members of Corvas’ management team have interests in the combination that are different from those of Corvas’ stockholders as a result of certain pre-existing or newly-implemented agreements or arrangements with Corvas or Dendreon.

Effects of the Combination on Existing Corvas Employment Agreements

Corvas is a party to employment agreements with the following executive officers: Randall E. Woods, President and Chief Executive Officer; George P. Vlasuk, Executive Vice President, Research and Development and Chief Scientific Officer; and Stephen F. Keane, Vice President of Corporate Development. Each of these employment agreements provides for separate severance benefits following a change in control. For the purposes of these agreements, a change in control will occur at the completion of the first merger.

Employment Agreement with Mr. Woods.    Pursuant to Mr. Woods’ employment agreement with Corvas, if his employment is involuntarily terminated by Corvas without cause (as defined in the employment agreement) or if he resigns for any reason within 180 days following the first merger, Mr. Woods will be entitled to receive the following severance benefits upon providing Corvas with a general release: (a) a lump sum payment equal to his annual base salary, which currently is $430,000; (b) full vesting of 305,625 unvested stock options held by Mr. Woods as of March 31, 2003 at a weighted-average exercise price of $6.37 per share; and (c) the continuation for 12 months of all employee benefit plans and programs in which Mr. Woods was entitled to participate prior to such termination, including life, disability, medical and dental insurance coverage.

Employment Agreement with Dr. Vlasuk.    Dr. Vlasuk’s employment agreement provides that if his employment is involuntarily terminated by Corvas without cause (as defined in the employment agreement) or if he resigns for any reason within 180 days following the first merger, he will be entitled to the following severance benefits upon providing Corvas with a general release: (a) a lump sum payment equal to his annual base salary, which currently is $305,000; (b) full vesting of 153,125 unvested stock options held by Dr. Vlasuk as of March 31, 2003 at a weighted-average exercise price of $10.50 per share; and (c) the continuation for 12 months of all employee benefit plans and programs in which Dr. Vlasuk was entitled to participate prior to such termination, including life, disability, medical and dental insurance coverage.

Employment Agreement with Mr. Keane.    Pursuant to Mr. Keane’s employment agreement with Corvas, if his employment is involuntarily terminated by Corvas without cause (as defined in the employment agreement) or if he resigns for any reason within 180 days following the first merger, Mr. Keane will be entitled to receive the following severance benefits upon providing Corvas with a general release: (a) a lump sum payment equal to his annual base salary, which currently is $245,000; (b) full vesting of 231,875 unvested stock options held by Mr. Keane as of March 31, 2003 at a weighted-average exercise price of $4.68 per share; (c) the continuation for 12 months of all employee benefit plans and programs in which Mr. Keane was entitled to participate prior to such termination, including life, disability, medical and dental insurance coverage; and (d) up to $7,500 of outplacement services for six months after termination paid by Corvas.

Effects of the Combination on Existing Corvas Severance Plan

In addition to the employment agreements described above, Corvas has implemented the 2002 Change in Control Executive Severance Benefit Plan (the “Change in Control Plan”) for the benefit of each of Mr. Woods, Dr. Vlasuk, Mr. Keane and Carolyn M. Felzer, Vice President and Controller. The Change in Control Plan provides for severance benefits following a change in control. For the purposes of the Change in Control Plan, a change in control will occur upon the completion of the combination. Under the terms of the Change in Control Plan, severance benefits become payable if, during the period beginning one month before and ending 13 months following the first merger, any of the covered executive officers’ employment is involuntarily terminated by Corvas without cause, or if any of the executive officers chooses to terminate his or her employment for good reason. For the purposes of the Change in Control Plan, good reason means (i) any significant and material reduction in the job duties of the executive or the level of management to which the executive reports, (ii) any reduction of 10% or more of executive’s level of compensation, or (iii) any relocation of executive’s place of employment by greater than 50 miles.

Mr. Woods.    Pursuant to the Change in Control Plan, if Mr. Woods’ employment is involuntarily terminated by Corvas without cause or voluntarily terminated by Mr. Woods for good reason during the period beginning one month before and ending 13 months following the first merger, he will be entitled to receive the following benefits upon providing Corvas with a general release: (a) a lump sum payment equal to $1,053,500, which represents 24 months of his current salary plus the maximum potential target bonus that he will be eligible for in calendar 2003; (b) full vesting of 305,625 unvested stock options held by Mr. Woods as of March 31, 2003 at a weighted-average exercise price of $6.37 per share; (c) the payment by Corvas of premiums for continued health benefits pursuant to COBRA for up to 18 months for Mr. Woods and his dependents; and (d) up to $10,000 of outplacement services for six months after termination paid by Corvas.

Dr. Vlasuk.    Pursuant to the Change in Control Plan, if Dr. Vlasuk’s employment is involuntarily terminated by Corvas without cause or voluntarily terminated by Dr. Vlasuk for good reason during the period beginning one month before and ending 13 months following the first merger, he will be entitled to receive the following benefits upon providing Corvas with a general release: (a) a lump sum payment equal to $716,750, which represents 24 months of his current salary plus the maximum potential target bonus that he will be eligible for in calendar 2003; (b) full vesting of 153,125 unvested stock options held by Dr. Vlasuk as of March 31, 2003 at a weighted-average exercise price of $10.50 per share; (c) the payment by Corvas of premiums for continued health benefits pursuant to COBRA for up to 18 months for Dr. Vlasuk and his dependents; and (d) up to $10,000 of outplacement services for six months after termination paid by Corvas.

Mr. Keane.    Pursuant to the Change in Control Plan, if Mr. Keane’s employment is involuntarily terminated by Corvas without cause or voluntarily terminated by Mr. Keane for good reason during the period beginning one month before and ending 13 months following the first merger, he will be entitled to receive the following benefits upon providing Corvas with a general release: (a) a lump sum payment equal to $441,000, which represents 18 months of his current salary plus the maximum potential target bonus that he will be eligible for in calendar 2003; (b) full vesting of 231,875 unvested stock options held by Mr. Keane as of March 31, 2003 at a weighted-average exercise price of $4.68 per share; (c) the payment by Corvas of premiums for continued health benefits pursuant to COBRA for up to 18 months for Mr. Keane and his dependents; and (d) up to $10,000 of outplacement services for six months after termination paid by Corvas.

Ms. Felzer.    Pursuant to the Change in Control Plan, if Ms. Felzer’s employment is involuntarily terminated by Corvas without cause or voluntarily terminated by Ms. Felzer for good reason during the period beginning one month before and ending 13 months following the first merger, she will be entitled to receive the following benefits upon providing Corvas with a general release: (a) a lump sum payment equal to $306,250, which represents 18 months of her current salary plus the maximum potential target bonus that she will be eligible for in calendar 2003; (b) full vesting of 88,938 unvested stock options held by Ms. Felzer as of March 31, 2003 at a weighted-average exercise price of $6.72 per share; (c) the payment by Corvas of premiums for continued health benefits pursuant to COBRA for 18 months for Ms. Felzer and her dependents; and (d) up to $10,000 of outplacement services for six months after termination paid by Corvas.

Effect of the First Merger on Stock Options Held by Corvas’ Non-Employee Directors

Because the completion of the first merger will constitute a change in control under the terms of Corvas’s stock option plans, all outstanding stock options granted to non-employee directors under the 1991 Incentive and Compensation Plan, whether or not then otherwise exercisable, will be fully exercisable for a period of thirty days prior to the close of the first merger. In addition, the completion of the first merger will result in the acceleration of vesting of certain options held by non-employee directors under the 2000 Equity Incentive Plan (the “2000 Plan”).

The following table sets forth the relevant information regarding stock options held by Corvas’ non-employee directors as of March 25, 2003:

Name of Director	Options Subject to Accelerated Vesting Under 1991 Plan	Weighted-Average Exercise Price	Options Subject to Accelerated Vesting Under 2000 Plan	Weighted-Average Exercise Price
Susan B. Bayh	7,500	$9.59	8,000	$1.34
M. Blake Ingle	2,000	$6.34	8,000	$1.34
J. Stuart Mackintosh	3,750	$10.52	8,000	$1.34
Burton E. Sobel	3,750	$10.52	8,000	$1.34
Michael Sorell	2,000	$6.34	8,000	$1.34
Nicole Vitullo	2,000	$6.34	8,000	$1.34

Based on the $[    •    ] per share closing price of Corvas stock on [    •    ], 2003 and the $[    •    ] per share closing price of Dendreon stock on [    •    ], 2003, the options listed above have aggregate value, based on the difference between stock value and exercise price, of $[    •    ].

Other Potential Conflicts of Interest of Corvas Directors

In connection with the combination and under the terms of Corvas’ 5.5% convertible senior subordinated notes described in the Notes to Corvas’ financial statements included in this joint proxy statement/prospectus, Artisan Equity Limited has the right to require Corvas to redeem the notes in the event of a change in control of Corvas. Mr. J. Stuart Mackintosh, who is the designee of Artisan Equity Limited on the Corvas board of directors, is a managing director and a principal of European Investors, Inc., a New York-based investment management firm which serves as one of the investment management firms managing investment portfolios for Artisan Equity Limited and its affiliated entities.

Dendreon Board of Directors

Upon completion of the combination, two former Corvas directors will be appointed to Dendreon’s board of directors and will receive compensation for such services. One will be appointed for a term expiring at the Dendreon annual meeting in 2005, and the other will be appointed for a term expiring at the Dendreon annual meeting in 2006. See “The Merger Agreement—Other Agreements and Covenants” and “Dendreon Proposal 2—Election of Directors of Dendreon—Compensation of Directors.”

Indemnification and Insurance

In connection with the combination, Dendreon has agreed to guarantee all obligations of Corvas to indemnify its present and former directors and executive officers as required by Corvas’ certificate of incorporation and bylaws. Corvas’ certificate of incorporation and bylaws limit the personal liability of its directors for breaches of their fiduciary duty and require Corvas to indemnify its directors and executive officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

Dendreon has also agreed that Corvas’ bylaws relating to indemnification will not be amended for a period of six years after the combination in any way which adversely affects the rights of any person entitled to indemnification under the bylaws.

In addition, Corvas has entered into indemnity agreements with its executive officers and directors whereby Corvas is obligated to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while acting in his or her capacity as a director and/or executive officer of Corvas.

The merger agreement also provides that immediately prior to the closing of the first merger, Corvas will purchase directors’ and officers’ liability insurance for a period of six years after the closing of the first merger for the benefit of the directors and executive officers of Corvas with respect to any acts or omissions by these individuals occurring prior to the completion of the merger.

The board of directors of Corvas was aware of these agreements and arrangements when it unanimously approved the merger agreement and resolved to unanimously recommend to the stockholders of Corvas that they vote for the proposal to adopt the merger agreement.

Management and Operations After the Combination

The merger agreement provides that, if the first merger is consummated, Dendreon will cause two members of the existing Corvas board of directors to be appointed to the Dendreon board of directors. These individuals will be proposed by Corvas prior to the first merger and must be reasonably acceptable to Dendreon. The merger agreement further provides that for a period of 18 months after the second merger occurs, the board of directors of Dendreon will be comprised of not more than ten directors unless an increase in the number of directors is authorized by a majority of the Dendreon board of directors, including at least one of the Corvas nominees or his or her duly appointed successor. See “Dendreon Proposal 2—Election of Directors of Dendreon—Information Regarding Nominees and Continuing Directors.”

The executive officers of Dendreon after the combination are expected to include Christopher S. Henney, Executive Chair; Mitchell H. Gold, Chief Executive Officer; David H. Urdal, President and Chief Scientific Officer; T. Dennis George, Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary; and Martin A. Simonetti, Senior Vice President, Finance, Chief Financial Officer, and Treasurer. Each of these executive officers serves as an executive officer of Dendreon in the capacity set forth above. Corvas’ executive officers will be entitled to severance benefits in certain circumstances if their employment terminates after the completion of the combination. See “—Interests of Certain Persons in the Combination.”

Although, for the foreseeable future, the former Corvas assets and liabilities will be held in a wholly-owned subsidiary of Dendreon, Dendreon expects, to the extent practical, to operate the combined companies as a single entity in order to achieve operating and technological synergies perceived to be available to the combined companies.

Material U.S. Federal Income Tax Consequences

The following general discussion summarizes the material United States federal income tax consequences of the combination to holders of Corvas common shares.

The discussion assumes that holders of Corvas common shares hold their shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). This discussion does not address all United States federal income tax consequences of the combination that may be relevant to particular holders, including holders that are subject to special tax rules, such as:

•	financial institutions, dealers in securities, insurance companies and tax-exempt organizations;

•	holders who are classified as partnerships, S corporations, trusts or estates, holders who own their shares indirectly through partnerships, S corporations or trusts;

•	holders who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction;

•	holders who are foreign persons (including an individual who is not a citizen or resident of the U.S.) or who have a functional currency other than the U.S. dollar;

•	holders whose Corvas common shares are qualified small business stock for purposes of Section 1202 of the Code; or

•	holders who acquired their Corvas common shares through stock option or stock purchase programs or other compensation arrangements (including, for example, shares subject to a “substantial risk of forfeiture,” and shares received on exercise of an “incentive stock option,” both as defined in the Code).

In addition, this discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the combination, whether or not they are in connection with the combination, including, without limitation, transactions in which Corvas common shares are acquired or Dendreon common shares are disposed of, (ii) the tax consequences to holders of Corvas stock options that are assumed, exercised or converted, as the case may be, in connection with the combination, or (iii) the tax consequences of the receipt of Dendreon common shares other than in exchange for Corvas common shares.

No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the combination, and the following summary is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the combination. This summary does not address tax consequences under state, local and foreign laws.

Accordingly, holders of Corvas common shares are strongly encouraged to consult their tax advisors as to specific tax consequences to them of the combination, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Exchange of Corvas Common Shares for Dendreon Common Shares

The consummation of the combination is conditioned on (i) the receipt by Dendreon of an opinion from Stoel Rives LLP, counsel to Dendreon, dated as of the effective time of the combination, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the receipt by Corvas of an opinion from Cooley Godward LLP, counsel to Corvas, dated as of the effective time of the combination, to the effect that the combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions are based on the Agreement and Plan of Merger dated as of February 24, 2003, this joint proxy statement/prospectus, the representation letter of Corvas addressed to Stoel Rives and Cooley Godward, the representation letter of Dendreon, Merger Sub and Charger LLC addressed to Stoel Rives and Cooley Godward, and such other documents deemed necessary and appropriate to provide the opinions, all of which must continue to be true and accurate in all respects as of the closing date of the combination, and on certain factual assumptions. The opinions are not binding on the courts or the Internal Revenue Service, nor do they preclude the Internal Revenue Service from adopting a position contrary to that expressed in the opinions.

Dendreon and Corvas expect the combination to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the combination qualifies as a reorganization within the meaning of Section 368(a) of the Code:

•	no gain or loss will be recognized by holders of Corvas common shares on the exchange of such shares for Dendreon common shares in the combination (except as discussed below with respect to cash received in lieu of fractional Dendreon common shares);

•	the aggregate adjusted tax basis of the Dendreon common shares received in the combination (including any fractional interest) by a Corvas stockholder will be the same as the aggregate adjusted tax basis of such holder’s Corvas common shares exchanged therefor;

•	the holding period for Dendreon common shares received in the combination by a Corvas stockholder will include the holding period of such holder’s Corvas common shares exchanged therefor; and

•	a holder of Corvas common shares who receives cash instead of a fractional Dendreon common share will generally recognize capital gain or loss for U.S. federal income tax purposes based on the difference between the amount of the cash received instead of a fractional share and the holder’s adjusted tax basis in such fractional share. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the date of the consummation of the combination. The deductibility of capital losses is subject to limitations.

Other Consideration

Even if the combination qualifies as a reorganization, a recipient of Dendreon common shares would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Corvas common shares surrendered. In addition, to the extent that a Corvas stockholder is treated as receiving, directly or indirectly, consideration other than Dendreon common shares in exchange for such holder’s Corvas common shares, gain or loss would have to be recognized.

Reporting Requirements

Each Corvas stockholder that receives Dendreon common shares in the combination will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Corvas common shares surrendered and the fair market value of the Dendreon common shares and cash, if any, received in the combination, and to retain permanent records of these facts relating to the combination.

Consequences of IRS Challenge

A successful challenge by the Internal Revenue Service to the reorganization status of the combination would result in the Corvas stockholders recognizing taxable gain or loss with respect to each Corvas common share surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time of the combination, of the Dendreon common shares received in exchange therefor. In such event, a Corvas stockholder’s aggregate basis in the Dendreon common shares so received would equal its fair market value, and the holding period of such shares would begin the day after the date the combination becomes effective.

Backup Withholding

Certain non-corporate holders of Corvas common shares may be subject to backup withholding, currently at a 30% rate, on cash payments received in the combination. Backup withholding generally will not apply, however, to a holder of Corvas common shares who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of Corvas common shares following the consummation of the combination;

•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

Tax matters are very complicated, and the tax consequences of the combination to a Corvas stockholder will depend on such holder’s particular tax situation. The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the combination. Corvas stockholders are encouraged to consult their tax advisors regarding the specific tax consequences of the combination, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment of the Combination

In accordance with generally accepted accounting principles in the United States, Dendreon will account for the combination using the purchase method of accounting. Under this method of accounting, Dendreon will record the market value of its common stock issued in the proposed combination (based on an average of the closing prices of Dendreon common stock for a range of trading days from three days before and three days after February 25, 2003, the date the combination was announced publicly), the fair value of Dendreon options issued in exchange for the options to purchase shares of Corvas common stock and the amount of direct transaction costs associated with the combination as the purchase price of acquiring Corvas. Dendreon will allocate the purchase price to the net tangible and intangible assets acquired, based on their respective fair values at the date of the completion of the combination, and will recognize deferred stock-based compensation attributable to unvested options. Any excess of the purchase price over the fair value of net assets acquired will be accounted for as goodwill.

Based on the December 31, 2002 financial information, the estimated fair value of the acquired net assets exceeds the estimated purchase price, thereby resulting in what is referred to as “negative goodwill.” In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” negative goodwill will be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except financial assets and any other current assets. If any excess remains after reducing to zero the amounts that otherwise would have been assigned to those assets, the remaining negative goodwill will be recognized as an extraordinary gain in the period in which the business combination is completed.

Given Corvas’ historical consumption of its working capital, the estimated negative goodwill may be substantially reduced, eliminated, or become positive goodwill upon completion of the final purchase price allocation. The purchase price allocation will remain preliminary until Dendreon evaluates restructuring plans to be taken following consummation of the combination, and determines the fair values of other assets acquired and liabilities assumed. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the combination. The final amounts allocated to assets and liabilities acquired could differ from the amounts presented in the unaudited pro forma condensed combined financial statements.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Dendreon’s management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amount listed in the above paragraph is a preliminary estimate, however, and the actual amount may differ from this estimate.

Resale of Dendreon Common Stock to be Issued in the First Merger

The shares of Dendreon common stock to be issued in the first merger will be registered under the Securities Act and will be freely transferable, except for shares of Dendreon common stock issued to any person who is deemed to be an “affiliate” of Corvas under the Securities Act before the first merger or of Dendreon after the completion of the combination. Persons who may be deemed to be “affiliates” of Corvas before the first merger include individuals or entities that control, are controlled by, or are under common control with Corvas before the first merger, and may include officers and directors, as well as significant stockholders, of Corvas before the first merger. Affiliates of Corvas before the first merger may not sell any of the shares of Dendreon common stock received by them in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

In addition, the directors and executive officers of each company, and certain other stockholders of Dendreon, have agreed that they will not sell or, with certain limited exceptions, otherwise dispose of Dendreon common stock for a period of 90 days following the date of the first merger.

Dendreon’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Dendreon common stock to be received by affiliates of Corvas in the first merger.

Listing of Dendreon Common Stock to be Issued in the First Merger

Dendreon will use best efforts to cause the shares of Dendreon common stock to be issued in the first merger to be approved for listing on the Nasdaq National Market upon the completion of the first merger. Such listing is a condition of the obligations of each party to the merger agreement to consummate the combination.

Delisting and Deregistration of Corvas Common Stock

If the combination is completed, Corvas common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act, and Corvas will no longer file periodic reports with the SEC.

Dissenters’ Appraisal Rights

Under Delaware law, no holder of Corvas common stock or of Dendreon common stock will be entitled to demand appraisal of, or to receive payment for, their shares in connection with the combination.

Litigation Related to the Combination

On March 4, 2003, the Asset Value Fund Limited Partnership (“AVF”) filed a purported class action complaint against Corvas and its directors in Delaware state court alleging that the board of directors violated its fiduciary duties when it approved the merger agreement. Specifically, the complaint alleges that (1) the directors failed to consider all available information when deciding to pursue the combination, (2) the directors failed to negotiate a mechanism to protect stockholders from the effects of a decline in Dendreon’s common stock price before the first merger, and (3) a minority of the directors were furthering their own interests in approving the combination instead of the interests of Corvas’ stockholders. AVF is seeking to enjoin Corvas from proceeding with the combination, and also seeks compensatory damages and reimbursement of the costs of bringing suit. Corvas was served with the complaint on March 13, 2003. Corvas denies the allegations in the complaint and intends to defend the action vigorously. Corvas is obligated to advance the costs of defense to its directors, subject to their undertaking to repay the advanced costs under specified circumstances. Corvas has tendered the case to the insurance carrier for its directors’ and officers’ liability insurance, which has a retention of $350,000. The carrier has not yet responded, and there are no assurances that it will accept the case.

THE MERGER AGREEMENT

General

The following summary describes certain material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. Dendreon and Corvas encourage you to read the merger agreement in its entirety.

The merger agreement provides for the combination of Dendreon and Corvas. The combination will be accomplished with two mergers. In the first merger, Merger Sub, a wholly-owned subsidiary of Dendreon, will be merged with and into Corvas, with Corvas being the surviving corporation. In the second merger, which will occur immediately following the first merger, Corvas will be merged with and into Charger LLC, a limited liability company of which Dendreon is the sole member, with Charger LLC being the surviving entity. As a result of the combination, the assets and liabilities of Corvas will be held, and its business conducted, by Charger LLC as a wholly-owned subsidiary of Dendreon.

Effective Time and Effect of the First Merger

The merger agreement provides that the first merger will be effected as soon as practicable on or after the Closing Date, as defined in the merger agreement. The Closing Date will occur not later than the second business day after satisfaction or waiver of all of the conditions to the first merger (other than conditions that, by their nature, are to be satisfied at the Closing), including the approval of the combination proposal by Dendreon stockholders and the adoption of the merger agreement by Corvas stockholders.

The first merger will become effective upon the filing of a Certificate of Merger relating to the first merger with the Secretary of State of the State of Delaware or at such later time as may be provided in the Certificate of Merger (the “Effective Time”). The Effective Time is expected to occur as promptly as practicable after the approval of the combination proposal by the stockholders of Dendreon and the adoption of the merger agreement by the stockholders of Corvas at their respective stockholders’ meetings, subject to the conditions described under “The Merger Agreement—Conditions to Consummation of the First Merger.” The separate corporate existence of Merger Sub will terminate upon consummation of the first merger and, pursuant to the merger agreement and applicable law, each issued and outstanding share of Corvas common stock will be converted automatically into 0.45 of a share of Dendreon common stock (the “Conversion Number”). The Conversion Number will be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination, or other similar change in Dendreon common stock or Corvas common stock before the Effective Time.

Effective Time and Effect of the Second Merger

Immediately after the Effective Time, the second merger will be consummated by the filing of a Certificate of Merger relating to the second merger with the Secretary of State of the State of Delaware. The only significant non-tax effect of the second merger will be to cause Corvas’ assets and liabilities to be held, and its business to be conducted, by a limited liability company, rather than a corporation. The second merger will not affect the equity interests of the Dendreon stockholders (including the former Corvas stockholders) in the combined company.

Exchange of Shares

Instructions with regard to the surrender of Corvas common stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to Corvas stockholders as promptly as practicable after the Effective Time. In order to receive certificates evidencing Dendreon common stock, each Corvas stockholder will be required to surrender his or her stock certificate(s) after the Effective Time, together with a duly completed and executed letter of transmittal, to Mellon Investor Services LLC, which will act as Exchange Agent (the “Exchange Agent”) in connection with the first merger. Promptly after the Effective Time, Dendreon will deposit in trust with the Exchange Agent certificates representing the number of whole shares of Dendreon common stock which the holders of Corvas common stock are entitled to receive in the first merger, together with cash sufficient to pay for fractional shares. Upon receipt of such stock certificates and letters of transmittal, the Exchange Agent will issue stock certificates evidencing the Dendreon common stock to the registered holder or his or her transferee for the number of shares of Dendreon common stock each such person is entitled to receive as a result of the first merger, together with cash in lieu of any fractional shares. No interest will be paid or accrued on the cash payable upon the surrender of Corvas common stock certificates.

No fractional shares of Dendreon common stock will be issued in connection with the first merger. All fractional shares of Dendreon common stock to which a holder of Corvas common stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, the Corvas stockholder will be entitled to receive from Dendreon an amount in cash equal to the closing sale price of Dendreon common stock on the Nasdaq National Market on the Closing Date multiplied by the fraction of a share of Dendreon common stock which the Corvas stockholder would otherwise have received. Except for such payment, no Corvas stockholder will be entitled to any dividends or other distributions or other rights of stockholders with respect to any fractional interest.

CORVAS STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE INSTRUCTIONS AND A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If any certificate for Dendreon common stock is to be issued, or any cash payment in lieu of a fractional share is to be made, to a person other than the person in whose name the certificate for the Corvas common stock surrendered in exchange therefor is registered, it will be a condition of such issuance or payment that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such issuance or payment (i) pay in advance any transfer or other taxes required by reason of the issuance of a certificate for Dendreon common stock or a check representing cash in lieu of a fractional share to a person other than the registered holder of the Corvas common stock certificate surrendered, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

After the Effective Time, there will be no further transfers on the stock transfer books of Corvas of the shares of Corvas common stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the applicable number of shares of Dendreon common stock and cash in lieu of any fractional share amount.

Each certificate representing Corvas common stock immediately prior to the Effective Time will, at the Effective Time, be deemed for all purposes to represent only the right to receive the number of whole shares of Dendreon common stock (and the right to receive cash in lieu of any fractional share of Dendreon common stock) into which the shares of Corvas common stock represented by such certificate were converted in the first merger.

Until a certificate that formerly represented Corvas common stock is actually surrendered for exchange and received by the Exchange Agent, the holder thereof will not be entitled to receive any dividends or other distributions with respect to Dendreon common stock payable to holders of record after the Effective Time. Subject to applicable law, upon such surrender of Corvas common stock certificates, such dividends or other distributions will be remitted (without interest) to the record holder of certificates for the shares of Dendreon common stock issued in exchange therefor.

Any certificates for the Dendreon common stock and cash sufficient to pay for fractional shares delivered or made available to the Exchange Agent and not exchanged for Corvas common stock certificates within six months after the Effective Time will be returned by the Exchange Agent to Dendreon, which will thereafter act as Exchange Agent. None of Dendreon, Corvas or the Exchange Agent will be liable to a holder of Corvas common stock for any of the Dendreon common stock, dividends or other distributions thereon, or cash in lieu of fractional shares, delivered to a public official pursuant to applicable abandoned property, escheat, or similar law.

The holders of Dendreon common stock will continue to hold their shares without any change in number, designation, terms or rights.

Representations and Warranties

In the merger agreement, Dendreon, Merger Sub and Charger LLC, on the one hand, and Corvas, on the other, have made various representations and warranties relating to, among other things, their respective organization, capital structure, business and financial condition, the completeness and accuracy of filings made with the SEC and the satisfaction of certain legal requirements for the combination. The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the combination.

The representations and warranties of Corvas, on the one hand, and Dendreon, Merger Sub and Charger LLC, on the other, are set forth in Articles III and IV, respectively, of the merger agreement.

Conduct of the Business of Dendreon and Corvas

In the merger agreement, Dendreon and Corvas must each seek the consent of the other, which consent may not be unreasonably withheld or delayed, with respect to certain activities, including certain significant business or financing transactions or changes in corporate structure. The consent requirements are generally equivalent as to both companies, except that Dendreon is permitted to engage in certain financing transactions and Corvas is limited in certain dispositions of intellectual property rights. The specific matters requiring consent are set forth in Article V of the merger agreement.

Other Agreements and Covenants

The merger agreement contains numerous additional agreements of the parties, including those set forth in Article VI of the merger agreement. These additional agreements include (but are not limited to) the following:

No Solicitation.    Dendreon and Corvas have each agreed to terminate all discussions or negotiations with any third party with respect to any business combination transaction, including a merger, tender offer or other transaction involving the acquisition of more than 20% of its voting stock, the sale or license of 20% or more of its assets, or a liquidation or dissolution (an “Acquisition Proposal”). In addition, Dendreon and Corvas have agreed not to (i) solicit, initiate, or encourage, induce or facilitate any inquiries or proposals that may lead to an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any third party relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal.

However, Dendreon may enter into discussions with any third party in response to an offer that satisfies all of the following conditions:

•	The offer is an unsolicited, bona fide, written offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or a similar transaction;

•	The Dendreon board of directors determines in good faith and after consultation with an independent financial advisor that such offer is more favorable to the stockholders of Dendreon than the terms of the first merger;

•	The Dendreon board of directors determines in good faith, based on the advice of its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law;

•	Dendreon notifies Corvas in writing at least two business days before furnishing non-public information to, or entering into discussions with, such third party of the identity of such third party and of Dendreon’s intent to furnish non-public information to, or enter into discussions with, such third party;

•	Such third party executes a confidentiality agreement and a standstill agreement in connection with its receipt of non-public information;

•	Dendreon provides Corvas with such non-public information at least two business days before furnishing such non-public information to the offering party; and

•	The financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such third party on a timely basis.

Corvas may enter into discussions with any third party in response to an offer that satisfies all of the following conditions:

•	The offer is an unsolicited, bona fide, written offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or a similar transaction;

•	The Corvas board of directors determines in good faith and after consultation with an independent financial advisor that such offer is more favorable to the stockholders of Corvas than the terms of the first merger;

•	The Corvas board of directors determines in good faith, based on the advice of its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law;

•	Corvas notifies Dendreon in writing at least two business days before furnishing non-public information to, or entering into discussions with, such third party of the identity of such third party and of Corvas’ intent to furnish non-public information to, or enter into discussions with, such third party;

•	Such third party executes a confidentiality agreement and a standstill agreement in connection with its receipt of non-public information;

•	Corvas provides Dendreon with such non-public information at least two business days before furnishing such non-public information to the offering party; and

•	The financing required to consummate the transaction contemplated by such offer is committed or is reasonably capable of being obtained by such third party on a timely basis.

Dendreon and Corvas have each agreed to promptly notify the other if it receives any inquiries or proposals with respect to an Acquisition Proposal.

The merger agreement does not prohibit Dendreon or Corvas from taking and disclosing to stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act.

Employee Benefits.    Dendreon has agreed that former Corvas employees who continue employment with the combined company will be entitled to participate in Dendreon’s retirement, health, vacation and other non-equity based benefit plans (which Dendreon may amend or terminate at any time, subject to applicable law) or, if any such plan is terminated, then in comparable Dendreon plans on terms equivalent to those offered to comparable Dendreon employees. Subject to plan limitations, if any, Dendreon will:

•	recognize prior service recognized under the benefit plans of Corvas or any of its subsidiaries as service under Dendreon’s benefit plans;

•	waive any pre-existing condition limitations and eligibility waiting periods under any group health plan; and

•	give Corvas employees credit towards applicable deductibles, co-payments and annual out-of-pocket limits for expenses incurred before the commencement of participation.

Employee Stock Options.    Dendreon has agreed to the conversion of all options issued under former Corvas option plans and all Corvas options issued other than under such plans into the right to purchase a number of shares of Dendreon common stock based on the application of the Conversion Number to the number of shares of Corvas common stock for which the option was formerly exercisable, and otherwise upon the terms and subject to the conditions expressed in the plan, if any, under which the former Corvas option was issued and in the option agreement. Corvas has in effect an Employee Stock Purchase Plan under which employees may purchase Corvas common stock. This plan will continue until the Effective Time, after which it will terminate. The purchase of shares of Corvas common stock under this plan before the Effective Time will increase the number of shares of Dendreon common stock issuable in the first merger.

Indemnification.    Dendreon has agreed that, after the Effective Time, it will guaranty the obligations of Corvas to indemnify its present and former directors and officers to the extent of, and in accordance with, the bylaws of Corvas in effect on the date of the merger agreement and Delaware law. Subject to Delaware law, the parties also have agreed that Corvas’ bylaws relating to indemnification shall not be amended in a manner that adversely affects the rights of any party entitled to indemnification thereunder. In addition, immediately before the effective time of the first merger, Corvas will purchase directors’ and officers’ liability insurance for a period of six years after the closing of the first merger for the benefit of the directors and executive officers of Corvas with respect to any acts or omissions by these individuals occurring before the completion of the first merger.

Board of Directors of Dendreon.    Dendreon has agreed to take all necessary action to cause two persons selected by Corvas (each of whom shall be a serving director of Corvas and reasonably acceptable to Dendreon) to be appointed to the Dendreon board of directors, one to serve a term expiring in 2005 and the other to serve a term expiring in 2006. Corvas shall make its selection before the first merger. Dendreon has further agreed that, for a period of 18 months after the Effective Time, it will cause its board of directors to be comprised of not more than ten directors unless an increase in the number of directors is authorized by a majority of the Dendreon board of directors, including at least one of the Corvas nominees or his or her duly appointed successor. See “Dendreon Proposal 2—Election of Directors of Dendreon—Information Regarding Nominees and Continuing Directors.”

Conditions To Consummation of the First Merger

The obligation of the parties to consummate the first merger (and therefore the combination) are subject to various conditions set forth in Article VII of the merger agreement. Each of the parties to the merger agreement has agreed, among other things, to use all reasonable efforts to cause the combination to be consummated.

It is a condition to the obligation of each party to the merger agreement to effect the first merger that the following shall have occurred:

•	The registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the SEC, and this joint proxy statement/prospectus shall have been delivered to the stockholders of Dendreon and of Corvas as required under applicable laws and regulations;

•	The combination proposal shall have been approved by the requisite vote of Dendreon stockholders, and the merger agreement shall have been adopted by the requisite vote of Corvas stockholders;

•	No injunction or other form of legal or regulatory restraint shall prohibit the combination or cause the combination to be illegal; and

•	The additional shares of Dendreon common stock to be issued in the first merger shall have been approved for quotation on the Nasdaq National Market.

The obligations of Dendreon, Merger Sub and Charger LLC to consummate the first merger are subject to the following additional conditions:

•	The representations and warranties of Corvas in the merger agreement shall be true and correct in all respects as of the date of the merger agreement, provided that for purposes of this condition, such representations and warranties will be deemed to be accurate, unless the failure or failures of such representations and warranties to be accurate, individually or in the aggregate, and without giving effect to any materiality qualifications or similar qualifications, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the merger agreement) on Corvas as of the Closing;

•	Corvas shall have performed in all material respects its obligations to be performed at or before the Closing;

•	Since the date of the merger agreement, no event or condition shall have occurred that constitutes a Material Adverse Effect on Corvas which is continuing as of the Closing;

•	There shall be no pending litigation commenced by any governmental entity relating to the combination in which, in the reasonable judgment of Dendreon, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Corvas; and

•	Dendreon shall have received a tax opinion from its legal counsel (or, if its counsel does not provide such an opinion, Corvas’ legal counsel) with respect to the combination.

The obligations of Corvas to consummate the first merger are subject to the following additional conditions:

•	The representations and warranties of Dendreon in the merger agreement shall be true and correct in all respects as of the date of the merger agreement, provided that for purposes of this condition, such representations and warranties will be deemed to be accurate, unless the failure or failures of such representations and warranties to be accurate, individually or in the aggregate, and without giving effect to any materiality qualifications or similar qualifications, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the merger agreement) on Dendreon as of the Closing;

•	Dendreon, Merger Sub and Charger LLC shall have performed in all material respects their respective obligations to be performed at or before the Closing;

•	Since the date of the merger agreement, no event or condition shall have occurred that constitutes a Material Adverse Effect on Dendreon which is continuing as of the Closing;

•	There shall be no pending litigation commenced by any governmental entity relating to the combination in which, in the reasonable judgment of Corvas, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Dendreon; and

•	Corvas shall have received a tax opinion from its legal counsel (or, if its counsel does not provide such an opinion, Dendreon’s legal counsel) with respect to the combination.

Any of the above-described conditions (other than the requirement for the approvals of the stockholders of Dendreon and Corvas) can be waived by the party having the benefit of the condition.

Termination of the Merger Agreement

The merger agreement provides that the merger agreement may be terminated and the combination abandoned at any time before the Effective Time, whether before or after the approval by the Dendreon stockholders of the combination proposal or the adoption of the merger agreement by the Corvas stockholders:

•	by mutual written consent of Dendreon and Corvas;

•	by either Dendreon or Corvas if the first merger has not been consummated by August 24, 2003, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any obligation under the merger agreement;

•	by either Dendreon or Corvas if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the combination;

•	by either Dendreon or Corvas if, at the Dendreon Annual Meeting or the Corvas Special Meeting (including any adjournments or postponements thereof), the requisite vote of the stockholders of Dendreon in favor of the combination proposal or of the stockholders of Corvas adopting the merger agreement is not obtained;

•	by Dendreon if, before the adoption of the merger agreement by the stockholders of Corvas, any of the following events (referred to in this summary as “Corvas triggering events”) occurs:

•	the Corvas board of directors shall have failed to unanimously recommend, or shall have withdrawn or modified in a manner adverse to Dendreon, its unanimous recommendation in favor of adopting the merger agreement;

•	the Corvas board of directors fails to unanimously reaffirm its recommendation in favor of adopting the merger agreement, or fails to unanimously reaffirm its determination that the merger agreement and the combination is in the best interests of Corvas’ stockholders, within five business days after Dendreon requests that such recommendation or determination be reaffirmed;

•	the Corvas board of directors shall have approved, endorsed or recommended any Acquisition Proposal;

•	Corvas shall have entered into a letter of intent or contract relating to any Acquisition Proposal;

•	Corvas shall have failed to hold the Corvas Special Meeting within 45 days after the registration statement of which this joint proxy statement/prospectus is a part is declared effective by the SEC;

•	a tender or exchange offer relating to securities of Corvas shall have been commenced and Corvas shall not have sent to its securityholders within ten business days after commencement of such tender or exchange offer, a statement disclosing that Corvas recommends rejection of such tender or exchange offer; or

•	an Acquisition Proposal relating to Corvas is publicly announced, and Corvas fails to issue a press release announcing its opposition to such proposal within five business days after such proposal is announced or otherwise fails to actively oppose such proposal.

•	by Corvas if, before the approval of the combination proposal by the stockholders of Dendreon, any of the following events (referred to in this summary as “Dendreon triggering events”) occurs:

•	the Dendreon board of directors shall have failed to unanimously recommend, or shall have withdrawn or modified in a manner adverse to Corvas, its unanimous recommendation in favor of approval of the combination proposal;

•	the Dendreon board of directors fails to unanimously reaffirm its recommendation in favor of approval of the combination proposal, or fails to unanimously reaffirm its determination that the merger agreement and the combination is in the best interests of Dendreon’s stockholders within five business days after Corvas requests that such recommendation or determination be reaffirmed;

•	the Dendreon board of directors shall have approved, endorsed or recommended any proposal relating to an Acquisition Proposal;

•	Dendreon shall have entered into a letter of intent or contract relating to an Acquisition Proposal;

•	Dendreon shall have failed to hold the Dendreon Annual Meeting within 45 days after the registration statement of which this joint proxy statement/prospectus is a part is declared effective by the SEC;

•	a tender or exchange offer relating to securities of Dendreon shall have been commenced and Dendreon shall not have sent to its securityholders within ten business days after commencement of such tender or exchange offer, a statement disclosing that Dendreon recommends rejection of such tender or exchange offer; or

•	an Acquisition Proposal relating to Dendreon is publicly announced, and Dendreon fails to issue a press release announcing its opposition to such proposal within five business days after such proposal is announced or otherwise fails to actively oppose such proposal.

•	by either Dendreon or Corvas if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the merger agreement which breach would constitute the failure of the obligations of the breaching party’s closing conditions relating to accuracy of representations and warranties or material performance of covenants, provided that if such breach is reasonably capable of being cured before August 24, 2003 and the breaching party is exercising reasonable efforts to cure such breach, then the merger agreement cannot be terminated until the 30th day following written notice to the breaching party; or

•	by Corvas at any time before the Corvas Special Meeting, if it receives an Acquisition Proposal and the board of directors determines, after consultation with an independent financial advisor, that the terms of such offer are more favorable to the stockholders of Corvas than the terms of the first merger, and, after considering the advice of its outside legal counsel, its board of directors determines in good faith that its failure to accept the Acquisition Proposal would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

If the merger agreement is terminated as provided above, there will be no liability on the part of any party or its officers, directors or stockholders, except as described in “Fees and Expenses; Termination Fees” below.

Fees and Expenses; Termination Fees

The merger agreement provides that, whether or not the combination is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses; provided, however, that Dendreon and Corvas shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus constitutes a part.

Corvas must pay Dendreon a termination fee of $2,187,000 if the merger agreement is terminated under any of the following circumstances:

•	by Dendreon because the Corvas stockholders have failed to adopt the merger agreement at the Corvas Special Meeting and (i) an Acquisition Proposal for Corvas had been made and not publicly withdrawn at least five days before the date of the Corvas Special Meeting and (ii) within nine months after such termination Corvas consummates a business combination transaction, including a merger, tender offer or other transaction involving the acquisition of more than 20% of its voting stock, the sale or license of 20% or more of its assets, or a liquidation or dissolution;

•	by Dendreon if a Corvas triggering event has occurred; or

•	by Corvas if, at any time before the Corvas Special Meeting, it receives an unsolicited, bona fide Acquisition Proposal, and the Corvas board of directors, after consultation with its legal and financial advisors, determines in good faith that such offer is more favorable to the Corvas stockholders than the terms of the combination and that its failure to accept such offer would breach its fiduciary duty to the Corvas stockholders.

Dendreon must pay Corvas a termination fee of $2,187,000 if the merger agreement is terminated under either of the following circumstances:

•	by Corvas because the Dendreon stockholders have failed to approve the combination proposal at the Dendreon Annual Meeting and (i) an Acquisition Proposal for Dendreon had been made and not publicly withdrawn at least five days before the date of the Dendreon Annual Meeting and (ii) within nine months after such termination Dendreon consummates a business combination transaction, including a merger, tender offer or other transaction involving the acquisition of more than 20% of its voting stock, the sale or license of 20% or more of its assets, or a liquidation or dissolution; or

•	by Corvas if a Dendreon triggering event has occurred.

Amendment of the Merger Agreement; Waiver of Conditions

The respective boards of directors of Dendreon and Corvas may, by written agreement, at any time before or after the adoption of the merger agreement by the Corvas stockholders and the approval of the combination proposal by the Dendreon stockholders, amend the merger agreement, provided that after such approval by the Corvas or Dendreon stockholders, no amendment or modification may be made that would require the further approval of such stockholders under applicable law. Each party to the merger agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the merger agreement, waive any inaccuracies in the representations or warranties of any other party contained in the merger agreement or waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

LOCK-UP AND VOTING AGREEMENTS

The following summary describes certain material provisions of the lock-up and voting agreements between Dendreon and Corvas’ directors and executive officers, a form of which is attached to this joint proxy statement/prospectus as Annex B, and the lock-up and voting agreements between Corvas and Dendreon’s directors and executive officers and certain other stockholders represented on Dendreon’s board of directors, a form of which is attached to this joint proxy statement/prospectus as Annex C. Each of the forms of lock-up and voting agreement is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the lock-up and voting agreements that are important to you. We encourage you to read the form of each lock-up and voting agreement carefully in its entirety.

The Lock-up and Voting Agreements Between Dendreon and Certain Stockholders of Corvas

Concurrently with the execution and delivery of the merger agreement, Dendreon entered into lock-up and voting agreements with all of Corvas’ directors and executive officers. These Corvas stockholders include Susan Bayh, Carolyn M. Felzer, M. Blake Ingle, Stephen F. Keane, J. Stuart Mackintosh, Burton Sobel, Michael Sorell, Nicole Vitullo, George P. Vlasuk and Randall E. Woods (collectively referred to as the “Corvas parties” in this summary). As of the record date for the Corvas Special Meeting, the Corvas parties owned [    •    ] shares of Corvas common stock, representing approximately [    •    ]% of the outstanding shares of Corvas common stock.

Under the lock-up and voting agreements, the Corvas parties agreed to cause the shares of Corvas common stock that they beneficially own, or subsequently acquire beneficial ownership of, to be counted at any Corvas stockholder meeting for purposes of establishing a quorum and to vote their shares of Corvas common stock:

•	in favor of the adoption of the merger agreement and the approval of all other actions contemplated by the merger agreement;

•	against any action that would result in a breach of any obligation or agreement of Corvas under the merger agreement; and

•	against any action involving Corvas which is intended, or could reasonably be expected, to impede, interfere with, delay, or materially adversely affect the transactions contemplated by the merger agreement.

Each of the Corvas parties has granted to Dendreon and certain of Dendreon’s officers an irrevocable proxy and power of attorney to vote the shares of Corvas common stock that such Corvas party beneficially owns, or subsequently acquires beneficial ownership of, on the matters set forth above.

Each of the Corvas parties also agreed that, until the earlier to occur of the Effective Time or the termination of the merger agreement in accordance with its terms, such Corvas party will not:

•	grant any proxy or power of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent with the lock-up and voting agreement;

•	deposit the shares of Corvas common stock that such Corvas party beneficially owns into a voting trust or enter into a voting agreement with respect to such shares, in either case providing for the voting or consenting of such shares in a manner inconsistent with the lock-up and voting agreement; or

•	take any action that would make any representation or warranty of such Corvas party in the lock-up and voting agreement untrue or would result in a breach by such Corvas party of his or her obligations under the lock-up and voting agreement.

The lock-up and voting agreements terminate upon the earlier to occur of:

•	the date that is 90 days after the date on which the Effective Time occurs; or

•	the termination of the merger agreement in accordance with its terms.

Each of the Corvas parties also agreed that, during the term of the lock-up and voting agreements and, if the first merger is consummated, for 90 days after the Effective Time, such Corvas party will not pledge, sell, exchange or transfer any of the shares of Corvas common stock beneficially owned by such party or, after the Effective Time, any shares of Dendreon common stock into which such shares have been converted.

The Lock-up and Voting Agreements Between Corvas and Certain Stockholders of Dendreon

Concurrently with the execution and delivery of the merger agreement, Corvas entered into lock-up and voting agreements with all of Dendreon’s directors and executive officers and certain Dendreon stockholders represented on Dendreon’s board of directors. These Dendreon stockholders include Gerardo Canet, William Crouse, Bogdan Dziurzynski, T. Dennis George, Mitchell H. Gold, Timothy Harris, Ruth Kunath, Christopher S. Henney, Ralph Shaw, Martin A. Simonetti, David L. Urdal, Vulcan Ventures, Inc., Douglas Watson and entities affiliated with Healthcare Ventures LLC and Shaw Venture Partners III L.P. (collectively referred to as the “Dendreon parties” in this summary). As of the record date for the Dendreon Annual Meeting, the Dendreon parties owned [    •    ] shares of Dendreon common stock, representing approximately [    •    ]% of the outstanding shares of Dendreon common stock.

Under the lock-up and voting agreements, the Dendreon parties agreed to cause the shares of Dendreon common stock that they beneficially own, or subsequently acquire beneficial ownership of, to be counted at any Dendreon stockholder meeting for purposes of establishing a quorum and to vote their shares of Dendreon common stock:

•	in favor of the issuance of Dendreon common stock pursuant to the merger agreement and the approval of all other actions contemplated by the merger agreement;

•	against any action that would result in a breach of any obligation or agreement of Dendreon under the merger agreement; and

•	against any action involving Dendreon which is intended, or could reasonably be expected, to impede, interfere with, delay, or materially adversely affect the transactions contemplated by the merger agreement.

Each of the Dendreon parties has granted to Corvas and certain of Corvas’ officers an irrevocable proxy and power of attorney to vote the shares of Dendreon common stock that such Dendreon party beneficially owns, or subsequently acquires beneficial ownership of, on the matters set forth above.

Each of the Dendreon parties also agreed that, until the earlier to occur of the Effective Time or the termination of the merger agreement in accordance with its terms, such Dendreon party will not:

•	grant any proxy or power of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent with the lock-up and voting agreement;

•	deposit the shares of Dendreon common stock that such Dendreon party beneficially owns into a voting trust or enter into a voting agreement with respect to such shares, in either case providing for the voting or consenting of such shares in a manner inconsistent lock-up and voting agreement; or

•	take any action that would make any representation or warranty of such Dendreon party in the lock-up and voting agreement untrue or would result in a breach by such Dendreon party of his, her or its obligations under the lock-up and voting agreement.

The lock-up and voting agreements terminate upon the earlier to occur of:

•	the date that is 90 days after the date on which the Effective Time occurs; or

•	the termination of the merger agreement in accordance with its terms.

Except for the Dendreon stockholders associated with Healthcare Ventures LLC, each of the Dendreon parties also agreed that, during the term of the lock-up and voting agreements and, if the first merger is consummated, for 90 days after the Effective Time, such Dendreon party will not pledge, sell, exchange or transfer any of the shares of Dendreon common stock beneficially owned by such party or, after the Effective Time, any shares of Dendreon common stock into which such shares have been converted.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

OF DENDREON AND CORVAS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2002 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 are based on the historical financial statements of Dendreon and Corvas after giving effect to the proposed combination using the purchase method of accounting on a pro forma basis and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The financial information of Corvas has been adjusted to conform Corvas’ presentation format to that of Dendreon. The unaudited pro forma condensed combined financial statements do not purport to represent what Dendreon’s financial position or results of operations would actually have been if the proposed combination had in fact occurred on those dates or to project Dendreon’s financial position or results of operations as of any future date.

For pro forma purposes:

•	Dendreon’s balance sheet as of December 31, 2002 has been combined with Corvas’ balance sheet as of December 31, 2002 as if the proposed combination had occurred on December 31, 2002; and

•	Dendreon’s statement of operations for the year ended December 31, 2002 has been combined with Corvas’ statement of operations as if the proposed combination had occurred on January 1, 2002.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets acquired in connection with the combination, based on their estimated fair values as of December 31, 2002. A preliminary valuation was conducted to determine the fair values of these assets. This preliminary valuation has been the basis for the estimates of fair values reflected in these unaudited pro forma condensed combined financial statements. As of December 31, 2002, the fair value of the net assets acquired exceeds the estimated purchase price. As a result, the estimated fair values of property and equipment were reduced to zero for purchase accounting purposes. After this reduction in values, and in accordance with Statement of Financial Accounting Standards No. 141 (or SFAS No. 141), “Business Combinations,” the estimated remaining negative goodwill of approximately $9.1 million would be recorded as an extraordinary gain in Dendreon’s statement of operations upon consummation of the combination. However, given Corvas’ historical consumption of its working capital, the pro forma negative goodwill of approximately $11.5 million may be substantially reduced, eliminated or become positive goodwill upon completion of the final purchase price allocation. The extraordinary gain has been excluded from the pro forma condensed combined statement of operations due to its non-recurring nature. A final determination of these fair values, which cannot be made prior to the completion of the proposed combination, will be based on management’s consideration of the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Corvas that exist as of the date of completion of the proposed combination. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the proposed combination, and other changes in Corvas’ net assets, which occur prior to completion of the proposed combination, could cause material differences in the information presented.

The unaudited pro forma condensed combined financial information has been prepared based on the assumptions described in the notes to the unaudited pro forma condensed combined financial statements and the estimated fair value of assets acquired and liabilities assumed from Corvas. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration plans other than estimated severance costs.

These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Dendreon and Corvas and other financial information pertaining to Dendreon and Corvas, including Dendreon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference to Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Corvas’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein under “Business of Corvas.”

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2002

(in thousands)

	Dendreon	Corvas	Pro forma Adjustments	Note 2	Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$11,263	$4,428			$15,691
Short-term investments	35,614	73,557	$268	(A)	109,439
Restricted cash	308	303			611
Accounts receivable, net	1,760	—			1,760
Other current assets	2,309	3,713			6,022

Total current assets	51,254	82,001	268		133,523
Property and equipment, net	3,578	2,336	(2,336)	(J)	3,578
Long-term investments	8,102	12,186	129	(A)	20,417
Deposit and other assets	790	70	(70)	(F)	790

Total assets	$63,724	$96,593	$(2,009)		$158,308

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$7,856	$2,246	$1,955	(B)	$14,718
			2,661	(C)
Convertible notes payable			12,558	(D)	12,558
Deferred revenue	5,096	—			5,096
Current portion of capital lease obligations	1,198	—			1,198

Total current liabilities	14,150	2,246	17,174		33,570

Deferred revenue, less current portion	3,750	—			3,750
Convertible notes payable	—	12,558	(12,558)	(D)	—
Deferred rent, capital lease obligations, less current portion	1,081	258	(258)	(E)	1,081
Stockholders’ equity:
Common stock and additional paid-in capital	160,341	227,709	(227,709)	(G)	226,793
			62,825	(H)
			3,627	(H)
Deferred stock-based compensation	(253)	—	(419)	(I)	(672)
Accumulated other comprehensive income	118	—			118
Accumulated deficit	(115,463)	(146,178)	146,178	(G)	(106,332)
			9,131	(J)

Total stockholders’ equity	44,743	81,531	(6,367)		119,907

Total liabilities and stockholders’ equity	$63,724	$96,593	$(2,009)		$158,308

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2002

(in thousands, except per share data)

	Dendreon	Corvas	Pro forma Adjustments	Note 2	Pro forma Combined
Revenue	$15,269	$142			$15,411
Operating expenses:
Research and development	30,927	16,649	$129	(K)	46,887
			(818)	(L)
General and administrative	9,542	5,161	63	(K)	14,710
			(56)	(L)
Marketing	719	—			719
Restructuring charges	—	1,929			1,929

Total operating expenses	41,188	23,739	(682)		64,245

Loss from operations	(25,919)	(23,597)	682		(48,834)

Interest income, net:
Interest income	1,803	3,260			5,063
Interest expense	(353)	(841)			(1,194)

Interest income, net	1,450	2,419			3,869

Loss before income taxes	(24,469)	(21,178)	682		(44,965)
Foreign income tax expense	200	—			200

Net loss	$(24,669)	$(21,178)	$682		$(45,165)

Basic and diluted net loss per share	$(0.96)	$(0.77)			$(1.19)

Shares used in computation of basic and diluted net loss per share	25,576	27,537		Note 3	37,992

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1    Description of Combination and Purchase Price

The unaudited pro forma condensed combined financial statements reflect the conversion of all the outstanding shares of Corvas common stock into approximately 12,416,000 shares of Dendreon common stock pursuant to the proposed combination. The calculation of the number of shares is based on outstanding shares of Corvas common stock of approximately 27,591,000 as of December 31, 2002, multiplied by the fixed exchange ratio of 0.45. The actual number of shares of Dendreon common stock to be issued will be determined based on the actual number of shares of Corvas common stock outstanding on the effective date of the first merger. Based on outstanding options as of December 31, 2002, plus new options granted from January 1, 2003 to February 24, 2003, approximately 3,621,000 shares of Corvas common stock will be assumed by Dendreon pursuant to the merger agreement and converted into options to purchase approximately 1,629,000 shares of Dendreon common stock. The actual number of options, both vested and unvested, to be assumed by Dendreon will be based on the actual number of Corvas options outstanding at the effective date of the first merger. The total cost of the proposed combination is estimated to be approximately $68.4 million, based on a fair value of Dendreon common stock of $5.06, the average price of Dendreon common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed combination (February 20, 21, 24, 25, 26, 27 and 28, 2003).

The estimated total purchase price of the proposed combination is as follows (in thousands):

Value of Dendreon common stock issued	$62,825
Assumption of Corvas vested options	979
Assumption of Corvas unvested options	2,648

Total value of Dendreon securities	66,452
Estimated direct transaction costs	1,955

Total estimated purchase price	$68,407

The fair value of the options issued is determined based on a stock price of $5.06 using the Black-Scholes method with the following assumptions: an expected life ranging from one month to four years, risk free interest rate of 3.0%, volatility of 1.28 and no expected dividend. The expected life of one month is the period during which certain option holders whose service is expected to terminate upon the closing of the proposed combination may exercise their options under Corvas’ option plans. The four-year estimated life is based on historical Dendreon experience.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Corvas’ net tangible and intangible assets based on their estimated fair values as of the date of the completion of the proposed combination. The fair value of the acquired net assets that exceeds the purchase price is initially recognized as negative goodwill. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, this estimated negative goodwill of $11.5 million will be allocated as a reduction of the amounts that otherwise would have been assigned to all of the acquired assets except financial assets and any other current assets. Any excess remaining after reducing to zero the amounts that otherwise would have been assigned to those assets will be recognized as an extraordinary gain in the period in which the business combination is completed. Based on the preliminary valuation, and subject to material changes upon development of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements of this joint proxy statement/prospectus, the allocation of the preliminary estimated purchase price and the allocation of the negative goodwill are as follows (in thousands):

	Fair Value of Net Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price
Cash and cash equivalents	$4,428		$4,428
Short-term investments	73,825		73,825
Restricted cash	303		303
Other current assets	3,713		3,713
Long-term investments	12,315		12,315
Property and equipment	2,336	$(2,336)	—
Accounts payable and accrued liabilities	(4,907)		(4,907)
Convertible notes payable	(12,558)		(12,558)
Deferred compensation on unvested options*	419		419
Extraordinary gain on allocation of negative goodwill		(9,131)	(9,131)

Total	$79,874	$(11,467)	$68,407

*	Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at March 19, 2003 for Corvas options outstanding on February 24, 2003, related to the future vesting period based on an allocation of the intrinsic value to the vested period and the remaining unvested period using the graded vesting approach.

Note 2    Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Corvas’ net tangible assets to a preliminary estimate of their fair values, to allocate negative goodwill, to eliminate Corvas’ equity accounts, and to reflect changes in depreciation and stock compensation charges resulting from these pro forma adjustments.

The unaudited pro forma condensed combined financial statements also include an adjustment for severance liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Dendreon is in the process of making further assessments and estimates of costs that are not currently known. Liabilities will be adjusted to reflect actual severance costs or relocation costs related to Corvas employees, or other costs associated with exiting activities of Corvas that would affect amounts in the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The expected effect of potentially recording additional liabilities relating to EITF No. 95-3 will primarily impact accrued liabilities with an offsetting impact on the extraordinary gain attributable to negative goodwill.

Dendreon has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)	To adjust Corvas’ short-term and long-term investments by $268,000 and $129,000, respectively, to account for these investments as available-for-sale to conform to Dendreon’s accounting policy and to reflect their fair market value.

(B)	To reflect Dendreon’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $1,955,000. Pro forma adjustments do not include Corvas’ estimated transaction costs of $1,720,000.

(C)	To reflect estimated severance cost of $2,661,000, primarily attributable to certain Corvas employment agreements and/or the Corvas Change in Control Plan.

(D)	Upon the change in control, the note holder may require the redemption of the convertible notes within 30 business days following the event. If the holder exercises this right, the principal for the convertible notes must be paid in cash and Dendreon will have the option of paying the accrued interest and estimated withholding tax in cash or in Dendreon common stock priced at the average closing price for the 20 trading days immediately prior to the redemption. The balance of $12,558,000, which includes $10,000,000 in principal, $1,968,000 in accrued interest and $590,000 in accrued estimated withholding tax has been reclassified to short-term liabilities.

(E)	Adjustment to eliminate Corvas’ deferred rent of $258,000.

(F)	Adjustment to eliminate Corvas’ debt issuance costs of $70,000.

(G)	Adjustment to eliminate Corvas’ historical stockholders’ equity.

(H)	Issuance of Dendreon common stock whose value is equal to the product of approximately 12,416,000 shares multiplied by $5.06 per share, or $62,825,000, and the fair value of stock options issued by Dendreon in exchange for Corvas vested stock options of $979,000 and unvested Corvas stock options of $2,648,000, totaling $3,627,000.

(I)	Adjustment to record the deferred stock-based compensation of $419,000 and amortization related to unvested Corvas stock options assumed. Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at March 19, 2003 for Corvas options outstanding on February 24, 2003, related to the future vesting period based on an allocation of the intrinsic value to the vested period and the remaining unvested period using the graded vesting approach.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

(J)	Adjustment to reflect the allocation of the estimated negative goodwill of $11,467,000, arising from the combination, to offset amounts that otherwise would have been assigned to property and equipment, $2,336,000; with the remaining balance of $9,131,000 reflected as an adjustment to accumulated deficit to reflect an extraordinary gain. The extraordinary gain has been excluded from the pro forma statement of operations due to its non-recurring nature.

(K)	Adjustment to record the amortization of non-cash deferred stock compensation expense related to Corvas’ unvested stock options assumed by Dendreon. The preliminary estimate is based on an estimated four-year life using the graded vesting method.

(L)	To record the elimination of Corvas’ historical depreciation expense associated with the carrying value of the property and equipment that was reduced to zero due to the purchase price allocation referred to above.

Note 3    Pro Forma Loss Per Share

The pro forma combined share and net loss per share data was prepared using the fixed exchange ratio of 0.45 of a share of Dendreon common stock for each share of Corvas common stock and the assumed issuance of up to approximately 12,416,000 shares of Dendreon common stock on January 1, 2002. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.

BUSINESS OF DENDREON

Overview

Dendreon Corporation is dedicated to the discovery and development of novel products for the treatment of diseases through its innovative manipulation of the immune system. Dendreon’s product pipeline is focused on cancer, and includes therapeutic vaccines, monoclonal antibodies and small molecule product candidates.

The product candidates most advanced in development are therapeutic vaccines designed to stimulate a patient’s immunity for the treatment of cancer. Provenge is a therapeutic vaccine for the treatment of prostate cancer and is in Phase III clinical trials, the final stage of human testing before seeking marketing approval. Mylovenge, Dendreon’s therapeutic vaccine for the treatment of multiple myeloma, is in Phase II clinical trials. APC8024, Dendreon’s therapeutic vaccine for the treatment of HER-2/neu over-expressing breast, ovarian and colon cancers, is in Phase I trials. The company has additional therapeutic vaccines, monoclonal antibodies and small molecule product candidates in preclinical development for the treatment of cancer. Dendreon also intends, over time, to pursue the application of its technologies in the field of autoimmune diseases and in other fields.

Current Cancer Therapies

Cancer is characterized by abnormal cells that proliferate uncontrollably and metastasize, or spread, throughout the body, producing deposits of tumor cells, called metastases. These proliferating cells form masses called tumors. As the tumors grow, they cause tissue and organ failure and ultimately death.

To be effective, therapy must eliminate or control the growth of the cancer both at its site of origin and at sites of metastases. Metastatic disease is often responsible for the relapse and ultimate death of patients with cancer. Current treatments for cancer include surgery, radiation, hormone therapy and chemotherapy. Surgery and radiation therapy treat cancer at its origin, but are limited because certain tissues cannot be removed surgically and/or do not tolerate radiation. Moreover, cancers frequently spread prior to detection, and surgery and radiation cannot control all metastases. Chemotherapy and hormone therapy are frequently used to treat tumor metastases. However, these therapies can cause severe side effects, including damage to normal tissue. Additionally, chemotherapy and hormone therapy may shrink tumors, but rarely eliminate them completely.

Treatments known as immunotherapy stimulate the body’s natural mechanism for fighting disease and may overcome many of the limitations of current cancer therapies. Immunotherapy may be particularly useful for the treatment of residual disease.

The Immune System

Antigens.    The immune system, the body’s natural defense against disease, is composed of a variety of specialized cells. These cells recognize specific chemical structures, called antigens, that are found on disease causing agents, including tumors. Antigens trigger an immune response, which results in the eventual removal of antigen from the body.

Cells of the Immune System.    A specialized class of immune system cells, called antigen-presenting cells, start the immune response. The most potent antigen-presenting cells are known as dendritic cells, which take up antigen from their surroundings and process the antigen into fragments that are recognized by specific classes of immune cells, called lymphocytes. During this antigen processing, dendritic cells mature, enabling them to present the processed antigen to lymphocytes. There are two main categories of lymphocytes: B-lymphocytes, or B-cells, and T-lymphocytes, or T-cells. Each category of lymphocytes has a different role in the immune response. T-cells combat disease by killing antigen bearing cells directly. In this way, T-cells eliminate cancers and virally infected tissue. T-cell immunity is also known as cell-mediated immunity and is commonly thought to be a key defense against tumors and cells chronically infected by viruses. In contrast, activation of B-cells leads to the production of specific antibodies. The antibodies are secreted by B-cells and bind to antigen found on pathogens or tumor cells resulting in their destruction.

Tumor Antigens.    The immune system recognizes and generates a strong response to hundreds of thousands of different antigens introduced from the environment. Tumors, however, frequently display antigens that are also found on normal cells. Thus, the immune system may not distinguish between tumors and normal cells and, therefore, may be unable to mount a strong anti-cancer response. Tumors may also actively prevent antigen-presenting cells from becoming mature, thereby preventing full activation of the immune system. Thus, Dendreon believes one key to directing the immune system to fight cancers is to modify, or engineer, tumor antigens so that they are recognized by the immune system and to manipulate antigen-presenting cells to stimulate a vigorous cell-mediated immunity.

Monoclonal Antibodies.    Naturally-occurring antibodies are proteins that are an essential component of the human immune system. They are produced in response to the presence of foreign antigens in the body and are extremely specific. Each antibody binds to and attacks one particular type of antigen expressed on a cell, interfering with that cell’s activity or causing cell death. Monoclonal antibodies are manufactured antibodies that share characteristics of naturally occurring antibodies. They may be created to recognize a specific antigen present on tumor cells, but not on healthy cells, and to bind to that antigen and cause the death of the tumor cell. Because each monoclonal antibody targets only cells expressing a specific antigen, healthy cells may be unaffected, and many of the harsh side effects of conventional cancer therapies avoided. Monoclonal antibodies may be used alone or coupled with drugs or radioisotopes in combination therapies that attack cancer cells in several ways.

Dendreon’s Therapeutic Cancer Vaccine Approach

Dendreon combines experience in antigen identification, antigen engineering and antigen-presenting cell processing to produce therapeutic cancer vaccines. Dendreon’s ability to both manipulate antigen-presenting cells and engineer antigens allows it to develop vaccines that are designed to generate a cell-mediated immune response. The company has vaccines in development for many common cancers. Dendreon’s approach to therapeutic cancer vaccines is to:

•	identify antigens on cancer cells that are suitable targets for cancer therapy;

•	create proprietary, genetically engineered Antigen Delivery Cassettes™ that will be optimally processed by antigen-presenting cells;

•	isolate and activate antigen-presenting cells using proprietary methods; and

•	create cancer vaccines that combine antigen-presenting cells and engineered antigens to trigger a cell-mediated immune response to destroy tumors.

Antigen Identification

Dendreon’s objective is to identify antigens associated with as broad a population of cancers as possible. The company obtains antigens from several sources: Dendreon’s internal discovery programs, public databases of genetic information and licenses from third parties. Dendreon’s internal antigen discovery programs begin by identifying novel antigens expressed in specific tissues or in malignant cells. The company then evaluates the expression of these antigens in normal versus diseased tissue. Dendreon considers the antigens that it finds localized in diseased tissue as candidates for antigen engineering. Likewise, Dendreon also considers antigens from external sources that meet these criteria. Dendreon’s lead product candidate, Provenge, targets the prostate cancer antigen, prostatic acid phosphatase, or PAP. The antigen target for APC8024, Dendreon’s therapeutic vaccine in Phase I clinical trials for breast, ovarian and colon cancer, is HER-2/neu. In 2001, the company was issued a patent on a gene designated trp-p8. The protein expressed by this gene is found on multiple cancers. Dendreon also has acquired through licenses, the opportunity to work with the tumor antigens designated carcinoembryonic antigen, or CEA, carbonic anhydrase IX, or MN, and telomerase.

Antigen Engineering

Dendreon engineers antigens to produce proprietary therapeutic vaccines for multiple cancers. Dendreon’s antigen engineering is designed to trigger and maximize cell-mediated immunity by augmenting the uptake and processing of the target antigen by antigen-presenting cells. The company can affect the quality and quantity of the immune response that is generated by adding, deleting or modifying selected sequences of the antigen gene, together with inserting the modified antigen into Dendreon’s Antigen Delivery Cassette.

Dendreon’s Antigen Delivery Cassette is a protein that enhances antigen binding and entry into antigen-presenting cells. The Antigen Delivery Cassette targets each engineered antigen to a receptor on antigen-presenting cells and provides a common key to unlock the potential of these cells to process antigen.

The antigen-presenting cell binding region is common to all of Dendreon’s Antigen Delivery Cassettes and has the capability to recognize the antigen-presenting cell and bind the cassette to the antigen-presenting cell surface. Binding stimulates the antigen-presenting cell to engulf the cassette. The antigen-presenting cells process antigen along pathways that stimulate cell-mediated immunity. The antigen region of the Antigen Delivery Cassette thus gains access to processing by the antigen-presenting cell that would otherwise be denied to non-engineered antigen. Dendreon believes this process results in a potent cell-mediated immune response. Dendreon’s Antigen Delivery Cassette technology also provides it with a foundation on which new proprietary antigens are built.

Antigen-Presenting Cell Processing And Vaccine Production

Dendreon’s vaccine manufacturing process incorporates two elements: the Antigen Delivery Cassette and antigen-presenting cells. To obtain antigen-presenting cells, the company first removes white blood cells from a patient’s blood through a standard blood collection process called leukapheresis. Antigen-presenting cells are then separated from other white blood cells using Dendreon’s proprietary cell separation technology. Dendreon performs this process outside of the body, away from the immunosuppressive environment of tumor cells. The company believes that this allows the antigen-presenting cells to become fully mature and activated, leading to a more robust immune response.

The antigen-presenting cells are incubated with the required concentration of Antigen Delivery Cassette under controlled conditions. After about 40 hours, the antigen-presenting cells are ready to be used as a vaccine. Each vaccine is subjected to quality control testing, including identity, purity, potency, and safety testing, including sterility. Dendreon’s process requires less than three days from white blood cell collection to vaccine administration.

Vaccine Delivery

A vaccine dose is delivered as an intravenous infusion lasting about 30 minutes given as an outpatient procedure. Dendreon’s clinical trials indicate that maximum stimulation requires three infusions given at two-week intervals. Patients in Dendreon’s trials typically complete a course of therapy in one month.

Preclinical Product Candidates

Dendreon has therapeutic monoclonal antibodies for the treatment of cancer and autoimmune diseases in preclinical development. DN1924, Dendreon’s monoclonal antibody against HLA-DR positive malignancies, is in preclinical development for the treatment of leukemias and lymphomas such as Non-Hodgkin’s lymphoma, Hodgkin’s lymphoma, and B-cell leukemia. In preclinical studies to date, DN1924 has been shown to induce cell death in cancer cells expressing HLA-DR, but has no effect on normal cells and does not suppress immune response. Dendreon’s monoclonal antibody, DN1921, is in preclinical development for the treatment of autoimmune diseases, including rheumatoid arthritis. In collaboration with Genentech, Inc., Dendreon is working to develop a monoclonal antibody to trp-p8, a gene discovered in Dendreon’s internal discovery program, that is a potential treatment for soft tissue malignancies such as prostate, breast and colon cancer. The functional characteristics of trp-p8 also make it a candidate for small molecule therapies.

Small molecules are a diverse group of natural and synthetic substances that generally have a low molecular weight. They are either isolated from natural sources such as plants, fungi or microbes or they are synthesized by organic chemistry. Most conventional pharmaceuticals, such as aspirin, penicillin and chemotherapeutics, are small molecules. Small molecules have many different uses, modes of action, and side effect profiles because there are many different classes of small molecules. Ion channels, like trp-p8, that transport calcium through the cell membrane are one of many examples of molecular targets for manipulation by small molecules. Under its agreements with Genentech, Dendreon is primarily responsible for preclinical development of a small molecule targeting trp-p8.

The following table summarizes the target indications and status of Dendreon’s preclinical product development programs:

Our Products and Product Candidates in Development

Product	Target Indication(s)	Status
Product Candidates in Clinical Trials
Provenge	Androgen Independent Prostate cancer Androgen Dependent Prostate cancer	Phase III Phase III
Mylovenge	Multiple myeloma Amyloidosis	Phase II
APC8024	Breast cancer Ovarian cancer Colon cancer	Phase I

Product Candidates in Research and Development
Vaccine Targets
Trp-p8	Lung cancer, Breast cancer Prostate cancer, Colon cancer	Preclinical
NY-ESO	Bladder cancer, Lung cancer Breast cancer, Prostate cancer Ovarian/Uterine cancer, Melanoma	Preclinical
CEA	Breast cancer, Lung cancer Colon cancer	Preclinical
MN	Kidney cancer, Colon cancer Cervical cancer	Preclinical
Telomerase	Multiple cancers	Preclinical

Monoclonal Antibodies
Trp-p8	Lung cancer, Breast cancer Prostate cancer, Colon cancer	Preclinical
DN1924	Non-Hodgkin’s lymphoma Hodgkin’s lymphoma B-cell leukemias	Preclinical
DN1921	Autoimmune diseases, including rheumatoid arthritis	Preclinical

Small Molecule
Trp-p8	Lung cancer, Breast cancer Prostate cancer, Colon cancer	Preclinical

Products Cell Separation Device
DACS®SC Kit	Blood stem cell preparation for transplantation	FDA Approved

Status shown above is as of February 28, 2003.    Preclinical means that a potential product is undergoing study and evaluation, including study in cell and animal disease models in preparation for potential human clinical trials. Dendreon continues to undertake preclinical development work with respect to potential products that are in clinical trials.

Phase I-III clinical trials denote safety and efficacy tests in humans as follows:

Phase I: Evaluation of safety and dosing.

Phase II: Evaluation of safety and efficacy.

Phase III: Definitive evaluation of safety and efficacy.

Product Candidates In Clinical Trials

Provenge for Prostate Cancer

Prostate cancer is the most common solid tumor malignancy in men in the United States with over one million currently diagnosed with this disease. The American Cancer Society estimates that, in the United States, prostate cancer was diagnosed in approximately 189,000 men and that approximately 30,000 men died of the disease in 2002.

The antigen component of Provenge is derived from the gene encoding a marker for prostate cancer, prostatic acid phosphatase, which is found in approximately 95% of prostate cancers. Dendreon has subjected prostatic acid phosphatase to its antigen engineering process and created a proprietary Antigen Delivery Cassette.

Dendreon initiated two double-blind, placebo-controlled Phase III clinical trials, D9901 and D9902, designed to demonstrate that Provenge is safe and effective for treating androgen independent prostate cancer, or AIPC. “Androgen independent” means that tumor growth is no longer regulated by androgens, or male hormones, and that the disease has progressed to an advanced stage. Men with prostate cancer who are hormone resistant are considered androgen independent.

The results from Dendreon’s first Phase III trial of Provenge, D9901, were announced in August 2002. The results did not meet the primary endpoint of the study, a pre-specified delay in the time to objective disease progression versus placebo in the overall study population. However, the results demonstrated significant benefit from Provenge treatment for men with a Gleason score of 7 or less. For these patients, the probability of remaining progression free while on the study was over two times higher than for patients treated with placebo. In patients with a Gleason score of 7 or less, the placebo group had a median time to disease progression of 9.0 weeks, compared to 16.0 weeks in the Provenge-treated group, with a highly significant p-value of 0.002 and a treatment effect of 78%. In addition, the patients receiving Provenge, whose disease had not progressed six months after randomization, had a greater than eight-fold advantage in progression-free survival compared to patients who received placebo (34.7% of Provenge patients versus 4% of placebo patients). No apparent benefit was observed among patients with Gleason scores of 8 or higher. A Gleason score is the most commonly used prostate cancer scoring system and is considered one of the most important prognostic indicators for prostate cancer. High Gleason scores (8 or above) are indicative of aggressive cancers. In the androgen independent population, approximately 75% of the patients have a Gleason score of 7 or less.

In December 2002, Dendreon announced additional results from D9901 indicating that, in addition to delaying the time to progression of disease, Provenge treatment delayed the onset of disease-related pain in patients with a Gleason score of 7 or less. Delay in the onset of disease-related pain was the secondary endpoint of D9901, which enrolled only patients who did not have cancer-related pain at the time of entry into the study. In patients with a Gleason score of 7 or less, those receiving treatment with Provenge remained pain free significantly longer than those receiving placebo (p=0.019). For patients with a Gleason score of 7 or less treated with Provenge, the probability of remaining free of cancer-related pain while on the study was over two-and-one-half times higher than for patients treated with placebo. No apparent benefit in the pain endpoint was observed among patients with Gleason scores of 8 or higher.

In light of the results from D9901, Dendreon met with the U.S. Food and Drug Administration, or FDA, to discuss Dendreon’s second Phase III clinical trial for Provenge, D9902. Based upon those discussions, the protocol for D9902 has been revised to enroll only androgen independent prostate cancer patients with a Gleason score of 7 or less whose cancer has spread but who otherwise are without symptoms. Dendreon’s plan for D9902, as amended, is that it will serve as the pivotal trial for seeking marketing approval for Provenge. Dendreon is currently engaged in discussions with pharmaceutical companies regarding potential collaboration arrangements for the commercialization of Provenge.

Dendreon is also currently conducting a Phase III clinical trial (P-11) of Provenge to evaluate its safety and potential effectiveness in treating men with early stage, androgen dependent prostate cancer. Men with prostate cancer who are hormone sensitive are considered androgen dependent.

Mylovenge for B-cell Malignancies: Multiple Myeloma and Amyloidosis

In 2001, approximately 15,000 people were diagnosed with multiple myeloma, a cancer of the blood, and over 10,000 individuals died from this disease in the United States. It accounts for approximately 10% of cancers of the blood. Amyloidosis is a disease related to multiple myeloma, afflicting approximately 2,500 individuals in the United States annually, and amyloidosis is fatal in most cases. Mylovenge has received orphan drug designation from the FDA for the treatment of multiple myeloma. Dendreon is conducting Phase II clinical trials for Mylovenge, Dendreon’s therapeutic vaccine for the treatment of multiple myeloma and amyloidosis. The company expects to complete these trials in the first half of 2003. At that time, Dendreon will be able to determine the future development of Mylovenge in light of the results of the Phase II trials, the prospects for potential products being developed by competitors, and other relevant factors.

APC8024 for Treatment of Breast, Ovarian and Colon Cancers

APC8024 is Dendreon’s vaccine against tumors that have increased levels of a protein called HER-2/neu. Increased levels of this protein are found in approximately 25% of metastatic breast, ovarian, and colon cancers. Dendreon has identified portions of the HER-2/neu molecule that stimulate a potent cell-mediated immune response in animal models when engineered into Dendreon’s Antigen Delivery Cassette.

The company is conducting Phase I trials to evaluate APC8024 for the treatment of patients with tumors that over-express HER-2/neu. The trials examine different doses, schedules and formulations of APC8024 for safety and ability to stimulate immunity. Preliminary results from one of Dendreon’s Phase I studies for APC8024 were announced in December 2002. The initial results indicate that APC8024 appears to be generally well-tolerated, stimulates immunity, and is showing signs of clinical benefit in patients with HER-2/neo positive breast cancer that has spread. In this Phase I study, 16 women received treatment with APC8024. Of 11 patients evaluated, 5 patients had stable disease, and one patient had a partial response with a more than 50% reduction in tumor size. An immune response was detected in all of the patients evaluated. Side effects were minor, consisting primarily of fever and chills following vaccine infusion

Product Candidates In Research And Development

Vaccine Targets

Trp-p8

The trp-p8 gene, and the protein encoded by this gene, is present on 100% of prostate cancers and approximately 71% of breast cancers, 93% of colorectal cancers and 80% of lung cancers. Trp-p8 is the first gene generated from Dendreon’s internal antigen discovery program. A patent on the gene encoding trp-p8 was issued to Dendreon in 2001. Dendreon plans to incorporate the trp-p8 antigen into its vaccine technology.

    NY-ESO

NY-ESO is a protein that is present on many cancers, including melanoma, breast, prostate, lung, ovarian/uterine and bladder cancers. Dendreon licensed the NY-ESO antigen from the Ludwig Cancer Institute, where scientists performed a series of preclinical studies that demonstrated that NY-ESO is an appropriate immunotherapy target. Dendreon engineered the NY-ESO antigen into Dendreon’s Antigen Delivery Cassette.

Carcinoembryonic Antigen (CEA)

The carcinoembryonic antigen, or CEA, is present on 70% of lung cancers, virtually all cases of colon cancers and approximately 65% of breast cancers. Dendreon licensed the CEA antigen from Bayer Corporation, Business Group Diagnostics. Dendreon plans to incorporate the CEA antigen into its vaccine technology.

Carbonic Anhydrase IX Antigen (MN)

MN antigen is a protein also known as the carbonic anhydrase IX antigen. It is present on approximately 75% of cervical and colon cancers and 95% of renal cancers. Dendreon licensed the MN antigen from Bayer Corporation, Business Group Diagnostics, and plans to incorporate the MN antigen into Dendreon’s vaccine technology.

Telomerase

The human telomerase antigen, or hTERT, is present on approximately 80% of tumor samples. Dendreon licensed the hTERT antigen from Geron Corporation and plans to incorporate it into Dendreon’s vaccine technology.

Additional Vaccine Products

Dendreon believes that its vaccine technologies have additional potential applications that, over time, the company may pursue in the fields of autoimmune diseases, allergies and infectious diseases.

Monoclonal Antibodies

Trp-p8

Trp-p8, the protein encoded by the trp-p8 gene, is a voltage gated calcium ion channel. It displays numerous characteristics that make it an attractive target for immunotherapy, as well as for small molecule drug therapy. In normal human tissues, trp-p8 is expressed predominantly in the prostate and is over-expressed in hyperplastic prostate. In cancerous tissues, trp-p8 is expressed in cancers of the prostate, colon, lung and breast. The unique molecular characteristics of trp-p8 make it an attractive candidate as a therapeutic target for monoclonal antibodies, cancer vaccines and small molecules. In 2002, Dendreon entered into a collaboration agreement with Genentech to discover and develop products targeting trp-p8.

DN1924 Antibody for Treatment of Cancer

DN1924 is Dendreon’s monoclonal antibody that targets a unique antigen called HLA-DR present on normal and malignant blood cells and causes the death of only malignant cells. The target for DN1924 is present on numerous blood-borne tumors, such as Hodgkin’s lymphoma, non-Hodgkin’s lymphoma, and B-cell leukemias. Current treatments for these cancers include chemotherapy, radiation, and high dose chemotherapy with stem cell transplantation, all of which are highly toxic. More recently, a monoclonal antibody, rituximab, has been approved for use in some of these patients. It is directed to a different antigen than the antigen to which DN1924 binds. Preclinical studies suggest that DN1924 can kill human cancer cells without apparent toxicity or immune suppressive side effects. Furthermore, these preclinical studies suggest that cancer cells may not develop resistance to this treatment over time.

DN1921 Antibody for Treatment of Autoimmune Disease

DN1921 is Dendreon’s monoclonal antibody that suppresses activities of the immune system. Autoimmune diseases, such as rheumatoid arthritis, systemic lupus erythematosus, multiple sclerosis, myasthenia gravis and pemphigus vulgaris, result from unwanted activities of the immune system. Current therapies include non-specific immune suppression by corticosteroids, methotrexate and other drugs. Although these treatments may reduce tissue damage in some patients, they are not curative.

DN1921 is specific for a well-known target for immunosuppression, HLA-DR. Previously, other companies have attempted to develop drugs that target HLA-DR. Although those drugs usually suppressed immune response, they failed in preclinical studies due to unacceptable toxicity. Dendreon has observed that suppression of immune response and toxicity are mediated by two separate parts of the antibody molecule. Dendreon is developing DN1921 to take advantage of this observation. DN1921 has shown encouraging immunosuppressive abilities in Dendreon’s preclinical studies without producing unacceptable levels of toxicity.

Cell Separation Products

Dendreon developed proprietary cell separation technology that can be tailored for specific cell types. This technology consists of two components: specially engineered separation and wash containers and solutions called buoyant density solutions. Dendreon prepares its buoyant density solutions to match the buoyant density of a particular cell type. By matching buoyant densities in this manner, it is able to control whether or not a specific cell type floats or sinks in the solution. This allows Dendreon to isolate the desired cells easily, rapidly and without the need for the biological reagents used in conventional cell separation techniques.

In 1996, Dendreon received a marketing authorization in the United States on a family of Dendreon’s solutions and separation devices. In 1999, Dendreon obtained pre-marketing approval, or a PMA, from the FDA for its DACS SC kit. Dendreon uses its cell separation technology to isolate antigen-presenting cells for its cancer vaccines.

Collaborations

Kirin Brewery Co., Ltd.

Kirin Brewery Co., Ltd., or Kirin, is Dendreon’s collaborator for the development and marketing of its vaccines in Asia. Dendreon has granted Kirin an exclusive license to Dendreon’s proprietary antigen-presenting cell technology for the development and commercialization of Dendreon’s vaccine products in Japan and other countries in Asia and Oceania. Dendreon also granted Kirin an option to obtain an exclusive license to commercialize in these countries other therapeutic vaccines it develops with Dendreon’s antigen-presenting cell technology. In exchange, Kirin has granted Dendreon an option to obtain an exclusive license to commercialize in North America any products developed by Kirin under this agreement. In August 2001, Dendreon entered into a memorandum agreement with Kirin modifying Dendreon’s agreements with Kirin. These modifications, including terms relating to the manufacture and supply of the antigen used in Provenge and the provision by Dendreon of additional development and regulatory support, have been incorporated in amended and restated agreements, effective August 6, 2002.

Dendreon conducts collaborative research with Kirin. Under the terms of Dendreon’s agreements with Kirin, it is reimbursed by Kirin for research and development expenses pursuant to a mutually agreed plan. Dendreon also supplies Kirin with devices. Dendreon and Kirin have also agreed to collaborate in the future clinical development and commercialization in the European Union of certain products jointly developed under their agreements and to share equally in any resulting profits.

Genentech, Inc.

In August 2002, Dendreon entered into an agreement with Genentech, Inc. to collaborate in the preclinical research, clinical development, and commercialization of monoclonal antibody and potentially other products derived from Dendreon’s trp-p8 gene platform. Dendreon will be jointly responsible with Genentech for conducting preclinical and clinical work. Genentech will fund a majority of these expenses for products that reach Phase III clinical trials. Genentech will also be responsible for all manufacturing of resulting products. The agreement provides for profit-sharing and commercialization in the United States. Genentech will be responsible for the commercialization of trp-p8 products in the rest of the world except Asia and Oceania, where Dendreon retains all development and commercialization rights.

Manufacturing

Dendreon manufactures the Antigen Delivery Cassettes used to conduct preclinical and clinical trials as recombinant proteins using standard production methods in compliance with current good manufacturing practices, or cGMP. In March 2001, Dendreon contracted with Diosynth RTP, Inc., or Diosynth, to assist it in the scale-up to commercial level production of the Antigen Delivery Cassette used in the preparation of Provenge.

Dendreon owns and operate a cell-processing center in Seattle, Washington. In addition, it uses third-party cell-processing centers operated by the Mayo Clinic in Rochester, Minnesota, the American Red Cross in Philadelphia, Pennsylvania, and Progenitor Cell Therapy, or PCT, in Hackensack, New Jersey and Mountain View, California. In August 2002, Dendreon agreed to sell the cell processing facility then owned by it in Mountain View, California to PCT. Under terms of the agreement, PCT pays a fee to Dendreon and assumed operational, lease and personnel obligations for the Mountain View facility. PCT will provide cell-processing services at the facility for Dendreon as requested.

Dendreon also manufactures cell separation devices that isolate cells from blood and other bodily fluids. Dendreon relies on subcontractors to manufacture these devices in compliance with cGMP.

BUSINESS OF CORVAS

Overview

Corvas is a biopharmaceutical company focused on the development of new biotherapeutics that address large medical markets, including cardiovascular disease and cancer. In November 2002 Corvas initiated a Phase II clinical program for rNAPc2, a novel anticoagulant intended for the treatment of people affected by acute coronary syndromes, which include unstable angina and non-ST-segment elevation myocardial infarction, or UA/NSTEMI. Corvas’ cancer research programs are focused on the development of new biotherapies, including monoclonal antibodies and synthetic prodrugs, that target serine proteases associated with the growth and spread of cancerous tumors.

Corvas’ core expertise is the design of drugs that inhibit, or otherwise modulate, enzymes known as serine proteases, which mediate a variety of normal biological and disease processes. Corvas’ scientists employ their understanding of the molecular and cellular mechanisms underlying blood clotting and tumor growth towards the ultimate goal of developing therapeutics administered by injection or taken in pill form that intervene at specific steps involved in disease processes. By targeting the molecular underpinnings of disease processes, Corvas strives to develop new drugs that have improved potency, specificity and safety over currently available therapeutics.

In support of this goal, Corvas has integrated expertise from both the traditional pharmaceutical and biotechnology industries. These capabilities include gene expression and protein engineering, cellular, molecular and structural biology, medicinal chemistry and pharmacology. Through the use of medicinal chemistry, Corvas has developed a new series of synthetic compounds that specifically deliver cytotoxic compounds to solid tumors following activation by serine proteases located on the cell surface. This technology, known as Protease Activated Cancer Therapy, or PACT, has advanced through testing in animal models of human prostate and breast cancer and Corvas believes that this program will yield a clinical candidate within the next 12-18 months. Corvas believes that coupling its PACT approach with its program to identify monoclonal antibodies directed against selected tumor-associated serine proteases will enable Corvas to efficiently select multiple drug leads for targets throughout this important protease gene family.

Corvas originally incorporated in California in 1987 and reincorporated in Delaware in 1993. Corvas’ executive offices are located at 3030 Science Park Road, San Diego, California 92121, and its telephone number is (858) 455-9800. Corvas® is a registered trademark and the Corvas logo is Corvas’ trademark. All other trademarks, trade names and product names referred to herein are the property of their respective owners.

Product Development Programs

The following is a summary of Corvas’ principal product development programs:

Product Candidate	Indication	Status	Collaborator
rNAPc2	Treatment of acute coronary syndromes, including unstable angina (UA) and non-ST-segment elevation myocardial infarction (NSTEMI)	Phase II study in UA/NSTEMI patients ongoing	Proprietary

Protease Activated Cancer Therapy (PACT)	Cancer	Preclinical; selection of development candidate expected within next 12-18 months	Proprietary

Membrane-bound Serine Protease Inhibitors	Cancer	Preclinical Target discovery and lead identification (multiple)	Dyax for antibody, small protein and peptide inhibitors for 2 targets; Abgenix for antibodies against 2 targets

Urokinase (u-PA) Inhibitors	Cancer	Preclinical	Proprietary

In the table above, the terms Corvas uses under the column titled “Status” have the following meanings:

Target discovery is the identification of a protein implicated in the progression of the disease of interest that may represent a target for new drug development.

Lead identification is the identification of compounds that modulate the activity of the target.

rNAPc2

Recombinant nematode anticoagulant protein c2, or rNAPc2, is a novel and potent anticoagulant in clinical development for the prevention and treatment of acute coronary syndromes, which include unstable angina, or UA, and non-ST-segment elevation myocardial infarction, or NSTEMI. Corvas originally discovered NAPc2, a natural form of the protein, in blood-feeding hookworms. rNAPc2 has been evaluated in over 500 patients and healthy volunteers in several Phase I studies, Phase II trials for the prevention of deep vein thrombosis, or DVT, and pulmonary embolism, as well as a Phase IIa safety trial in low-risk patients undergoing elective percutaneous coronary intervention, or PCI. Since many UA/NSTEMI patients receive medical intervention to open up clogged arteries, Corvas conducted this study to determine the safety of rNAPc2 in such circumstances. The data showed that rNAPc2 appears to be safe and well tolerated in this patient population. Based upon this safety data, in November 2002, Corvas initiated a Phase II clinical program in UA/NSTEMI patients.

Abnormal blood clot formation, or thrombosis, can reduce or completely block the flow of blood and oxygen supply to vital organs, which can lead to serious clinical conditions. The formation of blood clots in one or more coronary arteries of the heart may result in UA/NSTEMI, which oftentimes progresses to myocardial infarction, or heart attack, if left untreated. UA and NSTEMI are characterized by severe chest pain, even at rest, often the result of clogged coronary arteries.

Blood clot formation is a normal repair mechanism that the body uses to recover from damage to blood vessels resulting from cuts, bruises or disease. The formation of a blood clot results from a complex series of biochemical events known as the blood coagulation cascade, which involves enzymes called serine proteases, cellular fragments called platelets and other proteins in blood.

The coagulation cascade is most often triggered when there is damage or disruption to the lining of the blood vessel wall, or endothelium. This damage or disruption exposes the protein Tissue Factor, or TF, to the blood, allowing the serine protease Factor VIIa, which circulates freely in the blood, to bind to TF. The resulting Factor VIIa/Tissue Factor complex, or FVIIa/TF, is the initial trigger of the coagulation cascade and promotes the formation of another serine protease Factor Xa. Factor Xa causes the formation of the key serine protease thrombin. Thrombin then cleaves the protein fibrinogen into fibrin and activates platelets in the blood, which stick to each other and to the fibrin matrix, to form a blood clot in the damaged blood vessel. The resulting blood clot blocks blood flow and oxygen delivery to heart tissues, causing severe chest pain.

The blood coagulation cascade is characterized by exponential amplification, starting with a small number of FVIIa/TF complexes and culminating in the formation of millions of thrombin molecules. Recombinant NAPc2 inhibits FVIIa/TF, thereby preventing the formation of thrombin. Corvas believes that inhibiting the relatively few FVIIa/TF complexes early in the cascade may have significant safety and efficacy advantages over other anticoagulant strategies including indirect thrombin inhibitors such as unfractionated heparins and low molecular weight heparins, or LMWH, as well as direct thrombin inhibitors such as Angiomax, all of which target thrombin late in the cascade after amplification has occurred.

Results from Corvas’ Phase II open-label dose-ranging trial in 292 patients undergoing elective unilateral knee replacement surgery demonstrated that rNAPc2 appeared to reduce the risk of developing DVT and related complications by greater than 50% compared to the current standard therapy of unfractionated LMWH without compromising safety. Based on an end-of-Phase II meeting and subsequent communications with the Food and Drug Administration, or FDA, Corvas concluded that an additional Phase II trial for DVT would be required to firmly establish a more commercially viable fixed dosing regimen. Although Corvas continues to believe that

rNAPc2 is a safe and effective therapy for the prevention of DVT, Corvas made a decision in October 2001 to focus the clinical development of rNAPc2 on unstable coronary syndromes, which Corvas believes is more commercially viable based on both the time to market and the rapidly-changing commercial environment in the DVT prophylaxis arena. Future clinical development of rNAPc2 in DVT will depend on securing an appropriate development partner.

Market Opportunity.    It is estimated that there are over 1.4 million hospitalizations for UA/NSTEMI each year in the United States alone. Historically, UA/NSTEMI has been treated with aspirin plus LMWH or unfractionated heparin. Recent guidelines have recommended that nearly all patients receive the antiplatelet agent Plavix in addition to the historical standard of care. Corvas is developing rNAPc2 to be added to the current standard of care therapies. In moderate to high-risk patients with severe coronary artery disease, UA/NSTEMI may be treated with interventions such as PCI, which includes percutaneous transluminal coronary angioplasty, or PTCA, and stent placement. Patients may also undergo coronary arterial bypass grafting or bypass surgery. In some cases, these patients may then receive antiplatelet drugs such as glycoprotein IIb/IIIa antagonists like ReoPro, Integrelin or Aggrastat. Traditional therapies are not completely effective; it is estimated that 8-15% of UA/NSTEMI patients will require additional PCI, suffer a heart attack or chest pain, or die within 30 days of hospital admission despite treatment with the current standard and use of an early interventional approach. By blocking the first step in the formation of a blood clot, Corvas believes rNAPc2 may afford significant clinical benefit in high-risk patients with UA/NSTEMI when administered in combination with LMWH and aspirin, which work at later steps of the coagulation cascade.

Development Status.    In order to establish the safety of rNAPc2 prior to initiating clinical trials in patients with unstable angina, Corvas completed a double-blinded, placebo-controlled, dose-ranging Phase IIa study in patients undergoing elective PCI. In this trial, patients were randomized to receive either rNAPc2 or placebo with unfractionated heparin, aspirin and, in most cases, Plavix. The primary goal of the study was to assess safety as measured by femoral, or groin, compression time, which is a measure of the extent of bleeding at the surgical site used for placement of the coronary catheter. The Phase IIa results indicate that rNAPc2 appears to be safe and well tolerated in this patient population and that, in contrast to standard therapy with unfractioned heparin, aspirin and Plavix alone, rNAPc2 was shown to be more effective in suppressing the formation of thrombin in this elective PCI patient population.

Based on the safety data obtained in this Phase IIa trial, in November 2002 Corvas initiated a double-blinded, placebo-controlled Phase II clinical program of rNAPc2 in unstable angina patients. This trial, referred to as the Anticoagulation with NAPc2 To Help Eliminate MACE (ANTHEM/TIMI-32), is being coordinated with the help of the Thrombolysis in Myocardial Infarction, or TIMI, Group led by Dr. Eugene Braunwald of Brigham and Women’s Hospital and Harvard Medical School. The TIMI Group has been performing clinical research in patients suffering from acute coronary syndromes since 1984. The ANTHEM/TIMI-32 Phase II program is composed of three parts. Corvas will have an opportunity to decide whether to proceed with the trial following the conclusion of each part based on an evaluation of safety and efficacy. The first part, which is ongoing, is a double-blinded, randomized, placebo-controlled, dose-ranging trial which is designed to determine the safety of intravenously administered rNAPc2 in moderate to high-risk UA/NSTEMI patients undergoing PCI. This part is intended to sequentially enroll 125 patients at clinical centers in the United States randomized to either placebo or one of five rNAPc2 dose groups starting at 1.5 micrograms per kilogram of body weight increasing to 5.0 micrograms per kilogram. All patients will receive the low molecular weight heparin enoxaparin, or Lovenox, and aspirin, with the use of glycoprotein IIb/IIIa antagonists and Plavix determined by the attending physician. The primary objective of this portion of the trial is to determine a safe dose range for rNAPc2 in these patients using established and accepted criteria for bleeding. During the first part of this program, Corvas will measure efficacy by the incidence of ischemic events as determined from seven day continuous electrocardiographic monitoring using portable Holter devices.

The second and third parts of the ANTHEM/TIMI-32 program, which will follow the first part assuming favorable clinical results, are intended to focus on a broader patient population in both North America and

Europe and will include moderate to high-risk patients that are not subject to an early interventional treatment strategy such as PCI. The primary efficacy endpoint for these subsequent phases of the clinical program are planned to be ischemic events measured using Holter monitors and clinical events including death, myocardial infarction and recurrent ischemia requiring re-hospitalization. This entire clinical program, which is expected to enroll 1,525 patients, is scheduled to take 18-24 months to complete.

Protease Modulation Discovery and Development Programs for Cancer

Corvas is pursuing a new approach to the discovery and development of cancer therapeutics by targeting the serine protease gene family for drug discovery. Through its research on serine proteases involved in cardiovascular and viral disease, Corvas has built a resident expertise in the understanding of serine protease biology and the design of synthetic small molecules that inhibit, or otherwise modulate, the activity of this protease family. In addition to protein drugs like rNAPc2 and small molecule inhibitors of the hepatitis C NS3A serine protease developed with Schering-Plough, Corvas has developed core capabilities in the area of protease inhibition based on its fundamental understanding of serine protease structure and function. Serine proteases constitute the largest protease gene family in the human genome and have well-established roles in biological processes such as blood coagulation. The potential role serine proteases may play in the growth and progression of solid tumors is now emerging, and Corvas believes that it is well positioned to exploit this knowledge for the development of novel anti-cancer agents.

Proteases are proteins that act as molecular scissors to cleave other proteins to activate or inactivate them, and are responsible for regulating normal cellular function. The maintenance of normal health requires that the activity of proteases be tightly controlled. Excessive or deficient protease activity underlies many serious diseases in humans, including cardiovascular disease, cancer and many infectious diseases.

The growth and progression of human tumors involve different proteases at multiple stages during these processes. Serine proteases are thought to be important for tumor cell growth directly and through the modulation of growth factors required for tumor growth. In addition, serine proteases have been shown to indirectly support tumor cell growth through their effects on the network of blood vessels that is essential for tumor survival, a process known as angiogenesis. Corvas is focused on the development of drugs that suppress the growth of primary and secondary solid tumors by inhibiting known and novel key serine proteases involved in cancer processes. Corvas employs an integrated approach to drug discovery that spans the discovery of serine proteases as cancer targets, the design and optimization of lead monoclonal antibody candidates against selected targets, and the subsequent validation of lead molecules in animal models of cancer.

Corvas uses functional genomics to discover and validate serine protease targets, which includes initially cloning the full-length gene sequence and producing the functional domain or active portion of the protease as a recombinant enzyme. Using the recombinant enzymes, Corvas has established automated assays to select monoclonal antibodies and small protein inhibitors in collaboration with external partners Dyax Corp. and Abgenix, Inc. In addition, Corvas has determined the three-dimensional structure of several serine proteases complexed with lead small molecule inhibitors that were developed early in the program. Corvas discontinued its small molecule development program in July 2002 as part of the realignment of its programs. Corvas believes that this proprietary structural information will facilitate the optimization of drug candidates in collaboration with an appropriate partner using computer-aided drug design technologies that may be applicable to multiple targets across the serine protease gene family due to the similarities in their three-dimensional structure.

In April 2002, Corvas entered into an exclusive collaboration agreement with Abgenix to discover, develop and commercialize fully-human monoclonal antibodies against two selected antigens from its portfolio of membrane-bound serine proteases. Under the terms of the collaboration, Abgenix will use its human antibody technologies to generate and select antibodies against the Corvas targets. Both companies will have the right to co-develop and commercialize, or, if co-development is not elected, to solely develop and commercialize any antibody products discovered during the collaboration. Both companies will share equally in the product development costs and any profits from sales of products successfully commercialized from any co-development efforts.

In September 2001, Corvas entered into a strategic alliance with Dyax to discover, develop and commercialize antibody, small protein and peptide inhibitors for two targets that Corvas isolated and characterized. Under the terms of this agreement, both companies will jointly develop any inhibitory agents that may be identified and will share commercialization rights and profits, if any, from any marketed products. Corvas believes that such joint development efforts may help maximize the potential of its serine protease approach to combat cancer by enabling a more rapid validation of these potential cancer targets and by providing additional sources of potential lead drug candidates to advance into clinical testing.

Corvas has also entered into a research and exclusive license agreement with Georgetown University related to Georgetown’s intellectual property for matriptase, a novel serine protease cancer target implicated in several solid tumors including breast and prostate cancer. In the event that Corvas develops and commercializes any products covered by Georgetown’s intellectual property, Corvas would be required to make milestone and royalty payments. Corvas may enter into additional collaborative relationships to complement its resident expertise in protease modulation and help advance its cancer programs into the clinic.

Protease Activated Cancer Therapy (PACT) Program.    Corvas has developed a strategy that exploits, rather than blocks, the activity of proteases on the surface of tumor cells. The goal of this prodrug approach is to deliver a potent cytotoxic, or cell-killing, drug directly to the tumor cells, thereby sparing healthy tissue from the toxic treatment. This program, called PACT, involves the design of synthetic molecules composed of a sequence of amino acids that are recognized by a targeted serine protease. This sequence of amino acids is chemically attached to a known cancer chemotherapeutic or cytotoxic drug such as doxorubicin, or dox, yielding a hybrid or conjugate molecule. Corvas believes that its PACT approach will reduce damage to normal, non-tumor cells because the sequence of attached amino acids will prevent the cytotoxic drug from entering the normal cells where it could cause its lethal effects. In contrast, with the PACT approach a solid tumor should be more susceptible to the cytotoxic drug because the serine proteases in the tumor cells should free the cytotoxic drug in the vicinity of the tumor cell. Once free, the cytotoxic drug can enter into the tumor cell and kill it. Corvas believes that this strategy of using the conjugate molecules will result in fewer side effects compared to cytotoxic drugs alone, many of which are in widespread use today.

Corvas has synthesized several different classes of conjugate molecules that have shown protease-specific liberation of the cytotoxic drug in cell culture. In addition, Corvas has conducted extensive studies in mouse xenograft models of human prostate cancer. These models are commonly used to evaluate potential anti-tumor drugs prior to clinical development. In its animal studies, Corvas has shown that its PACT approach enhanced uptake of the cytotoxic drug dox in several different human prostate tumors using its conjugate strategy in comparison to the use of dox alone. In addition, Corvas has shown significant anti-tumor activity with several of its lead PACT compounds with fewer overall toxic side effects compared to dox alone. Corvas expects to select a PACT clinical development candidate within the next 12-18 months, with clinical trials expected to begin in 2004.

Membrane-bound Serine Protease Inhibitor Program.    Corvas also has a cancer program based on an emerging class of membrane-bound proteases which have been implicated in supporting the growth and progression of several types of solid tumors including prostate, breast, ovarian and colorectal cancers. Certain membrane-bound serine proteases have been shown to activate growth factors that are thought to promote the metastatic spread and establishment of tumor cells, as well as formation of new blood vessels, a process called angiogenesis, that nourish tumor cells and the growing tumor mass. Unlike most proteases, which are either secreted from or retained in the cell, membrane-bound serine proteases are located on the cell surface of the tumor cell. This confined location may offer a unique opportunity to target cancer treatments directly to diseased tumor cells, thereby avoiding damage to healthy cells and tissues, which is a serious problem associated with many current therapies including radiation and chemotherapy.

With its collaborators at the Max-Planck Institute for Biochemistry in Germany, Corvas published the three-dimensional structure of matriptase, which represents the first structural characterization of this emerging class of cancer-associated transmembrane serine proteases. Corvas has used matriptase as a target itself for the development of monoclonal antibodies. In addition Corvas has also used a potent, specific small molecule inhibitor of matriptase developed in its now-discontinued small molecule program in experimental models of late-stage, human prostate cancer. The reported animal data demonstrates the anti-tumor effects of selective matriptase inhibition, which is an important step in validating this serine protease as a potential cancer target. In addition, Corvas has cloned close to 30 genes encoding a growing number of members of this protease family from human cancer tissue or cell lines, as well as from human endothelial cells. Endothelial cells are key participants in supporting tumor growth through angiogenesis.

Urokinase Plasminogen Activator (u-PA) Inhibitor Program. Urokinase is a serine protease that has been implicated in the growth and progression of certain solid tumors in the breast, ovary, colon and prostate. This serine protease facilitates angiogenesis and the survival of metastatic tumors in organs and tissues distant from the primary tumor. Corvas has a portfolio of potent and selective inhibitors of urokinase plasminogen activator, or u-PA, developed prior to the discontinuance of its small molecule programs. Corvas may collaborate with others on the development of these inhibitors as anti-tumor agents. In addition, Corvas has also designed highly selective and potent monoclonal antibodies that have been shown to slow tumor growth in animal models.

Market Opportunity.    Cancer is the second leading cause of death in the United States, following heart disease. Breast and prostate cancer, Corvas’ initial therapeutic focus areas, represent two of the largest cancer markets today, each accounting for over 180,000 new cases every year in the United States alone. It is estimated that over 1.1 million new cases of solid tumor cancers, including breast, prostate, ovarian and colorectal cancer, are diagnosed annually in the United States. Despite recent product introductions, Corvas believes that physicians and patients are unsatisfied with currently available cancer treatments, presenting opportunities for companies like Corvas to develop more effective treatments.

Other Programs

Hepatitis C License.    Corvas has collaborated with Schering-Plough to identify and optimize lead synthetic compounds for the inhibition of the key serine protease involved in the replication of the hepatitis C virus. Schering-Plough has exclusive rights to develop and commercialize products resulting from this collaboration, if any. Corvas has no further responsibility for this program and would receive royalties on certain products that are commercialized by Schering-Plough under the license, if any. However, Schering-Plough has no obligation to pursue the commercialization of any products under this agreement, and Corvas has no information on the status of ongoing efforts, if any.

rNIF.    As with rNAPc2, Corvas discovered recombinant neutrophil inhibitory factor, or rNIF, from blood-feeding hookworms. In 1997, Corvas licensed to Pfizer this anti-inflammatory agent, which was being developed for reperfusion injury associated with ischemic stroke. Based on results from a Phase IIb clinical trial, Pfizer terminated this collaboration in June 2002 and returned all rights to Corvas. Based on the favorable safety profile that was obtained from several Phase I and two Phase II studies of more than 2,000 patients and volunteers conducted by Pfizer, Corvas has been investigating alternative clinical indications for rNIF. Corvas believes there may be alternative uses for rNIF in the treatment of acute inflammation that has been implicated in several cardiovascular indications including cardiopulmonary bypass surgery. Corvas is planning to investigate these alternative opportunities for rNIF in relevant preclinical models prior to making any decisions to move forward with the development of this compound. In addition to its safety profile, Corvas has a well-defined, proprietary manufacturing process that would be used to develop rNIF for alternative indications.

Strategy

In the event that Corvas continues as a stand-alone company, its objective is to build a profitable, fully integrated biopharmaceutical company focused on the development of new biotherapeutics that address large markets, including cardiovascular disease and cancer. Corvas’ strategy involves the generation of a revenue stream by completing the development and commercialization of its rNAPc2 cardiovascular product candidate currently in clinical trials, ultimately with the support of strategic alliances. Corvas’ internal growth will focus on the advancement of its cancer pipeline through its own internal drug discovery and development efforts, strategic partnerships and opportunistic acquisitions of complementary technologies, products or companies that are consistent with its growth objectives. The key elements of Corvas’ strategy to accomplish this objective are to:

•	Advance the development of rNAPc2. Corvas intends to continue the development of rNAPc2 for the treatment of acute coronary syndromes, which include UA/NSTEMI. In order to maximize the value of rNAPc2 and reduce its cash requirements for clinical trials, Corvas may enter into one or more appropriate strategic partnerships for the commercialization of this drug following either the completion of any of the parts of the ongoing ANTHEM/TIMI-32 trial or following completion of the entire trial.

•	Discover and develop novel therapeutics for solid tumor cancer. Corvas plans to use its expertise in modulating protease activity to discover and develop a new generation of drugs for treating solid tumors focused on exploiting known and novel serine protease targets. Corvas expects its initial product candidate to come from its PACT program. Corvas will also focus on developing product candidates based on monoclonal antibodies through external collaborations such as Dyax and Abgenix. Corvas selected this therapeutic area due to its large market size and unmet medical need, the potential for expedited review by the FDA, and the smaller and, oftentimes, less expensive clinical trials required for the commercialization of cancer drugs. Corvas also believes it can effectively build an internal sales force to commercialize any cancer products it may develop due to the relatively small number of treating physicians in oncology.

•	Form corporate collaborations to support the development and commercialization of Corvas’ products. Corvas intends to continue to pursue collaborations to expand its product development capabilities. Corvas believes that collaborations will be particularly useful for the development of products with a large target market where clinical development and commercialization efforts will require a very substantial investment of financial and human resources. Corvas believes that by entering into collaborations with respect to selected programs, it also creates the potential for multiple sources of revenue and diversify its scientific and financial risk.

•	Acquire complementary products, technologies or companies, or combine with another company. Corvas’ strategy of seeking to expand on its internal development efforts by in-licensing or acquiring potential products or technologies developed by third parties or acquiring complementary businesses led Corvas to execute the definitive merger agreement with Dendreon. If this merger is not completed for any reason, Corvas would re-access this strategy.

Patents and Proprietary Rights

Corvas believes that patents, trademarks, copyrights and other proprietary rights are important to its business. Corvas relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. Corvas’ success will depend in part on its ability to obtain additional patents, maintain trade secrets and operate without infringing the proprietary rights of others, both in the United States and other countries. Corvas periodically files patent applications to protect the technology, inventions and improvements that may be important to the development of its business.

Corvas’ strategy is to file applications as appropriate for patents covering both its products and processes. As of February 28, 2003, Corvas has 68 issued U.S. patents and have received Notices of Allowance for three U.S. patent applications that have not yet issued as patents. Corvas’ issued patents and patent applications include claims directed to potential pharmaceutical compounds, such as rNAPc2, rNIF and protease inhibitors, to methods of making the compounds and for treating specific diseases using the compound. Corvas has filed approximately 46 additional patent applications that currently are pending in the U.S. Patent and Trademark

Office. Most of these patent applications relate to its cancer programs and are directed to novel protease targets, novel pharmaceutical compounds which modulate these protease targets, methods of identifying such pharmaceutical compounds and methods of treating specific diseases by modulating these protease targets with novel or known pharmaceutical compounds. Corvas has filed foreign counterparts to some of its issued patents and patent applications in many countries. Generally, it is Corvas’ policy to file foreign counterparts in countries with significant pharmaceutical markets. Some of these foreign counterparts have issued as patents or have been allowed. Corvas continues to actively seek patent protection for these related technologies in the United States and foreign countries.

Under the terms of Corvas’ collaborations, third parties may have rights to patents owned by Corvas as specified under applicable agreements. It is possible that a patent will not issue from any of Corvas’ owned or licensed patent applications, and the breadth or scope of protection allowed under any issued patents may not provide adequate protection to protect its products. In addition, any patents that Corvas owns may be challenged and invalidated by a third party or circumvented, and any rights granted to Corvas may not provide adequate protection.

Corvas also relies on trade secrets and contractual arrangements to protect its trade secrets. Much of the know-how important to Corvas’ technology and many of its processes are dependent upon the knowledge, experience and skills of its key scientific and technical personnel and are not the subject of pending patent applications or issued patents. To protect its rights to know-how and technology, Corvas requires all of its employees, consultants, advisors and collaborators to enter into confidentiality agreements with Corvas that prohibit the unauthorized use of, and restrict the disclosure of, confidential information, and require disclosure and assignment to Corvas during the term of their employment of their ideas, developments, discoveries and inventions related to the services that they perform for Corvas.

In the past, some of Corvas’ research has been funded in part by grants from the U.S. government. As a result of this funding, the government has rights to any technology, including inventions, developed with the funding. These rights include the grant of a non-exclusive, paid-up, worldwide license to related inventions for any governmental purpose. In addition, the government has the right to require Corvas to grant an exclusive license to any of these inventions to a third party if the government determines that:

•	adequate steps have not been taken to commercialize those inventions;

•	the license is necessary to meet public health or safety needs; and

•	the license is necessary to meet requirements for public use under federal regulations.

Federal law requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from its exclusive licensee to manufacture any products using the invention in the United States. In addition, Corvas’ licenses may also relate to technology developed with federal funding and, therefore, may also be subject to rights held by the government.

Government Regulation

Research, preclinical development, clinical trials, manufacturing and marketing activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of Corvas’ products. Product development and approval within this regulatory framework take a number of years and involve substantial resources.

The steps required before a pharmaceutical agent may be marketed in the United States include:

•	preclinical laboratory tests, animal pharmacology and toxicology studies, and formulation studies;

•	the submission of an investigational new drug application, or an IND, to the FDA for human clinical testing, which may be reviewed by the FDA before human clinical trials may commence;

•	the carrying out of adequate and well-controlled human clinical trials must be conducted by Corvas or its collaborators to establish the safety and efficacy of the drug candidate;

•	the submission of a new drug application to the FDA; and

•	FDA approval of the new drug application to allow Corvas to conduct any commercial sale or shipment of the drug.

In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with the FDA. Domestic drug manufacturing establishments are subject to regular inspections by the FDA and must comply with FDA regulations. To supply products for use in the United States, foreign manufacturing establishments must also comply with FDA regulations and are subject to periodic inspection by the FDA, or by corresponding regulatory agencies in their home countries under reciprocal agreements with the FDA.

Preclinical studies include the laboratory evaluation of in vitro pharmacology, product chemistry and formulation, as well as animal studies to assess the potential safety and efficacy of a product. Compounds must be formulated according to the FDA’s regulations on Good Manufacturing Practices and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before human clinical trials may begin. The IND must also contain protocols for any clinical trials that will be carried out. If the FDA does not object to an IND, the IND becomes effective 30 days following its receipt by the FDA. At any time during this 30 day waiting period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the agency authorizes trials under specified terms. Such a halt, called a clinical hold, continues in effect unless and until the FDA’s concerns are adequately addressed. In some cases, clinical holds are never lifted. Imposition by the FDA of a clinical hold can delay or preclude further product development. The IND process may be extremely costly and may substantially delay product development.

Clinical trials must be sponsored and conducted in accordance with good clinical practice under protocols and methodologies that:

•	ensure receipt of signed consents from participants that inform them of risks;

•	detail the protocol and objectives of the study;

•	detail the parameters to be used to monitor safety; and

•	detail the efficacy criteria to be evaluated.

Furthermore, each clinical study must be conducted under the supervision of a principal investigator operating under the auspices of an Institutional Review Board, or IRB, at the institution where the study is conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Sponsors, investigators and IRB members are obligated to avoid conflicts of interests and ensure compliance with all legal requirements.

Clinical trials are typically conducted in three sequential phases. In Phase I, the initial introduction of the drug into a small number of patients or healthy volunteers is undertaken. The drug is evaluated for safety by assessing the adverse effects, dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. The Phase I trial must provide pharmacological data that is sufficient to devise the Phase II trials.

Phase II trials involve studies in a larger, yet limited, patient population in order to:

•	obtain initial indications of the efficacy of the drug for specific, targeted indications;

•	determine dosage tolerance and optimal dosage; and

•	identify possible adverse affects and safety risks.

When a compound is determined preliminarily to be effective and to have an acceptable safety profile in Phase Il evaluation, Phase III trials can be undertaken to evaluate safety and efficacy endpoints further in expanded patient populations at geographically diverse clinical trial sites. Positive results in Phase II trials are no guarantee of positive results in Phase III.

The results of the pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a new drug application, which must be complete, accurate and in compliance with FDA regulations. The approval of a new drug application permits commercial-scale manufacturing, marketing, distribution, exporting from the United States and sale of the drug in the United States. The testing and approval process typically requires substantial time, effort and expense. The FDA may deny a new drug application filed by Corvas or its collaborators if the applicable scientific and regulatory criteria are not satisfied and thus, Corvas may not be able to manufacture and sell the product in the United States. Moreover, the FDA may require additional testing or information, or may require post-approval testing, surveillance and reporting to monitor the products. Notwithstanding any of the foregoing, the FDA may ultimately decide that a new drug application filed by Corvas or its collaborators does not meet the applicable agency standards and, even if approval is granted, it can be limited or revoked if evidence subsequently emerges casting doubt on the safety or efficacy of a product or if the manufacturing facility, processes or controls do not comply with regulatory standards. Finally, an approval may include limitations on the uses, labeling, dosage forms, distribution and packaging of the product.

Among the conditions for new drug approval is the requirement that the prospective manufacturer’s quality control, record keeping, notifications and reporting, and manufacturing systems conform to the FDA’s regulations on current Good Manufacturing Practices. In complying with the standards contained in these regulations, manufacturers must continue to expend time, money, resources and effort in order to ensure compliance.

Outside the United States, Corvas’ ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authority. This foreign regulatory approval process includes many of the same steps associated with FDA approval described above.

In addition to regulations enforced by the FDA, Corvas is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and future federal, state or local regulations. Corvas’ research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although Corvas believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, Corvas could be liable for any damages that may result.

Competition

Due to the high incidence of cardiovascular disease and cancer, most, if not all, of the major pharmaceutical companies have significant research and product development programs in these areas. Corvas expects to encounter significant competition both in the United States and in foreign markets for each of the drugs Corvas seeks to develop. Several existing products have well-established market positions and there are a number of new products in advanced clinical development. If commercialized, the success of rNAPc2 will depend upon cardiologists accepting the drug as part of the current standard of care for the acute treatment of UA/NSTEMI. Many biotechnology and pharmaceutical companies are focused on the development of drugs to treat cancer, and Corvas expects that any products it develops may compete against today’s standard treatments and any potential new drugs that are currently under development.

Corvas’ competitors include fully-integrated pharmaceutical and biotechnology companies both in the United States and in foreign markets which have expertise in research and development, manufacturing processes, testing, obtaining regulatory clearances and marketing, and may have significantly greater financial and other resources than Corvas does. Smaller companies may also prove to be significant competitors. Academic institutions, U.S. and foreign government agencies and other public and private research organizations conduct research relating to diseases Corvas targets, and may develop products for the treatment of these diseases that may compete directly with any Corvas develops. Corvas’ competitors may also compete with it for collaborations. In addition, these companies and institutions compete with Corvas in recruiting and retaining highly qualified scientific personnel.

Corvas’ competition will be determined, in part, by the potential indications that are ultimately cleared for marketing by regulatory authorities, by the timing of any clearances and market introductions and by whether any currently available drugs, or drugs under development by others, are effective in the same indications. Accordingly, the relative speed with which Corvas can develop product candidates, complete the clinical trials, receive regulatory approval and supply commercial quantities of the products to the market is expected to be an important competitive factor. Corvas expects that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position. Corvas’ competitive position also depends on its ability to attract and retain qualified personnel, obtain protection for its proprietary products and processes, and secure sufficient capital resources.

Employees

As of February 28, 2003, Corvas employed 55 individuals on a full-time basis, of which 14 hold Ph.D. degrees. A significant number of Corvas’ management and professional employees have had prior experience with pharmaceutical, biotechnology or medical product companies. None of Corvas’ employees is covered by a collective bargaining agreement. All of its employees are covered by confidentiality agreements, and three of its officers have employment contracts. Corvas believes that its relationship with employees is good.

CORVAS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CORVAS

The following discussion should be read in conjunction with Corvas’ financial statements and related notes and the other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Corvas’ actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/ prospectus, particularly under the heading “Risk Factors.”

Overview

Corvas is a biopharmaceutical company focused on the development of new biotherapeutics that address large medical markets, including cardiovascular disease and cancer. In November 2002 Corvas initiated a Phase II clinical program for rNAPc2 in patients with acute coronary syndromes, which include unstable angina and non-ST-segment elevation myocardial infarction, or UA/NSTEMI. Corvas’ cancer research programs are focused on the development of new biotherapies, including monoclonal antibodies and synthetic prodrugs, that target serine proteases associated with the growth and spread of cancerous tumors.

All of the projections, trends and forward-looking statements included herein are based on Corvas operating as a stand-alone entity. In the event that the proposed combination is completed, these projections, trends and forward-looking statements will likely change, and the changes may be significant.

Corvas currently has no products for sale and is focused on research and development and clinical trial activities. Corvas has not been profitable on an annual basis since inception and anticipates that it will incur substantial additional operating losses over the next several years as it progresses in its cardiovascular and cancer programs. To date, Corvas funded its operations primarily through the sale of equity and debt securities, payments received from collaborators and interest income. At December 31, 2002, Corvas had an accumulated deficit of $146.2 million. Unless Corvas enters into any new collaborative agreements that include funding for research and development or funding for the continued development of its drug candidates, Corvas expects that its major source of income, if any, for the next several years will continue to primarily be interest income. Corvas may not enter into any additional collaborative agreements and may not recognize any associated revenue.

Restructuring

In July 2002, Corvas initiated a workforce reduction of nearly 40% of its research and administrative staff as part of an extensive strategic realignment of its research and development programs. Corvas implemented this restructuring to focus its resources on the continued clinical development of its proprietary rNAPc2 product candidate and on its cancer research programs focused on therapeutic antibodies and synthetic prodrugs. Corvas will realize annualized cost savings estimated at more than $8.0 million from this restructuring and related cost-cutting measures.

Results of Operations

Revenues.    2002 operating revenues decreased to $142,000 from $312,000 in 2001 and $6.1 million in 2000. Corvas recorded no revenues from collaborative agreements or license fees in 2002 and 2001, compared to $5.8 million in 2000. Revenues from collaborative agreements in 2000 included $3.0 million from an agreement with Schering-Plough related to oral anticoagulants for chronic thrombosis, and $263,000 from an agreement with Schering-Plough related to oral inhibitors of the hepatitis C virus. A $2.5 million license fee from Schering-Plough for the hepatitis C inhibitor program was also recognized in 2000. Royalty revenues of $142,000, $117,000 and $167,000 were recognized in 2002, 2001 and 2000, respectively, from license agreements related to sales of recombinant tissue factor. Due to the completion of a research grant in August 2001, no research grant revenue was recognized in 2002, compared to $195,000 and $198,000 in 2001 and 2000, respectively.

Research and Development Expenses.    Research and development expenses, which accounted for 70% of total costs and expenses in 2002, 82% in 2001 and 79% in 2000, decreased to $16.6 million in 2002 from $24.0 million in 2001. This $7.4 million decrease was attributable to both non-recurring manufacturing costs associated with the manufacturing of rNAPc2 in 2001 and Corvas’ July 2002 workforce reduction, which also resulted in a realignment of its ongoing research programs. Research and development expenses in 2001 increased to $24.0 million from $14.9 million in 2000. This $9.1 million increase was primarily attributable to rNAPc2 manufacturing costs, as well as growth in the number of scientists along with licensing and patent activities in support of Corvas’ cancer programs.

Corvas expects that its 2003 research and development expenses will continue to be comprised of costs associated with rNAPc2 development as well as its internally-funded cancer research programs. Although Corvas’ expenses for basic research are expected to decrease as a result of the workforce reduction which primarily impacted its scientists, Corvas expects that its 2003 research and development costs will increase over 2002 due to the recent initiation of its rNAPc2 Phase II clinical program in UA/NSTEMI patients. As of December 31, 2002, Corvas had paid approximately $2.8 million for this trial. Corvas has not prepaid any significant expenses for the second and third parts of this trial. Corvas will continue to incur expenses for the first part of the trial, as it pays a per patient fee and associated costs as each patient is enrolled.

General and Administrative Expenses.    General and administrative expenses in 2002 increased to $5.2 million from $5.1 million in 2001 and $4.1 million in 2000. The 2002 increase of $38,000 compares to a $1.0 million increase in 2001, primarily due to increased facility costs resulting from additional square footage assumed in 2000 and, to a lesser extent, costs associated with hiring a new executive. Corvas expects that its general and administrative expenses in 2003 will increase over the 2002 amounts, mainly due to legal and other costs associated with the proposed merger with Dendreon.

Restructuring Charges.    In connection with the July 2002 restructuring of nearly 40% of its research and administrative staff, Corvas recorded total restructuring charges of $1.9 million. Approximately 68% or $1.3 million of the total charges were comprised of severance payments and related benefits. Settlement of contractual obligations and legal costs accounted for 15% or $295,000 of the total charges, while 9% or $170,000 was incurred for outplacement services provided to the impacted employees and 8% or $160,000 related to a non-cash charge for impaired assets. Future cash payments of $426,000 are expected to be paid through July 2003 in connection with the restructuring. See Note 4 of the Notes to Financial Statements for more details regarding the restructuring charges.

Net Other Income.    Net other income was $2.4 million in 2002, compared to $5.4 million in the previous year. This $3.0 million decrease was due to a combination of lower balances available for investment and the significant reduction in interest rates. Net other income in 2001 increased by $3.2 million over the $2.2 million recognized in 2000. This increase was attributable to the investment of net proceeds from Corvas’ November 2000 public offering of common stock. Interest income in each of these years was partially offset by interest expense of $841,000, $797,000 and $762,000 in 2002, 2001 and 2000, respectively, attributable to the outstanding convertible notes. As a result of the lower prevailing interest rates and lower balances available for investment, Corvas expects that its interest income will continue to decline.

Corvas expects that it will continue to incur substantial additional operating losses for at least the next several years as Corvas pursues its clinical trials and research and development efforts. Corvas also expects both its expenses and losses to fluctuate from year to year and that the fluctuations may, at times, be substantial.

Corvas Quarterly Results of Operations

The following table sets forth certain unaudited statements of operations data for the eight quarters within the two-year period ended December 31, 2002. This data has been derived from unaudited financial statements that have been prepared on the same basis as the annual financial statements and, in the opinion of Corvas management, include all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the annual financial statements and notes thereto.

	Quarter Ended
	March 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	March 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:

Royalties	$30	$37	$32	$18	$27	$46	$43	$26
Research grants	39	57	99	—	—	—	—	—

Total revenues	69	94	131	18	27	46	43	26
Costs and expenses:

Research and development	5,203	9,817	4,184	4,816	4,724	5,001	3,854	3,070
General and administrative	1,199	1,296	1,416	1,212	1,267	1,206	1,266	1,422
Restructuring charges	—	—	—	—	—	—	1,972	(43)

Total costs and expenses	6,402	11,113	5,600	6,028	5,991	6,207	7,092	4,449

Loss from operations	(6,333)	(11,019)	(5,469)	(6,010)	(5,964)	(6,161)	(7,049)	(4,423)
Other income (expense):

Interest income	2,017	1,659	1,407	1,104	980	916	710	654
Interest expense	(195)	(198)	(200)	(203)	(206)	(209)	(211)	(215)

Net other income	1,822	1,461	1,207	901	774	707	499	439

Net loss and other comprehensive loss	$(4,511)	$(9,558)	$(4,262)	$(5,109)	$(5,190)	$(5,454)	$(6,550)	$(3,984)

Basic and diluted net loss per share	$(0.16)	$(0.35)	$(0.16)	$(0.18)	$(0.19)	$(0.20)	$(0.24)	$(0.14)

Shares used in calculation of basic and diluted net loss per share	27,359	27,400	27,469	27,476	27,503	27,507	27,568	27,568

Liquidity and Capital Resources

Since inception, Corvas’s operations have been financed primarily through public offerings and private placements of its debt and equity securities, payments received through collaborative agreements, and interest income earned on cash and investment balances. Corvas’s principal sources of liquidity are cash and cash equivalents, time deposits and short- and long-term held to maturity debt securities, which, net of $303,000 in restricted time deposits, totaled $90.2 million as of December 31, 2002. Working capital, which is Corvas’ current assets minus its current liabilities, was $79.8 million at December 31, 2002. Corvas invests available cash in accordance with an investment policy set by its board of directors.

During the year ended December 31, 2002, Corvas used net cash of $20.5 million in its operating activities, $20.4 million of which was provided by its investing activities. Net cash of $172,000 was provided by financing activities in 2002 from the exercise of stock options and purchases of stock through its employee stock purchase plan.

In August and October of 1999 Corvas issued and sold, in two private financings, a total of 2,000,000 shares of its common stock for $2.50 per share and 5.5% convertible senior subordinated notes due in August 2006, or the convertible notes, in an aggregate principal amount of $10.0 million. Net proceeds of $14.8 million were raised in these financings. At the option of the note holder, the principal balance of both notes is convertible into shares of Corvas common stock at $3.25 per share, subject to certain adjustments. Interest on the outstanding principal amounts of these convertible notes accretes at 5.5% per annum, compounded semi-annually, with interest payable upon redemption or conversion. Upon maturity, these notes will have an accreted value of $14.6 million. At Corvas’ option, the accreted interest portion of both notes may be paid in cash or in Corvas common stock priced at the then-current market price. Corvas has agreed to pay any applicable withholding taxes on behalf of the note holder that may be incurred in connection with the accreted interest, which are estimated and accrued at 30% of the annual accretion. Corvas may redeem the convertible notes any time after August 18, 2002 upon payment of the outstanding principal and accreted interest. In the event Corvas is acquired by Dendreon, the note holder may require the redemption of the convertible notes within 30 business days following the change of control. If the holder exercises this right, as is currently expected, then the principal of the convertible notes must be paid in cash and Dendreon will have the option of paying the accreted interest in cash or in Dendreon common stock priced at the average closing price for the 20 trading days immediately prior to the redemption.

In April 2002, Corvas entered into an exclusive collaboration agreement with Abgenix, Inc. to discover, develop and commercialize fully-human monoclonal antibodies against two selected antigens from its portfolio of membrane-bound serine proteases. Under the terms of the collaboration, Abgenix will use Corvas’ human antibody technologies to generate and select antibodies against the Corvas targets. Both companies will have the right to co-develop and commercialize, or, if co-development is not elected, to solely develop and commercialize any antibody products discovered during the collaboration. Both companies will share equally in the product development costs and any profits from sales of products successfully commercialized from any co-development efforts.

In September 2001, Corvas entered into a collaboration agreement with Dyax Corp. to discover, develop and commercialize novel cancer therapeutics focused on serine protease inhibitors for two targets that Corvas isolated and characterized. Under the terms of this agreement, both companies will assume joint development of any product candidates that may be identified and will share commercialization rights and profits from any marketed products.

In July 2001, Corvas entered into an agreement with Incyte Genomics, Inc. for a multi-year subscription to Incyte’s LifeSeq® Gold database that was used in certain of its cancer research and development programs prior to its July 2002 restructuring. In January 2003, Corvas terminated this agreement and paid a $100,000 termination fee.

For at least the next several years, Corvas expects additional operating losses and negative cash flows from operations. Corvas currently expects its 2003 burn rate to be in the low to mid $20 million range. Corvas’ current estimate does not account for any potential strategic transactions and assumes that Corvas proceeds with the second and third parts of the ANTHEM/TIMI-32 trial without having a corporate partner in place to fund any of the trial costs. Corvas expects to fund its working capital and capital expenditure requirements during the next 12 months from its available cash and investments. Based on Corvas’ current estimates, including expected annualized cost savings of more than $8.0 million from its restructuring and other cost-cutting measures, Corvas believes that its available cash and investments should be sufficient to satisfy its anticipated funding requirements for at least the next several years as a stand-alone company.

Corvas’ material contractual obligations are as follows (in thousands):

	Payments Due/Estimated by Period
Commitments(1)	Total	Less than 1 year (2003)	1-3 years (2004-2006)	4-5 years (2007-2008)	After 5 years (2009 +)
Operating lease	$5,320	$1,345	$3,975	$-0-	$-0-
Capital expenditures(2)	268	268	-0-	-0-	-0-
Committed research and development(3)	20,566	3,047	17,147	248	124
Workforce reduction and related costs	426	426	-0-	-0-	-0-

Total contractual obligations	$26,580	$5,086	$21,122	$248	$124

(1)	Does not include payment of outstanding principal and accreted interest on the convertible notes as Corvas expects they will be converted into shares of its common stock. This may change for many reasons including, but not limited to, the reasons listed in the discussion below.
(2)	Based on 2003 capital purchases and purchase commitments. This estimate is less than Corvas’ approved capital budget for 2003. This estimate may change for many reasons including, but not limited to, the reasons listed in the discussion below.
(3)	Includes committed costs for rNAPc2, assuming that Corvas completes all three parts of its Phase II study, as well as for its cancer programs. Further, assumes various license agreements are not terminated prior to the time period indicated and are renewed annually. These future estimates may change for many reasons including, but not limited to, the reasons listed in the discussion below.

Corvas’ current estimate of its future burn rate and capital requirements will change in the event Corvas is acquired by Dendreon. In addition, Corvas’ estimates may change for many other reasons, some of which are beyond its control, including, but not limited to:

•	the costs associated with Corvas’ recently-initiated ANTHEM/TIMI-32 trial, including the timing of the initiation of various parts of the program;

•	the rate of patient enrollment in all parts of Corvas’ ANTHEM/TIMI-32 trial;

•	the timing and magnitude of expenses incurred to further develop and potentially commercialize rNAPc2;

•	the progress related to Corvas’ collaboration agreements with Abgenix and Dyax, including the selection of any preclinical candidates;

•	the progress on, and scope of, Corvas’ internally-funded cancer programs, including the timing of selection of a clinical drug candidate from its PACT program;

•	Corvas’ success in entering into future collaborative agreements, if any;

•	competing technological and market developments;

•	the costs Corvas incurs in obtaining and enforcing patent and other proprietary rights;

•	the costs Corvas incurs in defending against potential infringement of the patents of others or in obtaining a license to operate under such patents;

•	the timing and form of payment (cash or common stock) related to repayment of Corvas’ outstanding convertible notes; and

•	costs associated with Corvas’ pending transaction with Dendreon, including, but not limited to, proxy solicitation expenses, legal fees and costs associated with the class action complaint purportedly filed in Delaware state court.

Corvas’ expected cash requirements may vary materially from those now anticipated for many reasons. In the future Corvas may need to raise additional capital through strategic or other financings or through collaborative relationships. Corvas’ ability to raise additional funds through the sale of securities depends in part on investors’ perceptions of the biotechnology industry, in general, and of Corvas, in particular. Market prices for securities of biotechnology companies, including Corvas, have historically been highly volatile and may continue to be volatile in the future. Accordingly, additional funding may not be available on acceptable terms or at all. If additional funds are raised by issuing securities, Corvas’ stockholders will experience dilution, which may be substantial, especially if its stock price remains at the current low levels. If Corvas is not able to raise adequate funds in the future, Corvas may be required to significantly delay, scale back or discontinue one or more of its drug discovery programs, clinical trials or other aspects of its operations.

Corvas’ net operating loss carryforwards available to offset future taxable income at December 31, 2002 were approximately $140.7 million for federal income tax reporting purposes, and begin to expire in 2003. The net operating loss carryforwards for state purposes, which expire five to ten years after generation, are approximately $81.8 million. Corvas also had unused research and development tax credits for federal income tax reporting purposes of $7.2 million at December 31, 2002. In accordance with Internal Revenue Code Sections 382 and 383, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited. The extent of such prior limitations, if any, has not been determined.

Application of Critical Accounting Policies

The preparation of Corvas’ financial statements in accordance with accounting principles generally accepted in the United States of America requires Corvas to make estimates and assumptions that affect the amounts reported in Corvas’ financial statements and accompanying notes. These estimates include, among others, revenue recognition, stock-based compensation and research and development expenses. Corvas typically bases its estimates on historical experience, terms of existing contracts, trends in the industry, information available from other outside sources, and on various other assumptions that Corvas believes are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.

Corvas’ significant accounting policies, which have been consistently applied in all material respects, are more fully described in Note 2 of the Notes to Financial Statements. Corvas considers certain of these policies to be critical.

Revenue Recognition.    Revenues from collaborative agreements are recognized as the related research and development activities are performed under the terms of Corvas’ agreements; any advance payments received in excess of amounts earned are recorded as deferred revenue and recognized as revenue in accordance with the terms of the agreements. Non-refundable license fees are recognized when Corvas receives such payments, absent any continuing involvement as required by Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” Corvas recognizes milestone payments as revenue upon achievement of the milestones specified in its agreements. Research grant revenues are recognized as the related research is performed under the terms of the grant. Corvas does not currently have any agreements in place under which it expects to recognize any revenue in 2003.

Stock-Based Compensation.    As permitted by Statement of Financial Accounting Standards No. 123, or SFAS 123, “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” Corvas has elected to continue to apply the provisions of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock option and stock purchase plans. Accordingly, Corvas recognizes no compensation expense in connection with its employee stock option and stock purchase plans. Corvas is required by SFAS 123 to disclose the pro forma effects on its reported net loss and loss per share as if compensation expense had been recognized for these items based on the fair value method of accounting prescribed by

SFAS 123. In connection with stock options granted to certain consultants, Corvas must make various valuation assumptions for purposes of recording compensation expense. Had Corvas determined compensation cost for its stock-based plans based on the fair value at the grant date, its net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	2002	2001	2000
Net loss—As reported	$(21,178)	$(23,441)	$(10,689)
Net loss—Pro forma	$(26,150)	$(29,709)	$(12,330)
Basic and diluted net loss per share—As reported	$(0.77)	$(0.85)	$(0.49)
Basic and diluted net loss per share—Pro forma	$(0.95)	$(1.08)	$(0.57)

Research and Development Expenses.    Corvas expenses all research and development costs as they are incurred. Corvas’ research and development costs include, but are not limited to, payroll and related costs, lab supplies, clinical and preclinical studies, manufacturing costs for clinical supplies, sponsored research at other labs, consulting, legal patent fees and research-related overhead charges. Corvas’ accrued liabilities for research and development expenses are based, in part, on a number of estimates that are related to its clinical, preclinical and other studies.

Impact of Recently Issued Accounting Standards

In December 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 148, or SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS 148 enables companies that choose to adopt the fair value based method to report the full effect of employee stock options in their financial statements immediately upon adoption. Corvas will continue to apply the disclosure-only provisions of SFAS 123. See Notes 2 and 6 of the Notes to Financial Statements for additional information regarding its treatment of stock options. The transition provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The disclosure provisions are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

In November 2002, the FASB published Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 expands on the accounting guidance of Statements of Financial Accounting Standards Nos. 5, 57, and 107, and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. Further it requires companies to recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements at the time a guarantee is issued. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor’s fiscal year end. The disclosure requirements in Interpretation No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and are not expected to have a material effect on Corvas’ financial statements.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, or SFAS 146, “Accounting for Restructuring Costs,” which applies to costs associated with an exit activity, including restructuring, or with a disposal of long-lived assets. SFAS 146 requires that a liability be recorded for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value, rather than at the date of commitment to an exit activity. SFAS 146 also requires disclosures about exit and disposal activities, the related costs, and changes in those costs in the notes to the financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Corvas does not expect the adoption of SFAS 146 to have a material effect on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

In accordance with its investment policy, Corvas did not invest in derivative financial instruments or any other market risk sensitive instruments. Corvas invests its available cash in high quality, fixed income investments that it intends to hold to maturity. See Note 2 of the Notes to Financial Statements for information about these financial instruments. Corvas believes that its interest rate market risk is limited, and that it is not exposed to significant changes in fair value because its investments are held to maturity and are primarily short-term in nature. The fair value of each investment approximates its amortized cost.

For purposes of measuring interest rate sensitivity, Corvas assumed that the similar nature of its investments allows it to aggregate their value. The carrying amount of all held to maturity investments as of December 31, 2002 is $85.7 million, and they have a weighted-average interest rate of 2.6%. These investments mature at various dates through August 18, 2004.

Considering its investment balances as of December 31, 2002, rates of return and the fixed rate nature of the convertible notes payable that were issued in the second half of 1999, an immediate 10% change in interest rates would not have a material impact on Corvas’ financial condition or results of operations.

Since the $10.0 million aggregate principal of the 5.5% convertible senior subordinated notes that Corvas issued is convertible into common stock at $3.25 per share at the option of the holder, there is underlying market risk related to an increase in Corvas’ stock price or an increase in interest rates that may make conversion of these notes into common stock beneficial to the holder. Conversion of these convertible notes will have a dilutive effect on Corvas common stock.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF CORVAS

The following table sets forth, as of December 31, 2002, certain information with respect to the beneficial ownership of Corvas’ common stock by (i) each person known by Corvas to be the beneficial owner of 5% or more of the outstanding shares of its common stock; (ii) each executive officer of Corvas; (iii) each director of Corvas; and (iv) all directors and executive officers as a group.

	Beneficial Ownership(1)
Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
BVF Partners L.P.(2)	5,464,729	19.8%
One Sansome Street, 39th Floor
San Francisco, California 94104

Artisan Equity Limited(3)	3,682,286	11.8%
c/o Island Circle Ltd. 22 Church Street
Hamilton HM11 Bermuda

Wellington Management Company, LLP(4)	3,362,380	12.2%
75 State Street
Boston, Massachusetts 02109

Ziff Asset Management, L.P.(5)	2,400,000	8.7%
283 Greenwich Avenue
Greenwich, Connecticut 06830

AIM Management Group, Inc.(6)	1,923,200	7.0%
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Liberty Wanger Asset Management, L.P.(7)	1,383,000	5.0%
227 West Monroe, Suite 3000
Chicago, Illinois 60606-5016

J. Stuart Mackintosh(3)(8)	3,699,536	11.8%

Randall E. Woods(9)	687,656	2.4%

George P. Vlasuk, Ph.D.(10)	342,190	1.2%

Carolyn M. Felzer(11)	85,205	*

Stephen F. Keane(12)	67,250	*

M. Blake Ingle, Ph.D.(13)	53,000	*

Michael Sorell, M.D.(14)	27,000	*

Nicole Vitullo(15)	27,000	*

Burton E. Sobel, M.D.(16)	17,250	*

Susan B. Bayh(17)	13,500	*

Kevin S. Helmbacher(18).	7,667	*

All directors and officers as a group (11 persons)(19)	5,027,254	15.5%

*	Less than 1%.
(1)

This table is based on information furnished by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Corvas believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise indicated in the table, the address of each owner listed is in care of Corvas International, Inc. at 3030 Science Park Road, San Diego, CA 92121. Applicable percentages are based on 27,590,647 shares of common stock outstanding, adjusted as required by rules promulgated by the SEC.
(2)	BVF Partners L.P. beneficially owns 5,464,729 shares of common stock. BVF Partners L.P. and its general partner, BVF, Inc. share voting and dispositive power over the shares of common stock they own with Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C. and certain managed accounts on whose behalf BVF Partners, L.P., as investment manager, purchased such shares.
(3)	Represents 3,076,923 shares of common stock issuable upon conversion of the $10.0 million principal portion of the convertible notes at $3.25 per share. The shares beneficially owned in the table above also include 605,363 shares, representing $1,967,431 of accreted value assumed to be converted within 60 days of December 31, 2002 at $3.25 per share. Mr. Mackintosh, who is the designee of Artisan Equity Limited on the Company’s Board of Directors, disclaims beneficial ownership of these shares.
(4)	Wellington Management Company, LLP, in its capacity as investment advisor, beneficially owns 3,362,380 shares of common stock and shares voting power over 2,877,820 shares and dispositive power over 3,362,380 shares with its clients.
(5)	Ziff Asset Management, L.P. beneficially owns 2,400,000 shares of common stock and shares voting and dispositive power over the 2,400,000 shares with its general partner, PBK Holdings, Inc., and Philip B. Korsant.
(6)	AIM Management Group Inc. beneficially owns 1,923,200 shares of common stock and has sole voting and dispositive power over these shares.
(7)	Liberty Acorn Fund beneficially owns 1,258,000 shares of common stock and shares voting and dispositive power over the 1,258,000 shares with Liberty Wanger Asset Management, L.P. Oregon State Treasury beneficially owns 125,000 shares of common stock and shares voting and dispositive power over the 125,000 shares with Liberty Wanger Asset Management, L.P.
(8)	Includes 17,250 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(9)	Includes 610,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002 and 5,781 shares of common stock purchased by Mr. Woods through the ESPP.
(10)	Includes 331,250 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002, and 5,940 shares of common stock purchased by Dr. Vlasuk through the ESPP.
(11)	Includes 75,750 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002, and 6,713 shares of common stock purchased by Ms. Felzer through the ESPP.
(12)	Includes 66,250 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(13)	Includes 42,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(14)	Represents 27,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(15)	Represents 27,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(16)	Represents 17,250 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(17)	Represents 13,500 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 2002.
(18)	Includes 6,167 shares of common stock purchased by Mr. Helmbacher through the ESPP.
(19)	Includes 1,227,250 shares of common stock issuable upon exercise of options and 3,682,286 shares of common stock issuable upon conversion of convertible notes exercisable within 60 days of December 31, 2002. See footnotes (1) through (18) above.

COMPARATIVE MARKET PRICE INFORMATION AND DIVIDEND POLICY

Both Dendreon common stock and Corvas common stock are quoted on the Nasdaq National Market under the symbols “DNDN” and “CVAS,” respectively. On February 24, 2003, the business day immediately preceding the public announcement of the execution of the merger agreement and on [    •    ], 2003, the most recent practicable date prior to the mailing of this document to the stockholders of Dendreon and Corvas, the market prices of Dendreon common stock and Corvas common stock and the estimated equivalent price per share of Dendreon common stock giving effect to the first merger were as follows:

	Closing Sales Price				Estimated Equivalent Price Per Share of Corvas Common Stock
Price per share:	Dendreon		Corvas
February 24, 2003		$5.79		$1.42		$2.61
, 2003	$		$		$

The estimated equivalent per share price of Corvas common stock is calculated by multiplying the price of Dendreon common stock by the Conversion Number of 0.45.

The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices per share of Dendreon common stock and Corvas common stock as reported on the Nasdaq National Market.

	Dendreon		Corvas
	High	Low	High	Low
2001
First Quarter	$14.81	$6.78	$13.88	$7.09
Second Quarter	16.73	5.81	12.02	8.00
Third Quarter	16.30	7.40	12.49	5.25
Fourth Quarter	11.76	8.05	7.05	5.30

2002
First Quarter	9.80	3.25	7.30	5.68
Second Quarter	6.76	2.00	5.98	2.15
Third Quarter	4.14	1.40	2.24	1.24
Fourth Quarter	5.75	2.81	1.68	1.24

2003
First Quarter (through March 25, 2003)	6.40	4.07	1.92	1.35

On the Dendreon record date of [    •    ], 2003, there were approximately [    •    ] record holders of Dendreon common stock, and on the Corvas record date of [    •    ], 2003, there were approximately [    •    ] record holders of Corvas common stock. Neither Dendreon nor Corvas has ever declared or paid dividends on their respective common stock. Both Dendreon and Corvas have a general policy to retain earnings for use in their respective businesses. Following the merger, Dendreon common stock will continue to be listed on Nasdaq, and there will be no further market for Corvas common stock.

Because the market price of Dendreon common stock is subject to fluctuation, and we cannot predict the Dendreon and Corvas prices per share prior to or at the time Dendreon and Corvas complete the first merger, the market value of the shares of Dendreon common stock that holders of Corvas common stock will receive in the first merger may increase or decrease prior to the Effective Time.

CORVAS STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE DENDREON COMMON STOCK AND THE CORVAS COMMON STOCK.

Neither Dendreon nor Corvas has declared or paid any cash dividends on its common stock since their respective inceptions. Following the combination, Dendreon intends to retain any future earnings for use in the expansion of its business and does not anticipate declaring or paying cash dividends on its common stock in the foreseeable future.

COMPARATIVE RIGHTS OF DENDREON AND CORVAS STOCKHOLDERS

This section of this joint proxy statement/prospectus describes the rights of holders of Dendreon common stock and Corvas common stock. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. Further, this summary is qualified by reference to the General Corporation Law of the State of Delaware (the “DGCL”), Dendreon’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, Corvas’ Restated Certificate of Incorporation and Bylaws, and the stockholder rights agreements to which Dendreon and Corvas are party. You should carefully read this entire joint proxy statement/prospectus and any other documents referred to or incorporated by reference herein for a more complete understanding of the differences between being a stockholder of Dendreon and being a stockholder of Corvas.

Dendreon and Corvas are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Dendreon common stock and Corvas common stock arise primarily from differences in their respective certificates of incorporation, bylaws, and the stockholder rights agreements to which Dendreon and Corvas are party. Upon the completion of the first merger, holders of Corvas common stock will become holders of Dendreon common stock and, consequently, their rights will be governed by Dendreon’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Capital Stock

The authorized capital stock of Dendreon consists of 80 million shares of common stock and 10 million shares of preferred stock, and the authorized capital stock of Corvas consists of 75 million shares of common stock and 10 million shares of preferred stock. Both the Dendreon and Corvas certificates of incorporation authorize the respective boards of directors to issue shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of such preferred stock without stockholder approval.

Special Meeting of Stockholders

The Dendreon bylaws provide that any of the chairman of board of directors, the chief executive officer, or the board of directors may call a special meeting of the stockholders.

The Corvas bylaws provide that the chairman of board of directors, the chief executive officer, or the board of directors may call a special meeting of the stockholders. In addition, the holders of shares entitled to cast not less than 10% of the votes at the meeting also may call a special meeting of the stockholders.

Adjournments

The Dendreon bylaws provide that either the chairman of the meeting or a majority of the shares casting votes at the meeting may adjourn the meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Dendreon may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

The Corvas bylaws provide that either the chairman of the meeting or a majority of the shares casting votes at the meeting (excluding abstentions) may adjourn the meeting. The Corvas bylaws provide that any meeting of the stockholders may adjourn from time to time to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Corvas may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Action by Written Consent of the Stockholders

Neither the Dendreon stockholders nor the Corvas stockholders have the right to take action by written consent.

Notice of Board Nomination and Other Stockholder Business

The Dendreon bylaws provide that at an annual meeting of stockholders, the only business that will be conducted will be the business (a) specified in the meeting notice, (b) brought by or at the direction of the Dendreon board of directors, (c) brought by any stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who properly brings such matter before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof in writing to the Secretary of Dendreon. To be timely, the notice must be delivered to the Secretary of Dendreon not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must set forth: (a) all the information required by Regulation 14A under the Exchange Act as to each person whom the stockholder proposes to nominate for election as director; (b) as to any other business, a brief description of the business, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder; and (c) the stockholder’s name and address, the class and number of Dendreon shares owned by such stockholder, and whether such stockholder intends to deliver a proxy statement and form of proxy to holders of Dendreon stock in connection with the proposal.

The Corvas bylaws provide that, at the annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought, business must be (a) specified in the meeting notice given by or at the direction of the Corvas board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought by a stockholder, the stockholder must have given timely notice thereof to the Secretary of Corvas. To be timely, the notice must be delivered to or mailed and received at Corvas’ principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date specified in Corvas’s proxy statement sent to stockholders in connection with the prior year’s annual meeting; provided, however, that if no annual meeting was held during the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such meeting. However, in order to include information with respect to a stockholder proposal in Corvas’ proxy statement relating to a stockholders’ meeting, a stockholder must provide notice as required under the Exchange Act. A stockholder’s notice must set forth: (a) a brief description of the business desired to be brought before the meeting and the reasons therefor, (b) the name and address of the stockholder proposing such business, (c) the class and number of shares beneficially owned by the stockholder, (d) any material interest of the stockholder in the business, and (e) any other information required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in the stockholder’s capacity as a proponent of the proposal.

Number and Election of Directors

Under the DGCL, a corporation may fix the number of directors, or the process by which to do so, in either its certificate of incorporation or bylaws. In order to be elected as a director, a person must receive a plurality of the votes of shares present and entitled to vote. When electing directors of a Delaware corporation, stockholders do not have cumulative voting rights unless the corporation’s certificate of incorporation so provides. The DGCL also provides that a corporation’s board of directors may be divided into various classes with staggered terms of office.

Dendreon’s certificate of incorporation provides that the number of directors will be determined by resolution of the board of directors. Dendreon’s certificate additionally provides that Dendreon’s board of directors will be divided into three classes with staggered three-year terms. Corvas’ certificate of incorporation provides that the size of the board of directors will be fixed either by resolution of the board of directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of voting stock entitled to vote at an election of directors. Corvas’ certificate of incorporation additionally provides that Corvas’ board of directors will be divided into three classes with staggered three-year terms, with each director assigned to a class by resolution of the board of directors.

Removal of Directors; Vacancies

The Dendreon certificate of incorporation provides that (a) neither the board of directors nor any individual director may be removed without cause, and (b) subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of Dendreon entitled to vote at an election of directors. Dendreon’s certificate of incorporation and bylaws provide that, unless the board of directors permits Dendreon’s stockholders to fill a vacancy on the board of directors, such a vacancy can be filled by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum exists. If, during any such vacancy, less than a quorum of directors exists, stockholders who hold at least 10% of the total number of the shares at the time outstanding having the right to vote for directors may apply to the Delaware Court of Chancery to order an election to fill such vacancy, which election shall be governed by Section 211 of the DGCL.

The Corvas bylaws provide that, subject to any limitations imposed by law, the board of directors or any individual director may be removed at any time (a) with cause by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the voting stock of Corvas entitled to vote at an election of directors, or (b) without cause by an affirmative vote of at least 66 2/3% of the then-outstanding shares of the voting stock of Corvas entitled to vote at an election of directors. Corvas’ certificate of incorporation and bylaws provide that, unless the board of directors permits Corvas’ stockholders to fill a vacancy on the board of directors, such a vacancy can be filled by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum exists.

Notice of Special Meetings of the Board of Directors

Each of Dendreon’s and Corvas’ bylaws provide that a special meeting of the board of directors may be called by its respective chairman of the board, president or any two of the directors, and the meeting may be held at any time and place. Notice of the time and place of all board of directors’ meetings must be made orally or in writing, by telephone, or by electronic mail or other electronic means and must be given at least 24 hours prior to the meeting time, if oral, or at least three days before the date of the meeting, if in writing and mailed.

Limitation on Liability

The Dendreon certificate of incorporation provides that the liability of its directors for monetary damages will be eliminated to the fullest extent under applicable law.

The Corvas certificate of incorporation provides that a director will not be personally liable to Corvas or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Corvas or its stockholders, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification

The Dendreon bylaws provide that Dendreon will indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law. Corvas’ bylaws provide that Corvas will indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL. Each entity’s bylaws provide that it may indemnify its respective employees and agents.

Notwithstanding the foregoing, each of Dendreon’s and Corvas’ bylaws provide that the respective corporations (a) may enter into contracts with its respective directors and officers to modify the bylaw provision on mandatory indemnification; and (b) will not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) the corporation is required by law to indemnify such person, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested it under the DGCL or any other applicable law, or (iv) the bylaws mandate such indemnification. Each entity’s bylaws also provide that the corporation will advance expenses incurred by the indemnified person in such proceeding upon receipt of an undertaking to repay such amounts if it is determined that he or she is not entitled to indemnification under the bylaws.

Amendment of Certificate of Incorporation and Bylaws

Under the DGCL, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock of the corporation entitled to vote.

The Dendreon certificate of incorporation and bylaws provide that, (i) except with respect to amending the bylaw relating to indemnification, the bylaws may be altered or amended, or new bylaws adopted, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of Dendreon entitled to vote, and (ii) the board of directors may also adopt, amend or repeal the bylaws.

The Corvas certificate of incorporation provides that, in addition to any vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock of Corvas entitled to vote at an election of directors is required to amend the provisions in the certificate of incorporation relating to the board of directors, amendment of bylaws, liability of directors, interested-stockholder transactions and the amendment provision itself. Corvas’ bylaws provide that, (i) except with respect to amending the bylaw relating to indemnification, the bylaws may be altered or amended, or new bylaws adopted, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of Corvas entitled to vote, and (ii) the board of directors may also adopt, amend or repeal the bylaws.

Effect of the Delaware Anti-Takeover Statute; Interested Stockholder Transactions

Dendreon and Corvas are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	before the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	after the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

Section 203 defines business combinations to include:

•	any merger or consolidation involving the corporation and any interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guaranties, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Corvas’ certificate of incorporation also includes a provision relating to interested stockholder transactions, which provision supplements the protection accorded by Section 203 of the DGCL. However, this provision does not apply to a business combination with an interested stockholder if it is approved by either a majority of directors that are unaffiliated with the interested stockholder or a majority of the shares not held by the interested stockholder.

Rights Agreements

Stockholder rights agreements, sometimes referred to as “poison pills,” are designed to protect a corporation’s stockholders in the event that there are unsolicited offers to acquire the corporation and may be used as a defensive mechanism to other coercive takeover tactics, which, in the opinion of the corporation’s board of directors, would impair the corporation’s ability to represent its stockholders’ interests. These rights plans may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of stockholders. Under these types of plans, each outstanding share of the corporation’s common stock generally has one preferred stock purchase right, which is not exercisable until certain triggering events occur. Each of Dendreon and Corvas is party to such a plan.

Dendreon has 1,000,000 shares of series A junior participating preferred stock authorized and reserved for issuance in connection with a stockholder rights plan set forth in a Rights Agreement, dated September 18, 2002, between Dendreon and Mellon Investor Services LLC, as rights agent. The Dendreon rights will expire on September 17, 2012, unless earlier exchanged or redeemed.

Corvas has 750,000 shares of series C junior participating preferred stock authorized and reserved for issuance in connection with a stockholder rights plan set forth in a Rights Agreement, dated September 18, 1997, as amended, between Corvas and American Stock Transfer & Trust Company, as rights agent. The Corvas rights will expire on September 18, 2007, unless earlier exchanged or redeemed.

DENDREON PROPOSAL 2—ELECTION OF DIRECTORS OF DENDREON

Composition and Classification of the Board of Directors

Dendreon’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The board of directors is presently composed of ten members. There are three directors in the class whose term of office expires in 2003. Each of the nominees for election to this class is currently a director of Dendreon who was previously elected by the stockholders. If elected at the Annual Meeting, then each of the nominees would serve until the 2006 Annual Meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. If the combination with Corvas is completed, however, then one of the nominees elected at the Dendreon Annual Meeting and one of Dendreon’s continuing directors whose term expires in 2005 will resign and the Dendreon board will appoint two former directors of Corvas to fill the vacancies so created. See “The Merger Agreement—Other Agreements and Covenants.”

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by authorized proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Information Regarding Nominees and Continuing Directors

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting

Christopher S. Henney, Ph.D., D.Sc., age 62, has served as Dendreon’s Executive Chairman of the board of directors since January 1, 2003, as Chairman of the board of directors between January 2001 and December 31, 2002, and as a director since May 1995. Dr. Henney served as Dendreon’s Chief Executive Officer from January 2001 through December 2002. Dr. Henney also served as Dendreon’s President and Chief Executive Officer from December 1998 through December 2000 and as Chief Executive Officer from May 1995 to December 1998. In 1989, Dr. Henney co-founded ICOS Corporation, a publicly-held biotechnology company, where from 1989 to 1995, Dr. Henney served as Executive Vice President, Scientific Director and Director. In 1981, Dr. Henney co-founded Immunex Corporation, a publicly-held biotechnology company, where from 1981 to 1989, he held various positions, including Director, Vice Chairman and Scientific Director. Dr. Henney is also a former academic immunologist. Dr. Henney currently serves as a director of Bionomics, Inc., Cerylid Biosciences Ltd., Sonus Pharmaceuticals Inc., Structural GenomiX, Inc., and Techne Corporation. Dr. Henney received a B.Sc. with Honors, a Ph.D. in Experimental Pathology and a D.Sc. for his contributions to Immunology from the University of Birmingham, England.

David L. Urdal, Ph.D., age 53, has served as Dendreon’s President since January 2001 and as Dendreon’s Chief Scientific Officer and Vice Chairman of Dendreon’s board of directors since joining Dendreon in July 1995. Dr. Urdal served as Dendreon’s Executive Vice President from January 1999 through December 2000. From 1982 until July 1995, Dr. Urdal held various positions with Immunex Corporation, including President of

Immunex Manufacturing Corporation, Vice President and Director of Development, and head of the departments of biochemistry and membrane biochemistry. Dr. Urdal received a B.S. and M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington.

Douglas Watson, age 58, has served as one of Dendreon’s Directors since February 2000. Mr. Watson is Chief Executive Officer of Pittencrieff Glen Associates, a consulting firm which he founded in June 1999. From June 2000 to September 2001, Mr. Watson also served as acting President and Chief Executive Officer of Valigen, N.V., a European-American life sciences company. From January 1997 to May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, a pharmaceutical company. From April 1996 to December 1996, Mr. Watson served as President and Chief Executive Officer of Ciba-Geigy Corporation, which merged into Novartis Corporation in December 1996. Mr. Watson’s career spanned 33 years with Novartis, having joined Geigy (UK) Ltd. in 1966. Mr. Watson also currently serves as chairman of OraSure Technologies, Inc. and as director of Engelhard Corporation and Genta, Inc, as well as a number of privately held biotechnology companies. Mr. Watson received an M.A. in Pure Mathematics from Churchill College, Cambridge University and holds an ACMA qualification as an Associate of the Chartered Institute of Management Accountants.

THE DENDREON BOARD OF DIRECTORS RECOMMENDS

THAT DENDREON STOCKHOLDERS VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2004 Annual Meeting

Gerardo Canet, age 57, has served as one of Dendreon’s Directors since December 1996. Mr. Canet has been President, Chief Executive Officer, and a member of the board of directors of IntegraMed America, Inc., a manager of reproductive fertility centers, since 1994. From 1989 to 1994, Mr. Canet held various executive management positions with Curative Health Services, Inc., most recently as Executive Vice President and President of its Wound Care Business Unit. Mr. Canet received a B.A. in Economics from Tufts University and an M.B.A. from Suffolk University.

Ralph Shaw, J.D., age 64, has served as one of Dendreon’s Directors since March 1996. Mr. Shaw has been the general partner of Shaw Venture Partners, Shaw Venture Partners II, Shaw Venture Partners III, and Shaw Venture Partners IV, venture capital firms formed by Mr. Shaw and U.S. Bancorp in 1983, 1989, 1994, and 1995, respectively. In 1980, Mr. Shaw formed Shaw Management Company, an investment counseling firm. Mr. Shaw also currently serves as a director of Schnitzer Steel Industries, Inc. Mr. Shaw received a B.B.A. in Public Accounting from Hofstra University and a J.D. from New York University’s School of Law.

Bogdan Dziurzynski, age 54, has served as one of Dendreon’s Directors since May 2001. Mr. Dziurzynski is currently a consultant in strategic regulatory management to the biotechnology industry. From 1994 to 2001, Mr. Dziurzynski was the Senior Vice President of Regulatory Affairs and Quality Assurance for MedImmune, Inc., a biotechnology company located in Gaithersburg, Maryland. From 1988 to 1994, Mr. Dziurzynski was Vice President of Regulatory Affairs and Quality Assurance for Immunex Corporation. Mr. Dziurzynski has a B.A. in Psychology from Rutgers University and an M.B.A. from Seattle University.

Directors Continuing in Office Until the 2005 Annual Meeting

William Crouse, age 60, has served as one of Dendreon’s Directors since January 1994 and served as Chairman of the board of directors from April 1995 through December 2000. Since 1994, Mr. Crouse has been Managing Director of HealthCare Ventures LLC, the management company for HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P., venture capital funds specializing in biotechnology. Prior to joining HealthCare Ventures LLC, Mr. Crouse was Worldwide President of Ortho Diagnostic Systems, Inc., a manufacturer of diagnostic tests and reagents, and a Vice President of Johnson &

Johnson International, from 1987 to 1993. Mr. Crouse received a B.S. in Finance and Economics from Lehigh University and an M.B.A. with Distinction in Marketing Management from Pace University.

Mitchell H. Gold, M.D., age 35, has served as Dendreon’s Chief Executive Officer since January 1, 2003, and as a director since May 2002. Dr. Gold also served as Dendreon’s Vice President of Business Development from June 2001 to May 2002, and as Dendreon’s Chief Business Officer from May 2002 through December 2002. From April 2000 to May 2001, Dr. Gold served as Vice President of Business Development and Vice President of Sales and Marketing for Data Critical Corporation, a company engaged in wireless transmission of critical healthcare data, now a division of GE Medical. From 1995 to April 2000, Dr. Gold was the President and Chief Executive Officer, and a co-founder of Elixis Corporation, a medical information systems company. From 1993 to 1998, Dr. Gold was a resident physician in the Department of Urology at the University of Washington. Dr. Gold received his B.S., Phi Beta Kappa, from the University of Wisconsin-Madison in 1989 and his M.D., Alpha Omega Alpha, from Rush Medical College in 1993.

Timothy Harris, Ph.D., age 52, has served as one of Dendreon’s Directors since February 1999. Dr. Harris has been President and Chief Executive Officer of Structural GenomiX, Inc., a biotechnology company, since April 1999. From 1993 to January 1999, Dr. Harris was Senior Vice President of Research and Development for Sequana Therapeutics Inc., which became Axys Pharmaceuticals, Inc., a biopharmaceutical company, in 1998. Before joining Sequana, Dr. Harris was Director of Biotechnology at Glaxo Group Research in England. Dr. Harris also serves as a director of Cerylid Biosciences Ltd. Dr. Harris received a B.Sc. and a Ph.D. in Virology from the University of Birmingham, England.

Ruth Kunath, age 51, has served as one of Dendreon’s Directors since December 1999. Ms. Kunath has been biotechnology portfolio manager for Vulcan Inc., a venture capital firm founded by Paul G. Allen to research and implement his investments, since 1992. Prior to her employment at Vulcan Inc., Ms. Kunath spent nine years managing Seattle Capital Management Equity transactions and eight years as the Senior Portfolio Manager for the healthcare sector of Bank of America Capital Management. Ms. Kunath currently serves as a director of Curis, Inc., and PTC Therapeutics Inc. Ms. Kunath received a B.A. from DePauw University and is a Chartered Financial Analyst.

Board Committees and Meetings

During the fiscal year ended December 31, 2002, the board of directors held nine meetings and acted by unanimous written consent twice. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee meets with Dendreon’s independent auditors to discuss the quarterly financial statements and to review the results of the annual audit. The Audit Committee recommends to the board of directors the independent auditors to be retained; engages the independent auditors and approves their compensation; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and fulfills the other responsibilities described in the Audit Committee Charter. In 2002, the Audit Committee was composed of three non-employee directors: Messrs. Watson (Chairman) and Canet, and Dr. Harris. In January 2003, Dr. Harris resigned and Mr. Shaw was appointed to replace him. All members of Dendreon’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee met 12 times during 2002. The board of directors adopted a revised Audit Committee Charter in December 2002, a copy of which is included in this joint proxy statement/prospectus as Annex G.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to officers and employees under Dendreon’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors. The Compensation Committee is currently composed of Messrs. Crouse (Chairman), Shaw, and Watson, each of whom served throughout 2002. The Compensation Committee met seven times in 2002.

The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on Dendreon’s board of directors and committees thereof and nominates specific individuals to be elected as officers of Dendreon by the board of directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of three directors: Messrs. Crouse (Chairman) and Watson, and Dr. Henney, each of whom served throughout 2002. The Nominating Committee met as a committee of the entire board twice in 2002.

During the fiscal year ended December 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Compensation of Directors

Cash Compensation

Each non-employee director of Dendreon receives the sum of $12,000 per annum for his or her service on the board, payable quarterly at the end of each quarter. In the fiscal year ended December 31, 2002, the total compensation paid to non-employee directors was $84,000. Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with Dendreon policy.

Non-Employee Director Stock Option Grants

The Equity Incentive Plan provides for automatic stock option grants to Dendreon’s non-employee directors. At present, each non-employee director receives an initial grant on the date of his or her first election or appointment to the board of an option to purchase 22,500 shares of the company’s common stock; 7,500 shares subject to the initial grant vest on the grant date, and the remainder vests in equal tranches of 7, 500 shares on each of the first and second anniversaries of the grant date. In addition, beginning on the third anniversary of a non-employee director’s election or appointment to the board, such director automatically receives an annual grant of an option to purchase 7,500 shares of the company’s common stock, which vests in full upon the date of the grant. The exercise price of all options granted to non-employee directors is the fair market value of the company’s stock on the grant date.

The non-employee director stock options have a maximum term of ten years for an initial grant and five years for an annual grant, and generally must be exercised prior to the earliest of (a) 18 months following the death of the director, (b) 12 months following termination of the director’s service on the board due to a disability, (c) 3 months following termination of the director’s service to the company for any other reason, or (d) the expiration of the option’s term.

Upon some types of changes in control in Dendreon’s ownership, all outstanding awards under the Equity Incentive Plan must be assumed by the surviving entity or substituted for similar awards by the surviving entity. If the surviving entity does not assume or substitute the stock, then the vesting and exercisability of outstanding awards held by option holders whose service with the Company or an affiliate has not ended will accelerate prior to the change in control and the awards will terminate to the extent they are not exercised prior to the change in control. The stock options will not be transferable except as otherwise provided in stock option agreement to the extent permitted by federal securities laws and regulations.

In 2002, pursuant to the Equity Incentive Plan, the following directors each received annual grants of 7,500 shares on the dates and at the exercise prices listed below. All of the options were fully vested and immediately exercisable on the date of grant.

Name	Date	Exercise Price
Gerardo Canet	May 3, 2002	$4.20
William Crouse	January 18, 2002	$4.95
Timothy Harris	February 11, 2002	$4.80
Ruth Kunath	December 6, 2002	$5.72
Ralph Shaw	March 13, 2002	$3.85

Compensation Committee Interlocks and Insider Participation

As noted above, decisions about executive compensation are made by the Compensation Committee. No member of Dendreon’s Compensation Committee has been an officer or employee of Dendreon at any time. No executive officer of Dendreon serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Dendreon’s board of directors or Compensation Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee of Dendreon’s board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors. In December 2002, the board of directors adopted a revised charter of the Audit Committee. The members of the Audit Committee during fiscal 2002 were Douglas Watson (Chairman), Gerardo Canet, and Timothy Harris, Ph.D. As of January 1, 2003, Dr. Harris resigned from the Audit Committee and was replaced by Ralph Shaw. The Audit Committee recommends to the board of directors, subject to stockholder ratification, the selection of Dendreon’s independent auditors.

Management is responsible for Dendreon’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Dendreon’s financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Dendreon’s independent auditors. Management represented to the Audit Committee that Dendreon’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the financial statements and the results of the annual audit with management and the independent auditors, and discussed with management the disclosures contained in earnings press releases and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the periodic reports filed by Dendreon with the Securities and Exchange Commission. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other professional standards.

Dendreon’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

From the members of the Audit Committee of the Board of Directors.

Douglas Watson (Chairman)

Gerardo Canet

Ralph Shaw

DENDREON PROPOSAL 3—

AMENDMENT OF THE DENDREON 2000 EQUITY INCENTIVE PLAN

Dendreon stockholders are being asked to approve three amendments to Dendreon’s 2000 Equity Incentive Plan (the “Equity Incentive Plan”). These amendments (collectively referred to as the “Plan Amendments”) would:

•	increase the number of shares of Dendreon common stock authorized for issuance under the Equity Incentive Plan by an additional 2,000,000 shares;

•	increase the number of shares of Dendreon common stock annually reserved for issuance under the Equity Incentive Plan, effective as of and from January 1, 2004, from 550,000 to 750,000 shares; and

•	expressly permit Dendreon to assume existing options, stock bonuses and restricted stock awards that were granted or issued by another corporation and assumed by Dendreon in connection with a merger, consolidation or other corporate reorganization in which Dendreon is a party.

General

The purpose of the Equity Incentive Plan is to assist Dendreon in securing and retaining the services of executive and other employees, directors and consultants and to provide incentives for Dendreon’s employees, directors and consultants to exert maximum efforts for Dendreon’s success by granting to them stock options, stock bonus awards and rights to acquire restricted stock. Dendreon’s board of directors believes that Dendreon’s success depends in large part on its ability to attract and retain individuals of outstanding ability who are motivated to exert their best efforts on Dendreon’s behalf.

Dendreon’s board of directors has concluded that the number of shares currently available for awards under the Equity Incentive Plan is inadequate to permit the continued use of incentive stock option awards as a long-term equity component in Dendreon’s compensation program in light of the proposed combination with Corvas and the combined company’s possible future growth. In addition, as a matter of good corporate governance, the board of directors has elected to seek stockholder approval of an amendment that would expressly permit Dendreon to assume options and other equity awards under the Equity Incentive Plan in connection with merger and acquisition transactions.

Proposed Plan Amendments

Under the merger agreement, at the effective time of the first merger, each outstanding option to purchase shares of Corvas common stock under the 1991 Incentive and Compensation Plan of Corvas International, Inc., the Corvas 2000 Equity Incentive Plan, and certain non-plan option grants (collectively, the “Corvas Option Plans”), whether vested or unvested, will be converted into options to acquire shares of Dendreon common stock. In addition, under the terms of the Corvas 2002 Change in Control Executive Severance Benefit Plan and pursuant to employment agreements with certain executive officers, vesting of options granted to certain executive officers of Corvas will be accelerated and will vest in full under certain circumstances upon termination of their respective employment by the combined company. See “Dendreon and Corvas Proposal 1—The Combination—Interests of Certain Persons in the Combination.”

As of March 19, 2003, options to purchase 3,609,870 shares of Corvas common stock under the Corvas Options Plans had been issued and remained outstanding. Because each such option (and any options that Corvas is permitted to grant, pursuant to the terms of the merger agreement, before the first merger occurs) will be converted into the right to acquire 0.45 of a share of Dendreon common stock upon consummation of the first merger, Dendreon will be required to reserve approximately 1,624,000 additional shares of Dendreon common stock for issuance upon exercise of the assumed options. As of February 24, 2003, Dendreon had 604,287 shares available for future option grants under the Equity Incentive Plan.

Dendreon has agreed to assume each such Corvas stock option in accordance with the terms and conditions of the respective Corvas Option Plan pursuant to which it was issued and the terms and conditions of the individual stock option agreement by which it is evidenced. Corvas’ practice was to issue its employees incentive stock options under the Corvas Option Plans to the extent feasible. Dendreon believes that the Equity Incentive Plan should be amended to expressly permit the assumption of those Corvas stock options.

At present, Dendreon intends to continue preclinical and clinical product development efforts initiated by Corvas. In agreeing to assume the existing Corvas options, Dendreon’s board of directors concluded that the retention of key Corvas employees with responsibility for these programs will be valuable to the success of these efforts and that the assumption of the existing Corvas options, with appropriate adjustments to the number of such options and the exercise price to reflect the Conversion Number as provided in the merger agreement, will assist Dendreon in providing appropriate compensation and incentives to these employees for their services on behalf of the combined company. Generally, options granted to Corvas employees who do not continue employment with Dendreon will cease to vest upon termination of their employment and vested options must be exercised within 30 days to three months following such termination.

If the combination proposal and the Plan Amendments are approved by Dendreon’s stockholders and the first merger is consummated, there will be approximately 2,604,287 shares of Dendreon common stock reserved for issuance under the Equity Incentive Plan in connection with Dendreon’s assumption of Corvas options, and future incentive and nonstatutory stock option grants to Dendreon employees, including Corvas employees continuing employment with the combined company, directors and consultants. All of the shares reserved for issuance under the Equity Incentive Plan will have been approved by Dendreon stockholders. These shares will be available for new grants or awards under the Equity Incentive Plan to the extent that grants are not exercised before they terminate or expire. On January 1 of 2004 and each subsequent year, an additional 750,000 shares would be reserved under the Equity Incentive Plan if the combination proposal and Plan Amendments are approved by Dendreon’s stockholders. If the Plan Amendments are approved by Dendreon’s stockholders, Dendreon intends to file a Form S-8 registration statement to register additional shares reserved for issuance under the Equity Incentive Plan within three business days after the effective time of the combination with Corvas.

Dendreon’s board of directors has declared it advisable and has approved, and recommends that Dendreon stockholders approve, an amendment and restatement of Section 4(a) of the Equity Incentive Plan, to read in its entirety as follows:

“(a)  Share Reserve.    Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate six million four hundred thousand (6,400,000) shares (after giving effect to any reverse stock split effected on or prior to the Effective Date and following adoption hereof, by way of reincorporation of the Company or otherwise (the “Reverse Split”)) of the Common Stock plus an annual increase to be added on the first day of each calendar year beginning with January 1, 2001 equal to the lesser of (i) five percent (5%) of the Company’s outstanding shares on such date (rounded to the nearest whole share and calculated on a fully diluted basis, that is assuming the exercise of all outstanding stock options and warrants to purchase common stock) or (ii) (A) for calendar years 2001, 2002 and 2003, five hundred fifty thousand (550,000) shares and (B) for calendar year 2004 and each subsequent calendar year, seven hundred fifty thousand (750,000) shares. Notwithstanding the foregoing, the Board may designate a smaller number of shares of Common Stock to be added to the share reserve as of a particular January 1. This share reserve shall be comprised of (i) shares subject to options granted under the 1996 Equity Incentive Plan which have been exercised or are outstanding as of the Effective Date, plus (ii) the shares available for grant under the 1996 Equity Incentive Plan as of the Effective Date plus (iii) an additional approximately five hundred thousand (500,000) shares (after giving effect to any Reverse Split on or prior to the Effective Date) of common stock.”

Dendreon’s board of directors has also declared it advisable and has approved, and recommends that Dendreon stockholders approve, an amendment to the Equity Incentive Plan to include a new Section 17, to read in its entirety as follows:

“17.    Assumption of Rights Granted or Issued by Another Corporation.    The Board of Directors also may grant options and stock bonuses and issue restricted stock under the Plan, or assume existing options, stock bonuses and restricted stock under the Plan, with terms, conditions and provisions that vary from those specified in the Plan; provided that any such rights are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses and restricted stock that were granted or issued by another corporation and assumed, or otherwise agreed to be provided for, by the Company pursuant to, or by reason of, a merger or consolidation of the Company with or into another corporation or any other corporate reorganization in which the Company is a party.”

Description of the Equity Incentive Plan

The following is a summary of the principal features of the Equity Incentive Plan as presently in effect. This summary does not purport to be a complete description of all the provisions of the Equity Incentive Plan. A copy of the Equity Incentive Plan as presently in effect is attached hereto as Annex F.

A total of four million four hundred thousand (4,400,000) shares of common stock have been authorized for issuance under the Equity Incentive Plan. Each year, the number of shares reserved for issuance under the plan will automatically be increased by the lesser of (i) five percent (5%) of the total number of shares of Dendreon common stock then outstanding (calculated on a fully-diluted basis), or (ii) five hundred fifty thousand (550,000) shares. Notwithstanding the foregoing, the board may designate a smaller number of shares to be added to the share reserve as of a particular January 1. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares repurchased by Dendreon under a right of repurchase will not again become available for grant. On May 1, 2000, Dendreon’s stockholders approved the Equity Incentive Plan, and on May 16, 2001 Dendreon’s stockholders approved an amendment to the Equity Incentive Plan to modify the initial and annual grants to non-employee directors under the Equity Incentive Plan.

The Equity Incentive Plan permits the grant of options, stock bonuses, and restricted stock to employees, directors and consultants of Dendreon and its affiliates. Dendreon has never awarded stock bonuses or issued restricted stock under the Equity Incentive Plan, and the board’s current policy is to award only stock options thereunder.

Options may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options. In addition, the Equity Incentive Plan permits the grant of stock bonuses and rights to purchase restricted stock. No employee may be granted options to purchase more than five hundred thousand (500,000) shares of common stock in any calendar year.

The Equity Incentive Plan is administered by the board of directors or a committee appointed by the board of directors. The board of directors has delegated the authority to administer the Equity Incentive Plan to the compensation committee. Subject to the limitations set forth in the Equity Incentive Plan, the compensation committee has the authority to select the eligible persons to whom awards may be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to applicable restrictions, to specify other terms of awards.

The maximum term of options granted under the Equity Incentive Plan is ten years. Incentive stock options granted under the Equity Incentive Plan generally are non-transferable. Nonstatutory stock options generally are non-transferable, although the applicable option agreement may permit limited transfers. Options generally expire on the earlier of three months after the termination of an optionholder’s service with the Company or affiliate or the end of the option’s term. If an optionholder is permanently disabled or dies during his or her service, that person’s options generally expire on the earlier of 12 months following disability or death or the expiration of the option’s term.

The exercise price of options granted under the Equity Incentive Plan is determined by the board of directors or a committee thereof in accordance with the guidelines set forth in the Equity Incentive Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

Options granted under the Equity Incentive Plan (other than non-employee director options discussed below) generally vest at the rate determined by the board of directors or a committee thereof. Typically, options previously granted under the plan vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remainder vesting at an equal monthly rate during the remaining term of the option.

The terms of any stock bonuses or restricted stock awards under the Equity Incentive Plan will be determined by the board of directors or a committee thereof. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the award date or at the time of purchase. Stock bonuses and restricted stock awards generally will be non-transferable, although the applicable award agreement may permit limited transfers.

Non-Employee Director Stock Option Grants.    The Equity Incentive Plan provides for automatic stock option grants to Dendreon’s non-employee directors. At present, each non-employee director receives an initial grant on the date of his or her first election or appointment to the board of an option to purchase 22,500 shares of the company’s common stock; 7,500 shares subject to the initial grant vest on the grant date, and the remainder vests in equal tranches of 7,500 shares on each of the first and second anniversaries of the grant date. In addition, beginning on the third anniversary of a non-employee director’s election or appointment to the board, such director automatically receives an annual grant of an option to purchase 7,500 shares of the company’s common stock, which vests in full upon the date of the grant. The exercise price of all options granted to non-employee directors is the fair market value of the company’s stock on the grant date.

The non-employee director stock options have a maximum term of ten years for an initial grant and five years for an annual grant, and generally must be exercised prior to the earliest of (a) 18 months following the death of the director, (b) 12 months following termination of the director’s service on the board due to a disability, (c) 3 months following termination of the director’s service to the company for any other reason, or (d) the expiration of the option’s term.

Upon some types of changes in control in Dendreon’s ownership, all outstanding awards under the Equity Incentive Plan must be assumed by the surviving entity or substituted for similar awards by the surviving entity. If the surviving entity does not assume or substitute the stock, then the vesting and exercisability of outstanding awards held by option holders whose service with the Company or an affiliate has not ended will accelerate prior to the change in control and the awards will terminate to the extent they are not exercised prior to the change in control.

Dendreon’s board of directors may amend or terminate the Equity Incentive Plan at any time. Amendments will be submitted for stockholder approval to the extent required by applicable law.

Material U.S. Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax consequences to participants in the Equity Incentive Plan and to Dendreon. This summary does not discuss all of the tax consequences that may be relevant to an option holder in light of the holder’s particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or at all to recipients of stock bonuses or restricted stock under the Equity Incentive Plan. In addition, this summary does not discuss the effect of any state, local or foreign taxes of participating in the Equity Incentive Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly on a retroactive basis. No ruling has been sought from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in this summary, and it can not be assured that the IRS will agree with these statements and conclusions.

Nonqualified Stock Options.    The grant of a nonqualified stock option (“NSO”) will not result in the recognition of taxable income to an option holder. Upon exercise of a NSO, an option holder generally must include in income as compensation an amount equal to the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the option holder’s exercise price. The included amount is treated as ordinary income by the option holder and may be subject to wage withholding and employment taxes. On sale of the shares by the option holder, any appreciation or depreciation in the value of shares will be treated as short-term or long-term capital gain or loss depending on whether the option holder holds the shares for more than one year following exercise of the stock option.

Dendreon generally will be allowed a deduction equal to the amount of ordinary income recognized by the option holder in connection with the exercise of a NSO, subject to certain deduction limitations described below.

Incentive Stock Options.    The grant of an incentive stock option (“ISO”) will not result in the recognition of taxable income to the option holder. An option holder will generally not recognize taxable income upon exercise of the ISO, although the amount if any, by which the fair market value at the time of exercise exceeds the exercise price increases alternative minimum taxable income and may give rise to alternative minimum tax liability. Special rules apply if an option holder uses shares of Dendreon stock to pay the exercise price of his or her ISO.

There are currently no wage withholding and employment taxes on the exercise of an ISO or on the sale of ISO shares (even if part of the option holder’s profit is ordinary income). However, Dendreon may be required in the future to withhold taxes either at the time the option holder exercises his or her ISO or when the holder disposes of his or her ISO shares. While Dendreon is not currently required to withhold tax, it is required to report to the IRS any ordinary income the holder recognizes as a result of a sale that is a disqualifying disposition described below.

The amount and type of tax an option holder will pay when the holder sells or otherwise disposes of his or her ISO shares depends upon how long he or she has held the stock. If an option holder holds the stock acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the date the ISO was granted, the option holder generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss generally will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon exercise.

If the option holder disposes of ISO Shares before expiration of either the one-year holding period or the two-year waiting period (a “disqualifying disposition”), the option holder generally will recognize ordinary income equal to the amount, if any, by which the fair market value of the ISO Shares on the date of exercise exceeds the ISO exercise price. Any additional gain generally will be long-term or short-term capital gain, depending upon whether the ISO Shares were held for more than one year following the date of exercise by the option holder. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions).

Dendreon is not entitled to a deduction upon the exercise of an ISO. If, however, the option holder disposes of the ISO Shares in a disqualifying disposition, Dendreon generally will be allowed a deduction equal to the amount of ordinary income recognized by the option holder in connection with the disposition, subject to certain deduction limitations described below.

Certain Restrictions.    Option holders who are officers or directors of Dendreon that are subject to Section 16(b) of the Securities Exchange Act, and option holders with options having an “early exercise” feature under which Dendreon has the right to repurchase the holder’s unvested stock if the holder leaves the company’s service, may be subject to special federal income tax treatment upon exercise of their NSOs or ISOs and subsequent sale of the underlying stock. These special rules may affect the timing of Dendreon’s deduction, if any, upon the exercise of the option, or disposition of the underlying stock.

Limitations on Dendreon’s Compensation Deduction.    Under certain circumstances, Section 162(m) of the Code limits the deduction that Dendreon may take for otherwise deductible compensation payable in a particular year to certain of its officers to the extent that compensation paid to any such officer for such year exceeds $1 million. The Equity Incentive Plan has been designed to enable awards of options (other than NSOs with an exercise price less than fair market value of the underlying stock on the date of grant) to be deductible without regard to the limitation of Section 162(m).

Recommendation and Required Affirmative Vote

The affirmative vote of the holders of a majority of the outstanding shares of Dendreon common stock present and entitled to vote at the Annual Meeting is required for approval of the Plan Amendments. Dendreon’s board of directors has declared the Plan Amendments advisable and believes that the Plan Amendments are in the best interests of Dendreon and its stockholders.

THE DENDREON BOARD OF DIRECTORS RECOMMENDS

THAT DENDREON STOCKHOLDERS VOTE “FOR” PROPOSAL 3

DENDREON PROPOSAL 4—
RATIFICATION OF INDEPENDENT AUDITORS OF DENDREON

Dendreon’s board of directors has selected Ernst & Young LLP as Dendreon’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by Dendreon stockholders at the Annual Meeting. Ernst & Young LLP has audited Dendreon’s financial statements since 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Dendreon’s independent auditors is not required by Dendreon’s bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Dendreon and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Audit Fees.    During the fiscal year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for the audit of Dendreon’s financial statements and for the reviews of Dendreon’s interim financial statements were $133,030.

Financial Information Systems Design and Implementation Fees.    During the fiscal year ended December 31, 2002, Ernst & Young LLP did not bill Dendreon for any information technology consulting services.

All Other Fees.    During the fiscal year ended December 31, 2002, the aggregate fees billed by Ernst & Young LLP for professional services other than audit fees were $74,434. Non-audit services were performed primarily in connection with tax services, the company’s equity line facility with BNY Capital Markets, and its registration statement on Form S-3.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence.

THE DENDREON BOARD OF DIRECTORS RECOMMENDS

THAT DENDREON STOCKHOLDERS VOTE “FOR” PROPOSAL 4

MANAGEMENT AND CERTAIN SECURITYHOLDERS OF DENDREON

Security Ownership of Certain Beneficial Owners and Management of Dendreon

The following table sets forth certain information regarding the beneficial ownership of Dendreon’s common stock as of March 1, 2003, by (1) each person or group of affiliated persons known by Dendreon to own beneficially more than five percent of the outstanding shares of Dendreon’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table under “—Executive Compensation”, and (4) all of Dendreon’s directors and executive officers as a group.

	Beneficial Ownership(1)
Name and Address	Shares Beneficially Owned	Percentage Beneficially Owned
Vulcan Ventures, Inc.(2) 505 Fifth Avenue South, Suite 900 Seattle, WA 98104	4,066,721	15.2%

Entities affiliated with HealthCare Ventures LLC(3) 44 Nassau Street Princeton, NJ 08542	3,809,321	14.2

Mazama Capital Management, Inc.(4) One S.W. Columbia, Suite 1500 Portland, Oregon 97258	2,124,000	7.9

Corvas International, Inc.(5) 3030 Science Park Road San Diego, California 92121	10,225,842	37.0

Mitchell H. Gold, M.D.(8)	36,146	*
David L. Urdal, Ph.D.(7)	476,966	1.8
T. Dennis George, J.D.(9)	85,090	*
Martin A. Simonetti M.S., M.B.A.(10)	171,464	*
Christopher S. Henney, Ph.D., D.Sc.(6)	553,117	2.0
Ruth Kunath(2)	4,097,671	15.3
Gerardo Canet(11)	35,350	*
Timothy Harris, Ph.D.(12)	58,427	*
William Crouse(3)	3,846,821	14.3
Ralph Shaw, J.D.(13)	708,678	2.6
Douglas Watson(14)	28,400	*
Bogdan Dziurzynski(15)	15,000	*
All executive officers and directors as a group (12 persons)(16)	10,113,130	37.7

*	Represents beneficial ownership of less than 1%.
(1)

Unless otherwise indicated, the address of each of the named individuals is c/o Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, the company believes that the persons named in the table have sole voting and investment power with respect to all shares of Dendreon Common Stock held by them. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Dendreon’s Common Stock subject to options or warrants that are exercisable or will become exercisable within 60 days of March 1, 2003 are deemed outstanding for the purpose of computing the percentage of ownership of the person or entity holding options or warrants but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Percentage of shares beneficially owned is based on 26,810,904 shares of common stock outstanding as of March 1, 2003.
(2)	Ms. Kunath, one of Dendreon’s directors, manages the Vulcan Biotechnology Portfolio as an employee of Vulcan, Inc. and may be deemed to share voting and investment control over these shares. Ms. Kunath disclaims beneficial ownership of the shares held by Vulcan Ventures, Inc. except to the extent of her pecuniary interest therein. The shares held by Ms. Kunath include 28,950 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(3)	Includes 2,423,699 shares and warrants to purchase 84,638 shares held by HealthCare Ventures III, L.P.; 711,745 shares and warrants to purchase 24,855 shares held by HealthCare Ventures IV, L.P.; and 564,384 shares held by HealthCare Ventures V, L.P. Mr. William Crouse, one of the company’s directors, is the Managing Director of HealthCare Ventures LLC, the management company for HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., and HealthCare Ventures V, L.P. and may be deemed to share voting and investment control over these shares. Mr. Crouse disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares held by Mr. Crouse include 37,500 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(4)	Information based on Schedule 13G filed with the SEC on February 14, 2003 by Mazama Capital Management, Inc. (“Mazama”). According to the Schedule 13G, Mazama, an investment company, had sole dispositive power over all of the shares and sole voting power over 1,367,600 shares.
(5)	In connection with the merger of Seahawk Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Dendreon, with and into Corvas International, Inc. (“Corvas”), whereby Corvas will become a wholly owned subsidiary of Dendreon, and the stockholders of Corvas will become stockholders of Dendreon, and subject to the terms of the voting agreements entered into in connect with the merger, and the irrevocable proxies granted pursuant to the voting agreements, Corvas may be deemed to have the sole power to vote an aggregate of 9,420,639 shares, and beneficial ownership of an additional 805,203 shares of common stock issuable upon the exercise of options and warrants exercisable within 60 days of the date of the voting agreements, in each case for the limited purpose of voting the shares in favor of the issuance of shares of Dendreon in the merger, and certain other matters specified in the voting agreements. Other than with respect to the voting rights granted to Corvas pursuant to the voting agreements and the irrevocable proxies, Corvas does not have the right to vote the shares on any other matters. Corvas does not have any power to dispose or direct the disposition of any shares of Dendreon’s common stock.
(6)	Includes 226,248 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(7)	Includes 362,604 shares held jointly with Shirley G. Urdal and 114,362 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(8)	Includes 36,146 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(9)	Includes 35,001 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(10)	Includes 102,005 shares held jointly with Mary Ann Simonetti, 4,833 shares held for the benefit of Mr. Simonetti’s minor child and 64,626 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(11)	Includes 21,600 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(12)	Includes 58,427shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(13)	Includes 663,112 shares held by Shaw Venture Partners III, L.P. and 37,500 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003. Mr. Ralph Shaw is a general partner of Shaw Venture Partner III, L.P. Mr. Shaw disclaims beneficial ownership of the shares held by Shaw Venture Partners III, L.P. except to the extent of his pecuniary interest therein.
(14)	Includes 28,400 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.

(15)	Includes 15,000 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003.
(16)	Includes an aggregate of 805,753 shares issuable on exercise of outstanding options exercisable within 60 days of March 1, 2003, as follows: Mr. Crouse 37,500 shares; Ms. Kunath 28,950 shares; Dr. Henney 226,248 shares; Dr. Urdal 114,362 shares; Dr. Gold 36,146 shares; Mr. George 35,001 shares; Mr. Simonetti 64,626 shares; Mr. Canet 21,600 shares; Dr. Harris 58,427 shares; Mr. Shaw 37,500 shares; Mr. Watson 28,400 shares; and Mr. Dziurzynski 15,000 shares. Also includes warrants to purchase an aggregate of 109,493 shares as follows: HealthCare Ventures II L.P. 84,638 shares; HealthCare Ventures IV L.P. 24,855 shares.

Executive Officers of Dendreon

Dendreon’s executive officers and their ages as of March 1, 2003 were as follows:

Name	Age	Position
Christopher S. Henney, Ph.D., D.Sc.	62	Executive Chairman
Mitchell H. Gold, M.D.	35	Chief Executive Officer
T. Dennis George, J.D.	64	Senior Vice President, Corporate Affairs, General Counsel and Secretary
Martin A. Simonetti, M.S., M.B.A.	45	Senior Vice President, Finance, Chief Financial Officer, and Treasurer
David L. Urdal, Ph.D.	53	President, Chief Scientific Officer, and Vice Chairman of the Board

Christopher S. Henney, Ph.D., D.Sc. has served as Dendreon’s Executive Chairman of the board of directors since January 1, 2003, as Chairman of the board of directors since January 2001, and as a director since May 1995. Dr. Henney served as Dendreon’s Chief Executive Officer from January 2001 through December 2002, as Dendreon’s President from December 1998 through December 2000 and as Chief Executive Officer from May 1995 to December 1998. In 1989, Dr. Henney co-founded ICOS Corporation, a publicly-held biotechnology company, where from 1989 to 1995, Dr. Henney served as Executive Vice President, Scientific Director and Director. In 1981, Dr. Henney co-founded Immunex Corporation, a publicly-held biotechnology company, where from 1981 to 1989, he held various positions, including Director, Vice Chairman and Scientific Director. Dr. Henney is also a former academic immunologist. Dr. Henney currently serves as a director of Bionomics, Inc., Cerylid Biosciences Ltd., Sonus Pharmaceuticals Inc., Structural GenomiX, Inc., and Techne Corporation. Dr. Henney received a B.Sc. with Honors, a Ph.D. in Experimental Pathology and a D.Sc. for his contributions to Immunology from the University of Birmingham, England.

Mitchell H. Gold, M.D. has served as Dendreon’s Chief Executive Officer since January 1, 2003, and as a director since May 2002. Dr. Gold also served as Dendreon’s Vice President, Business Development from June 2001 to May 2002, and as its Chief Business Officer from May 2002 through December 2002. From April 2000 to May 2001, Dr. Gold served as Vice President of Business Development and Vice President of Sales and Marketing for Data Critical Corporation, a company engaged in wireless transmission of critical healthcare data, now a division of GE Medical. From 1995 to April 2000, Dr. Gold was the President and Chief Executive Officer, and a co-founder, of Elixis Corporation, a medical information systems company. From 1993 to 1998, Dr. Gold was a resident physician in the Department of Urology at the University of Washington. Dr. Gold received his B.S., Phi Beta Kappa, from the University of Wisconsin-Madison in 1989 and his M.D., Alpha Omega Alpha, from Rush Medical College in 1993.

T. Dennis George, J.D., has served as Dendreon’s Senior Vice President of Corporate Affairs, General Counsel and Secretary since December 1999. From 1977 until joining us, Mr. George was a partner in the law firm George, Hull, Porter & Kohli, P.S. in Seattle, Washington. Mr. George is a member of the Washington State, King County and American Bar Associations and is a former president of the Federal Bar Association of the Western District of Washington. Mr. George is admitted to the U.S. Supreme Court, U.S. Court of Appeals for the Ninth Circuit and U.S. District Courts for the Western and Eastern Districts of Washington. Mr. George received a B.S. with honors from Northern Michigan University and a J.D. with honors from the University of Wisconsin Law School.

Martin A. Simonetti, M.S., M.B.A. has served as Dendreon’s Chief Financial Officer and Treasurer since joining us in January 1999 and Senior Vice President, Finance since January 2001. From 1991 to 1998, Mr. Simonetti was employed at Amgen Inc., a pharmaceutical company, where he held various positions, including Vice-President Operations and Finance of Amgen BioPharma and their Director of Colorado Operations. From 1984 to 1991, Mr. Simonetti was employed at Genentech, Inc., a biotechnology company, first as a scientist in their Medicinal and Analytical Chemistry Department and later, after obtaining an M.B.A., as a financial analyst and quality group controller. Mr. Simonetti received a B.S. and an M.S. in Nutrition from the University of California, Davis and an M.B.A. from the University of Santa Clara.

David L. Urdal, Ph.D. has served as Dendreon’s President since January 2001 and as Dendreon’s Chief Scientific Officer and Vice Chairman of Dendreon’s board of directors since joining Dendreon in July 1995. Dr. Urdal served as Dendreon’s Executive Vice President from January 1999 through December 2000. From 1982 until July 1995, Dr. Urdal held various positions with Immunex Corporation, including President of Immunex Manufacturing Corporation, Vice President and Director of Development, and head of the departments of biochemistry and membrane biochemistry. Dr. Urdal received a B.S. and M.S. in Public Health and a Ph.D. in Biochemical Oncology from the University of Washington.

Executive Compensation

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded or paid to, or earned by, Dendreon’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2002. Collectively, these individuals are referred to as “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Christopher S. Henney, Ph.D., D.Sc. (1)	2002	425,000		150,000	(2)	32,957	(3)	—	5,088	(4)
Executive Chairman of the Board	2001	375,000		168,750	(5)	—		150,000	2,000	(6)
	2000	315,000		300,000	(7)	—		191,000	—

Mitchell H. Gold, M.D. (1)	2002	222,510		150,000	(2)	—		116,000	3,072	(4)
Chief Executive Officer	2001	109,585	(8)	42,750	(5)	—		65,000	2,000	(6)

David L. Urdal, Ph.D.	2002	330,000		100,000	(2)	—		—	4,456	(4)
President, Chief Scientific Officer and	2001	300,000		108,000	(5)	—		110,000	2,000	(6)
Vice Chairman of the Board	2000	250,000		200,000	(7)	—		119,000	—

T. Dennis George, J.D.	2002	230,000		60,000	(2)	—		—	4,792	(4)
Senior Vice President, Corporate Affairs,	2001	215,000		58,050	(5)	—		34,000	2,000	(6)
General Counsel and Secretary	2000	165,000		80,000	(7)	—		20,000	—

Martin A. Simonetti, M.S., M.B.A.	2002	230,000		41,400	(2)	—		—	3,675	(4)
Senior Vice President, Finance	2001	215,000		58,050	(5)	—		35,000	2,000	(6)
Chief Financial Officer and Treasurer	2000	190,000		100,000	(7)	—		61,000	—

(1)	During 2002, Dr. Henney was Chief Executive Officer and Chairman of the Board, and Dr. Gold from January 1 until May 14, 2002 was Vice President—Business Development and from May 15 through December 31, 2002 was Chief Business Officer. On January 1, 2003, Dr. Henney and Dr. Gold assumed the respective positions set forth in the table above.
(2)	Consists of bonus earned in 2002 and paid in 2003.
(3)	Consists of certain tax reimbursements.
(4)	Consists of executive disability insurance and 401(k) matching contribution of $2000, vesting over four years.
(5)	Consists of bonus earned in 2001 and paid in 2002.
(6)	Consists of 401(k) matching contribution of $2000, vesting over four years.
(7)	Consists of bonus earned in 2000 and paid in 2001.
(8)	Dr. Gold joined the company in May 2001.

Stock Option Grants and Exercises

Dendreon granted 330,000 stock options to the Named Executive Officers during fiscal year 2002. The company granted options to purchase 1,273,611 shares of Dendreon common stock to employees during fiscal year 2002. As of December 31, 2002, options to purchase 2,805,786 shares were outstanding under the Equity Incentive Plan, and options to purchase 413,987 shares remained available for grant. As of December 31, 2002, options to purchase 152,609 shares were outstanding under the 2002 Broad Based Equity Incentive Plan, and options to purchase 1,347,391 shares remained available for grant. All options were granted at the fair market value of the date of grant.

Option Grants in Fiscal Year 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	5%	10%
Christopher S. Henney, Ph.D., D.Sc.	50,000	3.9	$4.95	2/27/12	$155,500	$394,500
Mitchell H. Gold, M.D.	16,000 100,000	1.3 7.9	4.95 2.21	2/27/12 7/3/12	49,760 139,000	126,240 352,000
David L. Urdal, Ph.D.	110,000	8.6	4.95	2/27/12	342,100	867,900
Martin A. Simonetti, M.S., M.B.A.	35,000	2.7	4.95	2/27/12	108,850	276,150
T. Dennis George, J.D.	16,000 3,000	1.3 0.2	4.95 2.23	2/27/12 7/5/12	49,760 4,200	126,240 10,650

Option Exercises and Holdings

The following table sets forth the number of shares of the company’s common stock acquired upon the exercise of stock options by the Named Executive Officers during fiscal year 2002, and the number and value of the shares of the company’s common stock underlying unexercised options held by the Named Executive Officers as of December 31, 2002. The value realized is based on the fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on $5.31 (the closing sale price of Dendreon common stock on December 31, 2002) less the exercise price, multiplied by the number of shares underlying the option. All options were granted under Dendreon’s Equity Incentive Plan.

Option Exercises in Fiscal Year 2002

Name	Shares Acquired on Exercise	Value Realized	Shares Underlying Unexercised Options at December 31, 2002 (#)		Value of the Unexercised In-the-Money Options at December 31, 2002($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher S. Henney, Ph.D., D.Sc.	—	—	158,967	131,739	382,242	86,385
Mitchell H. Gold, M.D.	—	—	25,730	155,270	—	315,760
David L. Urdal, Ph.D	—	—	69,251	160,235	127,719	84,789
Martin A. Simonetti, M.S., M.B.A.	9,166	31,347	46,772	64,812	92,668	31,062
T. Dennis George, J.D.	—	—	28,334	29,000	80,669	15,000

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In October 1998, Dendreon entered into employment letter agreements with each of Drs. Henney and Urdal. The agreements provide that Dr. Henney will receive an annual base salary of $300,000 and Dr. Urdal will receive an annual base salary of $240,000. Dr. Henney’s base salary under the employment letter agreement was subsequently increased by the Compensation Committee to $425,000 and Dr. Urdal’s salary was increased by the Compensation Committee to $330,000, for the year ended December 31, 2002. In addition, Dr. Henney, pursuant to the agreement, was granted an option to purchase 44,000 shares of Dendreon’s common stock at an exercise price of $0.91 per share, which vested monthly on a pro rata basis over four years, beginning May 1, 1998. Dr. Urdal was granted an option to purchase 16,500 shares of Dendreon’s common stock at an exercise price of $0.91 per share, which vested monthly on a pro rata basis over four years, beginning July 1, 1998. Under the agreements, Dendreon reaffirmed the 1995 grant of options to purchase shares of Dendreon’s common stock to Drs. Henney and Urdal at an exercise price of $0.46 per share, all of which have vested and been exercised by Drs. Henney and Urdal. The agreements further provide that the vesting of stock options held by Drs. Henney and Urdal, respectively, will accelerate by one year if Drs. Henney or Urdal are terminated for any reason other than cause.

In May 2001, in connection with the initial employment of Mitchell Gold, Dendreon entered into an employment letter agreement with him. The agreement provided for an annual base salary and an award of options to purchase 65,000 shares of Dendreon’s common stock, vesting over four years. Dr. Gold’s salary was subsequently increased to an annualized base salary of $222,510 for 2002. The letter agreement also provides that, if Dendreon terminates Dr. Gold’s employment within the first three years without cause, he will receive an additional three months’ salary on termination. If his employment is terminated without cause after three years, he will receive one month’s salary for each year of service, up to a maximum of six months’ base salary.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee is composed of three non-employee directors: Messrs. Crouse (Chairman), Shaw and Watson. The Committee is responsible for establishing Dendreon’s compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy.    The goals of Dendreon’s compensation program are to align employee compensation with Dendreon’s business objectives and performance, enable Dendreon to attract and retain the highest quality executive officers and other employees, reward them for Dendreon’s progress and motivate them to enhance long-term stockholder value. The key elements of this philosophy are as follows:

•	Dendreon pays competitively with biotechnology companies with which Dendreon competes for talent. To ensure that compensation is competitive, Dendreon compares its practices with those companies and sets its parameters based on this comparison.

•	Dendreon maintains short and long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	Dendreon provides significant equity-based incentives for executives and other employees to ensure that they are motivated over the long term to respond to Dendreon’s business challenges and opportunities as owners as well as employees.

Base Salary.    The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In determining base salaries for 2003, the Compensation Committee, meeting as a committee of the whole board in September 2002, considered the executive management changes that had been announced in October 2002 and became effective as of January 1, 2003. As a result of those management changes, the Compensation Committee increased substantially the base salary for Dr. Gold for 2003 over his base salary for 2002 to reflect his assumption of responsibility as Chief Executive Officer of the company effective January 1, 2003. As Dr. Henney had transferred his responsibilities as Chief Executive Officer to Dr. Gold and assumed responsibility as Executive Chair of the company, the Compensation Committee made a downward adjustment in his base salary for 2003, as compared to 2002. The 2003 base salaries for other executive management were determined by the Compensation Committee in December 2002 and were increased between 5% and 14% for fiscal year 2003, compared with fiscal year 2002. In setting the base salaries for 2003, the Compensation Committee also considered the executive officers’ and Dendreon’s fiscal year 2002 performance, including, among other things, the progress in Dendreon’s corporate collaborations and clinical trials programs and the need to remain within the range of competitive salaries for comparable companies.

Near-Term Incentives.    In September 2002, meeting as a committee of the whole board, the Compensation Committee approved cash bonuses for Drs. Henney, Gold and Urdal for fiscal year 2002. In December 2002, the Compensation Committee met and affirmed the cash bonuses for performance for the 2002 fiscal year for Drs. Henney, Gold and Urdal and approved cash bonuses for the company’s other executive officers. The actual cash bonus awarded each executive officer depended on the achievement of specified goals of Dendreon and of individual performance objectives by each executive officer. Cash bonuses awarded to executive officers for 2002 ranged from 18% to 40% of the executive officers’ respective base salaries. The Compensation Committee reviews and evaluates, and the full board of directors approves, the annual performance objectives for Dendreon. Dendreon objectives consist of operating, strategic and financial goals that are considered to be critical to Dendreon’s fundamental long-term goal of building stockholder value. Amounts reflected as bonuses in the Summary Compensation Table on page 148 were paid based on the criteria set forth above.

Long-Term Incentives.    Dendreon’s long-term incentive program for its executive officers consists of stock option grants pursuant to Dendreon’s Equity Incentive Plan and the opportunity to purchase common stock through the 2000 Employee Stock Purchase Plan. Stock options granted to Dendreon’s executive officers under the Equity Incentive Plan generally vest over a four-year period to encourage employees to remain with Dendreon. Through option grants, executives and employees receive significant equity as an incentive to assist Dendreon in building long-term stockholder value. Stock option grants in the past have been made at an exercise price of 100% of the fair market value of Dendreon’s common stock on the date of grant. However, in February 2002, the Compensation Committee awarded stock option grants to Dendreon’s executive officers at an exercise price of $4.95 per share, 134% of the then fair market value. Executive officers receive value from these grants only if Dendreon’s common stock appreciates over the long-term. The Compensation Committee considers the number of options held by executive officers when awarding new grants.

Corporate Performance and Chief Executive Officer Compensation.    Dr. Henney’s base salary during fiscal year 2002 as Chief Executive Officer was $425,000. His bonus for the fiscal year was $150,000. Dr. Henney’s fiscal year 2002 base salary was determined by the Compensation Committee in accordance with his employment agreement described above and the criteria set forth above for all executive officers. In 2002, Dendreon achieved several key objectives. These achievements included, among others, the promising results from the company’s first Phase III clinical trial of Provenge and successful subsequent discussions with the FDA for a pivotal trial of Provenge, establishing a collaboration with Genentech, Inc. for the development of products from the company’s trp-p8 gene platform, the satisfactory response by Dendreon to FDA questions regarding the characterization of Provenge, and progress in Dendreon’s clinical trials programs, generally. In February 2002, the Compensation Committee awarded Dr. Henney an option to purchase 50,000 shares of Dendreon’s common stock, pursuant to the Equity Incentive Plan. The exercise price for the shares subject to the option is $4.95 per share, 134% of the fair market value of Dendreon’s common stock on the date of grant. The grant provides that the options vested in full on January 18, 2003. On January 1, 2003, the Compensation Committee awarded Dr. Henney an option to purchase 50,000 shares of Dendreon’s common stock pursuant to the Equity Incentive Plan. The exercise price for the shares subject to the option is $5.74, the fair market value on the date of the grant. The grant provides that these options will vest in full on January 1, 2004.

Limitation on Deduction of Compensation Paid to Certain Executive Officers.    Section 162(m) of the Internal Revenue Code limits Dendreon to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of Dendreon’s common stock on the date of grant shall be treated as performance-based compensation.

Conclusion.    Through the compensation philosophy described above, a significant portion of Dendreon’s executive compensation program, including Dr. Henney’s compensation, is contingent upon company performance, and realization of benefits is closely linked to increases in long-term stockholder value. Dendreon remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of Dendreon’s business may result in highly variable compensation for a particular time period.

From the members of the Compensation Committee of Dendreon Corporation.

William Crouse (Chairman)

Ralph Shaw

Douglas Watson

Equity Compensation Plan Information

Dendreon maintains the 2002 Broad Based Equity Incentive Plan (the “2002 Plan”), 2000 Equity Incentive Plan, as amended (the “2000 Plan”), and the 2000 Employee Stock Purchase Plan (the “ESPP”), pursuant to which it may grant equity awards to eligible persons. The company also has issued warrants as compensation to consultants and contractors for goods and services provided to the company. The following table provides information as of December 31, 2002 regarding the 2002 Plan, 2000 Plan and the ESPP and certain other compensatory arrangements pursuant to which Dendreon has issued, or agreed to issue, warrants to purchase shares of Dendreon common stock:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	1,233,608	(3)	$6.93	(3)	2,182,494	(4)
Equity compensation plans not approved by security holders(2)	690,946		$4.90		1,377,391	(5)
Total	1,924,554		$6.20		3,559,885

(1)	These plans are the 2000 Plan and the ESPP.
(2)	These plans are the 2002 Plan and certain compensatory arrangements pursuant to which Dendreon has issued, or agreed to issue, warrants to purchase an aggregate of 568,337 shares of Dendreon common stock.
(3)	Includes information relating solely to options to purchase Dendreon common stock under the 2000 Plan.
(4)	Of these 2,182,494 shares, 1,768,507 remained available for purchase under the ESPP as of December 31, 2002.
(5)	Includes 30,000 shares of Dendreon common stock issuable upon the exercise of a warrant that Dendreon has agreed to issue to Shoreline Pacific, LLC in 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Dendreon’s directors and executive officers, and persons who own more than ten percent of a registered class of Dendreon’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Dendreon. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Dendreon with copies of all Section 16(a) forms they file.

To Dendreon’s knowledge, based solely on a review of the copies of such reports furnished to Dendreon and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except for one late Section 16(a) filing disclosing an annual grant of options to William Crouse.

Certain Relationships and Related Transactions

Dendreon has entered into indemnity agreements with its directors, executive officers, and certain other members of senior management which provide, among other things, that Dendreon will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Dendreon, and otherwise to the full extent permitted under Delaware law and Dendreon’s bylaws.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return on an investment of $100 in cash on June 16, 2000, the date Dendreon’s common stock was first publicly traded, for (i) Dendreon’s common stock, (ii) the Nasdaq Biotech Index, and (iii) the Nasdaq Stock Market (US) Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2002:

Comparison of Cumulative Total Return on Investment

	June 16, 2000	December 31, 2000	December 31, 2001	December 31, 2002
Dendreon Corporation	$100	$142.98	$95.99	$50.61
Nasdaq Biotech Index	$100	$117.10	$98.13	$53.65
Nasdaq Stock Market (US) Index	$100	$72.49	$57.52	$39.48

OTHER MATTERS

The board of directors of Dendreon knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: T. Dennis George, Corporate Secretary, Dendreon Corporation, 3005 First Avenue, Seattle, Washington 98121.

The material in this joint proxy statement/prospectus under the captions “Report of the Audit Committee of the Board of Directors,” “Report of the Compensation Committee of the Board of Directors,” and “Performance Measurement Comparison” is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Dendreon under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

STOCKHOLDER PROPOSALS

Dendreon Proposals

The deadline for submitting a stockholder proposal for inclusion in Dendreon’s proxy statement and form of proxy card for Dendreon’s 2004 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act is                 , 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy card must do so not later than the close of business on                 , 2004, nor earlier than the close of business on                 , 2004. Stockholders are also advised to review Dendreon’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Corvas Proposals

If the stockholders of Corvas do not adopt the merger agreement or if the merger is not consummated, Corvas anticipates holding its next Annual Meeting of stockholders no later than June 27, 2003.

LEGAL MATTERS

The validity of the shares of Dendreon common stock to be issued in the first merger will be passed upon for Dendreon by Stoel Rives LLP, Seattle, Washington. Certain United States federal tax consequences of the combination will be passed upon for Dendreon by Stoel Rives LLP, Seattle, Washington and for Corvas by Cooley Godward LLP, San Diego, California.

EXPERTS

The financial statements of Dendreon Corporation incorporated by reference in this joint proxy statement/prospectus from the Dendreon Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Corvas International, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Dendreon and Corvas both file annual, quarterly and current reports, proxy statements and other information with the SEC. Dendreon’s and Corvas’ SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that Dendreon and Corvas file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC allows Dendreon to “incorporate by reference” into this joint proxy statement/prospectus the information in documents Dendreon files with the SEC, which means that Dendreon may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and information that Dendreon files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in or omitted from this joint proxy statement/prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Dendreon incorporates by reference the documents listed below and any future filings Dendreon makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

•	Dendreon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	The description of Dendreon’s common stock set forth in Dendreon’s registration statement on Form 8-A, which was filed on May 22, 2000; and

•	The description of Dendreon’s Series A junior participating preferred stock set forth in Dendreon’s Current Report on Form 8-K, which was filed on September 25, 2002.

You may request a copy of these filings at no cost, by writing or telephoning Dendreon at the following address:

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

(877) 256-4545

Attention: Legal Department

Dendreon has filed with the SEC a registration statement on Form S-4 under the Securities Act covering the shares of common stock to be offered and sold by this joint proxy statement/prospectus. This joint proxy statement/prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this joint proxy statement/prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If Dendreon has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Independent Auditors’ Report

The Board of Directors

Corvas International, Inc.:

We have audited the accompanying balance sheets of Corvas International, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corvas International, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

San Diego, California

January 31, 2003, except for Note 13,  which is as of March 13, 2003

CORVAS INTERNATIONAL, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$4,428	$4,332
Short-term debt securities held to maturity and time deposits, partially restricted (notes 2 and 8)	73,860	72,359
Receivables	1,172	1,865
Note receivable from related party (note 11)	—	250
Other current assets	2,541	382

Total current assets	82,001	79,188

Debt issuance costs	70	89
Long-term debt securities held to maturity	12,186	35,608
Property and equipment, net (note 3)	2,336	2,118

	$96,593	$117,003

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$601	$925
Accrued liabilities	789	1,123
Accrued leave	430	546
Accrued restructuring charges (note 4)	426	—

Total current liabilities	2,246	2,594

Convertible notes payable	12,558	11,736
Deferred rent	258	216
Stockholders’ equity (notes 6 and 9):
Common stock, $0.001 par value, 75,000,000 shares authorized; issued and outstanding 27,591,000 shares in 2002 and 27,499,000 shares in 2001	28	27
Additional paid-in capital	227,681	227,430
Accumulated deficit	(146,178)	(125,000)

Total stockholders’ equity	81,531	102,457

Commitments and contingencies (note 8)

	$96,593	$117,003

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Revenue from collaborative agreements (note 9)	$—	$—	$3,263
License fees and milestones (note 9)	—	—	2,500
Royalties (note 9)	142	117	167
Research grants (note 12)	—	195	198

Total revenues	142	312	6,128

Costs and expenses:
Research and development (notes 9 and 12)	16,649	24,020	14,928
General and administrative (note 9)	5,161	5,123	4,068
Restructuring charges (note 4)	1,929	—	—

Total costs and expenses	23,739	29,143	18,996

Loss from operations	(23,597)	(28,831)	(12,868)

Other income (expense):
Interest income	3,260	6,187	2,941
Interest expense (note 5)	(841)	(797)	(762)

	2,419	5,390	2,179

Net loss and other comprehensive loss	$(21,178)	$(23,441)	$(10,689)

Basic and diluted net loss per share	$(0.77)	$(0.85)	$(0.49)

Shares used in calculation of basic and diluted net loss per share	27,537	27,426	21,801

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

For the Three Years Ended December 31, 2002

(in thousands)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 1999	1,000	$1	250	$—	17,503	$17	$102,127	$(90,870)	$11,275
Common stock issued for cash, net of issuance costs	—	—	—	—	5,750	6	107,356	—	107,362
Common stock issued upon exercise of stock options	—	—	—	—	604	1	2,392	—	2,393
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	41	—	119	—	119
Conversion of preferred stock to common stock	(1,000)	(1)	(250)	—	1,250	1	—	—	—
Common stock issued pursuant to exercise of warrants, net of issuance costs	—	—	—	—	2,204	2	11,851	—	11,853
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	59	—	59
Capital contribution	—	—	—	—	—	—	2,561	—	2,561
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(10,689)	(10,689)

Balance as of December 31, 2000	—	—	—	—	27,352	27	226,465	(101,559)	124,933

Common stock issued upon exercise of stock options	—	—	—	—	115	—	345	—	345
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	32	—	188	—	188
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	207	—	207
Capital contribution	—	—	—	—	—	—	225	—	225
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(23,441)	(23,441)

Balance as of December 31, 2001	—	—	—	—	27,499	27	227,430	(125,000)	102,457

Common stock issued upon exercise of stock options	—	—	—	—	8	—	28	—	28
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	84	1	143	—	144
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	80	—	80
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(21,178)	(21,178)

Balance as of December 31, 2002	—	$—	—	$—	27,591	$28	$227,681	$(146,178)	$81,531

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(21,178)	$(23,441)	$(10,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	874	667	486
Amortization of premiums and discounts on investments	508	937	(15)
Amortization of debt issuance costs	19	19	19
Non-cash interest expense on convertible notes payable	822	778	743
Net gain on sale of property and equipment	(15)	—	—
Asset impairment related to restructuring charges	160	—	—
Stock compensation expense	80	207	59
Changes in assets and liabilities:
(Increase) decrease in receivables	693	(339)	(1,210)
(Increase) decrease in other current assets	(2,159)	120	45
Increase (decrease) in accounts payable, accrued liabilities, accrued benefits and accrued leave	(774)	(407)	627
Increase in accrued restructuring charges	426	—	—
Increase in deferred rent	42	86	105

Net cash used in operating activities	(20,502)	(21,373)	(9,830)

Cash flows from investing activities:
Purchases of investments held to maturity and time deposits	(48,463)	(129,415)	(238,848)
Proceeds from maturity of investments held to maturity and time deposits	50,638	130,029	127,852
Proceeds from sale of investments held to maturity	19,238	11,914	10,209
Proceeds from sale of property and equipment	16	—	—
Purchases of property and equipment	(1,253)	(1,762)	(399)
Repayment from related party	250	28	—

Net cash provided by (used in) investing activities	20,426	10,794	(101,186)

Cash flows from financing activities:
Net proceeds from issuance of common stock	172	533	121,727
Capital contribution	—	225	2,561

Net cash provided by financing activities	172	758	124,288

Net increase (decrease) in cash and cash equivalents	96	(9,821)	13,272
Cash and cash equivalents at beginning of year	4,332	14,153	881

Cash and cash equivalents at end of year	$4,428	$4,332	$14,153

Supplemental disclosure of non-cash financing activity—
Conversion of preferred stock to common stock	$—	$—	$1

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2002 and 2001

(1)    The Company

Corvas International, Inc. (the “Company”) was incorporated on March 27, 1987 under the laws of the State of California. In July 1993, the Company reincorporated in the State of Delaware. The Company is focused on the discovery and development of novel therapeutics that address today’s largest medical markets, cardiovascular disease and cancer, based on the Company’s expertise in vascular biology and protease modulation.

(2)    Summary of Significant Accounting Policies

(a)  Cash Equivalents:

Cash equivalents consist of investments in short-term government funds and a high-quality money market fund with original maturities of three months or less. Cash equivalents are stated at cost, which approximates market value.

(b)  Debt Securities Held to Maturity and Time Deposits:

Short-term debt securities consist of highly liquid debt instruments of corporations and financial institutions with strong credit ratings and U.S. government obligations. The Company has the ability and intent to hold its investments until their maturity and, therefore, records its investments at amortized cost, which approximates market value. Short-term debt securities mature at various dates through December 31, 2003.

Long-term debt securities have a maturity of more than twelve months as of December 31, and consist of highly liquid debt instruments of corporations and financial institutions with strong credit ratings. Long-term debt securities, all of which are held to maturity, are stated at amortized cost. The market value of long-term debt securities was $12.3 million as of December 31, 2002. Long-term debt securities mature at various dates through August 18, 2004.

At both December 31, 2002 and 2001, time deposits of $303,000 were restricted related to the facility lease. See Note 8.

(c)  Concentration of Credit Risk:

Cash, cash equivalents and debt securities are financial instruments that potentially subject the Company to concentration of credit risk. The Company’s investment policy establishes guidelines relative to diversification, maturities and minimum acceptable credit ratings to maintain safety and liquidity. As of December 31, 2002, the Company has not experienced any material losses on its investments. During the years ended December 31, 2002 and 2001, certain securities that were no longer in compliance with the Company’s investment policy were sold prior to maturity due to downgrading of credit ratings.

(d)  Depreciation and Amortization:

Depreciation is provided using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or estimated useful lives of the assets.

(e)  Research and Development Costs:

Research and development costs are expensed in the period incurred.

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(f)  Patents:

Costs to obtain and maintain patents are expensed as incurred.

(g)  Net Loss per Share:

Under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”), basic and diluted net loss per share are required to be presented. Basic net loss per share is calculated using the weighted-average number of common shares outstanding during the period, while diluted net loss per share also includes potential dilutive common shares outstanding. Potential common equivalent shares from convertible securities, stock options and warrants are excluded from the calculation of diluted loss per share since the effect of their inclusion would be anti-dilutive; accordingly, there is no difference between the Company’s basic and diluted net loss per share.

For the years ended December 31, 2002, 2001 and 2000, 3,573,000, 3,237,000 and 2,248,000 options, respectively, were excluded from the calculation of dilutive net loss per share. In addition, 3,682,000, 3,488,000 and 3,303,000 shares from the assumed conversion of the 5.5% convertible senior subordinated notes issued in 1999 (see Note 5) were also excluded from this calculation for the years ended December 31, 2002, 2001 and 2000, respectively.

(h)  Accounting for Stock-Based Compensation:

As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement  No. 123,” the Company has elected to use the intrinsic value-based method as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. If the Company had determined compensation cost for its stock-based plans based on the fair value at the grant date, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	2002	2001	2000
Net loss—As reported	$(21,178)	$(23,441)	$(10,689)
Net loss—Pro forma	$(26,150)	$(29,709)	$(12,330)
Basic and diluted net loss per share—As reported	$(0.77)	$(0.85)	$(0.49)
Basic and diluted net loss per share—Pro forma	$(0.95)	$(1.08)	$(0.57)

The following weighted-average assumptions were used in calculating compensation cost for stock-based plans under SFAS 123:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.99%	4.29%	5.57%
Expected life	6.71 years	7.74 years	7.31 years
Expected volatility	78.86%	81.67%	81.69%

(i)  Revenue Recognition:

Revenue from collaborative agreements typically consists of non-refundable research and development funding under collaborative agreements with strategic partners. Revenue from collaborative agreements is

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

recognized as the related research and development activities are performed under the terms of the agreements; any advance payments received in excess of amounts earned are recorded as deferred revenue and recognized as revenue in accordance with the terms of the agreements. License fees consist of non-refundable fees from the sale of rights under collaborative development and/or license agreements with strategic partners. Non-refundable license fees are recognized as revenue upon receipt, absent any continuing involvement as required by Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Product development milestone payments, as specified in various collaborative agreements, are recognized as revenue upon achievement of the milestones specified in the agreements. Research grant revenue is recognized as the related research is performed under the terms of the grant.

(j)  Income Taxes:

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)  Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to financial statements. Actual results could differ from these estimates under different assumptions or conditions.

(l)  Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of cash and cash equivalents, short-term debt securities held to maturity, time deposits, receivables, other current assets, accounts payable, accrued liabilities, accrued benefits, accrued leave and accrued restructuring, included in the accompanying balance sheets, approximate the estimated fair value of those instruments because of their short-term nature. The carrying values of the long-term debt securities held to maturity approximate fair value due to the nature of these securities.

(m)  Impairment of Long-Lived Assets:

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires losses from impairment of long-lived assets used in operations to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances indicate that the carrying amount of an asset may not be recovered. During the year ended December 31, 2002, the Company recorded an impairment charge of $160,000 in connection with its July 2002 restructuring. See Note 4.

(n)  Segment Reporting:

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”), establishes reporting standards for a Company’s operating segments and

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by management in deciding how to allocate resources. The Company believes that it operates in a single segment, biopharmaceuticals.

(3)    Property and Equipment

Property and equipment are recorded at cost and are summarized as follows (in thousands).

	December 31,
	2002	2001
Machinery and equipment	$5,903	$5,726
Furniture and fixtures	161	161
Leasehold improvements	1,258	1,047

Total property and equipment	7,322	6,934
Less accumulated depreciation	(4,986)	(4,816)

	$2,336	$2,118

(4)    Restructuring

In July 2002, the Company announced a workforce reduction which resulted in the termination of 42 research and administrative employees. This restructuring was part of an extensive strategic realignment of research programs designed to focus the Company’s resources on the continued development of its most-advanced cardiovascular and cancer programs.

Summary information related to the restructuring as of December 31, 2002 is included in the table below (in thousands).

	Cash Payments Made	Non-Cash Charges	Accrued	Total Restructuring Charges
Severance and related	$1,027	$—	$277	$1,304
Outplacement	170	—	—	170
Asset impairment	—	160	—	160
Contractual obligations and legal costs	146	—	149	295

	$1,343	$160	$426	$1,929

(5)    Convertible Notes Payable

In August and October of 1999, the Company issued and sold, in two private financings, a total of 2,000,000 shares of its common stock for $2.50 per share and 5.5% convertible senior subordinated notes due in August 2006, in an aggregate principal amount of $10.0 million. Net proceeds of $14.8 million were raised in these financings. At the option of the note holder, the principal balance of both notes is convertible into shares of common stock at $3.25 per share, subject to certain adjustments. Interest on the outstanding principal amounts of these notes accretes at 5.5% per annum, compounded semi-annually, with interest payable upon redemption or conversion. Upon maturity, these notes will have an accreted value of $14.6 million. At the Company’s option, the accreted interest portion of both notes may be paid in cash or in common stock priced at the then-current

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

market price. The Company agreed to pay any applicable withholding taxes on behalf of the note holder that may be incurred in connection with the accreted interest, which are estimated and accrued at 30% of the annual accretion. The Company may redeem the notes upon payment of the outstanding principal and accreted interest. The maximum number of shares that will be issued upon conversion of these notes is 4,484,000 shares of common stock, which have been reserved for the potential conversion of these notes.

Interest expense of $841,000, $797,000 and $762,000 was recorded for the years ended December 31, 2002, 2001 and 2000, respectively, related to both of the convertible notes.

(6)    Stockholders’ Equity

(a)  Common Stock:

In November 2000, the Company issued and sold 5,750,000 shares of common stock in a public offering, which resulted in net proceeds of $107.4 million.

During the year ended December 31, 2000, the Company issued a total of 2,204,000 shares of common stock pursuant to the exercise of outstanding warrants, which resulted in aggregate net proceeds of $11.9 million.

(b) Stock Option Plans:

The Company has several plans and agreements under which incentive stock options, non-statutory stock options, restricted stock awards and stock bonus awards can be granted to key personnel, including officers, directors and outside consultants. The grants are authorized by the Human Resources Committee of the board of directors. A total of 4,966,000 options to purchase shares of common stock are authorized for issuance as of December 31, 2002, and 631,000 shares of common stock are reserved for future grant.

Stock options generally have a term of 10 years and a price per share equal to the fair market value on the date of grant. Annual grants to outside directors have an exercise price equal to 85% of the fair market value on the date of grant, and certain grants to outside consultants have a term of less than 10 years. Most options, except for certain grants to outside consultants and a 2002 grant made to all non-executive employees, become exercisable over a four-year period beginning one year from the date of grant, vesting 25% at the end of the first year and 6.25% each quarter thereafter. Activity under these plans is as follows (in thousands, except per share data):

	Number of Shares Under Option	Weighted-Average Exercise Price per Share
Outstanding, December 31, 1999	2,234	$3.79
Granted	739	$15.19
Exercised	(604)	$3.96
Cancelled	(121)	$4.37

Outstanding, December 31, 2000	2,248	$7.46
Granted	1,067	$7.70
Exercised	(115)	$3.01
Cancelled	(48)	$8.29

Outstanding, December 31, 2001	3,152	$7.69
Granted	1,076	$1.95
Exercised	(8)	$3.34
Cancelled	(647)	$7.35

Outstanding, December 31, 2002	3,573	$6.03

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

A summary of stock options outstanding as of December 31, 2002 follows (in thousands, except per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.42-$ 2.63	1,073	9.3 years	$1.65	115	$2.47
$2.75-$ 6.56	1,161	5.3 years	$4.18	961	$4.20
$6.80-$19.91	1,339	8.3 years	$11.15	528	$12.31

	3,573	7.6 years	$6.03	1,604	$6.74

(c)  Stock-Based Compensation:

The Company accounts for its stock-based plans in accordance with the recognition provisions of APB 25 and related interpretations. Accordingly, stock compensation expense is recorded on the date of grant only when options are granted to outside consultants.

If the Company had determined compensation cost for its stock-based plans based on the fair value at the grant date, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	2002	2001	2000
Net loss—As reported	$(21,178)	$(23,441)	$(10,689)
Net loss—Pro forma	$(26,150)	$(29,709)	$(12,330)
Basic and diluted net loss per share—As reported	$(0.77)	$(0.85)	$(0.49)
Basic and diluted net loss per share—Pro forma	$(0.95)	$(1.08)	$(0.57)

The per share weighted-average fair market value of stock options granted during 2002, 2001 and 2000 at exercise prices equal to the fair market value on the date of grant was $1.29, $5.80 and $13.09, respectively, using the Black-Scholes option-pricing model. The per share weighted-average fair market value of stock options granted during 2002, 2001 and 2000 at exercise prices less than the fair market value on the date of grant was $4.85, $10.61 and $8.35, respectively, on the date of grant.

The following weighted-average assumptions were used in calculating compensation cost for stock-based plans under SFAS 123:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.99%	4.29%	5.57%
Expected life	6.71 years	7.74 years	7.31 years
Expected volatility	78.86%	81.67%	81.69%

(d) Employee Stock Purchase Plan:

In December 1991, the Company adopted an employee stock purchase plan (the “ESPP”) that provided for the issuance of up to 150,000 shares of common stock. In April 2000, the ESPP was amended to provide for the issuance of up to 350,000 shares of common stock. The ESPP is intended to qualify under Section 423 of the

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Internal Revenue Code and is for the benefit of qualifying employees, as designated by the Human Resources Committee of the board of directors. Under the terms of the ESPP, participating employees are eligible to have a maximum of 10% of their compensation withheld through payroll deductions to purchase shares of common stock at the lower of 85% of the fair market value (i) at the beginning of each offering period or (ii) on predetermined dates. As of December 31, 2002, 277,000 shares of common stock have been issued pursuant to the ESPP and 73,000 shares of common stock are reserved for future issuance.

(e)  Warrants:

During the year ended December 31, 2000, warrants were exercised to purchase a total of 2,204,000 shares of common stock at a weighted-average exercise price of $5.38 per share. As of December 31, 2002 and 2001, no warrants remained outstanding.

(f)  Stockholder Rights Plan:

In September 1997, the Company adopted a stockholder rights plan and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock (“Common Shares”), effective for stockholders of record as of October 15, 1997 (“Record Date”). The Rights also attach to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.001, at an exercise price of $50 (the “Purchase Price”). The Rights will become exercisable only if a person or group acquires 20% or more of the common stock or announces a tender offer for 20% or more of the common stock in a transaction not approved by the board of directors. If the Rights become exercisable, all holders of Rights, except the acquirer of more than 20% of the common stock, will be entitled to acquire for the Purchase Price that number of Common Shares having a market value of two times the Purchase Price of the Right, in lieu of purchasing Series C Junior Participating Preferred Stock. This Right will commence on the date of public announcement that a person has become an Acquiring Person (as defined in the Rights Agreement) or the effective date of a registration statement relating to distribution of the Rights, if later, and terminate 60 days later (subject to certain provisions in the Rights Agreement).

The Rights will expire on September 18, 2007, unless exchanged or redeemed prior to that date. Until a Right is exercised, the holder of these Rights will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. See Note 13.

(7)    Income Taxes

Income tax expense was zero for each of the years in the three-year period ended December 31, 2002, and differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following (in thousands).

	2002	2001	2000
Computed “expected” tax benefit	$(7,201)	$(7,970)	$(3,634)
State and local income taxes, net of federal benefit	1	1	1
Credits	(1,051)	(939)	(263)
Other	(1,424)	2,747	(10)
Change in federal valuation allowance	9,675	6,161	3,906

	$—	$—	$—

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below (in thousands).

	2002	2001
Deferred tax assets:
Fixed assets	$207	$217
Net operating loss carryforwards	52,183	43,146
Credits	11,033	8,679
Stock options	2,799	2,524
Other	844	118

Total gross deferred tax assets	67,066	54,684
Less valuation allowance	(67,066)	(54,684)

Net deferred tax assets	$—	$—

The Company has no net, taxable temporary differences that would require recognition of deferred tax liabilities. Due to management’s belief of the uncertainty of future realizability of deferred tax assets, the Company has recorded a valuation allowance against any net deferred tax assets for deductible temporary differences, tax operating loss carryforwards and tax credits. The Company increased its valuation allowance by approximately $12.4 million, $7.2 million and $7.7 million for the years ended December 31, 2002, 2001 and 2000, respectively, primarily as a result of the increase in tax operating loss carryforwards. The valuation allowance includes approximately $2.8 million related to stock option deductions, the benefit of which will eventually be credited to equity.

At December 31, 2002, the Company had available net operating loss carryforwards of approximately $140.7 million for federal income tax reporting purposes that begin to expire in 2003. The net operating loss carryforwards for state purposes, which expire five to ten years after generation, are approximately $81.8 million. The Company has unused research and development tax credits for federal income tax purposes of $7.2 million at December 31, 2002, which begin to expire in 2003.

In accordance with Internal Revenue Code Sections 382 and 383, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited. The extent of such prior limitations, if any, has not been determined.

(8)    Commitments and Contingencies

(a)  Lease Commitments:

The Company currently leases its principal facility under a noncancellable operating lease that expires in September 2006. The lease provides for escalating rent payments over the term of the lease. For financial reporting purposes, rent expense is recognized on a straight-line basis over the lease term. Accordingly, rent expense recognized in excess of cash rent paid is reflected as deferred rent. Total rent expense recognized under this lease for the years ended December 31, 2002, 2001 and 2000 was $1.3 million, $1.3 million and $1.2 million, respectively.

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The annual future minimum commitments under the facility lease for years ending December 31 are as follows (in thousands).

2003	$1,345
2004	1,392
2005	1,441
2006	1,142

Total minimum lease payments	$5,320

(b)  Letter of Credit:

The Company has an unused standby letter of credit in the amount of $303,000 that expires on September 30, 2003, with provisions for annual renewal. This letter of credit, collateralized by a $303,000 time deposit, is pledged in lieu of a security deposit against the principal facility lease.

(c)  Litigation Contingencies:

The Company is involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, the Company believes, in part based on the advice of legal counsel, that the final outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

(d)  Change in Control Arrangements:

In March 2002, the board of directors adopted the 2002 Change in Control Executive Severance Benefit Plan (“the Change in Control Plan”). The Change in Control Plan provides separation pay and benefits to each of our executive officers whose employment is involuntarily terminated without cause or voluntarily terminated for good reason during the period beginning one month before and ending 13 months following the effective date of a change in control of the Company.

(9)    Collaborative Agreements

In June 2002, Pfizer Inc. terminated the license and development agreement originally entered into in 1997 to collaborate with the Company on the development of UK-279,276, or rNIF, an anti-inflammatory agent. Pfizer returned exclusive, worldwide development and commercialization rights for rNIF to the Company.

In April 2002, the Company entered into an exclusive collaboration agreement with Abgenix, Inc. to discover, develop and commercialize fully-human monoclonal antibodies against two selected antigens from the Company’s portfolio of membrane-bound serine proteases. Under the terms of the collaboration, Abgenix will use its human antibody technologies to generate and select antibodies against the Corvas targets. Both companies will have the right to co-develop and commercialize, or, if co-development is not elected, to solely develop and commercialize any antibody products discovered during the collaboration. Both companies will share equally in the product development costs and any profits from sales of products successfully commercialized from any co-development efforts.

In September 2001, the Company entered into a collaboration agreement with Dyax Corp. to discover, develop and commercialize novel cancer therapeutics focused on serine protease inhibitors for two targets isolated and characterized by Corvas. Under the terms of this agreement, both companies will assume joint development of any product candidates that may be identified and will share commercialization rights and profits from any marketed products.

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In July 2001, the Company entered into an agreement with Incyte Genomics, Inc. for a multi-year subscription to Incyte’s LifeSeq® Gold database that was used in certain of the Company’s cancer research and development programs. The Company gave notice to Incyte of its intent to terminate this agreement; accordingly the $100,000 termination fee has been included in restructuring charges on the accompanying statements of operations. This agreement also required us to pay an annual access fee. Included in research and development expenses on the accompanying statements of operations is $500,000 in 2002 and $246,000 in 2001 attributable to this agreement.

In May 2000, the Company and Schering-Plough amended the license and collaboration agreement originally entered into in 1997 that covers the design and development of an oral inhibitor of a key protease associated with hepatitis C virus replication, resulting in the recognition of a $2.5 million license fee in 2000. The Company also recognized $263,000 of revenue from collaborative agreements attributable to this collaboration in 2000. Under the terms of the amended agreement, Schering-Plough has an exclusive worldwide license to selected patents and other intellectual property related to hepatitis C virus replication, and is responsible for the conduct of any further research and development, if any. We have no continuing involvement with respect to the research and development of inhibitors of the hepatitis C virus.

In December 1994, the Company entered into a strategic alliance agreement with Schering-Plough to collaborate on the discovery and commercialization of an oral anticoagulant for chronic thrombosis. Under the terms of the agreement, Schering-Plough funded the Company’s research and development through December 31, 2000. The accompanying statements of operations reflect revenue from collaborative agreements pursuant to this collaboration of $3.0 million in 2000. Schering-Plough is responsible for the conduct of any further research and development, if any. We have no continuing involvement with respect to the further research and development of oral anticoagulants.

In conjunction with this agreement, Schering-Plough purchased 1,000,000 shares of Series A Convertible Preferred Stock of the Company in 1994, which resulted in net proceeds of $4.9 million and 250,000 shares of Series B Convertible Preferred Stock in 1996, which yielded net proceeds of $2.0 million. Both series of preferred stock converted to common stock in February 2000.

In November 1998, the Company entered into license agreements transferring manufacturing activities for recombinant tissue factor to two affiliates of Johnson & Johnson, superceding earlier agreements entered in June 1992. These agreements continue to provide for royalties to be paid to the Company based on unit sales of tissue factor. For the years ended December 31, 2002, 2001 and 2000, these royalties amounted to $142,000, $117,000 and $167,000, respectively.

(10)    Employee Benefits Plan

Effective January 1, 1988, the board of directors approved the Corvas International, Inc. 401(k) Compensation Deferral Savings Plan (the “401(k) Plan”), adopting provisions of the Internal Revenue Code Section 401(k). The 401(k) Plan was approved by the IRS in 1989, and has been previously amended and restated as of January 1, 1997. The 401(k) Plan is for the benefit of all qualifying employees, and permits employee voluntary contributions, qualified nonelective contributions and Company profit-sharing contributions. No employer contributions have been approved by the board of directors through December 31, 2002.

(11)    Related Party Transaction

The note receivable from related party of $250,000 as of December 31, 2001 consisted of a loan, evidenced by an amended promissory note, originally granted to an executive officer of the Company in connection with the officer’s relocation to San Diego. This amended note was repaid in full in 2002.

CORVAS INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(12)    Research Grant

Pursuant to a Small Business Innovation Research (SBIR) grant from the National Institute for Allergy and Infectious Disease that ended in 2001, research grant revenue of $195,000 and $198,000 was recognized in 2001 and 2000, respectively. The related expenses, which equal research grant revenues, are recorded as research and development expenses in the accompanying statements of operations.

(13)    Subsequent Events

On February 25, 2003, Corvas announced the signing of a definitive merger agreement under which Dendreon Corporation will acquire Corvas, subject to various closing conditions including approval by the stockholders of each company. Under the terms of this agreement, each share of Corvas common stock will be exchanged for a fixed ratio of 0.45 shares of Dendreon common stock in a tax-free reorganization. Upon successful closing of this transaction, Corvas’ existing stockholders will own approximately 31.4% of the combined company. The transaction is anticipated to close in the second quarter of 2003, subject to approval by stockholders of both companies.

In connection with the Dendreon merger agreement, the Company entered into Amendment No. 1 to its Rights Agreement, which excluded the proposed merger. See Note 6.

On March 4, 2003, the Asset Value Fund Limited Partnership (“AVF”) filed a purported class action complaint against the Company and its directors in Delaware state court alleging that the Corvas board of directors violated their fiduciary duties to shareholders when they approved the proposed merger of the Company and Dendreon Corporation. Specifically, the complaint alleges that (1) the directors failed to consider all available information when deciding to pursue the merger, (2) the directors failed to negotiate a mechanism to protect shareholders from the effects of a decline in Dendreon’s stock price before the merger, and (3) a minority of the directors were furthering their own interests in approving the merger instead of the interests of shareholders. AVF seeks to enjoin the Company from proceeding with the merger, and also seeks compensatory damages and reimbursement of the costs of bringing suit. The Company was served with the complaint on March 13, 2003. The Company denies the allegations in the complaint and intends to defend the action vigorously.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

DENDREON CORPORATION

AND

SEAHAWK ACQUISITION, INC.

AND

CHARGER PROJECT LLC

AND

CORVAS INTERNATIONAL, INC

DATED FEBRUARY 24, 2003

ACOV-1

A-i

TABLE OF CONTENTS—(Continued)

A-ii

TABLE OF CONTENTS—(Continued)

Page
9.04.	Counterparts	A-44
9.05.	Entire Agreement, No Third Party Beneficiaries	A-44
9.06.	Governing Law	A-44
9.07.	Assignment	A-44
9.08.	Definitions	A-44

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated February 24, 2003, is by and among DENDREON CORPORATION, a Delaware corporation, (“Dendreon”), SEAHAWK ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Dendreon (“Sub”), CHARGER PROJECT LLC, a Delaware limited liability company of which Dendreon is the sole member (“LLC”) and CORVAS INTERNATIONAL, INC., a Delaware corporation, (“Corvas”).

WHEREAS, the Boards of Directors of each of Dendreon, Sub, and Corvas and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders that Dendreon and Corvas combine in order to advance the long-term business interests of Dendreon and Corvas;

WHEREAS, the strategic combination of Dendreon and Corvas shall be effected in accordance with the Delaware General Corporation Law (the “Delaware Law”) and the terms of this Agreement through a transaction in which (i) Sub will merge with and into Corvas (the “Merger”), Corvas will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Dendreon, and the stockholders of Corvas will become stockholders of Dendreon, and (ii) Corvas, as the surviving corporation in the Merger, will merge with and into LLC (the “LLC Merger”), and LLC will be the surviving entity in the LLC Merger (the Merger and the LLC Merger being herein referred to as the “Combination”;

WHEREAS, the Board of Directors of Corvas (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Corvas and fair to, and in the best interests of Corvas and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of Corvas adopt this Agreement.

WHEREAS, the Board of Directors of Dendreon (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Dendreon and is fair to, and in the best interests of, Dendreon and its stockholders, (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of Dendreon approve the issuance of shares of Dendreon Common Stock in connection with the Merger (the “Share Issuance”).

WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;

WHEREAS, concurrently with the execution of this Agreement, (i) as a condition and inducement to Dendreon’s willingness to enter into this Agreement, certain stockholders of Corvas are entering into a Lockup and Voting Agreement whereby such stockholders have agreed to vote their shares of Corvas Common Stock in favor of the adoption of this Agreement and as to certain other matters and (ii) as a condition and inducement to Corvas’ willingness to enter into this Agreement, certain stockholders of Dendreon are entering into a substantially similar Lockup and Voting Agreement whereby such stockholders have agreed to vote their shares of capital stock of Dendreon in favor of the Share Issuance and as to certain other matters;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE COMBINATION

1.01.     Effective Time of the Merger.    Subject to the provisions of this Agreement, a certificate of merger giving effect to the agreement of the parties described in this Article I (the “Certificate of Merger”), shall be duly executed and acknowledged by the Continuing Corporation (as defined in Section 1.03), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware Law, as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

1.02.     Closing.    The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Pacific time, on a date to be specified by Dendreon and Corvas (the “Closing Date”), which shall be no later than the second business day after satisfaction, or written waiver by the party or parties having the benefit of such conditions, of all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Stoel Rives LLP, Seattle, Washington, unless another date or place is agreed to in writing by Dendreon and Corvas. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.03.     Effects of the Merger.

(a)  At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Corvas, with Corvas as the surviving corporation in the Merger (Sub and Corvas are sometimes referred to below as the “Constituent Corporations” and Corvas is sometimes referred to below as the “Continuing Corporation”), (ii) the Certificate of Incorporation of Corvas shall be amended so that Section IV of such Certificate of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share,” and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Continuing Corporation, and (iii) the Bylaws of Corvas as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation.

(b)  At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

1.04.     The LLC Merger.    Immediately following the Effective Time of the Merger, Dendreon shall cause LLC to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the

LLC Merger (the “LLC Certificate of Merger”) conforming to the requirements of the Delaware Law. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

1.05.     Effects of the LLC Merger.

(a)  At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described in Section 1.04 (the “LLC Effective Time”), (i) the separate existence of Corvas shall cease and Corvas shall be merged with and into LLC, with LLC as the surviving entity in the LLC Merger (LLC and Corvas are sometimes referred to below as the “LLC Constituent Entities” and LLC is sometimes referred to below as the “Continuing LLC”), and (ii) the Certificate of Formation and the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger.

(b)  At and after the LLC Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all and singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

ARTICLE II

CONVERSION OF SECURITIES

2.01.     Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Corvas Common Stock or capital stock of Sub:

(a)  Capital Stock of Sub.    Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

(b)  Cancellation of Corvas Common Stock.    All shares of Corvas Common Stock (i) that are held by Corvas as treasury stock or otherwise or (ii) that are held by Dendreon or Sub ((i) and (ii), collectively, “Excluded Shares”) shall be canceled and retired and shall cease to exist and no stock of Dendreon or other consideration shall be delivered in exchange therefor.

(c)  Exchange Ratio for Corvas Common Stock.    Subject to Section 2.02, each issued and outstanding share of Corvas Common Stock, other than Excluded Shares, together with all Rights under the Corvas Rights Agreement (as such terms are defined in Section 3.02(a)) attached to such share shall be converted into the right to receive 0.45 shares (the “Conversion Number”) of Dendreon Common Stock, together with the associated Rights under the Dendreon Rights Agreement. The Conversion Number shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Rights under the Corvas Rights Agreement or the Dendreon Rights Agreement (as defined in Section 4.02(a)) in Dendreon Common Stock or Corvas Common Stock following the date of this Agreement. All shares of Dendreon Common Stock into which the shares of Corvas Common Stock and attached Rights are converted shall be fully paid and nonassessable and will have Rights attached thereto in accordance with the Dendreon Rights Agreement. All shares of Corvas Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of Corvas Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the shares of Dendreon Common Stock and any cash in lieu of fractional shares of Dendreon Common Stock to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.02, without interest.

(d)  Fractional Shares.    No scrip or fractional shares of Dendreon Common Stock shall be issued in the Merger. All fractional shares of Dendreon Common Stock to which a holder of Corvas Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled after the later of (i) the Effective Time or (ii) the surrender of such shareholder’s Certificate or Certificates, to receive from Dendreon an amount in cash in lieu of such fractional share, based on the closing sale prices of Dendreon Common Stock on the Nasdaq National Market on the Closing Date. Dendreon will make available to the “Exchange Agent” (as defined in Section 2.02) the cash necessary for the purpose of paying for fractional shares.

(e)  Corvas Stock Options.    At the Effective Time, all then outstanding options to purchase Corvas Common Stock under Corvas’ employee stock incentive plans listed in Schedule 3.02 of the Corvas Disclosure Schedule (collectively, the “Corvas Option Plans”) and all outstanding other options to purchase Corvas Common Stock listed in Schedule 3.02 of the Corvas Disclosure Schedule (collectively, the “Corvas Non-Plan Options”) will be assumed by Dendreon in accordance with Section 6.13.

2.02.     Conversion of Securities in LLC Merger.    By virtue of the LLC Merger and without any further action on the part of the Continuing Corporation, LLC or Continuing LLC, (i) each limited liability company interest of LLC then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one limited liability company interest of the Surviving LLC and (ii) each share of common stock of the Continuing Corporation then outstanding shall be converted into limited liability company interest of the Surviving LLC.

2.03.     Exchange of Certificates.

(a)  Dendreon shall authorize Mellon Investor Services LLC, or such other firm as is reasonably acceptable to Corvas, to serve as exchange agent hereunder (the “Exchange Agent”). Promptly after the Effective Time, Dendreon shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Dendreon Common Stock to which the holders of Corvas Common Stock are entitled pursuant to this Article II, together with cash sufficient to pay for fractional shares then known to Dendreon (such cash amounts and certificates being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions received from Dendreon, deliver the number of shares of Dendreon Common Stock and pay the amounts of cash provided for in Section 2.01 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Dendreon and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Dendreon, Sub, and Corvas prior to the Effective Time.

(b)  As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder who, as of the Effective Time, was a holder of a Certificate a form of letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing that number of whole shares of Dendreon Common Stock to which such holder of Corvas Common Stock shall have become entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.01(d) and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. Dendreon shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Dendreon Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Dendreon shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by Dendreon otherwise would cause the Combination to fail to qualify as a reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate (whether the consideration to be received is a certificate representing shares of Dendreon Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Dendreon Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.03, each Certificate (other than Certificates representing treasury shares of Corvas) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Dendreon Common Stock into which such shares of Corvas Common Stock shall have been so converted. No dividends that are otherwise payable on Dendreon Common Stock will be paid to persons entitled to receive Dendreon Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Dendreon Common Stock shall be issued any dividends on such Dendreon Common Stock that shall have a record date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Corvas Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

(c)  In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.01 and in accordance with Section 167 of the Delaware Law, to deliver to Dendreon a bond in such reasonable sum as Dendreon may direct as indemnity against any claim that may be made against the Exchange Agent, Dendreon, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

(d)  After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of Corvas Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.01. After the Effective Time, the shares of Corvas Common Stock shall be delisted from the Nasdaq National Market.

(e)  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Corvas for six months after the Effective Time shall be returned to Dendreon, upon demand, and any holder of Corvas Common Stock who has not theretofore complied with Section 2.03(b) shall thereafter look only to Dendreon for issuance of the number of shares of Dendreon Common Stock and other consideration to which such holder has become entitled pursuant to Section 2.01, provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Corvas Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CORVAS

Corvas represents and warrants to Dendreon, Sub and LLC that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the Disclosure Schedule delivered by Corvas to Dendreon on or before the date of this Agreement (the “Corvas Disclosure Schedule”). The Corvas Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III.

3.01.     Organization of Corvas.    Corvas is a corporation duly organized, validly existing, and in good standing under the Delaware Law, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Corvas. Corvas does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by Corvas and comprising less than one percent of the outstanding equity of such company.

3.02.     Corvas Capital Structure.

(a)  The authorized capital stock of Corvas consists of 75,000,000 shares of Common Stock, $0.001 par value (“Corvas Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value (“Corvas Preferred Stock”). On February 21, 2003, (i) 27,590,647 shares of Corvas Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, (ii) no shares of Corvas Common Stock were held in the treasury of Corvas, (iii) 4,197,060 shares of Corvas Common Stock were reserved for future issuance pursuant to stock options granted and outstanding or available for grant under the Corvas Option Plans, (iv) an aggregate of 45,000 shares of Corvas Common Stock were reserved for future issuance pursuant to granted and outstanding Corvas Non-Plan Options, (v) 4,483,707 shares of Corvas Common Stock were reserved for future issuance pursuant to the terms of Corvas’ outstanding 5.5% Convertible Senior Subordinated Notes (the “Notes”), and (vi) 500,000 shares of Corvas Series C Junior Participating Preferred Stock were reserved for future issuance upon exercise of rights (“Rights”) granted under the Rights Agreement, dated as of September 18, 1997, between Corvas and American Stock Transfer and Trust Company (the “Corvas Rights Agreement”). The Corvas Rights Agreement has not been amended. Since February 21, 2003, no shares of Corvas Common Stock have been issued except pursuant to the exercise of options granted under the Corvas Option Plans, nor has Corvas become obligated to issue any additional shares of Corvas Common Stock other than pursuant to additional grants of options under the Corvas Option Plans, each of which grants has been made in the ordinary course of Corvas’ business and in accordance with existing policies. None of the shares of Corvas Preferred Stock are issued and outstanding and Corvas is not obligated to issue any such shares except upon exercise of Rights granted under the Corvas Rights Plan. There are no obligations, contingent or otherwise, of Corvas to repurchase, redeem, or otherwise acquire any shares of Corvas Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

(b)  Except as set forth in this Section 3.02, there are no (i) equity securities of any class of Corvas, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding, (ii) options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Corvas is a party or by which it is bound obligating Corvas to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Corvas or obligating Corvas, to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement ((i) and (ii) collectively, “Corvas Stock Rights”). Corvas is not a party to, nor is Corvas aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Corvas or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Corvas.

(c)  As of January 31, 2003, there were outstanding $12.63 million in aggregate principal amount of Notes and interest accreted thereon and any applicable withholding taxes that may be incurred in connection with accreted interest. As provided therein, the principal and interest payable on the Notes is convertible into Corvas Common Stock; the conversion price of $3.25 per share has not been adjusted in any respect. Corvas has not agreed, directly or indirectly, to any modification or amendment of any term of the Notes since their issuance.

3.03.     Authority, No Conflict, Required Filings and Consents.

(a)  Corvas has all requisite corporate power and authority to enter into this Agreement and (subject to obtaining the Required Corvas Stockholder Vote (as defined in Section 3.03(d))) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Corvas and the consummation of the transactions by Corvas contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Corvas, subject only to the approval of the Merger by Corvas’ stockholders under the Delaware Law. This Agreement has been duly executed and delivered by Corvas and constitutes the valid and binding obligation of Corvas, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)  The execution and delivery of this Agreement by Corvas does not, and, subject to obtaining the Required Corvas Stockholder Vote, the consummation of the transactions contemplated by this Agreement by Corvas will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Corvas, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which Corvas is a party or by which Corvas or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Corvas or any of its properties or assets, except in the case of each of (ii) and (iii) for any breach, violation or conflict which would not have a Material Adverse Effect on Corvas.

(c)  No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality (“Governmental Entity”), is required by or with respect to Corvas in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)  The affirmative vote of the holders of a majority of the shares of Corvas Common Stock outstanding on the record date for the Corvas Stockholders’ Meeting (the “Required Corvas Stockholder Vote”) is the only vote of the holders of any class or series of Corvas’ capital stock necessary for Corvas to effect the Merger and consummate the transactions contemplated in this Agreement.

3.04.     SEC Filings; Financial Statements.

(a)  Corvas has filed all forms, reports, and documents required to be filed by Corvas with the SEC since January 1, 1999 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Corvas SEC Reports”). The Corvas SEC Reports (i) at the time filed, with respect to all of the Corvas SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Corvas SEC Reports or necessary in order to make the statements in such Corvas SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any related notes) contained in the Corvas SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Corvas at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Corvas as of September 30, 2002 included in Corvas’ Quarterly Report on Form 10-Q filed with the SEC with respect to the quarter then ended is referred to herein as the “Corvas Balance Sheet.”

(c)  Corvas has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Principal Financial and Accounting Officer of Corvas to engage in the review and evaluation process mandated by the Exchange Act. Corvas’ “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Corvas in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Corvas’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Principal Financial and Accounting Officer of Corvas required under the Exchange Act with respect to such reports.

3.05.     No Undisclosed Liabilities.    Except as set forth in Schedule 3.05 of the Corvas Disclosure Schedule or as otherwise disclosed in the Corvas SEC Reports, Corvas does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Corvas, other than (i) liabilities reflected in the Corvas Balance Sheet, (ii) obligations to perform under contracts either disclosed in the Corvas SEC Reports or in the Corvas Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the date of the Corvas Balance Sheet, in the ordinary course of business consistent with past practices.

3.06.     Absence of Certain Changes or Events.    Since the date of the Corvas Balance Sheet, Corvas has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on Corvas, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Corvas having a Material Adverse Effect on Corvas, (iii) any material change by Corvas in its accounting methods, principles, or practices to which Dendreon has not previously consented in writing, (iv) any revaluation by Corvas or any of its assets having a Material Adverse Effect on Corvas, or (v) except as disclosed in Schedule 3.06 of the Corvas Disclosure Schedule, any other action or event that would have required the consent of Dendreon pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

3.07.     Taxes.

(a)  All returns and reports, including without limitation information and withholding returns and reports (collectively, “Tax Returns”), of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof (“Tax” or “Taxes”) heretofore required to be filed by Corvas have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Corvas has paid or has made adequate provision for the payment of all Taxes.

(b)  As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Corvas with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Corvas, proposed with respect to any Tax Return of or with respect to Corvas and there are no liens for Taxes upon the assets or properties of Corvas, except liens for Taxes not yet delinquent.

(c)  There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Corvas of or for an extension of time for the assessment or payment of any Taxes. Corvas has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Corvas is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Corvas, and to the knowledge of Corvas the IRS has not proposed any such adjustment or change in accounting method.

(d)  To the knowledge of Corvas, Corvas has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(e)  Corvas has not filed a consent under Section 341(f) of the Code. Corvas is not a party to any Tax allocation or Tax sharing arrangements.

3.08.     Tangible Properties.

(a)  Real Property.    Corvas has provided or made available to Dendreon a true and complete list of all real property owned by Corvas and real property leased pursuant to leases (“Leases”) by Corvas as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding obligations of Corvas and, to Corvas’ knowledge, of each other party thereto, in accordance with their respective terms, as those terms are reflected in documents provided to Dendreon, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and Corvas is not in material default under any such Lease.

(b)  Tangible Personal Property.    All material items of tangible personal property of Corvas are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for use in the conduct of Corvas’ business. Corvas has and will have good and marketable title to all of material personal property owned by it, free and clear of all security interests, mortgages, liens, pledges, charges, valid claims or encumbrances of any kind or character other than liens (i) for taxes not yet due and payable; or (ii) incurred in the ordinary course of Corvas’ business that do not, individually or in the aggregate, have a Material Adverse Effect on Corvas.

3.09.     Intellectual Property.

(a)  Ownership of Intellectual Property Assets.    Corvas owns or has valid rights or licenses to use all of the Corvas Intellectual Property Assets. All Corvas Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and Corvas has the right to use without payment to a third party all of such Corvas Intellectual Property Assets. No claim is pending against Corvas or, to Corvas’ knowledge, threatened against Corvas or its officers, employees or consultants to the effect that Corvas’ right, title and interest in and to any of the Corvas Intellectual Property Assets is invalid or unenforceable by Corvas. Corvas is not aware of any material information that would adversely affect the validity or enforceability of any of the Patents, Marks, Trade Secrets or Copyrights which constitute Corvas Intellectual Property Assets. All former and current employees, consultants and contractors of Corvas who were involved in, or who contributed to, the creation or development of any of the Corvas Intellectual Property Assets have executed written instruments with Corvas that assign to Corvas all of such Person’s rights to any inventions, improvements, discoveries, writings or information constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, no employee of Corvas has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Corvas. A complete list of Corvas Products is provided in Section 3.09(a) of the Corvas Disclosure Schedule.

(b)  Patents.    Schedule 3.09(b) of the Corvas Disclosure Schedule sets forth a complete and accurate list of all Patents constituting Corvas Intellectual Property Assets. All of such Patents are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use.) All of such issued Patents are valid and enforceable. In each case where such an issued Patent is held by Corvas by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such issued Patent or patent application has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Corvas’ knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Material Adverse Effect on Corvas. All Corvas Products made, used or sold under the Patents have been marked with the proper patent notice.

(c)  Trademarks.    Schedule 3.09(c) of the Corvas Disclosure Schedule sets forth a complete and accurate list of all Marks constituting Corvas Intellectual Property Assets. All such Marks that have been registered with the U. S. Patent and Trademark Office or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are, to Corvas’ knowledge, valid and enforceable in the jurisdictions in which they are registered. In each case where such a Mark is held by Corvas by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Corvas’ knowledge, no such action is threatened against Corvas with respect to any of such Marks. All Corvas Products and materials containing a Mark bear the proper notice where required by law.

(d)  Copyrights.    Corvas does not have any Copyrights registered with the U. S. Copyright Office.

(e)  Trade Secrets.    Corvas has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of Corvas and any other Persons with access to the Trade Secrets constituting Corvas Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Corvas Intellectual Property Assets have not been disclosed by Corvas to any Person other than employees or contractors of Corvas who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or to other persons under confidentiality and non-disclosure agreements. To the knowledge of Corvas, Corvas has the right to use, free and clear of claims of third parties, all Trade Secrets constituting Corvas Intellectual Property Assets. To the knowledge of Corvas, no third party has asserted that the use by Corvas of any Trade Secret constituting Corvas Intellectual Property Assets violates the rights of such third party.

(f)  Exclusivity of Rights.    Corvas has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Corvas Intellectual Property Assets owned or exclusively licensed by Corvas. Corvas (i) has not licensed or granted to anyone rights of any nature to use any of the Corvas Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for Corvas’ ownership, use, license or transfer of any of the Corvas Intellectual Property Assets.

(g)  Licenses Received.    All material licenses or other material agreements under which Corvas is granted rights by others in Corvas Intellectual Property Assets are listed in Schedule 3.09(g) of the Corvas Disclosure Schedule. For the purpose of the foregoing sentence, licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license shall not be deemed material. Except as set forth in Schedule 3.09(g) of the Corvas Disclosure Schedule: (i) all licenses or other agreements under which Corvas is granted rights by others in Corvas Intellectual Property Assets are in full force and effect, (ii) to the knowledge of Corvas, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of Corvas under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Material Adverse Effect on Corvas. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Dendreon, and to the knowledge of Corvas, the licensors under the licenses and other agreements under which Corvas is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

(h)  Licenses Granted.    All licenses or other agreements under which Corvas has granted rights to others in Corvas Intellectual Property Assets are listed in Schedule 3.09(h) of the Corvas Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect and, to the knowledge of Corvas, there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Dendreon.

(i)  Sufficiency.    The Corvas Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Corvas Products and are all of the Intellectual Property Assets necessary for the operation of Corvas’ business as currently conducted.

(j)  Infringement.    None of the Corvas Products developed or under development, manufactured or sold by Corvas, nor any process or know-how used by Corvas in connection therewith, infringes, conflicts with or misappropriates any Copyright or Trade Secret of any Person, or to Corvas’ knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

(k)  Corvas Nondisclosure Contracts.    To the knowledge of Corvas, each of the Corvas Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and, to Corvas’ knowledge, no such third party is in material breach of any such Corvas Nondisclosure Contract. A complete list of all Corvas Nondisclosure Contracts is provided in Section 3.09(k) of the Corvas Disclosure Schedule.

3.10.     Agreements, Contracts, and Commitments.    Schedule 3.10 of the Corvas Disclosure Schedule lists (i) all material contracts of Corvas (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Corvas SEC Reports; and (ii) all amendments to Corvas Material Contracts, whether or not such contracts were filed as exhibits to the Corvas SEC Reports, unless such amendments were also filed as exhibits to the Corvas SEC Reports. The contracts listed on Schedule 3.10 of the Corvas Disclosure Schedule together with the contracts filed as exhibits to the Corvas SEC Reports are referred to collectively as the “Corvas Material Contracts”. All Corvas Material Contracts, as amended pursuant to amendments filed as exhibits to the Corvas SEC Reports or listed on Schedule 3.10 of the Corvas Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. Corvas has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any Corvas Material Contracts in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Corvas under any Corvas Material Contract and Corvas is not aware of the existence of a material breach of a Corvas Material Contract by any other party thereto. Corvas is not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Corvas Material contract.

3.11.     Litigation.    Except as described in the Corvas SEC Reports, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Corvas, threatened against or affecting Corvas or any of its assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adversely to Corvas would, individually or in the aggregate, have a Material Adverse Effect on Corvas.

3.12.     Environmental Matters.

(a)  Hazardous Substances.    To the knowledge of Corvas, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any premises or other property that Corvas has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Corvas in the ordinary course of its business and in accordance with all applicable Environmental Laws. “Hazardous Substance” means any pollutant, contaminant, flammable or explosive material, hazardous substance or waste, solid waste, petroleum or any fraction thereof, petroleum products, radioactive materials, asbestos, radon, lead, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment.

(b)  Environmental Compliance.    Except as set forth in Schedule 3.12(b) of the Corvas Disclosure Schedule, (i) to the knowledge of Corvas, Corvas has obtained all applicable permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, and federal, state and local statutes, laws, ordinances, codes, rules, regulations, orders and decrees relating to or imposing liability or standards on conduct concerning any emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, hazardous substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes; (ii) to the knowledge of Corvas, Corvas is now and at all times has been in material compliance with all terms and conditions of those required permits, licenses and authorizations and is also in material compliance with all other conditions, standards, requirements and obligations contained in all applicable Environmental Laws; (iii) Corvas is not aware of, nor to the knowledge of Corvas, has Corvas received notice of, any event, condition, circumstance, activity, practice, incident, action or plan that may materially interfere with or prevent Corvas’ continued compliance with or that may give rise to any liability of Corvas under any Environmental Law, or any release or threatened release of any Hazardous Substance, pollutant or contaminant from or onto any property owned, operated or leased by Corvas.

(c)  Hazardous Waste Activities.    To the knowledge of Corvas, no property that Corvas has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Wastes, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Corvas in the ordinary course of its business. “RCRA Hazardous Wastes” means a hazardous waste as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section (§) 6901 et seq.

(d)  UST’s and AST’s.    To the knowledge of Corvas, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any premises or other property that Corvas has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

(e)  Listing.    To the knowledge of Corvas, no premises that Corvas has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response,

Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)  Environmental Reports.    Corvas has made available to Dendreon for inspection true and complete copies of all environmental site assessments, reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Corvas, or any property that Corvas has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Corvas may have breached any Environmental Law.

(g)  Environmental Claims, etc.    To the knowledge of Corvas, there are not and there never have been any requests, notices, investigations, claims, demands, regulatory orders, notices of violation, notices of penalties, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Corvas, or any property that Corvas has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Corvas, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

(h)  Compliance with Environmental Laws.    Corvas operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Corvas are in Corvas’ possession and are in full force and effect. To Corvas’ knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

3.13.     Regulatory Compliance.

(a)  All biological and drug products being manufactured, distributed or developed by Corvas (“Corvas Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

(b)  All preclinical trials and clinical trials conducted by or on behalf of Corvas have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

(c)  All manufacturing operations conducted by or for the benefit of Corvas have been and are being conducted in compliance with the FDA’s applicable current Good Clinical Practices regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas. In addition, Corvas is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Corvas.

(d)  Neither Corvas nor any Representative of Corvas, nor to the knowledge of Corvas, any of its licensees or assignees of Corvas Intellectual Property has received any notice that the FDA or any other governmental entity has initiated, or threatened to initiate, any action to suspend any clinical trial, withdraw approval of any Investigational New Drug sponsored by Corvas or otherwise restrict the preclinical research on or clinical study of any Corvas Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Corvas Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Corvas Pharmaceutical Product.

(e)  Neither Corvas nor, to the knowledge of Corvas, any of its officers, key employees, agents or clinical investigators acting for Corvas, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Corvas, nor to the knowledge of Corvas, any officer, key employee or agent of Corvas has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 3351 or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f)  All animal studies, preclinical tests and human clinical trials performed in connection with or as the basis for any regulatory approval required for the Corvas Pharmaceutical Products have been conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the animal, preclinical or clinical study of products comparable to those being developed by Corvas.

(g)  Corvas has provided Dendreon with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from governmental entities, that indicate or suggest lack of compliance with the regulatory requirements of such governmental entities. Corvas has made available to Dendreon for review all correspondence to or from all governmental entities, minutes of meetings, written reports of phone conversations, visits or other contact with governmental entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from governmental entities, or prepared by or which bear in any way on Corvas’ compliance with regulatory requirements of governmental entities, or on the likelihood of timing of approval of any Corvas Pharmaceutical Products.

(h)  There are no proceedings pending with respect to a violation by Corvas of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity that reasonably might be expected to have a Material Adverse Effect on Corvas or to result in criminal liability.

3.14.     Employee Benefit Plans.

(a)  There are no “employee pension benefit plans,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or “multiemployer plans” as defined in Section 3(37) of ERISA, maintained or contributed to by Corvas or any trade or business (whether or not incorporated) (an “ERISA Affiliate”) which is aggregated with Corvas pursuant to Section 414 of the Code for the benefit of its current or former employees. Corvas has set forth on Schedule 3.14 of the Corvas Disclosure Schedule all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, welfare, severance, fringe benefit (including, but not limited to, benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), and other similar employee benefit plans, arrangements, and employment and consulting agreements, whether or not such plans, arrangements, or agreements are “employee benefit plans”, written or otherwise, for the benefit of or relating to, any current or former employee of Corvas or any ERISA Affiliate (together the “Corvas Employee Plans”).

(b)  With respect to each Corvas Employee Plan, Corvas has made available to Dendreon a true and correct copy of (i) the annual report (Form 5500) for the most recent plan year that is filed with the Internal Revenue Service (“IRS”) or U. S. Department of Labor, if applicable, (ii) the current plan document and summary plan description, and all amendments thereto, for each such Corvas Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Corvas Employee Plan, (iv) the most recent actuarial report or valuation relating to an Corvas Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

(c)  With respect to the Corvas Employee Plans, individually and in the aggregate, Corvas and its ERISA Affiliates are in full compliance with the applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Corvas Employee Plans, and no event has occurred, and to the knowledge of Corvas, there exists no condition or set of circumstances in connection with which Corvas could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Corvas, under ERISA, the Code, or any other applicable law. Corvas has classified all individuals who perform services for Corvas correctly under each Corvas Employee Plan, ERISA and the Code as common law employees, independent contractors or leased employees. Except to the extent required under Section 4980B of the Code, neither Corvas nor any ERISA Affiliate provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

(d)  With respect to the Corvas Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Corvas. Except as disclosed in Corvas SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither Corvas nor any ERISA Affiliate is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Corvas, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Corvas of the nature contemplated by this Agreement, (iii) agreement with any officer of Corvas providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.15.     Compliance with Laws.    Corvas has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Corvas.

3.16.     Interested Party Transactions.    Except as disclosed in the Corvas SEC Reports, since the date of Corvas’ last proxy statement to its stockholders, no event has occurred that would be required to be reported by Corvas as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.17.     No Existing Discussions.    Corvas is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Corvas Acquisition Proposal.

3.18.     No Secured Debt.    Except as disclosed in the Corvas SEC reports, there is not now any secured debt (including capitalized leases) of Corvas. The existence of any outstanding secured debt (including capitalized leases) of Corvas does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Corvas is a party or by which Corvas or any of its assets or properties is bound or encumbered.

3.19.     Opinion of Financial Advisor.    The financial advisor of Corvas, Lazard Freres & Co., LLC, has delivered to the Board of Directors of Corvas an oral opinion (which will be confirmed in writing) dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Corvas.

3.20.     Corvas’ Tax Representation Relating to Reorganization.

(a)  After January 3, 2003 and through the Effective Date of the Merger, neither Corvas nor any person related to Corvas (as defined in Treasury Regulation Section 1.368-1(e)(3)) has directly or through any transaction, agreement, or arrangement with any other person (i) acquired stock of Corvas, or (ii) redeemed or made distributions with respect to Corvas stock.

(b)  Corvas operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.1368-1(d).

3.21.     Insurance.    Each policy of insurance maintained by or for the benefit of Corvas (collectively, the “Corvas Policies”) is listed in Schedule 3.21 of the Corvas Disclosure Schedule. Except as noted in Schedule 3.21 of the Corvas Disclosure Schedule: (i) Corvas is the sole beneficiary of each of the Corvas Policies; (ii) each of the Corvas Policies is in full force and effect, and Corvas has received no notice of intent to cancel any of the Corvas Policies and is not otherwise aware of the intent of any carrier to cancel any of the Corvas Policies or of any basis for any such cancellation; (iii) the carrier or carriers under each of the Corvas Policies are reputable, and Corvas has no information leading it to believe that any such carrier is experiencing or is likely to experience liquidity problems; and (iv) the Corvas Policies, in the aggregate are sufficient in kind and coverage limits to provide risk protection comparable to that provided to prudent companies engaged in activities similar to those engaged in by Corvas under similar policies customarily maintained by such companies.

3.22.     Employment Matters.    Corvas has complied with, is not in violation of, and has not received any notices of violation with respect to all applicable laws, rules and regulations relating to employment, including the Immigration Reform and Control Act, as amended, those related to wages, hours (including payment of overtime required by state or federal law), equal employment opportunity and the payment of state and federal payroll taxes, including Social Security taxes. There are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Corvas, threatened against or affecting Corvas alleging any violation of any of the foregoing laws, rules or regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DENDREON, SUB AND LLC

Dendreon, Sub and LLC jointly and severally represent and warrant to Corvas that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the Disclosure Schedule delivered by Dendreon to Corvas on or before the date of this Agreement (the “Dendreon Disclosure Schedule”). The Dendreon Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.

4.01.     Organization of Dendreon, Sub and LLC.    Each of Dendreon and Sub is a corporation and LLC is a limited liability company; each has been duly organized, and is validly existing and in good standing under the Delaware Law, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Dendreon. Other than its ownership of Sub and LLC, Dendreon does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity, excluding securities in any publicly traded company held for investment by Dendreon and comprising less than one percent of the outstanding equity of such company.

4.02.     Dendreon Capital Structure.

(a)  The authorized capital stock of Dendreon consists of 80,000,000 shares of Common Stock, $0.001 par value (“Dendreon Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value (“Dendreon Preferred Stock”). On February 21, 2003, (i) 26,807,979 shares of Dendreon Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, (ii) no shares of Dendreon Common Stock were held in the treasury of Dendreon, (iii) 604,287 shares of Dendreon Common Stock were reserved for future issuance pursuant to stock options granted and outstanding or available for grant under employee stock incentive and stock purchase plans described in the Dendreon SEC Reports (defined in Section 4.04) (the “Dendreon Option Plans”), (iv) an aggregate of 568,337 shares of Dendreon Common Stock were reserved for future issuance pursuant to warrants granted and outstanding as of February 21, 2003 (the “Dendreon Warrants”), (v) up to 4,800,000 shares of Dendreon Common Stock were reserved for future issuance pursuant to the Private Equity Line Financing Agreement dates as of June 11, 2002 between Dendreon and BNY Capital markets, Inc., (vi) shares issuable to Genentech, Inc. relating to its commitment to purchase Dendreon Common Stock upon the occurrence of a milestone as specified in the Collaborative Development and Marketing Agreement between Dendreon and Genentech, Inc. and (vii) 1,000,000 shares of Dendreon Preferred Stock were reserved for future issuance upon exercise of Rights granted under the Rights Agreement, dated as of September 18, 2002, between Dendreon and Mellon Investor Services, LLC (the “Dendreon Rights Agreement”). The Dendreon Rights Agreement has not been amended. Since February 21, 2003, no shares of Dendreon Common Stock have been issued except pursuant to the exercise of options granted under the Dendreon Option Plans, nor has Dendreon become obligated to issue any additional shares of Dendreon Common Stock other than pursuant to additional grants of options under the Dendreon Option Plans, each of which grants has been made in the ordinary course of Dendreon’s business and in accordance with existing policies. None of the shares of Dendreon Preferred Stock are issued and outstanding and Dendreon is not obligated to issue any such shares except upon exercise of Rights granted under the Dendreon Rights Agreement. There are no obligations, contingent or otherwise, of Dendreon to repurchase, redeem, or otherwise acquire any shares of Dendreon Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

(b) Except as set forth in this Section 4.02, there are no (i) equity securities of any class of Dendreon, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding, or (ii) options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Dendreon is a party or by which it is bound obligating Dendreon to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Dendreon or obligating Dendreon, to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement ((i) and (ii), collectively, “Dendreon Stock Rights”). Dendreon is not a party to, nor is Dendreon aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Dendreon. Except as otherwise provided in that certain Fourth Amended and Restated Stockholders’ Agreement dated as of September 3, 1999, the Registration Rights Agreement dated as of October 14, 1999 between Dendreon and Fresenius AG, the Registration Rights Agreement dated as of August 19, 2002 between Dendreon and Shoreline Pacific LLC, and the Equity Investment Agreement dated July 31, 2002 between Dendreon and Genentech, Inc., Dendreon is not a party to any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Dendreon.

4.03.     Authority, No Conflict, Required Filings and Consents.

(a)  Each of Dendreon, Sub and LLC has all requisite corporate power and authority to enter into this Agreement and (subject to obtaining the Required Dendreon Stockholder Vote as required in Section 4.03(d)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Dendreon and the consummation of the transactions by Dendreon contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Dendreon, Sub and LLC, subject only to the approval of the Merger by Dendreon’s stockholders under Marketplace Rule 4350, as described in Section 4.03(d). This Agreement has been duly executed and delivered by Dendreon, Sub and LLC and constitutes the valid and binding obligation of Dendreon, Sub and LLC, enforceable against each of them in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)  The execution and delivery of this Agreement by Dendreon, Sub and LLC does not, and, subject to obtaining the Required Dendreon Stockholder Vote, the consummation of the transactions contemplated by this Agreement by Dendreon, Sub and LLC will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Dendreon or Sub or the Certificate of Formation or Operating Agreement of LLC, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which Dendreon is a party or by which Dendreon or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Dendreon or any of its properties or assets, except in the case of each of (ii) and (iii) for any breach, violation or conflict which would not have a Material Adverse Effect on Dendreon.

(c)  No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to Dendreon in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Exchange Act.

(d)  The affirmative vote of the holders of a majority of the shares of Dendreon Common Stock present or represented by proxy at the Dendreon Stockholders’ Meeting (as defined in Section 6.06) is the only vote of Dendreon’s stockholders required to approve the Share Issuance (the “Required Dendreon Stockholder Vote”), and is the only vote of holders of any class or series of Dendreon’s capital stock necessary for Dendreon to effect the Merger and the LLC Merger and consummate the transactions contemplated in this Agreement.

4.04.     SEC Filings; Financial Statements.

(a)  Dendreon has filed all forms, reports, and documents required to be filed by Dendreon with the SEC since January 1, 1999 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Dendreon SEC Reports”). The Dendreon SEC Reports (i) at the time filed, with respect to all of the Dendreon SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Dendreon SEC Reports or necessary in order to make the statements in such Dendreon SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any related notes) contained in the Dendreon SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Dendreon at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Dendreon as of September 30, 2002 included in Dendreon’s Quarterly Report on Form 10-Q filed with the SEC with respect to the quarter then ended is referred to herein as the “Dendreon Balance Sheet.”

(c)  Dendreon has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Dendreon to engage in the review and evaluation process mandated by the Exchange Act. Dendreon’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Dendreon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Dendreon’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Dendreon required under the Exchange Act with respect to such reports.

4.05.     No Undisclosed Liabilities.    Except as disclosed in the Dendreon SEC Reports, Dendreon does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Dendreon, other than (i) liabilities reflected in the Dendreon Balance Sheet, (ii) obligations to perform under contracts either disclosed in the Dendreon SEC Reports or in the Dendreon Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the date of the Dendreon Balance Sheet, in the ordinary course of business consistent with past practices.

4.06.     Absence of Certain Changes or Events.    Since the date of the Dendreon Balance Sheet, Dendreon has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on Dendreon, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Dendreon having a Material Adverse Effect on Dendreon, (iii) any material change by Dendreon in its accounting methods, principles, or practices to which Dendreon has not previously consented in writing, (iv) any revaluation by Dendreon or any of its assets having a Material Adverse Effect on Dendreon, or (v) any other action or event that would have required the consent of Corvas pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

4.07.     Taxes.

(a)  All Tax Returns, of or relating to any Taxes heretofore required to be filed by Dendreon have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Dendreon has paid or has made adequate provision for the payment of all Taxes.

(b)  As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Dendreon with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Dendreon, proposed with respect to any Tax Return of or with respect to Dendreon and there are no liens for Taxes upon the assets or properties of Dendreon, except liens for Taxes not yet delinquent.

(c)  There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Dendreon of or for an extension of time for the assessment or payment of any Taxes. Dendreon has not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Dendreon is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Dendreon, and to the knowledge of Dendreon the IRS has not proposed any such adjustment or change in accounting method.

(d)  To the knowledge of Dendreon, Dendreon has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(e)  Dendreon has not filed a consent under Section 341(f) of the Code. Dendreon is not a party to any Tax allocation or Tax sharing arrangements.

4.08.     Tangible Properties.

(a)  Real Property.    Dendreon has provided or made available to Corvas a true and complete list of all real property owned by Dendreon and Leases of Dendreon as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding obligations of Dendreon and, to Dendreon’s knowledge, of each other party thereto, in accordance with their respective terms, as those terms are reflected in documents provided to Corvas, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and Dendreon is not in material default under any such Lease.

(b)  Tangible Personal Property.    All material items of tangible personal property of Dendreon are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for use in the conduct of Dendreon’s business. Dendreon has and will have good and marketable title to all material personal property owned by it, free and clear of all security interests, mortgages, liens, pledges, charges, valid claims or encumbrances of any kind or character other than liens (i) under security agreements disclosed to Corvas; (ii) for taxes not yet due and payable; or (iii) incurred in the ordinary course of Dendreon’s business that do not, individually or in the aggregate, have a Material Adverse Effect on Dendreon.

4.09.     Intellectual Property.

(a)  Ownership of Intellectual Property Assets.    Dendreon owns or has valid rights or licenses to use all of the Dendreon Intellectual Property Assets. All Dendreon Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and Dendreon has the right to use without payment to a third party all of such Dendreon Intellectual Property Assets. No claim is pending against Dendreon or, to Dendreon’s knowledge, threatened against Dendreon or its officers, employees or consultants to the effect that Dendreon’s right, title and interest in and to any of the Dendreon Intellectual Property Assets is invalid or unenforceable by Dendreon. Dendreon is not aware of any material information that would adversely affect the validity or enforceability of any of the Patents, Marks, Trade Secrets or Copyrights which constitute Dendreon Intellectual Property Assets. All former and current employees, consultants and contractors of Dendreon who were involved in, or who contributed to, the creation or development of any of the Dendreon Intellectual Property Assets have executed written instruments with Dendreon that assign to Dendreon all of such Person’s rights to any inventions, improvements, discoveries, writings or information relating to the business of Dendreon constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, no employee of Dendreon has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Dendreon. A complete list of Dendreon Products is provided in Schedule 4.09(a) of the Dendreon Disclosure Schedule.

(b)  Patents.    Schedule 4.09(b) of the Dendreon Disclosure Schedule sets forth a complete and accurate list of all Patents constituting Dendreon Intellectual Property Assets. All of such issued Patents are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use.) All of such Patents are valid and enforceable. In each case where such an issued Patent is held by Dendreon by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such issued

Patent or patent application has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Dendreon’s knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Material Adverse Effect on Dendreon. All Dendreon Products made, used or sold under the Patents have been marked with the proper patent notice.

(c)  Trademarks.    Schedule 4.09(c) of the Dendreon Disclosure Schedule sets forth a complete and accurate list of all Marks constituting Dendreon Intellectual Property Assets. All such Marks that have been registered with the U. S. Patent and Trademark Office or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to Dendreon’s knowledge, valid and enforceable in the jurisdictions in which they are registered. In each case where such a Mark is held by Dendreon by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Dendreon’s knowledge, no such action is threatened against Dendreon with respect to any of such Marks. All Dendreon Products and materials containing a Mark bear the proper notice where required by law.

(d)  Copyrights.    Dendreon does not have any Copyrights registered with the U. S. Copyright Office.

(e)  Trade Secrets.    Dendreon has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of Dendreon and any other Persons with access to the Trade Secrets constituting Dendreon Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Dendreon Intellectual Property Assets have not been disclosed by Dendreon to any Person other than employees or contractors of Dendreon who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or to other persons under confidentiality and non-disclosure agreements. To the knowledge of Dendreon, Dendreon has the right to use, free and clear of claims of third parties, all Trade Secrets constituting Dendreon Intellectual Property Assets. To the knowledge of Dendreon, no third party has asserted that the use by Dendreon of any Trade Secret constituting Dendreon Intellectual Property Assets violates the rights of such third party.

(f)  Exclusivity of Rights.    Dendreon has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Dendreon Intellectual Property Assets owned or exclusively licensed by Dendreon. Dendreon (i) has not licensed or granted to anyone rights of any nature to use any of the Dendreon Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for Dendreon’s ownership, use, license or transfer of any of the Dendreon Intellectual Property Assets.

(g)  Licenses Received.    All material licenses or other material agreements under which Dendreon is granted rights by others in Dendreon Intellectual Property Assets are listed in Schedule 4.09(g) of the Dendreon Disclosure Schedule. For the purpose of the foregoing sentence, licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license shall not be deemed material. Except as set forth in Schedule 4.09(g) of the Dendreon Disclosure Schedule: (i) all licenses or other agreements under which Dendreon is granted rights by others in Dendreon Intellectual Property Assets are in full force and effect, (ii) to the knowledge of Dendreon, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of Dendreon under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Material Adverse Effect on Dendreon. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available or provided to Corvas, and to the knowledge of Dendreon, the licensors under the licenses and other agreements under which Dendreon is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

(h)  Licenses Granted.    All licenses or other agreements under which Dendreon has granted rights to others in Dendreon Intellectual Property Assets are listed in Schedule 4.09(h) of the Dendreon Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of Dendreon, there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Corvas.

(i)  Sufficiency.    The Dendreon Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Dendreon Products and are all of the Intellectual Property Assets necessary for the operation of Dendreon’s business as currently conducted.

(j)  Infringement.    None of the Dendreon Products developed or under development, manufactured or sold by Dendreon, nor any process or know-how used by Dendreon in connection therewith, infringes, conflicts with or misappropriates any Copyright or Trade Secret of any Person, or to Dendreon’s knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

(k)  Dendreon Nondisclosure Contracts.    To the knowledge of Dendreon, each of the Dendreon Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and, to Dendreon’s knowledge, no such third party is in material breach of any such Dendreon Nondisclosure Contract. A complete list of all Dendreon Nondisclosure Contracts is provided in Schedule 4.09(k) of the Dendreon Disclosure Schedule.

4.10.     Agreements, Contracts, and Commitments.    Schedule 4.10 of the Dendreon Disclosure Schedule lists (i) all material contracts of Dendreon (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Dendreon SEC Reports; and (ii) all amendments to Dendreon Material Contracts, whether or not such contracts were filed as exhibits to the Dendreon SEC Reports, unless such amendments were also filed as exhibits to the Dendreon SEC Reports. The contracts listed on Schedule 4.10 of the Dendreon Disclosure Schedule together with the contracts filed as exhibits to the Dendreon SEC Reports are referred to collectively as the “Dendreon Material Contracts”. All Dendreon Material Contracts, as amended pursuant to amendments filed as exhibits to the Dendreon SEC Reports or listed on Schedule 4.10 of the Dendreon Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. Dendreon has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any Dendreon Material Contracts in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Dendreon under any Dendreon Material Contract and Dendreon is not aware of the existence of a material breach of a Dendreon Material Contract by any other party thereto. Dendreon is not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Dendreon Material Contract.

4.11.     Litigation.    Except as described in the Dendreon SEC Reports, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Dendreon, threatened against or affecting Dendreon or any of its assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adversely to Dendreon would, individually or in the aggregate, have a Material Adverse Effect on Dendreon.

4.12.     Environmental Matters.

(a)  Hazardous Substances.    To the knowledge of Dendreon, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any premises or other property that Dendreon has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by Dendreon in the ordinary course of its business and in accordance with all applicable Environmental Laws.

(b)  Environmental Compliance.    Except as set forth in Schedule 4.12(b) of the Dendreon Disclosure Schedule, (i) to the knowledge of Dendreon, Dendreon has obtained all applicable permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, and federal, state and local statutes, laws, ordinances, codes, rules, regulations, orders and decrees relating to or imposing liability or standards on conduct concerning any emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, hazardous substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes; (ii) to the knowledge of Dendreon, Dendreon is now and at all times has been in material compliance with all terms and conditions of those required permits, licenses and authorizations and is also in material compliance with all other conditions, standards, requirements and obligations contained in all applicable Environmental Laws; (iii) Dendreon is not aware of, nor to the knowledge of Dendreon, has Dendreon received notice of, any event, condition, circumstance, activity, practice, incident, action or plan that may materially interfere with or prevent Dendreon’s continued compliance with or that may give rise to any liability of Dendreon under any Environmental Law, or any release or threatened release of any Hazardous Substance, pollutant or contaminant from or onto any property owned, operated or leased by Dendreon.

(c)  Hazardous Waste Activities.    To the knowledge of Dendreon, no property that Dendreon has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Wastes, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Dendreon in the ordinary course of its business.

(d)  UST’s and AST’s.    To the knowledge of Dendreon, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any premises or other property that Dendreon has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

(e)  Listing.    To the knowledge of Dendreon, no premises that Dendreon has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)  Environmental Reports.    Dendreon has made available to Dendreon for inspection true and complete copies of all environmental site assessments, reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Dendreon, or any property that Dendreon has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Dendreon may have breached any Environmental Law.

(g)  Environmental Claims, etc.    To the knowledge of Dendreon, there are not and there never have been any requests, notices, investigations, claims, demands, regulatory orders, notices of violation, notices of penalties, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Dendreon, or any property that Dendreon has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Dendreon, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

(h)  Compliance with Environmental Laws.    Dendreon operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Dendreon are in Dendreon’s possession and are in full force and effect. To Dendreon’s knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

4.13.     Regulatory Compliance.

(a)  All biological and drug products being manufactured, distributed or developed by Dendreon (“Dendreon Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

(b)  All preclinical trials and clinical trials conducted by or on behalf of Dendreon have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

(c)  All manufacturing operations conducted by or for the benefit of Dendreon have been and are being conducted in compliance with the FDA’s applicable current Good Clinical Practices regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon. In addition, Dendreon is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Dendreon.

(d)  Neither Dendreon nor any Representative of Dendreon, nor to the knowledge of Dendreon, any of its licensees or assignees of Dendreon Intellectual Property has received any notice since January 1, 1999 that the FDA or any other governmental entity has initiated, or threatened to initiate, any action to suspend any clinical trial, withdraw approval of any Investigational New Drug or otherwise restrict the preclinical research on or clinical study of any Dendreon Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Dendreon Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Dendreon Pharmaceutical Product.

(e)  Neither Dendreon nor, to the knowledge of Dendreon, any of its officers, key employees, agents or clinical investigators acting for Dendreon, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Dendreon, nor to the knowledge of Dendreon, any officer, key employee or agent of Dendreon has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 3351 or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f)  All animal studies, preclinical tests and human clinical trials, performed in connection with or as the basis for any regulatory approval required for the Dendreon Pharmaceutical Products have been conducted in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the animal, preclinical or clinical study of products comparable to those being developed by Dendreon.

(g)  Dendreon has provided Corvas with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from governmental entities, that indicate or suggest lack of compliance with the regulatory requirements of such governmental entities. Dendreon has made available to Corvas for review all correspondence to or from all governmental entities, minutes of meetings, written reports of phone conversations, visits or other contact with governmental entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from governmental entities, or prepared by or which bear in any way on Dendreon’s compliance with regulatory requirements of governmental entities, or on the likelihood of timing of approval of any Dendreon Pharmaceutical Products.

(h)  There are no proceedings pending with respect to a violation by Dendreon of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity that reasonably might be expected to have a Material Adverse Effect on Dendreon or to result in criminal liability.

4.14.     Employee Benefit Plans.

(a)  There are no “employee pension benefit plans,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or “multiemployer plans” as defined in Section 3(37) of ERISA, maintained or contributed to by Dendreon or any trade or business (whether or not incorporated) (an “ERISA Affiliate”) which is aggregated with Dendreon pursuant to Section 414 of the Code for the benefit of its current or former employees. Dendreon has set forth on Schedule 4.14 of the Dendreon Disclosure Schedule all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, welfare, severance, fringe benefit (including, but not limited to, benefits relating to Company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), and other similar employee benefit plans, arrangements, and employment and consulting agreements, whether or not such plans, arrangements, or agreements are “employee benefit plans”, written or otherwise, for the benefit of or relating to, any current or former employee of Dendreon or any ERISA Affiliate (together the “Dendreon Employee Plans”).

(b)  With respect to each Dendreon Employee Plan, Dendreon has made available to Corvas a true and correct copy of (i) the annual report (Form 5500) for the most recent plan year that is filed with the Internal Revenue Service (“IRS”) or U. S. Department of Labor, if applicable, (ii) the current plan document and summary plan description, and all amendments thereto, for each such Dendreon Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Dendreon Employee Plan, (iv) the most recent actuarial report or valuation relating to an Dendreon Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

(c)  With respect to the Dendreon Employee Plans, individually and in the aggregate, Dendreon and its ERISA Affiliates are in full compliance with the applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Dendreon Employee Plans, and no event has occurred, and to the knowledge of Dendreon, there exists no condition or set of circumstances in connection with which Dendreon could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Dendreon, under ERISA, the Code, or any other applicable law. Dendreon has classified all individuals who perform services for Dendreon correctly under each Dendreon Employee Plan, ERISA and the Code as common law employees, independent contractors or leased employees. Except to the extent required under Section 4980B of the Code, neither Dendreon nor any ERISA Affiliate provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

(d)  With respect to the Dendreon Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Dendreon. Except as disclosed in Dendreon SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither Dendreon nor any ERISA Affiliate is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Dendreon, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Dendreon of the nature contemplated by this Agreement, (iii) agreement with any officer of Dendreon providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

4.15.     Compliance with Laws.    Dendreon has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Dendreon.

4.16.     Interested Party Transactions.    Except as disclosed in the Dendreon SEC Reports,, since the date of Dendreon’s last proxy statement to its stockholders, no event has occurred that would be required to be reported by Dendreon as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.17.     No Existing Discussions.    Dendreon is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Dendreon Acquisition Proposal.

4.18.     No Secured Debt.    Except as disclosed in the Dendreon SEC reports, there is not now any secured debt (including capitalized leases) of Dendreon. The existence of any outstanding secured debt (including capitalized leases) of Dendreon does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Dendreon is a party or by which Dendreon or any of its assets or properties is bound or encumbered.

4.19.     Opinion of Financial Advisor.    The financial advisor of Dendreon, Needham & Company, Inc., has delivered to the Board of Directors of Dendreon an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Dendreon.

4.20.     Dendreon’s Tax Representation Relating to Reorganization.    In connection with the Merger, neither Dendreon nor any person related to Dendreon (as defined in Treasury Regulation Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of Corvas with any consideration other than common stock of Dendreon. There is no plan or intention by Dendreon or any person related to Dendreon (as defined in Treasury Regulation Section 1.368-1(e)(3)) to acquire or redeem any of the stock of Dendreon issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person; provided, however, that Dendreon may repurchase Dendreon stock issued in the Merger pursuant to an open market stock repurchase program, as described in Revenue Ruling 99-58, 1999-2 C.B. 701.

4.21.     Insurance.    Each policy of insurance maintained by or for the benefit of Dendreon (collectively, the “Dendreon Policies”) is listed in Schedule 4.21 of the Dendreon Disclosure Schedule. Except as noted in Schedule 4.21 of the Dendreon Disclosure Schedule: (i) Dendreon is the sole beneficiary of each of the Dendreon Policies; (ii) each of the Dendreon Policies is in full force and effect, and Dendreon has received no notice of intent to cancel any of the Dendreon Policies and is not otherwise aware of the intent of any carrier to cancel any of the Dendreon Policies or of any basis for any such cancellation; (iii) the carrier or carriers under each of the Dendreon Policies are reputable, and Dendreon has no information leading it to believe that any such carrier is experiencing or is likely to experience liquidity problems; and (iv) the Dendreon Policies, in the aggregate are sufficient in kind and coverage limits to provide risk protection comparable to that provided to prudent companies engaged in activities similar to those engaged in by Dendreon under similar policies customarily maintained by such companies.

4.22.     Employment Matters.    Dendreon has complied with, is not in violation of, and has not received any notices of violation with respect to all applicable laws, rules and regulations relating to employment, including the Immigration Reform and Control Act, as amended, those related to wages, hours (including payment of overtime required by state or federal law), equal employment opportunity and the payment of state and federal payroll taxes, including Social Security taxes. There are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Dendreon, threatened against or affecting Dendreon alleging any violation of any of the foregoing laws, rules or regulations.

4.23.     Ownership and Interim Operations of Sub and LLC.    All outstanding capital stock of Sub and all ownership interests in LLC are owned by Dendreon. Sub and LLC were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities, and have conducted their respective operations only as contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.01.     Covenants of Dendreon and Corvas.

(a)  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), each of Dendreon and Corvas agrees (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, clinical investigators, clinical research organizations, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be materially impaired at the Effective Time. Dendreon and Corvas shall each promptly notify the other of any event or occurrence not in the ordinary course of business of Dendreon or Corvas, respectively. Except as set forth in Part 5.01 of the Corvas Disclosure Schedule, in the case of Corvas, or of the Dendreon Disclosure Schedule, in the case of Dendreon, each of Dendreon and Corvas shall not during the Pre-Closing Period, without the prior written consent of the other party (which consent may not be unreasonably withheld or delayed):

(i)  Accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or otherwise or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or other agreements in effect as of the date of this Agreement;

(ii)  Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iii)  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such party;

(iv)  Sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party;

(v)  (A) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers of Dendreon or Corvas in accordance with past practices, (B) except as provided in Section 6.16, increase or agree to increase the compensation payable or to become payable to officers of Dendreon or Corvas or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (D) enter into any collective bargaining agreement, (E) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (F) establish any new executive employee position;

(vi)  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than (i) revaluations that the auditors for such entity advise that such revaluation is required in accordance with generally accepted accounting principles or (ii) in the ordinary course of business;

(vii)  Amend or propose to amend its charter documents or Bylaws, except as contemplated by this Agreement;

(viii)  Make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course of the existing business of such party, and (ii) other capital expenditures and commitments not to exceed $500,000 in the aggregate, in the case of Corvas, or $2 million, in the case of Dendreon; or

(ix)  Take, or agree in writing or otherwise to take, any action which is reasonably likely to make any of such party’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

(x)  Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any Corvas Stock Rights or Dendreon Stock Rights, as applicable, other than (A) the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, (B) the issuance of shares upon the exercise of options outstanding as of the date hereof (or issued pursuant to subsection (A) above), (C) pursuant to binding obligations of the issuer to issue securities (excluding securities issuable at the option of the issuer) entered into prior to the date hereof and disclosed on the Corvas Disclosure Schedule or the Dendreon Disclosure Schedule, as applicable and (C) in the case of Dendreon, in addition to the issuances contemplated under (A), (B) and (C) above, up to $10,000,000 in cumulative issuances of securities provided that the per share issuance price for the Dendreon common stock shall not be less than the closing price of Dendreon common stock on Nasdaq on the last trading day immediately prior to the announcement of the execution of this Agreement.

(xi)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party’s subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness, except (A) pursuant to existing credit agreements, (B) in the case of Dendreon only, for Dendreon’s refinancing of its existing capital lease financing arrangements or incurrence of new capital leases in the ordinary course of its business.

(b)  Except as expressly contemplated by this Agreement, subject to Section 6.01, Corvas shall not, without the prior written consent of Dendreon, transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Corvas Intellectual Property Rights, other than in the ordinary course of business consistent with past practices or pursuant to obligations entered into prior to the date hereof.

5.02.   Cooperation.    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Dendreon and Corvas shall confer on a regular and frequent basis with one or more Representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Combination, and the transactions contemplated hereby and thereby.

ARTICLE VI

ADDITIONAL AGREEMENTS AND COVENANTS

6.01.     No Solicitation by Corvas.

(a)  Corvas shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Corvas Acquisition Proposal or take any action that could reasonably be expected to lead to a Corvas Acquisition Proposal, (ii) furnish any information regarding Corvas to any Person in connection with or in response to a Corvas Acquisition Proposal or an inquiry or indication of interest that could lead to a Corvas Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Corvas Acquisition Proposal, (iv) approve, endorse or recommend any Corvas Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Corvas Acquisition Transaction; provided, however, that this Section 6.01(a) shall not prohibit (A) Corvas, or the Board of Directors of Corvas from furnishing nonpublic information regarding Corvas to, or entering into discussions or negotiations with, any Person in response to a Corvas Superior Offer that is submitted to Corvas by such Person (and not withdrawn) if (1) neither Corvas nor any of its Representatives shall have violated any of the restrictions set forth in this Section 6.01, (2) the Board of Directors of Corvas determines, in good faith, based on the advice of its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of Corvas under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Corvas gives Dendreon written notice of the identity of such Person and of Corvas’ intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Corvas receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person’s Representatives by or on behalf of Corvas on terms no less favorable to Corvas than the Nondisclosure Agreement and a standstill agreement with customary restrictions on the purchase of Corvas stock on terms no less favorable to Corvas than the Standstill Agreement, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Corvas furnishes such nonpublic information to Dendreon (to the extent such nonpublic information has not been previously furnished by Corvas to Dendreon); or (B) Corvas from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Corvas Acquisition Proposal. Without limiting the generality of the foregoing, Corvas acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representatives is purporting to act on behalf of Corvas, shall be deemed to constitute a breach of this Section 6.01 by Corvas.

(b)  Corvas shall promptly (and in no event later than 24 hours after receipt of any Corvas Acquisition Proposal, any inquiry or indication of interest that could lead to a Corvas Acquisition Proposal or any request for nonpublic information) advise Dendreon orally and in writing of any Corvas Acquisition Proposal, any inquiry or indication of interest that could lead to a Corvas Acquisition Proposal or any request for nonpublic information relating to Corvas (including the identity of the Person making or submitting such Corvas Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Corvas shall keep Dendreon fully informed on a prompt basis with respect to the status of any such Corvas Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)  Corvas shall immediately cease and cause to be terminated any discussions or negotiations existing prior to the date hereof with any Person (other than Dendreon) that relate to any Corvas Acquisition Proposal, except as may be provided for in Section 6.01(a). Corvas agrees not to release any Person (other than Dendreon) from or waive any provision of any confidentiality, “standstill” or similar agreement to which it is a party and will use its best efforts to enforce each such agreement at the request of Dendreon.

6.02.     No Solicitation by Dendreon

(a)  Dendreon shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Dendreon Acquisition Proposal or take any action that could reasonably be expected to lead to a Dendreon Acquisition Proposal, (ii) furnish any information regarding Dendreon to any Person in connection with or in response to a Dendreon Acquisition Proposal or an inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Dendreon Acquisition Proposal, (iv) approve, endorse or recommend any Dendreon Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Dendreon Acquisition Transaction; provided, however, that this Section 6.02(a) shall not prohibit (A) Dendreon, or the Board of Directors of Dendreon from furnishing nonpublic information regarding Dendreon to, or entering into discussions or negotiations with, any Person in response to a Dendreon Superior Offer that is submitted to Dendreon by such Person (and not withdrawn) if (1) neither Dendreon nor any of its Representatives shall have violated any of the restrictions set forth in this Section 6.02, (2) the Board of Directors of Dendreon determines, in good faith, based on the advice of its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of Dendreon under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Dendreon gives Corvas written notice of the identity of such Person and of Dendreon’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Dendreon receives from such Person an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person or any of such Person’s Representatives by or on behalf of Dendreon on terms no less favorable to Dendreon than the Nondisclosure Agreement and a standstill agreement with customary restrictions on the purchase of Dendreon stock on terms no less favorable to Dendreon than the Standstill Agreement, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Dendreon furnishes such nonpublic information to Corvas (to the extent such nonpublic information has not been previously furnished by Dendreon to Corvas); or (B) Dendreon from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Dendreon Acquisition Proposal. Without limiting the generality of the foregoing, Dendreon acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representatives is purporting to act on behalf of Dendreon, shall be deemed to constitute a breach of this Section 6.02 by Dendreon.

(b)  Dendreon shall promptly (and in no event later than 24 hours after receipt of any Dendreon Acquisition Proposal, any inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal or any request for nonpublic information) advise Corvas orally and in writing of any Dendreon Acquisition Proposal, any inquiry or indication of interest that could lead to a Dendreon Acquisition Proposal or any request for nonpublic information relating to Dendreon (including the identity of the Person making or submitting such Dendreon Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Dendreon shall keep Corvas fully informed on a prompt basis with respect to the status of any such Dendreon Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)  Dendreon shall immediately cease and cause to be terminated any discussions or negotiations existing prior to the date hereof with any Person (other than Corvas) that relate to any Dendreon Acquisition Proposal, except as may be provided for in Section 6.01(a). Dendreon agrees not to release any Person (other than Corvas) from or waive any provision of any confidentiality, “standstill” or similar agreement to which it is a party and will use its best efforts to enforce each such agreement at the request of Parent.

6.03.     Joint Proxy Statement; Registration Statement.

(a)  As promptly as practical after the execution of this Agreement, Dendreon and Corvas shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the stockholders of Dendreon and Corvas in connection with the Dendreon Stockholders’ Meeting and the Corvas Stockholders’ Meeting, respectively (the “Joint Proxy Statement”), and Dendreon shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Dendreon Common Stock to be issued as a result of the Merger will be registered with the SEC (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Each of Dendreon and Corvas shall use its best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Dendreon and Corvas shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. Dendreon will use its best efforts to cause the Joint Proxy Statement to be mailed to Dendreon’s stockholders, and Corvas will use its best efforts to cause the Joint Proxy Statement to be mailed to the Corvas’ stockholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act but in each case within ten business days thereafter. Dendreon and Corvas shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable efforts to cause their respective Annual Reports on Form 10-K for the year ended December 31, 2002 to be filed as promptly as possible.

(b)  Corvas shall take such action as may be necessary to ensure that (i) the information to be supplied by Corvas for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Corvas for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Corvas or Dendreon, at the time of the Corvas Stockholders’ Meeting and the Dendreon Stockholders’ Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corvas Stockholders’ Meeting or the Dendreon Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Corvas or any of its Affiliates, officers, or directors should be discovered by Corvas which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Corvas shall promptly so inform Dendreon.

(c)  Dendreon shall take such action as may be necessary to ensure that (i) the information supplied by Dendreon for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Dendreon for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to stockholders of Dendreon or Corvas, at the time of the Dendreon Stockholders’ Meeting and Corvas Stockholders’ Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Dendreon Stockholders’ Meeting or the Corvas Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Dendreon or any of its Affiliates, officers, or directors should be discovered by Dendreon which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Dendreon shall promptly so inform Corvas.

(d)  Dendreon shall include as exhibits to the Registration Statement (i) substantially identical opinions of Cooley Godward LLP and Stoel Rives LLP (the opinion of each firm to be addressed to such firm’s respective client), in form and substance reasonably satisfactory to Dendreon and to Corvas, to the effect the Combination will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the consents of Cooley Godward LLP and Stoel Rives LLP to be named as required by the Securities Act with respect to information contained in the section of the Registration Statement titled “Material Federal Income Tax Consequences”. In rendering such opinions and in reviewing the information in the Registration Statement with respect to the federal income tax consequences of the Combination, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub, LLC and Corvas, and Dendreon, Sub, LLC and Corvas shall provide such certificates.

6.04.     Access to Information.    Upon reasonable notice and to the extent permitted under applicable law (including anti-trust laws and regulations) and the provisions of agreements to which Dendreon or Corvas, as the case may be, is a party, Corvas and Dendreon shall each afford to the officers, employees, accountants, counsel, and other Representatives of the other, access, during normal business hours during the Pre-Closing Period, to all its properties, books, contracts, commitments, and records and, during such period, each of Corvas and Dendreon shall furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Nondisclosure Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify a representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.05.     Corvas Stockholders’ Meetings.

(a)  Corvas shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Corvas Common Stock to vote on a proposal to adopt this Agreement (the “Corvas Stockholders’ Meeting”). The Corvas Stockholders’ Meeting shall be held (on a date selected by Corvas in consultation with Dendreon) as promptly as practicable after the Registration Statement is declared effective under the Securities Act but in any event within 45 calendar days thereafter. Corvas shall use its reasonable efforts to solicit from its stockholders proxies for the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Corvas Stockholders’ Meeting are solicited in compliance with all applicable laws.

(b)  Subject to Section 6.05(c) below: (i) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Corvas unanimously recommends that Corvas’ stockholders vote to adopt this Agreement at the Corvas Stockholders’ Meeting (the unanimous recommendation of Corvas’ Board of Directors that Corvas’ stockholders vote to adopt this Agreement being referred to as the “Corvas Board Recommendation”); and (ii) the Corvas Board Recommendation shall not be withdrawn or modified in a manner adverse to Dendreon, and no resolution by the Board of Directors of Corvas or any committee thereof to withdraw or modify the Corvas Board Recommendation in a manner adverse to Dendreon shall be adopted or proposed; it being expressly understood that, if the Corvas Board Recommendation is no longer unanimous, it shall be deemed modified in a manner adverse to Dendreon.

(c)  Notwithstanding anything to the contrary contained in Section 6.05(b), at any time prior to the adoption of this Agreement by the Required Corvas Stockholder Vote, the Corvas Board Recommendation may be withdrawn or modified in a manner adverse to Dendreon if: (i) an unsolicited, bona fide written offer is made to Corvas by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (ii) Corvas’ Board of Directors determines in good faith (after consultation with an independent financial advisor of national reputation) that such offer constitutes a Corvas Superior Offer;

(iv) Corvas’ Board of Directors determines in good faith, based on the advice of its outside legal counsel, that, in light of such Corvas Superior Offer, failing to withdraw or modify of the Corvas Board Recommendation would be reasonably likely to result in a breach of the fiduciary duties of Corvas’ Board of Directors to Corvas’ stockholders under applicable laws; (v) the Corvas Board Recommendation is not withdrawn or modified in a manner adverse to Dendreon at any time prior to three business days after Dendreon receives written notice from Corvas confirming that Corvas’ Board of Directors has determined that such offer is a Corvas Superior Offer; and (vi) neither Corvas nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.01.

(d)  Corvas’ obligation to call, give notice of and hold the Corvas Stockholders’ Meeting in accordance with Section 6.05(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Corvas Superior Offer or other Corvas Acquisition Proposal, or by any withdrawal or modification of the Corvas Board Recommendation.

6.06.     Dendreon Stockholders’ Meetings

(a)  Dendreon shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Dendreon Common Stock to vote on a proposal to approve the Share Issuance (the “Dendreon Stockholders’ Meeting”). The Dendreon Stockholders’ Meeting shall be held (on a date selected by Dendreon in consultation with Corvas) as promptly as practicable after the Corvas Stockholders’ Meeting but in any event within 3 calendar days thereafter. Dendreon shall use its reasonable efforts to solicit from its stockholders proxies for the approval of the Share Issuance and shall ensure that all proxies solicited in connection with the Dendreon Stockholders’ Meeting are solicited in compliance with all applicable laws.

(b)  Subject to Section 6.06(c) below: (i) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Dendreon unanimously recommends that Dendreon’s stockholders vote to adopt this Agreement at the Dendreon Stockholders’ Meeting (the unanimous recommendation of Dendreon’s Board of Directors that Dendreon’s stockholders vote to adopt this Agreement being referred to as the “Dendreon Board Recommendation”); and (ii) the Dendreon Board Recommendation shall not be withdrawn or modified in a manner adverse to Corvas, and no resolution by the Board of Directors of Dendreon or any committee thereof to withdraw or modify the Dendreon Board Recommendation in a manner adverse to Corvas shall be adopted or proposed; it being expressly understood that, if the Corvas Board Recommendation is no longer unanimous, it shall be deemed modified in a manner adverse to Dendreon.

(c)  Notwithstanding anything to the contrary contained in Section 6.06(b), at any time prior to the adoption of this Agreement by the Required Dendreon Stockholder Vote, the Dendreon Board Recommendation may be withdrawn or modified in a manner adverse to Corvas if: (i) an unsolicited, bona fide written offer is made to Dendreon by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction, and such offer is not withdrawn; (ii) Dendreon’s Board of Directors determines in good faith (after consultation with an independent financial advisor of national reputation) that such offer constitutes a Dendreon Superior Offer; (iv) Dendreon’s Board of Directors determines in good faith, based on the advice of its outside legal counsel, that, in light of such Dendreon Superior Offer, failing to withdraw or modify the Dendreon Board Recommendation would be reasonably likely to result in a breach of the fiduciary duties of Dendreon’s Board of Directors to the Dendreon’s stockholders under applicable laws; (v) the Dendreon Board Recommendation is not withdrawn or modified in a manner adverse to Corvas at any time prior to three business days after Corvas receives written notice from Dendreon confirming that Dendreon’s Board of Directors has determined that such offer is a Dendreon Superior Offer; and (vi) neither Dendreon nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.02.

(d)  Dendreon’s obligation to call, give notice of and hold the Dendreon Stockholders’ Meeting in accordance with Section 6.06(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Dendreon Superior Offer or other Dendreon Acquisition Proposal, or by any withdrawal or modification of the Dendreon Board Recommendation.

6.07.     Legal Conditions to Merger.

Each of Dendreon and Corvas will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. Each of Dendreon and Corvas will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Dendreon or Corvas in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

6.08.     Payment of Taxes.

(a)  Corvas shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

(b)  Dendreon shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

6.09.     Affiliates.    Within two weeks of the date of this Agreement, Corvas will provide Dendreon with a list of those persons who are, in Corvas’ reasonable judgment, “affiliates” of Corvas within the meaning of Rule 145 (each such person who is an “affiliate” of Corvas within the meaning of Rule 145 is referred to as an “Affiliate”) promulgated under the Securities Act (“Rule 145”). Corvas shall provide Dendreon such information and documents as Dendreon shall reasonably request for purposes of reviewing such list and shall notify Dendreon in writing regarding any change in the identity of its Affiliates prior to the Closing Date.

6.10.     Public Disclosure.    Any public disclosures by Dendreon or Corvas with respect to the Combination or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Nondisclosure Agreement.

6.11.     Tax-Free Reorganization.

(a)  Dendreon and Corvas shall each use its best efforts to cause the Combination to be treated as a reorganization within the meaning of Section 368(a) of the Code.

(b)  To the extent permitted under applicable tax laws, the Combination shall be reported as a reorganization within the meaning of Section 368(a) of the Code in all federal, state, and local tax returns after the Effective Time.

(c)  Dendreon presently intends for LLC to continue a significant historic business line of Corvas or use a significant portion of Corvas’ historic business assets in a business after the Combination, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(d)  Dendreon will own 100% of the equity of LLC after the Combination and has no plan or intention to cause LLC to take any action that would result in Dendreon owning less than 100% of the equity of LLC.

(e)  Following the Combination, Dendreon has no plan or intention to merge LLC with or into another corporation (other than Dendreon), sell or dispose of any LLC equity, or cause LLC to sell or dispose of any of its assets or the assets acquired from Corvas and Sub, except for dispositions in the ordinary course of business.

(f)  Dendreon, Sub, LLC, Corvas and the stockholders of Corvas will pay their respective expenses, if any, incurred in connection with the Combination.

(g)  No indebtedness between Dendreon and Corvas, between Sub and Corvas or between LLC and Corvas was issued, acquired or will be settled at a discount.

(h)  At the Effective Time, Dendreon and LLC will not own, nor will either have owned during the past five years, any stock of Corvas.

(i)  At the Effective Time, none of Dendreon, Corvas, Sub or LLC is an investment company as defined Section 368(a)(2)(F)(iii) and (iv) of the Code.

6.12.     NASDAQ Quotation.    Dendreon shall use its best efforts to cause the shares of Dendreon Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

6.13.     Stock Plans and Other Options.

(a)  At the Effective Time, each outstanding option to purchase shares of Corvas Common Stock under the Corvas Option Plans and each Corvas Non-Plan Option (collectively, “Corvas Stock Options”), whether vested or unvested, shall be converted into and become the right to acquire shares of Dendreon Common Stock, and Dendreon shall assume each such Corvas Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Corvas Option Plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Corvas Stock Option assumed by Dendreon may be exercised solely for shares of Dendreon Common Stock, (ii) the number of shares of Dendreon Common Stock subject to each such Corvas Stock Option shall be equal to the number of shares of Corvas Common Stock subject to such Corvas Stock Option immediately prior to the Effective Time multiplied by the Conversion Number, rounding down to the nearest whole share, (iii) the per share exercise price under each such Corvas Stock Option shall be adjusted by dividing the per share exercise price under such Corvas Stock Option by the Conversion Number and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Corvas Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Corvas Stock Option shall otherwise remain unchanged; provided, however, that each Corvas Stock Option assumed by Dendreon in accordance with this Section 6.13(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The adjustment provisions herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and which does not modify the incentive stock option within the meaning of Section 424(h) of the Code. The duration and other terms of the Corvas Stock Options assumed by Dendreon shall be the same as the terms of the original option except that all references to Corvas shall be deemed to be references to Dendreon.

(b)  As soon as practicable after the Effective Time, Dendreon shall deliver to the holders of Corvas Stock Options an appropriate notice setting forth such holder’s rights pursuant thereto and the grants made prior to the Effective Time pursuant to the Corvas Option Plans or the stock option agreement by which they are evidenced shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). Dendreon shall comply with the terms of the Corvas Option Plans to ensure, to the extent required by, and subject to the provisions of, the Corvas Option Plans, that Corvas Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

(c)  Dendreon shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Dendreon Common Stock for delivery under the Corvas Stock Options assumed in accordance with this

Section 6.13. As soon as practicable after the Effective Time, but in no event later than the third business day following the Closing Date, Dendreon shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Dendreon Common Stock subject to such Corvas Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Corvas Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Dendreon shall administer the Corvas Option Plans assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

(d)  As of the Effective Time, the Corvas 1991 Employee Stock Purchase Plan, as amended, (the “Corvas ESPP”) shall be terminated. The rights of participants in the Corvas ESPP with respect to any offering period then underway under the Corvas ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Corvas ESPP; provided that the shortening of the offering period shall be effected in a manner that is not a modification of the offer within the meaning of Section 424(h) of the Code. Prior to the Effective Time, Corvas shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.13(d).

(e)  Dendreon shall, prior to the Effective Time, cause Dendreon’s Board of Directors to approve the issuance of shares of Dendreon Common Stock (including shares of Dendreon Common Stock to be issued in connection with the exercise of any Corvas Stock Options assumed by Dendreon in the Merger) and the assumption of Corvas Stock Options, with respect to any employees of Corvas who will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3 and will provide a draft of such resolutions to Corvas’ outside legal counsel for review prior to adoption. Prior to the Effective Time, the Board of Directors of Corvas shall approve the disposition of Corvas Common Stock in connection with the Merger by those directors and officers of Corvas subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.14.     Consents.    Each of Dendreon and Corvas shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Dendreon’s or Corvas’ material agreements, contracts, licenses, or leases in connection with the Combination.

6.15.     Brokers or Finders.    Each of Dendreon and Corvas represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Lazard Freres & Co., LLC, whose fees and expenses will be paid by Corvas in accordance with Corvas’ agreement with such firm (a copy of which has been delivered by Corvas to Dendreon prior to the date of this Agreement), and Needham & Company, Inc. and SG Cowen Securities Corporation, whose fees and expenses will be paid by Dendreon in accordance with Dendreon’s agreement with such firms (copies of which has been delivered by Dendreon to Corvas prior to the date of this Agreement.)

6.16.     Employee Benefits; Employee Issues.

(a)  Dendreon agrees that all employees of Corvas who continue employment with Dendreon or the Continuing Corporation after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Continuing Corporation’s retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 6.16 or elsewhere in this Agreement shall limit the right of Dendreon or the Continuing Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and (b) if Dendreon or the Continuing Corporation terminates any such retirement, health, vacation or other employee benefit plan, then, the Continuing Employees shall be eligible to participate in Dendreon’s health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Dendreon in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Dendreon, credit for service accrued by Continuing Employees (and eligible dependents) for employment with Corvas or any of its Subsidiaries prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations and eligibility waiting periods applicable to any Continuing Employee under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Corvas Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Corvas Employee Plan. Corvas’ employees shall be eligible for grants of stock options after the Effective Time under Dendreon’s 2000 Equity Incentive Plan and 2002 Broad Based Equity Incentive Plan on the same terms as Dendreon’s employees.

(b)  Dendreon shall use all reasonable efforts to enter into appropriate employment agreements with the Chairman of its board of directors, Chief Executive Officer, and President prior to the Effective Time. Nothing in this Section 6.16 or elsewhere in this Agreement, however, shall be construed to create a right in any employee to employment with Dendreon, the Continuing Corporation or any other Subsidiary of Dendreon and, subject to any binding written agreement between an employee and Dendreon or the Continuing Corporation, the employment of each Continuing Employee shall be “at will” employment.

6.17.     Reports.    From and after the Effective Time and so long as necessary in order to permit Corvas’ Affiliates to sell the shares of Dendreon Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Dendreon will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Dendreon will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

6.18.     Notification of Certain Matters.    Corvas will give prompt notice to Dendreon upon discovery thereof, and Dendreon will give prompt notice to Corvas upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause the failure of any of the conditions set forth in Section 7.02(a) or 7.03(a), and (b) any material failure of Corvas or Dendreon, or any director, officer, employee, agent or Representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

6.19.     Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

6.20.     Continuing Indemnification.

(a)  Dendreon shall guaranty the obligations of Corvas to indemnify its present and former directors and officers, to the extent of, and in accordance with, the Certificate of Incorporation and Bylaws of Corvas as in effect on the date of this Agreement and the Delaware Law. Subject to the Delaware Law, Corvas’ Bylaws relating to indemnification shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder. With respect to any claim relating to an occurrence prior to the Effective Time, such guarantee shall be subordinate in all respects to the rights of Corvas and/or such indemnified person under any policy of insurance maintained by Corvas.

(b)  Immediately prior to the Effective Time Corvas will terminate the existing policy of directors’ and officers’ liability insurance maintained by Corvas (the “Existing D&O Policy”) and will obtain a “tail” policy on the Existing D&O Policy until the sixth anniversary of the Effective Time for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time.

(c)  The provisions of this Section 6.20 are intended to be in addition to the rights otherwise available to the current officers and directors of Corvas by law, charter, statute, bylaws or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons. The obligations of Dendreon and the Continuing Corporation under this Section 6.20 shall not be terminated, modified or impaired in such a manner as to adversely affect any Indemnified Person to whom this Section 6.20 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 6.20 applies shall be an express third party beneficiary of this Section 6.20).

6.21.     Board of Directors of Dendreon.    Prior to the Effective Time, Dendreon shall take all necessary actions so that, from and after the Effective Time, for a period of eighteen months from the Effective Time and thereafter until duly changed in accordance with applicable law and Dendreon’s Certificate of Incorporation and Bylaws as then in effect, the Board of Directors of Dendreon will be comprised of not more than ten directors, unless an increase in the number of directors is authorized by a majority of the Dendreon Board of Directors which majority shall include at least one of the Corvas nominees referred to in the next sentence or their duly appointed successors. Prior to the Effective Time, Dendreon shall take all necessary action (including, if necessary, soliciting and obtaining resignations of serving board members) to cause two nominees of Corvas, who are reasonably acceptable to Dendreon and who are serving members of the Corvas Board of Directors, to be appointed, contingent on the occurrence of the Merger, to the Dendreon Board of Directors. One such director shall be appointed for a term expiring at the Dendreon annual meeting in 2005 and the other for a term expiring at the Dendreon annual meeting in 2006.

ARTICLE VII

CONDITIONS TO MERGER

7.01.     Conditions to Each Party’s Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.    This Agreement shall have been adopted by the requisite vote of the stockholders of Corvas as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of Corvas’ certificate of incorporation or Bylaws, and the Share Issuance shall have been approved by the requisite vote of the stockholders of Dendreon as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of Dendreon’s articles of incorporation or Bylaws.

(b)  Registration Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings or any proceeding threatened in writing seeking a stop order. The Joint Proxy Statement shall have been delivered to the stockholders of Corvas and Dendreon in accordance with the requirements of the Securities Act and the Exchange Act.

(c)  No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Combination shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending or threatened in writing; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Combination which makes the consummation of the Combination illegal.

(d)  NASDAQ.    The shares of Dendreon Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

7.02.     Additional Conditions to Obligations of Dendreon, Sub and LLC.    The obligations of Dendreon, Sub and LLC to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Dendreon, Sub and LLC.

(a)  Representations and Warranties.    The representations and warranties of Corvas set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Corvas as of the Closing; it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded; and Dendreon shall have received a certificate signed on behalf of Corvas by the chief executive officer and the chief financial officer of Corvas to such effect.

(b)  Performance of Obligations of Corvas.    Corvas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Dendreon shall have received a certificate signed on behalf of Corvas by the chief executive officer and the chief financial officer of Corvas to such effect.

(c)  Material Adverse Effect.    Since the date of this Agreement, there has not been a Material Adverse Effect on Corvas which is continuing as of the Closing.

(d)  No Litigation.    There shall not be pending any legal proceeding brought by a Governmental Entity and related to the transactions contemplated by this Agreement in which, in the reasonable judgment of Dendreon, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Corvas.

(e)  Tax Opinion.    Dendreon shall have received a legal opinion of Stoel Rives LLP, dated as of the Closing Date and addressed to Dendreon, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code, and if Stoel Rives LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to Dendreon. In rendering such opinions, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub and Corvas, and Dendreon, Sub and Corvas shall provide such certificates.

7.03.     Additional Conditions to Obligations of Corvas.    The obligation of Corvas to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Corvas.

(a)  Representations and Warranties.    The representations and warranties of Dendreon, Sub and LLC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that for the purposes of this paragraph, such representations and warranties shall be deemed to be accurate unless the failure or failures of such representations and warranties to be accurate, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Dendreon as of the Closing; it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded; and Corvas shall have received a certificate signed on behalf of Dendreon by the chief executive officer and the chief financial officer of Dendreon to such effect.

(b)  Performance of Obligations of Dendreon, Sub and LLC.    Dendreon, Sub and LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Corvas shall have received a certificate signed on behalf of Dendreon by the chief executive officer and the chief financial officer of Dendreon to such effect.

(c)  Material Adverse Effect.    Since the date of this Agreement, there has not been a Material Adverse Effect on Dendreon which is continuing as of the Closing.

(d)  No Litigation.    There shall not be pending any legal proceeding brought by a Governmental Entity and related to the transactions contemplated by this Agreement in which, in the reasonable judgment of Corvas, there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Dendreon.

(e)  Tax Opinion.    Corvas shall have received a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Corvas, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code, and if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Stoel Rives LLP renders such opinion to Corvas. In rendering such opinions, counsel may request and rely upon customary representations and covenants contained in certificates of officers of Dendreon, Sub and Corvas, and Dendreon, Sub and Corvas shall provide such certificates.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.01.     Termination.    This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Corvas or Dendreon:

(a)  by mutual written consent of Dendreon and Corvas; or

(b)  by either Dendreon or Corvas if the Merger shall not have been consummated by August 24, 2003 (the “Termination Date”) (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

(c)  by either Dendreon or Corvas if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Combination, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 6.07 of this Agreement; or

(d)  by either Dendreon or Corvas if (i) the Corvas Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Corvas’ stockholders shall have taken a final vote on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting by the Required Corvas Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if the failure to obtain the Required Corvas Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

(e)  by either Dendreon or Corvas if (i) the Dendreon Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and Dendreon’s stockholders shall have taken a final vote on the Share Issuance, and (ii) the Share Issuance shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Dendreon Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the failure to obtain the Required Dendreon Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

(f)  by Dendreon (at any time prior to the adoption of this Agreement by the Required Corvas Stockholder Vote) if a Corvas Triggering Event shall have occurred; or

(g)  by Corvas (at any time prior to the approval of the Share Issuance by the Required Dendreon Stockholder Vote) if a Dendreon Triggering Event shall have occurred; or

(h)  by Dendreon if (i) any of Corvas’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.02(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to Corvas Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Corvas’ covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.02(b) would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in Corvas’ representations and warranties or a breach of a covenant by Corvas is reasonably capable of being cured by Corvas prior to the Termination Date and Corvas is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Dendreon may not terminate this Agreement under this Section 8.01(h) on account of such inaccuracy or breach until the 30th calendar day from the date on which Corvas received a written notice of such breach from Dendreon; or

(i)  by Corvas if (i) any of Dendreon’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.03(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Dendreon Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Dendreon’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.03(b) would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in Dendreon’s representations and warranties or a breach of a covenant by Dendreon is reasonably capable of being cured by Dendreon prior to the Termination Date and Dendreon is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Corvas may not terminate this Agreement under this Section 8.01(i) on account of such inaccuracy or breach until the 30th calendar day form the date on which Dendreon received a written notice of such breach from Corvas.

(j)  by Corvas at any time prior to the Corvas Stockholders’ Meeting if as a result of a Corvas Superior Offer, the board of directors of Corvas (including through a special committee or otherwise) shall have determined in good faith, after considering the advice of its outside legal counsel, that the failure to accept such Corvas Superior Offer would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors to Corvas’ stockholders under applicable law.

8.02.     Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Dendreon, Corvas, Sub or their respective officers, directors, stockholders, or Affiliates, except as set forth in Section 8.03; provided that (i) the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

8.03.     Fees and Expenses.

(a)  Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Dendreon and Corvas shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

(b)  If (A) (1) this Agreement is terminated by Dendreon or Corvas pursuant to Section 8.01(d), (2) at or prior to the time of such termination a Corvas Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Corvas Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Corvas Acquisition Proposal at least five (5) business days prior to the date of the Corvas Stockholders’ Meeting, and (4) within nine months after such termination Corvas consummates a Corvas Acquisition Transaction, or (B) this Agreement is terminated by Dendreon pursuant to Section 8.01(f) of (C) this Agreement is terminated by Corvas pursuant to Section 8.01(j), then, in any such case, Corvas shall pay to Dendreon, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $2,187,000. In the case of termination of this Agreement (i) by Corvas or Dendreon pursuant to Section 8.01(d) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after the consummation of such Corvas Acquisition Transaction, or (ii) by Corvas pursuant to Section 8.01(j), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after such termination, or (iii) by Dendreon pursuant to Section 8.01(f), then the fee referred to in the preceding sentence shall be paid by Corvas within two business days after such termination.

(c)  If (A) (1) this Agreement is terminated by Dendreon or Corvas pursuant to Section 8.01(e), (2) at or prior to the time of such termination a Dendreon Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Dendreon Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Dendreon Acquisition Proposal at least five (5) business days prior to the date of the Dendreon Stockholders’ Meeting, and (4) within nine months after such termination Dendreon consummates a Dendreon Acquisition Transaction, or (B) this Agreement is terminated by Corvas pursuant to Section 8.01(g), then Dendreon shall pay to Corvas, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $2,187,000. In the case of termination of this Agreement (i) by Corvas or Dendreon pursuant to Section 8.01(e) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Dendreon within two business days after the consummation of such Dendreon Acquisition Transaction or (ii) by Corvas pursuant to Section 8.01(g), then the fee referred to in the preceding sentence shall be paid by Dendreon within two business days after such termination.

(d)  Corvas acknowledges that the agreements contained in this Section 8.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Dendreon would not enter into this Agreement; accordingly, if Corvas fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Dendreon makes a claim that results in a judgment against Corvas for the amounts set forth in this Section 8.03, Corvas shall pay to Dendreon interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e)  Dendreon acknowledges that the agreements contained in this Section 8.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Corvas would not enter into this Agreement; accordingly, if Dendreon fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Corvas makes a claim that results in a judgment against Dendreon for the amounts set forth in this Section 8.03, Dendreon shall pay to Corvas interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f)  Payment of the fees and interest described in this Section 8.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

8.04.     Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Corvas or of Dendreon, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.05.     Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.01.     Nonsurvival of Representations, Warranties, and Agreements.    None of the representations, warranties, and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.03, 1.04, 2.01, 2.02, 6.12, 6.13, 6.16, 6.20, 6.21 and this Article IX. Each of (i) the Nondisclosure Agreement and (ii) the Mutual Exclusivity and Standstill Agreement, dated as of February 14, 2003, between Corvas and Dendreon (the “Standstill Agreement”) shall survive the execution and delivery of this Agreement.

9.02.     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Dendreon, Sub or LLC, to:

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Attention: Chairman

with a required copy to (which alone shall not constitute notice):

Stoel Rives LLP

600 University Street

Suite 3600

Seattle, Washington 98101

Attention: L. John Stevenson, Jr.

(i)  if to Corvas, to:

Corvas International, Inc

3030 Science Park Roak

San Diego, California 92121

Attention: Chairman

with a required copy to (which alone shall not constitute notice):

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Barbara L. Borden, Esq.

Carl R. Sanchez, Esq.

9.03.     Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

9.04.     Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05.     Entire Agreement, No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein), the Nondisclosure Agreement and the Standstill Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.06.     Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW. In the event of any claim being made under this Agreement, the parties agree that, in no event shall punitive or exemplary damages or attorney’s fees ( except as provided in Sections 8.03(d) or (e) with respect to attorney’s fees) be awardable and hereby agree not to assert and hereby waive any and all right to claim such damages or awards.

9.07.     Assignment.    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

9.08.     Definitions.    For purposes of this Agreement, the following terms shall have the respective meaning set forth below:

“Corvas Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Dendreon) contemplating or otherwise relating to any Corvas Acquisition Transaction.

“Corvas Acquisition Transaction” shall mean any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (1) Corvas is a constituent corporation, (2) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Corvas, or (3) Corvas issues securities representing more than 20% of the outstanding securities of any class of voting securities of Corvas; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Corvas; or (iii) any liquidation or dissolution of Corvas.

“Corvas Intellectual Property Assets” means all Intellectual Property Assets owned by Corvas, used in the business of Corvas as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Corvas Products in the jurisdictions in which Corvas is presently selling or distributing, or contemplating selling or distributing, the Corvas Products. “Corvas Intellectual Property Assets” includes, without limitation, the Corvas Products.

“Corvas Nondisclosure Contracts” means all nondisclosure or confidentiality agreements entered into between Corvas and any Person in connection with disclosures by Corvas relating to the Corvas Products or the other Corvas Intellectual Property Assets.

“Corvas Products” means any product being designed, developed, tested, manufactured, marketed, sold or distributed by Corvas.

“Corvas Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party (other than Dendreon) for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction on terms that the Board of Directors of Corvas determines, in its reasonable judgment, after consultation with an independent financial advisor of national reputation, to be more favorable to Corvas’ stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Corvas Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

“Corvas Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Corvas shall have failed to unanimously recommend that Corvas’ stockholders vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to Dendreon the Corvas Board Recommendation; it being expressly understood that if the Corvas Board Recommendation is no longer unanimous it shall be deemed modified in a manner adverse to Dendreon, (ii) Corvas shall have failed to include in the Joint Proxy Statement the Corvas Board Recommendation, (iii) the Board of Directors of Corvas fails to unanimously reaffirm the Corvas Board Recommendation, or fails to unanimously reaffirm its determination that the this Agreement and the Combination is in the best interests of Corvas’ stockholders, within five business days after Dendreon requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of Corvas shall have approved, endorsed or recommended any Corvas Acquisition Proposal; (v) Corvas shall have entered into any letter of intent or similar document or any contract relating to any Corvas Acquisition Proposal; (vi) Corvas shall have failed to hold the Corvas Stockholders’ Meeting within 45 days after the Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Corvas shall have been commenced and Corvas shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Corvas recommends rejection of such tender or exchange offer, it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer; or (viii) a Corvas Acquisition Proposal is publicly announced, and Corvas (A) fails to issue a press release announcing its opposition to such Corvas Acquisition Proposal within five business days after such Corvas Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Corvas Acquisition Proposal.

“Dendreon Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Corvas) contemplating or otherwise relating to any Dendreon Acquisition Transaction.

“Dendreon Acquisition Transaction” shall mean any transaction or series of transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (1) Dendreon is a constituent corporation, (2) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Dendreon, or (3) Dendreon issues securities representing more than 20% of the outstanding securities of any class of voting securities of Dendreon; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Dendreon; or (iii) any liquidation or dissolution of Dendreon.

“Dendreon Intellectual Property Assets” means all Intellectual Property Assets owned by Dendreon, used in the business of Dendreon as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Dendreon Products in the jurisdictions in which Dendreon is presently selling or distributing, or contemplating selling or distributing, the Dendreon Products. “Dendreon Intellectual Property Assets” includes, without limitation, the Dendreon Products.

“Dendreon Nondisclosure Contracts” means all nondisclosure or confidentiality agreements entered into between Dendreon and any Person in connection with disclosures by Dendreon relating to the Dendreon Products or the other Dendreon Intellectual Property Assets.

“Dendreon Products” means any product being designed, developed, tested, manufactured, marketed, sold or distributed by Dendreon.

“Dendreon Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party (other than Corvas) for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction on terms that the Board of Directors of Dendreon determines, in its reasonable judgment, after consultation with an independent financial advisor of national reputation, to be more favorable to Dendreon’s stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Dendreon Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

“Dendreon Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Dendreon shall have failed to unanimously recommend that Dendreon’s stockholders vote to approve the Share Issuance, or shall for any reason have withdrawn or shall have modified in a manner adverse to Corvas the Dendreon Board Recommendation; it being expressly understood that if the Dendreon Board Recommendation is no longer unanimous it shall be deemed modified in a manner adverse to Corvas, (ii) Dendreon shall have failed to include in the Joint Proxy Statement the Dendreon Board Recommendation, (iii) the Board of Directors of Dendreon fails to unanimously reaffirm the Dendreon Board Recommendation, or fails to unanimously reaffirm its determination that the Share Issuance is in the best interests of Dendreon’s stockholders, within five business days after Corvas requests in writing that such recommendation or determination be reaffirmed; (iv) the Board of Directors of Dendreon shall have approved, endorsed or recommended any Dendreon Acquisition Proposal; (v) Dendreon shall have entered into any letter of intent or similar document or any contract relating to any Dendreon Acquisition Proposal; (vi) Dendreon shall have failed to hold the Dendreon Stockholders’ Meeting within 45 days after the Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Dendreon shall have been commenced and Dendreon shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Dendreon recommends rejection of such tender or exchange offer, it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer; or (viii) a Dendreon Acquisition Proposal is publicly announced, and Dendreon (A) fails to issue a press release announcing its opposition to such Dendreon Acquisition Proposal within five business days after such Dendreon Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Dendreon Acquisition Proposal.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Intellectual Property Assets” means: (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications therefor (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (E) goodwill, franchises, licenses, technical information and claims of infringement against third parties; and (F) customer lists and telephone numbers and business strategies.

“knowledge of a corporation” shall mean knowledge of any one or more of its executive officers.

“Material Adverse Effect.” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Corvas if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Corvas, (ii) the prospects of Corvas’ lead drug candidate, (iii) the ability of Corvas to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iv) Dendreon’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Continuing Corporation; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Corvas: (A) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Corvas caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (B) any failure by Corvas to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or which revenues or earnings are released), (C) any adverse change, effect or occurrence attributable to the U.S. economy as a whole, the industries in which Corvas competes or the foreign economies in any Non-U.S. locations where Corvas has material operations or sales, (D) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Dendreon if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or give rise to a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Dendreon, (ii) the prospects of Dendreon’s lead drug candidate, or (iii) the ability of Dendreon to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect on Dendreon: (A) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Dendreon and its

Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (B) any failure by Dendreon to meet internal rprojections or forecasts or published revenue or earnings predictions for any period ending (or which revenues or earnings are released), (C) any adverse change, effect or occurrence attributable to the U.S. economy as a whole, the industries in which Dendreon competes or the foreign economies in any Non-U.S. locations where Dendreon has material operations or sales, (D) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

“Nondisclosure Agreement” shall mean the Mutual Nondisclosure Agreement dated February 11, 2003 between Dendreon and Corvas.

“Person” shall mean any individual, Entity or Governmental Entity.

“Representative” shall mean any party’s respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its affiliates.

IN WITNESS WHEREOF, Dendreon, Sub, LLC and Corvas have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DENDREON CORPORATION

By:	/s/ MITCHELL H. GOLD
	Its:	C.E.O.

SEAHAWK ACQUISITION, INC.

By:	/s/ MITCHELL H. GOLD
	Its:	C.E.O.

CHARGER PROJECT LLC

By:	/s/ MITCHELL H. GOLD
	Its:	C.E.O.

CORVAS INTERNATIONAL, INC.

By:	/s/ RANDALL E. WOODS
	Its:	C.E.O.

ANNEX B

FORM OF LOCK-UP AND VOTING AGREEMENT

This Lock-up and Voting Agreement, dated as of February 24, 2003, (this “Agreement”), is by and among Dendreon Corporation, a Delaware corporation (“Dendreon”), and the stockholder of Corvas International, Inc., a Delaware corporation (“Corvas”) whose signature appears on the signature pages hereof (a “Corvas Stockholder”). All capitalized terms used herein without definition having the respective meanings ascribed to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Dendreon, Seahawk Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Dendreon (“Sub”), Charger Project LLC, a Delaware limited liability company of which Dendreon is the sole member (“LLC”) and Corvas have entered into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”); and

WHEREAS, as a condition and inducement to Dendreon and Sub entering into the Merger Agreement and incurring the obligations set forth therein, certain Corvas Stockholders have agreed to vote and to cause to be voted all shares of Corvas Common Stock now owned or hereafter acquired by them, for and in favor of the merger of (i) Sub with and into Corvas (the “Merger”), Corvas will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Dendreon, and the stockholders of Corvas will become stockholders of Dendreon, and (ii) Corvas, as the surviving corporation in the Merger, with and into LLC (the “LLC Merger”), and have agreed to the other terms and provisions contained herein;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Definitions.    Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

a.    “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Corvas Shares, including the right to vote, and the right to possession of Corvas Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

b.    “Corvas Shares”: shall mean: (i) all securities of Corvas (including all shares of Corvas Common Stock and all options, warrants and other rights to acquire shares of Corvas Common Stock) owned, beneficially or of record by the Corvas Stockholder as of the date of this Agreement; and (ii) all additional securities of Corvas (including all additional shares of Corvas Common Stock and all additional options, warrants and other rights to acquire shares of Corvas Common Stock) of which the Corvas Stockholder acquires ownership (beneficially or of record) during the Term.

c.    “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (c) the termination of the Merger Agreement in accordance with its terms.

d.    “it” or “its”, when used with reference to a Person, includes references to such Persons, regardless of gender or whether such Persons are natural or corporate.

2.    Voting of Corvas Common Stock.

a.    Corvas Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Corvas Common Stock, however called, or in connection with any written consent of the holders of Corvas Common Stock, the Corvas Stockholder will appear at the meeting (in person or by proxy) or otherwise cause the shares of Corvas Common Stock now owned or hereafter acquired by the Corvas Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Corvas Shares (a) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (b) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of Corvas under the Merger Agreement, and (c) against any action involving Corvas which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

b.    Contemporaneously with the execution of this Agreement: (i) the Corvas Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law (with respect to the shares referred to therein (the “Proxy”); and (ii) the Corvas Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding shares of Corvas Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Corvas Stockholder.

3.    Restriction on Disposition of Corvas Shares.    The Corvas Stockholder hereby agrees that, during the Term and, if the Merger is consummated, until 5:00 p.m., Pacific time on the day that is 90 days after the date on which the Effective Time occurs, Corvas Stockholder will not make, offer to make, agree to make, or suffer any Disposition of its Corvas Shares or, after the Effective Time, any shares of capital stock into which the Corvas Shares have been converted (“Converted Shares”), or any interest therein. The restrictions contained in this Section 3 shall not apply to (a) a Disposition under a Corvas Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by a Corvas Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s), so long as, in each case, the transferee(s) deliver to Dendreon and Sub an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were a Corvas Stockholder.

4.    Restriction on Proxies and Non-Interference.    The Corvas Stockholder hereby agrees that, during the Term, Corvas Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit its Corvas Shares, as the case may be, into a voting trust or enter into a voting agreement with respect to such Corvas Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of the Corvas Stockholder contained herein untrue or incorrect or would result in a breach by Corvas Stockholder of its obligations under this Agreement. The Corvas Stockholder further agrees not to enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

5.    Termination.    This Agreement will terminate at 5:00, Pacific time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the “Termination Date”).

6.    Miscellaneous.

a.    Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

b.    Certain Events.    The Corvas Stockholder agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its Corvas Shares and shall be binding upon any Person to which legal or beneficial ownership of such Corvas Shares shall pass, whether by operation of law or otherwise, including, without limitation, Corvas Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Corvas Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

c.    Stock Dividends or Distributions.    In the event of a stock dividend or distribution, or any change in the Corvas Common Stock or, after the Effective Time, the Converted Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, (i) the terms “Corvas Shares” and “Converted Shares” shall be deemed to refer to and include the Corvas Shares or Converted Shares, as the case may be, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Corvas Shares or Converted Shares, as the case may be, may be changed or exchanged.

d.    Acquisition of Additional Shares.    The Corvas Stockholder agrees to promptly notify Dendreon of the number of shares of Corvas Common Stock (or, after the Effective Time, Dendreon Common Stock) acquired by the Corvas Stockholder, if any, after the date of this Agreement. Any such shares of Dendreon Common Stock shall, after their acquisition by the Corvas Stockholder, be subject to the restrictions on transfer applicable to the Converted Shares.

e.    Waiver of Appraisal Rights.    The Corvas Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that Corvas Stockholder may have.

f.    Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the Corvas Stockholder without the prior written consent of Dendreon. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

g.    Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement or the Proxy is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

h.    Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

i.    Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

j.    Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

k.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to Dendreon, to:

3005 First Avenue

Seattle, WA 98121

Attention: Chairman

If to the Corvas Stockholder: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

l.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

7.    Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

DENDREON CORPORATION

By:

STOCKHOLDER

Name: Address: Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of CORVAS INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Martin A. Simonetti, T. Dennis George and DENDREON CORPORATION, a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Seahawk Acquisition, Inc., Charger Project LLC and the Company (the “Merger Agreement”). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i)  in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii)  against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

(iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated:    February 24, 2003

Name:

Number of shares of common stock of the Company owned of record as of the date of this proxy:

ANNEX C

FORM OF LOCK-UP AND VOTING AGREEMENT

This Lock-up and Voting Agreement, dated as of February 24, 2003, (this “Agreement”), is by and among Corvas International, Inc., a Delaware corporation (“Charger”), and the stockholder of Dendreon Corporation, a Delaware corporation (“Dendreon”) whose signature appears on the signature pages hereof (a “Dendreon Stockholder”). All capitalized terms used herein without definition having the respective meanings ascribed to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Charger, Dendreon Acquisition, Inc., a Delaware corporation (“Sub”), Charger Project LLC (“Merger LLC”) and Dendreon have entered into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Sub into Corvas (the “Merger”); and

WHEREAS, as a condition and inducement to Corvas entering into the Merger Agreement and incurring the obligations set forth therein, certain Dendreon Stockholders have agreed to vote and to cause to be voted all shares of Dendreon Common Stock now owned or hereafter acquired by them in favor of the Share Issuance, and have agreed to the other terms and provisions contained herein;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Definitions.    Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

a.    “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Dendreon Shares, including the right to vote, and the right to possession of Dendreon Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

b.    “Dendreon Shares: shall mean: (i) all securities of Dendreon (including all shares of Dendreon Common Stock and all options, warrants and other rights to acquire shares of Dendreon Common Stock) owned, beneficially or of record by the Dendreon Stockholder as of the date of this Agreement; and (ii) all additional securities of Dendreon (including all additional shares of Dendreon Common Stock and all additional options, warrants and other rights to acquire shares of Dendreon Common Stock) of which the Dendreon Stockholder acquires ownership (beneficially or of record) during the Term.

c.    “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (c) the termination of the Merger Agreement in accordance with its terms.

d.    “it” or “its”, when used with reference to a Person, includes references to such Persons, regardless of gender or whether such Persons are natural or corporate.

2.    Voting of Dendreon Common Stock.

a.    Dendreon Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Dendreon Common Stock,

however called, or in connection with any written consent of the holders of Dendreon Common Stock, the Dendreon Stockholder will appear at the meeting (in person or by proxy) or otherwise cause the shares of Dendreon Common Stock now owned or hereafter acquired by the Dendreon Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Dendreon Shares (a) in favor of the Share Issuance and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (b) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of Dendreon under the Merger Agreement, and (c) against any action involving Dendreon which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

b.    Contemporaneously with the execution of this Agreement: (i) the Dendreon Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law (with respect to the shares referred to therein (the “Proxy”); and (ii) the Dendreon Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding shares of Dendreon Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Dendreon Stockholder.

3.    Restriction on Disposition of Dendreon Shares.    The Dendreon Stockholder hereby agrees that, during the Term [and, if the Merger is consummated, until 5:00 p.m., Pacific time on the day that is 90 days after the date on which the Effective Time occurs],* Dendreon Stockholder will not make, offer to make, agree to make, or suffer any Disposition of its Dendreon Shares or, after the Effective Time, any shares of capital stock into which the Dendreon Shares have been converted (“Converted Shares”), or any interest therein. The restrictions contained in this Section 3 shall not apply to (a) a Disposition under a Dendreon Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by a Dendreon Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s), so long as, in each case, the transferee(s) deliver to Corvasan executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were a Dendreon Stockholder.

4.    Restriction on Proxies and Non-Interference.    The Dendreon Stockholder hereby agrees that, during the Term, Dendreon Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit its Dendreon Shares, as the case may be, into a voting trust or enter into a voting agreement with respect to such Dendreon Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of the Dendreon Stockholder contained herein untrue or incorrect or would result in a breach by Dendreon Stockholder of its obligations under this Agreement. The Dendreon Stockholder further agrees not to enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

5.    Termination.    This Agreement will terminate at 5:00, Pacific time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the “Termination Date”).

6.    Miscellaneous.

a.    Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

b.    Certain Events.    The Dendreon Stockholder agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its Dendreon Shares and shall be binding upon any Person to which

*	Entities associated with HealthCare Ventures LLC are not bound by the bracketed language in this Section 3.

legal or beneficial ownership of such Dendreon Shares shall pass, whether by operation of law or otherwise, including, without limitation, Dendreon Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Dendreon Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

c.    Stock Dividends or Distributions.    In the event of a stock dividend or distribution, or any change in the Dendreon Common Stock or, after the Effective Time, the Converted Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, (i) the terms “Dendreon Shares” and “Converted Shares” shall be deemed to refer to and include the Dendreon Shares or Converted Shares, as the case may be, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Dendreon Shares or Converted Shares, as the case may be, may be changed or exchanged.

d.    Acquisition of Additional Shares.    The Dendreon Stockholder agrees to promptly notify Corvasof the number of shares of Dendreon Common Stock (or, after the Effective Time, Corvas Common Stock) acquired by the Dendreon Stockholder, if any, after the date of this Agreement. Any such shares of Corvas Common Stock shall, after their acquisition by the Dendreon Stockholder, be subject to the restrictions on transfer applicable to the Converted Shares.

e.    Waiver of Appraisal Rights.    The Dendreon Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that Dendreon Stockholder may have.

f.    Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the Dendreon Stockholder without the prior written consent of Charger. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

g.    Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement or the Proxy is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

h.    Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

i.    Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

j.    Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

k.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to Corvas Internations, to:

Corvas International

3030 Science Park Road

San Diego, CA 92121

Attention: Chief Executive Officer

If to the Dendreon Stockholder: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

l.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

7.    Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

CORVAS INTERNATIONAL, INC.

By:

STOCKHOLDER

Name: Address: Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of DENDREON CORPORATION, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes RANDALL WOODS, STEPHEN KEANE and CORVAS INTERNATIONAL, INC., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Seahawk Acquisition, Inc., Charger Project LLC and the Company (the “Merger Agreement”). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i)  in favor of the issuance of shares of Dendreon Common Stock in connection with the Merger, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii)  against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

(iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated:    February 24, 2003

Name:

Number of shares of common stock of the Company owned of record as of the date of this proxy:

ANNEX D

[LETTERHEAD OF NEEDHAM & COMPANY, INC.]

February 24, 2003

Board of Directors

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Madame and Gentlemen:

We understand that Dendreon Corporation (“Dendreon”), Corvas International, Inc. (“Corvas”), Seahawk Acquisition, Inc., a wholly-owned subsidiary of Dendreon (“Merger Sub”), and Charger Project LLC, a wholly-owned subsidiary of Dendreon (the “LLC”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, subject to the terms and conditions of the Merger Agreement, (i) Merger Sub will merge with and into Corvas (the “Merger”) with Corvas being the surviving entity and a wholly-owned subsidiary of Dendreon, and the stockholders of Corvas becoming stockholders of Dendreon and (ii) Corvas, as the surviving corporation in the Merger, will merge with and into the LLC (the “LLC Merger”) and the LLC will be the surviving entity of the LLC Merger. The Merger and the LLC Merger shall hereinafter be collectively referred to as the “Combination”. The terms of the Combination will be set forth more fully in the Merger Agreement.

Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.001 par value per share, of Corvas (“Corvas Common Stock”) (other than shares held in treasury by Corvas or held by Dendreon or Merger Sub) will be converted into the right to receive 0.4500 (the “Conversion Number”) shares of common stock, $0.001 par value per share, of Dendreon (“Dendreon Common Stock”).

You have asked us to advise you as to the fairness, from a financial point of view, to the Dendreon stockholders of the Conversion Number in the proposed Merger.

For purposes of this opinion, we have, among other things: (i) reviewed a draft of the Merger Agreement received on February 24, 2003; (ii) reviewed certain publicly available information concerning Dendreon and Corvas and certain other relevant financial and operating data of Dendreon and Corvas furnished to us by Dendreon and Corvas; (iii) reviewed the historical stock prices and trading volumes of the Dendreon Common Stock and Corvas Common Stock: (iv) held discussions with members of management of Dendreon and Corvas concerning their current and future business prospects and prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company; (v) reviewed certain financial forecasts prepared by the respective managements of Dendreon and Corvas; (vi) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (vii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the proposed Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the proposed Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement received on February 24, 2003 without material alteration or waiver thereof. With respect to Dendreon’s and Corvas’s financial forecasts provided to us by their respective managements and the prospects of the combined company,

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we have assumed, with your consent and based upon discussions with such managements, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Dendreon and Corvas and the combined company. We have relied, without independent verification, upon the estimates of such managements of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to publicly available financial forecasts, we have assumed, with your consent and based upon discussions with the respective managements of Dendreon and Corvas, that such forecasts represent reasonable estimates as to future financial performance of Dendreon and Corvas. We express no opinion with respect to such forecasts or estimates or the assumptions upon which they are based. We have relied on the advice of counsel and independent accountants to Dendreon as to all legal and financial reporting matters with respect to Dendreon, Corvas, the Combination and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Dendreon or Corvas. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof.

Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Dendreon stockholders of the Conversion Number and does not address Dendreon’s underlying business decision to engage in the proposed Merger or the relative merits of the proposed Merger as compared to other business strategies that might be available to Dendreon. Our opinion does not constitute a recommendation to any stockholder of Dendreon as to how such stockholder should vote on, or take any other action relating to, the proposed Merger.

We are not expressing any opinions as to what the value of Dendreon Common Stock will be when issued pursuant to the proposed Merger or the prices at which Dendreon Common Stock will actually trade at any time.

Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Dendreon as financial advisor in connection with the proposed Merger and to render this opinion and will receive a fee for our services, a significant portion of which is contingent on the consummation of the proposed Merger. In addition, Dendreon has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to Dendreon unrelated to the proposed Merger, for which services we expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Dendreon for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Dendreon and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the proposed Merger so long as this letter is quoted in full in such registration statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Number is fair to the Dendreon stockholders from a financial point of view.

Very truly yours,

/s/    NEEDHAM & COMPANY, INC.

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ANNEX E

LAZARD FRÈRES & CO. LLC

30 ROCKEFELLER PLAZA

NEW YORK, NY 10020

PHONE 212-632-6200

www.lazard.com

February 24, 2003

The Board of Directors

Corvas International, Inc.

3030 Science Park Road

San Diego, CA 92121

Dear Members of the Board:

We understand that Corvas International, Inc. (the “Company”), Dendreon Corporation (the “Acquiror”), Seahawk Acquisition, Inc. (“Merger Sub”) and Charger Project LLC (“LLC”) have entered into an Agreement and Plan of Merger, dated as of February 24, 2003 (the “Merger Agreement”), pursuant to which, among other things, the Acquiror will acquire the Company (the “Acquisition”).

Pursuant to the Merger Agreement, upon consummation of the Acquisition, each issued and outstanding share of common stock, par value $.001 per share (the “Company Common Stock”), of the Company (other than shares of Company Common Stock that are held by the Company as treasury stock or otherwise or that are held by the Acquiror or Merger Sub), together with the associated Rights under the Corvas Rights Agreement (each as defined in the Merger Agreement) attached to each such share, shall be converted into the right to receive 0.45 shares (the “Conversion Number”) of common stock, par value $.001 per share (the “Acquiror Common Stock”), of the Acquiror, together with the associated Rights under the Dendreon Rights Agreement (each as defined in the Merger Agreement) and any cash in lieu of fractional shares of Company Common Stock. The terms and conditions of the Acquisition and related transactions are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Conversion Number to be offered to such holders in the Acquisition. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Merger Agreement;

(ii)	Analyzed certain historical business and financial information relating to the Company and the Acquiror;

(iii)	Reviewed various financial forecasts and other data provided to us by management of the Company and by management of the Acquiror relating to their respective businesses;

(iv)	Held discussions with members of the senior managements of the Company and the Acquiror with respect to the businesses and prospects of the Company and the Acquiror, respectively, and the strategic objectives of each;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Acquiror;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and the Acquiror;

(vii)	Reviewed the historical stock prices and trading volumes of the Company Common Stock and the Acquiror Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

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We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Acquiror, or concerning the solvency of, or issues relating to solvency concerning, the Company or the Acquiror. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and management of the Acquiror as to the future financial performance of the Company and the Acquiror, respectively, and of the Acquiror with respect to the combined entity. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering this opinion, we did not address the relative merits of the Acquisition, any alternative potential transaction or the Company’s underlying decision to effect the Acquisition.

In rendering our opinion, we have assumed that the Acquisition and related transactions will be consummated on the terms and subject to the conditions described in the Merger Agreement without any waiver of any material term or condition by the Company, and that the Acquisition and related transactions will qualify as a tax free reorganization for U.S. federal income tax purposes. In addition, we have assumed that obtaining the necessary regulatory approvals for the Acquisition and related transactions will not have an adverse effect on the Company or the Acquiror.

We do not express any opinion as to the price at which the common stock of the Company or the Acquiror may trade subsequent to the announcement of the Acquisition or as to the price at which the Acquiror Common Stock may trade subsequent to the consummation of the Acquisition.

Lazard Frères & Co. LLC is acting as investment banker to the Company in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Acquisition. Lazard Frères & Co. LLC provides a full range of financial advisory and security services and, in the course of our trading and market making activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or the Acquiror for our own account and for the accounts of customers.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors and our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Acquisition. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such holder should vote for the Acquisition, if such vote is required under the Company’s articles of incorporation and/or applicable law. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except for its inclusion its entirety in filings the Company may be required to make with the Securities and Exchange Commission and except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Conversion Price to be offered to the holders of Company Common Stock in the Acquisition is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ STEPHEN SANDS
Stephen Sands Managing Director

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ANNEX F

DENDREON CORPORATION

2000 EQUITY INCENTIVE PLAN

ADOPTED MARCH 1 , 2000

APPROVED BY STOCKHOLDERS MAY 1, 2000 (THE EFFECTIVE DATE)

AMENDED BY THE BOARD OF DIRECTORS DECEMBER 6, 2000

APPROVED BY STOCKHOLDERS MAY 16, 2001

TERMINATION DATE: FEBRUARY 28, 2010

1.    PURPOSES.

(a)  Amendment and Restatement of Dendreon Corporation 1996 Equity Incentive Plan.    The Plan initially was established as the Activated Cell Therapy, Inc. 1996 Equity Incentive Plan (the “1996 Equity Incentive Plan”). The 1996 Equity Incentive Plan hereby is amended and restated in its entirety as the 2000 Equity Incentive Plan, effective as of the effective date of this amended and restated plan, as determined by the Board. The terms of the 1996 Equity Incentive Plan (other than the aggregate number of shares issuable thereunder) shall remain in effect with respect to all outstanding Options granted pursuant to the 1996 Equity Incentive Plan.

(b)  Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c)  Available Stock Awards.    The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

(d)  General Purpose.    The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.    DEFINITIONS.

(a)  “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Code” means the Internal Revenue Code of 1986, as amended.

(d)  “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e)  “Common Stock” means the common stock of the Company.

(f)  “Company” means Dendreon Corporation, a Delaware corporation.

(g)  “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h)  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i)  “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j)  “Director” means a member of the Board of Directors of the Company.

(k)  “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l)  “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)  “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)  “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q)  “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t)  “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v)  “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(w)  “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(x)  “Plan” means this Dendreon Corporation 2000 Equity Incentive Plan.

(y)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(z)  “Securities Act” means the Securities Act of 1933, as amended.

(aa)  “Stock Award” means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

(bb)  “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of this Plan.

(cc)  “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.    ADMINISTRATION.

(a)  Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b)  Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock

Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)  To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)  To amend the Plan or a Stock Award as provided in Section 13.

(iv)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)  Delegation to Committee.

(i)  General.    The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii)  Committee Composition when Common Stock is Publicly Traded.    At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)  Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.    SHARES SUBJECT TO THE PLAN.

(a)  Share Reserve.    Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate four million four hundred thousand (4,400,000) shares (after giving effect to any reverse stock split effected on or prior to the Effective Date and following adoption hereof, by way of reincorporation of the Company or otherwise (the “Reverse Split”)) of the Common Stock plus an annual increase to be added on the first day of each calendar year beginning with January 1, 2001 equal to the lesser of (i) five percent (5%) of the Company’s outstanding shares on such date (rounded to the nearest whole share and calculated on a fully diluted basis, that is assuming the exercise of all outstanding stock options and warrants to purchase common stock) or (ii) five hundred fifty thousand (550,000) shares. Notwithstanding the foregoing, the Board may designate a smaller number of shares of Common Stock to be added to the share reserve as of a particular January 1. This share reserve shall be comprised of (i) shares subject to options granted under the 1996 Equity Incentive Plan which have been exercised or are outstanding as of the Effective Date, plus (ii) the shares available for grant under the 1996 Equity Incentive Plan as of the Effective Date plus (iii) an additional approximately five hundred thousand (500,000) shares (after giving effect to any Reverse Split on or prior to the Effective Date) of common stock.

(b)  Reversion of Shares to the Share Reserve.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

(c)  Source of Shares.    The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.    ELIGIBILITY.

(a)  Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)  Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)  Section 162(m) Limitation.    Subject to the provisions of Section 12 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than five hundred thousand (500,000) shares of Common Stock during any calendar year.

(d)  Consultants.

(i)  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii)  Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6.    OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)  Term.    Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)  Exercise Price of an Incentive Stock Option.    Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)  Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d)  Consideration.    The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(e)  Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f)  Transferability of a Nonstatutory Stock Option.    A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g)  Vesting Generally.    The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h)  Termination of Continuous Service.    In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i)  Extension of Termination Date.    An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j)  Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k)  Death of Optionholder.    In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l)  Early Exercise.    The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(m)  Re-Load Options.

(i)  Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a “Re-Load Option”) in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Unless otherwise specifically provided in the Option, the Optionholder shall not surrender shares of Common Stock acquired, directly or indirectly from the Company, unless such shares have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(ii)  Any such Re-Load Option shall (1) provide for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of such Option; (2) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (3) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

(iii)  Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on the exercisability of Incentive Stock Options described in subsection 11(d) and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares of Common Stock under subsection 4(a) and the “Section 162(m) Limitation” on the grants of Options under subsection 5(c) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7.    NON-EMPLOYEE DIRECTOR STOCK OPTIONS.

Without any further action of the Board, each Non-Employee Director shall be granted Nonstatutory Stock Options as described in subsections 7(a) and 7(b) (collectively, “Non-Employee Director Options”). Each Non-Employee Director Option shall include the substance of the terms set forth in subsections 7(c) through 7(k).

(a)  Initial Grants.    Each person who is elected or appointed for the first time to be a Non-Employee Director subsequent to December 6, 2000, automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders of the Company, be granted an Initial Grant to purchase Twenty-Two Thousand Five Hundred (22,500) shares of Common Stock on the terms and conditions set forth herein (the “Initial Grant”).

(b)  Annual Grants.    Each Non-Employee Director automatically shall be granted an Annual Grant to purchase Seven Thousand Five Hundred (7,500) shares of Common Stock on the terms and conditions set forth herein, commencing, as applicable, on the third anniversary of (i) the date of the Initial Grant to such Non-Employee Director, as set forth in 7(a) above, or (ii) commencing December 6, 2000, the date of the initial election of such Non-Employee Director to the Board.

(c)  Term.    Each Initial Grant of a Non-Employee Director Option shall have a term of ten (10) years from the date it is granted. Each Annual Grant of a Non-Employee Director Option shall have a term of five (5) years from the date it is granted.

(d)  Exercise Price.    The exercise price of each Non-Employee Director Option shall be one hundred percent (100%) of the Fair Market Value of the stock subject to the Non-Employee Director Option on the date of grant. Notwithstanding the foregoing, a Non-Employee Director Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Non-Employee Director Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(e)  Vesting.    Seven Thousand Five Hundred (7,500) shares of Common Stock subject to each Initial Grant shall vest on the date of grant, and Seven Thousand Five Hundred (7,500) shares of Common Stock subject to each Initial Grant shall vest on each of the first and second anniversaries of the date of grant. One hundred percent (100%) of the shares of Common Stock pursuant to each Annual Grant of a Non-Employee Director Option shall vest on the date on which it is granted.

(f)  Consideration.    The purchase price of stock acquired pursuant to a Non-Employee Director Option may be paid, to the extent permitted by applicable statutes and regulations, in any combination of (i) cash or check, (ii) delivery to the Company of other Common Stock, (ii) deferred payment or (iv) any other form of legal consideration that may be acceptable to the Board and provided in the Non-Employee Director Option Agreement; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(g)  Transferability.    A Non-Employee Director Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Non-Employee Director only by the Non-Employee Director. Notwithstanding the foregoing, the Non-Employee Director may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Non-Employee Director, shall thereafter be entitled to exercise the Non-Employee Director Option.

(h)  Termination of Continuous Service.    In the event a Non-Employee Director’s Continuous Service terminates (other than upon the Non-Employee Director’s death or Disability), the Non-Employee Director may exercise his or her Non-Employee Director Option (to the extent that the Non-Employee Director was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Non-Employee Director’s Continuous Service, or (ii) the expiration of the term of the Non-Employee Director Option as set forth in the Non-Employee Director Option Agreement. If, after termination, the Non-Employee Director does not exercise his or her Non-Employee Director Option within the time specified in the Non-Employee Director Option Agreement, the Non-Employee Director Option shall terminate.

(i)  Extension of Termination Date.    If the exercise of the Non-Employee Director Option following the termination of the Non-Employee Director’s Continuous Service (other than upon the Non-Employee Director’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Non-Employee Director Option shall terminate on the earlier of (i) the expiration of the term of the Non-Employee Director Option set forth in subsection 7(c) or (ii) the expiration of a period of three (3) months after the termination of the Non-Employee Director’s

Continuous Service during which the exercise of the Non-Employee Director Option would not violate such registration requirements.

(j)  Disability of Non-Employee Director.    In the event a Non-Employee Director’s Continuous Service terminates as a result of the Non-Employee Director’s Disability, the Non-Employee Director may exercise his or her Non-Employee Director Option (to the extent that the Non-Employee Director was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Non-Employee Director Option as set forth in the Non-Employee Director Option Agreement. If, after termination, the Non-Employee Director does not exercise his or her Non-Employee Director Option within the time specified herein, the Non-Employee Director Option shall terminate.

(k)  Death of Non-Employee Director.    In the event (i) a Non-Employee Director’s Continuous Service terminates as a result of the Non-Employee Director’s death or (ii) the Non-Employee Director dies within the three-month period after the termination of the Non-Employee Director’s Continuous Service for a reason other than death, then the Non-Employee Director Option may be exercised (to the extent the Non-Employee Director was entitled to exercise the Non-Employee Director Option as of the date of death) by the Non-Employee Director’s estate, by a person who acquired the right to exercise the Non-Employee Director Option by bequest or inheritance or by a person designated to exercise the Non-Employee Director Option upon the Non-Employee Director’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death or (2) the expiration of the term of such Non-Employee Director Option as set forth in the Non-Employee Director Option Agreement. If, after death, the Non-Employee Director Option is not exercised within the time specified herein, the Non-Employee Director Option shall terminate.

8.    PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)  Stock Bonus Awards.    Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.    A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii)  Vesting.    Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii)  Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

(iv)  Transferability.    Rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b)  Restricted Stock Awards.    Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include

(through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Purchase Price.    The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii)  Consideration.    The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii)  Vesting.    Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv)  Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

(v)  Transferability.    Rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

9.    COVENANTS OF THE COMPANY.

(a)  Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)  Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.    USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.    MISCELLANEOUS.

(a)  Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)  Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c)  No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, as applicable, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)  Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)  Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)  Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

12.    ADJUSTMENTS UPON CHANGES IN STOCK.

(a)  Capitalization Adjustments.    If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and the maximum number of securities subject to the Plan pursuant to subsection 4(a), the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the number of securities to be awarded pursuant to subsections 7(a) and 7(b), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)  Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(c)  Asset Sale, Merger, Consolidation or Reverse Merger.    In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 12(c) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

13.    AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a)  Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b)  Stockholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)  Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)  No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e)  Amendment of Stock Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.    TERMINATION OR SUSPENSION OF THE PLAN.

(a)  Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.    CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

ANNEX G

CHARTER OF THE AUDIT COMMITTEE

Purpose and Policy

The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Committee shall report to the Board of Directors from time to time as it deems appropriate or whenever it shall be called upon to do so. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Audit Committee, the outside auditors, and the Company’s financial management.

Composition and Organization

The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq national market and applicable by law to Audit Committee members. To the extent mandated by the requirements of the Nasdaq National Market, at least one member of the Audit Committee shall be a “financial expert” within the meaning of such requirements and shall chair the Committee.

Authority

The Audit Committee shall have full access to all books, records, facilities and personnel of the Company that it deems necessary to discharge its responsibilities hereunder. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary in the performance of its duties. The Audit Committee shall have authority to request that any of the Company’s personnel, including its inside counsel, or its outside counsel, outside auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants as the Committee deems necessary to discharge its responsibilities.

Responsibilities

The primary responsibility of the Audit Committee shall be to oversee the Company’s financial reporting process (including the outside auditors) on behalf of the Board and to report the results of these activities to the Board. It shall be the responsibility of management to prepare the financial statements and the responsibility of the outside auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements are complete and accurate or conform to generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible to address changing circumstances most effectively. The Committee shall be charged with the following functions and processes, with the understanding, however, that the Committee may supplement or deviate from these activities as appropriate under the circumstances:

1.    To evaluate the performance of the Company’s outside auditors, to consider their qualifications, and to determine whether to retain them for the ensuing year, which retention may be subject only to ratification by the Company’s stockholders.

2.    To engage, on its behalf, the Company’s outside auditors and to approve the scope of and plans for the audit, the adequacy of staffing, and the compensation to be paid to the auditors.

3.    To review and approve the retention of the Company’s outside auditors to perform any proposed permissible non-audit services, authority for which may be delegated to one or more Committee members, provided that all approvals of non-audit services pursuant to this delegated authority be presented to the full Committee at its next meeting.

4.    To monitor the rotation of the outside audit partner with primary responsibility for the audit and the outside audit partner responsible for review of the audit as required by applicable law.

5.    To assess and oversee the independence of the auditors and, at least annually, to review written statements from the outside auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1 and discuss with the auditors any disclosed relationships.

6.    To review, the financial statements to be included in the Company’s Annual Report on Form 10-K, to discuss with the outside auditors and management, as appropriate, the results of the annual audit, including the adequacy of the disclosures in the financial statements and all matters required to be communicated to the Committee by the outside auditors under Statement on Auditing Standards No. 61, and to evaluate the cooperation received by the outside auditors during their audit examination.

7.    To discuss with management and the outside auditors the results of the auditors’ review of the Company’s quarterly financial statements and all matters required to be communicated to the Committee by the outside auditors under Statement on Auditing Standards No. 61. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

8.    To discuss with management and the outside auditors, as appropriate, the Company’s disclosures contained in earnings press releases and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

9.    To review with management and the outside auditors major issues that arise regarding accounting principles and financial statement presentations and any material reporting issues and judgments.

10.    To review and discuss with management and the outside auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management.

11.    To review with the outside auditors any management letter provided by the auditors and management’s response, if any, to such letter and to discuss with the outside auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of financial reporting controls in effect (including any special audit steps taken in the event of material control deficiencies).

12.    To resolve any conflicts or disagreements between management and the outside auditors regarding financial reporting, accounting practices or policies.

13.    Periodically, to meet in separate sessions with the outside auditors and senior management to discuss any matters that the Audit Committee, the outside auditors or senior management believe should be discussed privately with the Audit Committee.

14.    To consider and review with management, the outside auditors, inside or outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies or published reports that raise material issues regarding the Company’s financial statements and accounting policies.

15.    To cause procedures to be established for the receipt, retention and treatment by the Company of complaints received by it regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.    To investigate any matter brought to the attention of the Audit Committee within the scope of its duties if, in the judgment of the Audit Committee, such investigation is necessary or appropriate.

17.    To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18.    To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant’s bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide its officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The registrant maintains liability insurance for its directors and officers. Reference is also made to Section 9.8 of the Fourth Amended and Restated Stockholders’ Agreement filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-31920), indemnifying certain of the registrant’s stockholders, including controlling stockholders, against certain liabilities.

Item 21.    Exhibits and Financial Statements Schedules

(a)  Exhibits

See Exhibit Index immediately following the signature page hereof.

(b)  Financial Statement Schedules

Not applicable.

(c)  Reports, Opinions or Appraisals

The opinions of Needham & Company, Inc. and Lazard Frères & Co. LLC are included as Annex D and Annex E, respectively, to the joint proxy statement/prospectus which constitutes a part of this registration statement.

Item 22.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)  The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(g)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, King County, State of Washington, on this 31th day of March, 2003.

DENDREON CORPORATION

By:	/s/ MITCHELL H. GOLD
Mitchell H. Gold, M.D. Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell H. Gold, M.D. and Martin A. Simonetti, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ MITCHELL H. GOLD, M.D. Mitchell H. Gold, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	March 31, 2003

/s/ CHRISTOPHER S. HENNEY, Ph.D., D.Sc. Christopher S. Henney, Ph.D., D.Sc.	Chairman of the Board of Directors	March 31, 2003

/s/ MARTIN A. SIMONETTI Martin A. Simonetti	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2003

/s/ WILLIAM CROUSE William Crouse	Director	March 31, 2003

/s/ GERARDO CANET Gerardo Canet	Director	March 31, 2003

/s/ BOGDAN DZIURZYNSKI Bogdan Dziurzynski	Director	March 31, 2003

/s/ TIMOTHY HARRIS, PH.D. Timothy Harris, Ph.D.	Director	March 31, 2003

/s/ RUTH KUNATH Ruth Kunath	Director	March 31, 2003

Signature	Title	Date

/s/ RALPH SHAW Ralph Shaw	Director	March 31, 2003

/s/ DAVID L. URDAL, PH.D. David L. Urdal, Ph.D.	Director	March 31, 2003

/s/ DOUGLAS WATSON Douglas Watson	Director	March 31, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated February 24, 2003, by and among Dendreon Corporation, a Delaware corporation, Seahawk Acquisition, Inc., a Delaware corporation, Charger Project LLC, a Delaware limited liability company, and Corvas International, Inc., a Delaware corporation (1)

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	Amended and Restated Bylaws (3)

4.1	Specimen common stock certificate (4)

4.2	Rights Agreement dated as of September 18, 2002 between Dendreon Corporation and Mellon Investor Services LLC (including the exhibits thereto) (5)

4.3	Dendreon Corporation Certificate of Designation of Series A Junior Participating preferred stock (5)

5.1	Opinion of Stoel Rives LLP

8.1	Opinion of Stoel Rives LLP

8.2	Opinion of Cooley Godward LLP

10.1

Form of Lock-up and Voting Agreement, dated as of February 24, 2003, by and between Dendreon Corporation, a Delaware corporation, and certain officers and directors of Corvas International, Inc., a Delaware corporation (1)

10.2

Form of Lock-up and Voting Agreement, dated as of February 24, 2003, by and between Corvas International, Inc., a Delaware corporation, and certain officers and directors of Dendreon Corporation, a Delaware corporation (1)

10.3*	Form of Indemnification Agreement between Corvas International, Inc. and each director and executive officer (6)

10.4*	1991 Incentive and Compensation Plan of Corvas International, Inc., as amended (6) (7)

10.4.1*	Amendment to 1991 Incentive and Compensation Plan of Corvas International, Inc. (8)

10.4.2*	Form of Incentive Stock Option Agreement under the 1991 Incentive and Compensation Plan of Corvas International, Inc. (9)

10.4.3*	Form of Non-Qualified Stock Option Agreement under the 1991 Incentive and Compensation Plan of Corvas International, Inc. (9)

10.5*	2000 Equity Incentive Plan of Corvas International, Inc. (10)

10.5.1*	Amendment to the 2000 Equity Incentive Plan of Corvas International, Inc. (11)

10.5.2*	Form of Stock Option Agreement under the 2000 Equity Incentive Plan of Corvas International, Inc., with certain exhibits (8)

10.6*	2002 Change in Control Executive Severance Benefit Plan of Corvas International, Inc., effective as of March 15, 2002 (13)

10.7

Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hartford Accident and Indemnity Company, dated as of March 28, 1989, as amended on March 23, 1990, May 18, 1990 and May 16, 1991 (6)

10.8

Fourth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hartford Accident and Indemnity Company, dated as of January 21, 1992 (6)

10.9

Fifth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hartford Accident and Indemnity Company, dated as of April 15, 1992, Sixth Lease Amendment dated as of July 16, 1992, Seventh Lease Amendment dated as of January 18, 1993 (14)

Exhibit No.		Description

10.10

Eighth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hartford Accident and Indemnity Company, dated as of July 7, 1995 (15)

10.11

Ninth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hartford Accident and Indemnity Company, dated as of March 15, 1996 (16)

10.12		Tenth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hub Properties Trust, dated as of May 12, 1997 (17)

10.13		Eleventh Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hub Properties Trust, dated as of April 23, 1998 (18)

10.14		Twelfth Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hub Properties Trust, dated as of March 9, 1999 (20)

10.15		Thirteenth Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hub Properties Trust, dated as of June 15, 1999 (21)

10.16		Fourteenth Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between Corvas International, Inc. and Hub Properties Trust, dated as of June 20, 2000 (22)

10.17	†	License and Collaboration Agreement between Corvas International, Inc. and Schering Corporation, dated as of June 11, 1997 (23)

10.18	†	License and Collaboration Agreement between Corvas International, Inc. and Schering-Plough Ltd., dated as of June 11, 1997 (23)

10.19	†	Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., dated as of April 16, 1998 (18)

10.20	†	Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., dated as of December 15, 1998 (20)

10.21	†	Amendment Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., effective as of February 18, 1999 (20)

10.22	††	Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., dated as of April 29, 1999 (24)

10.23		Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., dated as of June 23, 1999 (21)

10.24	†	Second Amendment Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., effective as of June 29, 1999 (21)

10.25		Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., effective as of September 8, 1999 (25)

10.26	†	Third Amendment Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., effective as of December 7, 1999 (12)

10.27		Letter of Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., dated as of March 30, 2000 (26)

10.28	†	Amendment Agreement between Corvas International, Inc. and Schering Corporation and Schering-Plough Ltd., effective as of May 18, 2000 (22)

23.1		Consent of Ernst & Young LLP, Independent Auditors

23.2		Consent of KPMG LLP, Independent Auditors

23.3		Consent of Stoel Rives LLP (See Exhibits 5.1 and 8.1)

23.4		Consent of Cooley Godward LLP (See Exhibit 8.2)

Exhibit No.	Description

23.5	Consent of Needham & Company, Inc. (See Exhibit 99.3)

23.6	Consent of Lazard Frères & Co. LLC (See Exhibit 99.4)

24.1	Power of Attorney (Set forth on signature page)

99.1	Proxy Card for use in connection with the Annual Meeting of Stockholders of Dendreon Corporation

99.2	Proxy Card for use in connection with the Special Meeting of Stockholders of Corvas International, Inc.

99.3	Opinion of Needham & Company, Inc. (27)

99.4	Opinion of Lazard Frères & Co. LLC (28)

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on February 25, 2003.
(2)	Incorporated by reference to the registrant’s Form 10-Q for the quarter ended March 31, 2002, as filed on May 14, 2002.
(3)	Incorporated by reference to Registration Statement on Form S-1 (No. 333-31920), of the registrant, as filed on March 8, 2000.
(4)	Incorporated by reference to Registration Statement on Form S-1/A (No. 333-31920), of the registrant, as filed on May 22, 2000.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on September 25, 2002.
(6)	Incorporated by reference to Registration Statement on Form S-1 (No. 33-44555), as amended, of Corvas International, Inc., as filed on December 31, 1991.
(7)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 of Corvas International, Inc., as filed on August 12, 1996.
(8)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2000 of Corvas International, Inc., as filed on March 30, 2001.
(9)	Incorporated by reference to Registration Statement on Form S-8 (No. 33-45607), as amended, of Corvas International, Inc., as filed on February 10, 1992.
(10)	Incorporated by reference to Registration Statement on Form S-8 (No. 333-41784) of Corvas International, Inc., as filed on July 19, 2000.
(11)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Corvas International, Inc., as filed on March 14, 2003.
(12)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1999, of Corvas International, Inc., as filed on March 30, 2000.
(13)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Corvas International, Inc., as filed on March 29, 2002.
(14)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1992 of Corvas International, Inc., as filed on March 30,1993.
(15)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, of Corvas International, Inc., as filed on November 13, 1995.
(16)	Incorporated by reference to Registration Statement on Form S-1 (No. 333-2644) of Corvas International, Inc., as filed on March 25, 1996.
(17)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997, of Corvas International, Inc., as filed on May 14, 1997.
(18)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1998, of Corvas International, Inc., as filed on May 14, 1998.
(19)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, of Corvas International, Inc., as filed on November 13, 1998.
(20)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 30, 1998, of Corvas International, Inc., as filed on March 30, 1999.
(21)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, of Corvas International, Inc., as filed on August 13, 1999.

(22)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, of Corvas International, Inc., as filed on August 11, 2000.
(23)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, of Corvas International, Inc., as filed on August 13, 1997.
(24)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997, of Corvas International, Inc., as filed on May 17, 1999.
(25)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, of Corvas International, Inc, as filed on November 12, 1999
(26)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2000, of Corvas International, Inc,, as filed on May 12, 2000.
(27)	Attached to the joint proxy statement/prospectus as Annex D and incorporated herein by reference.
(28)	Attached to the joint proxy statement/prospectus as Annex E and incorporated herein by reference.
*	Indicates executive compensation plan or arrangement.
†	Indicates that portions of the exhibit have been granted confidential treatment pursuant to an order granted by the Securities and Exchange Commission.
††	Indicates that confidential treatment has been requested from the Securities and Exchange Commission for portions of the exhibit.